As filed with the Securities and Exchange Commission on July 24, 2009

Registration No.  333-132929

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 8 TO
FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Searchlight Minerals Corp.
(Exact name of registrant as specified in its charter)

Nevada	1000	98-0232244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052
(702) 939-5247

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

 Ian R. McNeil
Chief Executive Officer
2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052
(702) 939-5247

(Name including zip code and telephone number, including area code, of agent for service)

With copies to:

Jeffrey P. Berg, Esq.
Kenneth M.H. Hoff, Esq.
Baker & Hostetler LLP
12100 Wilshire Boulevard
Suite 1500
Los Angeles, California 90025-7120
(310) 820-8800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)
Common stock, $0.001 par value (2)	3,225,645	$3.45	$11,128,475	$341.64

(1)      3,225,645 shares of common stock, par value $0.001 per share, of Searchlight Minerals Corp., a Nevada corporation (the “Company”), are being registered hereunder.  The shares consist of 3,225,645 shares underlying certain of the Company's outstanding common stock purchase warrants.
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act in connection with the Company’s previous filing of Amendment No. 3 to this registration statement on June 15, 2007 (the date on which the shares offered for resale hereunder were first included in the registration statement) with respect to the shares of common stock registered hereunder, based upon the price of $3.45 which was the average of the high and low prices for the Company’s common stock on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (the “OTCBB”) on June 11, 2007, as reported on the website of the Nasdaq Stock Market.
(3)      Computed in accordance with Section 6(b) of the Securities Act as in effect on June 11, 2007.  This amount has already been paid with the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 24, 2009

3,225,645 Shares

SEARCHLIGHT MINERALS CORP.

Common Stock

We are registering 3,225,645 shares of our common stock for sale by our stockholders issuable, from time to time, upon the exercise of outstanding common stock purchase warrants.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from the sale of the shares.  We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus.  The prices at which such selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares.  We will bear all costs, expenses and fees in connection with the registration of the shares.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 for certain risks and uncertainties that you should consider.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SRCH.”  The last reported sale price of our common stock on July 23, 2009 was $1.98 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares.  Except where the context requires otherwise, in this prospectus, the words “Company,” “Searchlight,” “we,” “us” and “our” refer to Searchlight Minerals Corp., a Nevada corporation.

i

SUMMARY

This summary highlights selected information from this prospectus.  It does not contain all of the information that is important to you.  We encourage you to carefully read this entire prospectus and the documents to which we refer you.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

Exploration Stage Company.  We are an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. We hold interests in two mineral projects, our Clarksdale Slag Project and Searchlight Gold Project. Our business is presently focused on our two mineral projects in which we hold interests:

•
the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and

•	the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.

Clarkdale Slag Project.  The Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona.  Metallurgical testing and project development on the Clarkdale Slag Project have been ongoing since 2005, initially under the direction of the prior owners, thereafter with our participation in a joint venture with the prior owners in 2005, and currently solely by us since we acquired 100% of the Clarkdale Slag Project in 2007.

Since our acquisition of 100% of the Clarkdale Slag Project in 2007, we have devoted considerable effort designing and engineering our first production module, which included finalizing the production flow sheet, sourcing and purchasing equipment as well as refurbishing the module building and constructing the electrowinning building.  The module and electrowinning buildings house the first production module, which has been designed to allow for the grinding, leaching, filtering and extraction of precious and base metals from the slag material and is expected to process between 100 and 250 tons of slag material per day.  During 2008, we completed the refurbishing and construction of the module and electrowinning buildings, respectively, and we installed all the necessary equipment in the two buildings for the operation of the first production module.  In the first two quarters of 2009, we have been executing our plan of operation on the Clarkdale Slag Project, which includes the start-up and operation of the first production module, in an effort to achieve consistent levels of gold and silver extraction that would support the economic feasibility of a commercial production facility.

Searchlight Gold Project.  The Searchlight Gold Project involves exploration for precious metals on mining claims near Searchlight, Nevada.  We have been engaged in an exploration program on our Searchlight Gold Project since 2005.  Our Searchlight Claims are comprised of non-patented placer mining claims located on federal land administered by the United States Bureau of Land Management (“BLM”).  Drilling and mining activities on the Searchlight Claims must be carried out in accordance with a Plan of Operations or permit issued by the BLM.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim.  We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued an order (the “BLM Order”) for “Immediate Suspension of All Activities” notice on May 12, 2006 against Mr. Matheson and certain of his affiliates with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project.  The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations.  The BLM Order effectively covered all projects tied to Mr. Matheson.

As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property.  However, we have anticipated that regulatory and other delays would take place, which are typical in our industry.  We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process.  In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

After a series of correspondence between us and the BLM, we received a letter from the BLM advising us that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby “Areas of Critical Environmental Concern” (ACEC); and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.  We have submitted a new Plan of Operations to the BLM, taking into account the Desert Tortoise issue.  In our Plan of Operations, we have requested permission to drill eighteen drill holes on the project area.

There is no regulatory time frame for the BLM to review our Plan of Operations.  We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months.  Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Whether we obtain an approved Notice of Intent or Plan of Operations, our work on the project site will be limited to the scope within the Notice of Intent or Plan of Operations.  However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time.  To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations.  However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval.  Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM.  Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project.  If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

We have not been profitable since inception and there is no assurance that we will develop profitable operations in the future.  Our net loss for the three months ended March 31, 2009 and 2008 was $980,055 and $592,696, respectively.  Our net loss for the years ended December 31, 2008, 2007 and 2006 was $3,128,386, $2,221,818 and $2,540,978, respectively.  As of March 31, 2009, we had an accumulated deficit of $14,336,537.  As of December 31, 2008, we had an accumulated deficit of $13,356,482.  We cannot assure you that we will have profitable operations in the future.

Corporate Information.  Our principal executive offices are located at 2441 W. Horizon Ridge Pkwy., Suite 120, Henderson, Nevada, 89052.  Our telephone number is (702) 939-5247.  Our Internet address is www.searchlightminerals.com.  Through a link on the “Recent Filings” section of our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”): our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.  All such filings are available free of charge.  Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

Securities offered by the selling stockholders	3,225,645 shares of common stock (1)

Common stock outstanding as of July 23, 2009	106,468,637 shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders.  We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus.  We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.  There is no assurance that any of the warrants will ever be exercised for cash, if at all.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment.  Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5.

OTC Bulletin Board Symbol	SRCH

(1)	Consists of 3,225,645 shares of our common stock issuable upon the exercise of our outstanding common stock purchase warrants.

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.  The historical results are not necessarily indicative of results to be expected for any future periods:

Statements of Operations Data:	Three Months Ended March 31		Years Ended December 31

	2009 (Unaudited)	2008 (Unaudited)	2008	2007	2006

Sales	$0	$0	$0	$0	$0
Operating expenses	$1,572,226	$1,063,035	$5,141,957	$3,650,734	$3,736,079
Loss from operations	$(1,572,226)	$(1,063,035)	$(5,141,957)	$(3,650,734)	$(3,736,079)
Net loss attributable to common stockholders	$(980,055)	$(592,696)	$(3,128,386)	$(2,221,818)	$(2,540,978)
Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)	$(0.04)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	106,268,024	101,430,625	104,338,284	88,942,414	62,075,707

Balance Sheet Data:	March 31, 2009 (Unaudited)	December 31, 2008	December 31, 2007

Current assets	$4,896,884	$7,307,005	$12,200,133
Current liabilities	$1,121,791	$1,421,075	$1,094,697
Long-term liabilities, less current portion	$51,815,995	$52,454,426	$52,837,505
Stockholders’ equity	$112,794,236	$113,604,132	$106,200,676

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The forward-looking statements are contained principally in, but not limited to, the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  The risks and uncertainties described below are not the only ones we face.  New factors emerge from time to time, and it is not possible for us to predict which will arise.  There may be additional risks not presently known to us or that we currently believe are immaterial to our business.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.  Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates.  However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares.  We have not independently verified market and industry data from third-party sources.  In addition, consumption patterns and customer preferences can and do change.  As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

RISK FACTORS

An investment in our common stock is very risky.  Our financial condition is unsound.  You should not invest in our common stock unless you can afford to lose your entire investment.  You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision.  If an active market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.  You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Relating to Our Business

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities if we do not obtain additional financing, and our business will fail.

We were incorporated on January 12, 1999 and initially were engaged in the business of biotechnology research and development.  In February, 2005, we changed our business to mineral exploration.  We have a limited history upon which we may make an evaluation of the future success or failure of our current business plan.

We have a history of operating losses and have an accumulated deficit.  Our net loss for the three months ended March 31, 2009 and 2008 was $980,055 and $592,696, respectively.  We recorded a net loss of $3,128,386, $2,221,818 and $2,540,978 for the years ended December 31, 2008, 2007 and 2006, respectively, and have incurred cumulative net losses from operations of $14,336,537, $13,356,482, $10,228,096 and $8,006,278, as of March 31, 2009, December 31, 2008, 2007 and 2006, respectively.  In addition, we had cash reserves of approximately $2,850,000, $7,055,591 and $12,007,344 at June 30, 2009, December 31, 2008 and 2007, respectively.  We have not commenced our proposed mineral processing and mining operations and are still in the exploration stages of our proposed operations.  Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation.  Our ability to achieve and maintain profitability and positive cash flow will be dependent upon, among other things:

•	our ability to locate a profitable mineral property;

•	positive results from our feasibility studies on the Searchlight Gold Project and the Clarkdale Slag Project;

•	positive results from the operation of our initial test module on the Clarkdale Slag Project; and

•	our ability to generate revenues.

We may not generate sufficient revenues from our proposed business plan in the future to achieve profitable operations.  If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion plans.  In addition, our losses may increase in the future as we expand our business plan.  These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity.  If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

Our plan of operation calls for significant expenses in connection with the development of the Clarkdale Slag Project and the exploration of the Searchlight Gold Project.  Over the next twelve months, our management anticipates that the minimum cash requirements for funding our proposed exploration and development program and our continued operations will be approximately $5,300,000.  As of June 30, 2009, we had cash reserves in the amount of approximately $2,850,000.

This amount is substantially less than the total expenditures that we have budgeted for the next 12 months by approximately $2,450,000.  We estimate that our current financial resources are sufficient to allow us to meet the anticipated costs of our exploration and development programs for the remaining two quarters of our 2009 fiscal year.  However, if actual costs are greater than we have anticipated, we will require additional financing in order to fund our exploration and development plans for 2009.  We do not currently have any financing arrangements in place, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Obtaining additional financing is subject to a number of factors, including the market prices for the mineral property and base and precious metals.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.  If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations.  We cannot assure you that additional financing will be available on terms favorable to us, or at all.  The failure to obtain such a financing would have a material, adverse effect on our business, results of operations and financial condition.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of current stockholders will be reduced and these securities may have rights and preferences superior to that of current stockholders.  If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

For these reasons, the report of our auditor accompanying our financial statements filed herewith includes a statement that these factors raise substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

Actual capital costs, operating costs, production and economic returns may differ significantly from our estimates and there are no assurances that any future development activities will result in profitable mining operations.

We are an exploration stage company and are still in the process of exploring and developing our mineral projects.  We do not have any historical mineral operations upon which to base our estimates of costs.  Decisions about the development of our mineral properties will ultimately be based upon feasibility studies.  Feasibility studies derive cost estimates based primarily upon:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of gold and other metals from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated weather/climate conditions.

To date, we have only conducted an internal pre-feasibility study of the Clarkdale Slag Project.  In particular:

•	we have conducted limited amounts of drilling at the site;

•	process testing has been limited to smaller scale pilot plants and bench scale testing;

•	our mine plans, slag processing concepts, metallurgical flow sheets and estimated recoveries are still in development stages; and

•	actual metallurgical recoveries may fail to meet preliminary estimates when scaled up from pilot plant scale to production scale.

We incurred delays during the construction of our production module, including delays in receiving large pieces of equipment from manufacturers, engineering related delays due to the complexity of installing the production module equipment in a World War I era module building and the decision to construct a separate building to house the electrowinning equipment after it was determined that the electrowinning equipment would not adequately fit in the module building.  Consequently, the construction timeline for completing the production module was extended by approximately twelve months from what we originally anticipated and there was an approximately 55% increase in costs from what we had originally projected.

In order to demonstrate the large scale viability of the project, we will need to complete final feasibility studies that address the economic viability of the project.  Capital and operating costs, production and economic returns, and other estimates contained in our final feasibility studies may differ significantly from our current estimates.  There is no assurance that our actual capital and operating costs will not exceed our current estimates.  In addition, delays to construction schedules may negatively impact the net present value and internal rates of return for our mineral properties.  There are no assurances that actual recoveries of base and precious metals or other minerals processed from our mineral projects will be economically feasible or that actual costs will match our pre-feasibility estimates.

Feasibility estimates typically underestimate future capital needs and operating costs.  Our projected operating and capital cost estimates are in preliminary stages and may be subject to significant, upward adjustment based on future events, including the results of any final feasibility study which we may develop.

If the results from our feasibility studies and the production results from the operation of our first test production module are not sufficiently positive for us to proceed with the construction of our processing facility we will have to scale back or abandon our proposed operations on the Clarkdale Slag Project.

We intend to continue development of our production module at the Clarkdale Slag Project site, which is anticipated to consist of a full scale production and processing cycle.  This first production module is expected to be used as a final test of the economic feasibility of the Clarkdale Slag Project.  However, if the results of our pre-feasibility studies on the Clarkdale Slag Project and the production results from the operation of the first production module are not positive, we will have to scale back or abandon our proposed operations of the Clarkdale Slag Project.  There is no assurance that actual recoveries of base and precious metals or other minerals re-processed from the slag pile will be economically feasible.  If metal recoveries are less than projected, then our metal sales will be less than anticipated and may not equal or exceed the cost of mining and recovery.  In such event, we will have difficulty in raising additional capital to maintain operations and that would result in a material adverse effect on our operating results, financial condition and our ability to remain in business.

If we are unable to achieve projected mineral recoveries from our test mining activities at the Clarkdale Slag Project and Searchlight Gold Project, then our financial condition will be adversely affected.

As we have not established any reserves on either our Clarkdale Slag Project or Searchlight Gold Project to date, there is no assurance that actual recoveries of minerals from material mined during test mining activities will equal or exceed our exploration costs on our mineral properties.  To date, we have completed only a limited amount of drilling and sampling on the Clarkdale Slag Project site and the process testing of results has been limited to small pilot plants and bench scale testing.  There is no assurance that if we move to production scale from pilot plant scale that our production results will match pre-feasibility estimates.  If mineral recoveries are less than projected, then our sales of minerals will be less than anticipated and may not equal or exceed the cost of exploration and recovery, in which case our operating results and financial condition will be materially, adversely affected.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no known mineral reserves.  Mineral exploration is highly speculative.  It involves many risks and is often non-productive.  Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

•	costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;

•	availability and costs of financing;

•	ongoing costs of production; and

•	environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Searchlight Gold Project, the success of our drilling and sampling activities on the Clarkdale Slag Project and such other factors as government regulations, including regulations relating to allowable production, exporting of minerals, and environmental protection.  If we do not find a mineral reserve or if we cannot explore the mineral reserve, either because we cannot obtain an approved Plan of Operations, do not have the money to do so or because it will not be economically feasible to do so, we will have to cease operations.

Our rights under the Searchlight Claims may be difficult to retain and may not apply to all metals and minerals located on the Searchlight property.

Our rights in the 20 placer mineral claims with respect to a contiguous, approximately 3,200-acre site located (the “Searchlight Claims”) on Federal land administered by the BLM near Searchlight, Nevada are the subject of unpatented mining claims (mining claims to which the deeds from the U.S. Government have not been received) made under the General Mining Law of 1872.  The Searchlight Claims were assigned to us in June 2008 by the original locators (those persons who locate, or are entitled to locate, land or mining claims, and fix the boundaries of land claims) of such claims under an Option Agreement for the Searchlight Claims.  Legal title to the Searchlight property is held by the United States and there are numerous conditions that must be met for a mining claimant to obtain and retain legal rights in the land and minerals claimed.  Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims.  These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record.  Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable metals, such as precious and base metals, that are in placer form (mineral which has been separated from its host rock by natural processes).  We also are allowed to use the surface of the land solely for purposes related to mining and processing the metal-bearing ores.  However, legal ownership of the land remains with the United States.  Placer mining claims (ground with defined boundaries that contains metals in the earth, sand, or gravel, and is not fixed in the rock) are not sufficient to claim lode mineralization (a deposit in consolidated rock as opposed to a placer deposit), and any metals in veins or in bedrock need to be separately claimed by lode claims.  Therefore, we may not have legal rights with respect to any lode deposits within the property that is the subject of the Searchlight Claims.

In order for us to assert a valid right in the 160 acre Searchlight Claims which we acquired in June 2008, there must have been a discovery with respect to the Searchlight Claims prior to their transfer.  The concept of the validity of the “discovery” of a mining claim is a legal standard.  Generally, the BLM considers a discovery to be the identification of adequate amounts of minerals such that a reasonable person would seek to develop the claim as a commercial enterprise.  Based on the results of our testing and sampling on the properties prior to transfer of title to the related Searchlight Claims to us, we believe that we have a valid basis to assert that we have made a discovery with respect to the claims located on the contiguous property that is the subject of the Searchlight Claims.  Further, we are working to explore the Searchlight property and to evaluate and plan for the development of the Searchlight Claims.  However, if the BLM was to determine that a discovery was not made on any of the 20 (160 acre) association placer claims (a placer location made by an association of persons in one location covering up to 160 acres) before any of such claims were conveyed by the related group of locators of a particular claim to us, any of such claims could implode to a 20-acre parcel surrounding the point of discovery and potentially result in the loss of our rights in the surrounding 140 acres of the particular claim.  Further, placer mining claims ultimately are required to have discovery on each 10-acre portion in order to be considered valid in their entirety.  Therefore, if the BLM was to determine that a discovery was not made on any of the 10-acre portions of the association placer claims before any of such claims were conveyed to us, any of such claims could implode to a 10-acre parcel and potentially result in the loss of our rights in the surrounding 150 acres of the particular claim.  At this time, there are no adversarial proceedings by the BLM to challenge any of the 20 association placer claims.  However, there can be no assurances that the BLM will not successfully challenge these claims in the future, which could have a material adverse effect on the Searchlight Project and our operations.

During the second quarter of 2008, we “double staked” the Searchlight property by filing, with the BLM and the Clark County, Nevada Recorder, 142 new and separate 20-acre placer claims overtop of the twenty existing 160-acre claims.  We were only able to “double stake” 2,840 acres out of the 3,200 acre site due to various regulatory restrictions on staking of certain of the smaller land parcels on the site.  We have maintained the twenty prior 160-acre claims to provide us with a basis to retain the priority of and defend our existing 160-acre mining claims.  However, we are subject to the risk that when we, a single entity, acquire title to association placer claims from an association of prior, multiple locators, there could be potential problems for us in the future:

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First, the validity of the association of the prior locators could always be challenged by the BLM if the BLM believed that the association was not properly assembled or if there were any “dummy locators” (place-holder locators who did not contribute to the association).  A “properly assembled” placer association is comprised of 2–8 individuals or companies who each may claim 20 acres and each owns a full interest in the claim.  The individuals may not be employees of one of the companies.  These individuals and/or entities must be involved actively in the business of developing the claim.  Use of an uninvolved individual or entity as a locator for the purpose of acquiring additional acreage may constitute fraud, and the entire claim could be declared void.  A “dummy locator” is an individual or entity who is not actively involved with the development of the claims, and whose name has been used for the purpose of acquiring additional acreage.  The action of using dummy locator(s) may constitute fraud, and under existing laws, the claim located by use of dummy locator(s) can be declared void from its inception.

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Second, if there was deemed to be a discovery on any 160-acre claim following the transfer to us, the claims could implode to a 20-acre parcel surrounding the point of discovery of each claim and potentially leave the surrounding 140 acres unavailable for re-staking, and potentially to a 10-acre parcel and leave the surrounding 150 acres unavailable for re-staking.

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Third, the location of the 20-acre claims may cause an implied abandonment of the older claims.  Should a problem occur in the future with the 160-acre claims, we could revert to the 20-acre or 10-acre claims, if necessary.  Also, we will incur additional costs because we have to maintain two sets of claims.

We believe that “double staking” the property enhances our existing claims because “double staking” with 20-acre claims provides a more secure basis for asserting our claim rights than our existing 160-acre claims because they were located and are held solely by us, as a single entity and not as an association of two or more entities.  Holding 20-acre claims as a single entity reduces the likelihood that the BLM will challenge the validity of the claims based on the existence of “dummy locators.”  If the BLM challenges the validity of the 160-acre claims or we are forced to abandon such claims, we would revert to the 20-acre claims covering only the 2,840 acres.  Any regulatory permits that we have applied or may apply for (i.e., drilling, and mining) would have to be conducted within the related 2,840 acres.  However, if the BLM was to determine that a discovery was not made on any of the 10-acre portions of the 20-acre association placer claims, any of such claims could implode to a 10-acre parcel and potentially result in the loss of our rights in the adjoining 10 acres of the particular claim.

Further, we are required to make annual rental payments to the Federal government in connection with our claims.  If we fail to make our required payments in the future, the related claims would be void.

In addition, the BLM has been excluding significant amounts of land in southern Nevada from mining and development over the past few decades.  The BLM has designated this excluded land as “Areas of Critical Environmental Concern (ACECs).”  Any person that wishes to stake mining claims would not be able to do so in these affected areas.  However, if a person already owns valid claims before the land is designated as an ACEC, the claimant would have those claims grandfathered in.  In the case of the Searchlight Claims, the Searchlight Project has not been designated as an ACEC and our 160-acre claims were originally located between 1990 and 2003.  The BLM has advised us, however, that due to the proximity of our claims to an ACEC we would be required to file a Plan of Operations for our desired drilling program.  We do not believe these added requirements will have a material adverse impact on our Plan of Operations for the Searchlight Gold Project.  However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time.  If the BLM decides in the future to designate the Searchlight Project site as an ACEC, and also challenges our 160-acre claims, we would have to rely on our “double staked” claims to preserve the Searchlight Claims.  Although we believe that, in such event, our “double staked” claims would survive a challenge by the BLM, there can be no assurances to that effect and the successful challenge of some or all of the Searchlight Claims would have a material adverse effect on the Searchlight Project and our operations.

We do not currently have a government approved Plan of Operations for our Searchlight Gold Project, and if we are not able to obtain an approved Plan of Operations, we will not be able to fulfill our business plan with respect to the Searchlight Gold Project.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim.  We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us.  Although we did not acquire the Searchlight Claims with a written agreement to purchase the Plan of Operations, the prior owners verbally agreed to cooperate with us in attempting to transfer their Plan of Operations into our name.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued the BLM Order for “Immediate Suspension of All Activities” notice on May 12, 2006 against Mr. Matheson and certain of his affiliates (Pass Minerals, Inc., Kiminco, Inc. and Pilot Plant Inc., which also were prior Searchlight Claim owners and are our stockholders) with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project.  The dispute between the BLM and Mr. Matheson arose due to the BLM’s determination that Mr. Matheson and his affiliates had engaged in willful mineral trespass for the unauthorized removal of sand and gravel from public lands by Mr. Matheson and his affiliates or their predecessors.  The BLM had demanded payment of approximately $2,530,000 for the willful trespass.  After failure by Mr. Matheson and his affiliates to pay the amount, the BLM issued the BLM Order.  The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations.  An appeal by Mr. Matheson of the BLM Order with the Interior Board of Land Appeals affirmed the BLM’s decision, keeping the BLM Order in effect.  The BLM Order effectively covered all projects tied to Mr. Matheson.

As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property.  However, we have anticipated that regulatory and other delays would take place, which are typical in our industry.  We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process.  In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

In the third quarter of 2008, we submitted a Plan of Operations to the BLM in our name, substantially similar to the original Plan of Operations, which included a request to drill eighteen holes on the project area and to mine a 36-acre mining pit.  On August 27, 2008, the BLM responded, in part, by advising that the previous bond that we posted of $180,500 for the previous Plan of Operations would not be transferrable to the new one and that a new bond would have to be posted.  At the time, we considered the recovery of the reclamation bond to be uncertain and, therefore, we have established a full allowance against the reclamation bond with the offsetting expense to project exploration costs.  Based on continued discussions with the BLM, we may be able to recover the bond upon request, however, we have not chosen to make such a request at this time.

In September 2008, we decided that we would only continue to pursue the permits to drill on the project area and forgo the 36-acre pit until a later date since we believed that by keeping the pit area in the Plan of Operations, it might delay the BLM’s approval process for our Plan of Operations.  Although the 36-acre pit had been part of the Plan of Operations obtained by the prior owners of the Searchlight Claims, we do not believe that digging and mining a 36-acre pit would be a material aspect of the Plan of Operations at this stage of the Searchlight Gold Project.  Therefore, we decided to remove the 36-acre pit from the Plan of Operations.  Further, by reducing the scope of the permit, we decided that we could submit the application in the form of a Notice of Intent, a shorter and less complex application form than a Plan of Operations.  Consequently, on September 24, 2008, we withdrew the Plan of Operations and submitted a Notice of Intent with the BLM, pursuant to which we sought permission to drill eighteen 500-foot drill holes on the Searchlight project area.

After a series of correspondence between us and the BLM, on December 15, 2008, we received a letter from the BLM advising us that the BLM had closed our Notice of Intent from consideration and that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby ACEC; and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.

On January 13, 2009, we filed a Notice of Appeal of the BLM’s decision regarding the closing of our Notice of Intent, and, thereafter, submitted a statement of reasons relating to the appeal, which supports our case that we should be allowed to obtain our desired drilling permits through a Notice of Intent, as opposed to a Plan of Operations, even considering the Searchlight Project’s proximity to the ACEC.

Although we are still following through with our appeal regarding the closing of our Notice of Intent, we determined that, due to the standard lengthy time required to have a Plan of Operations approved by the BLM and should we be unsuccessful with our appeal, it would be prudent to begin the approval process immediately by filing for our Plan of Operations.  Thus, on March 23, 2009, we submitted a new Plan of Operations to the BLM, taking into account the Desert Tortoise issue.  In our Plan of Operations, we have requested permission to drill eighteen drill holes on the project area.  In the event of the approval of our Plan of Operations, we will be required to post a new reclamation bond with the BLM, which we anticipate will be approximately $16,000.  After a further series of correspondence between us and the BLM, on June 3, 2009, we received a comment letter from the BLM regarding our Plan of Operations, which included requests to clarify issues related to the location of fuels and lubricants being used by us, the location of potential new disturbances in connection with new road construction, a map edit and our materials storage area.  We responded to the BLM’s questions by letter on July 2, 2009.

There is no regulatory time frame for the BLM to review our Plan of Operations.  We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months.  Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Whether we obtain an approved Notice of Intent or Plan of Operations, our work on the project site will be limited to the scope within the Notice of Intent or Plan of Operations.  However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time.  To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations.  However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval.  Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM.  Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project.  If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

If we do not complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011, we may lose our conditional use permit from the Town of Clarkdale with respect to the Clarkdale Slag Project, and we do not currently have sufficient funds to complete construction of the road.  The loss of the permit would have a material adverse effect on the Clarkdale Slag Project and our operations.

In January 2009, we submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road.  The purpose of the road is to provide us with the capability to enhance the flow of industrial traffic to and from the Clarkdale Slag Project.  The construction of the road is required infrastructure improvement under the terms of our conditional use permit with the Town of Clarkdale.  The Town of Clarkdale approved the development agreement on January 9, 2009.

The development agreement provides that its effective date will be the later of (i) 30 days from the approving resolution of the agreement by the Clarkdale Town Council; or (ii) the date on which the Town of Clarkdale obtains a connection dedication from separate property owners who have land that will be utilized in construction of the road; or (iii) the date on which the Town of Clarkdale receives the proper effluent permit.  The Town of Clarkdale has approved the development agreement, and the remaining two contingencies with respect to the effectiveness of the development agreement are beyond our control.

Under the development agreement, we are obligated to complete the development of the road within two years after the effective date of the agreement.  If we do not complete the road within the two year period, we may lose our conditional use permit from the Town of Clarkdale.  Further, as a condition of our developing any of our property that is adjacent to the Clarkdale Slag Project, we will be required to construct additional enhancements to the road.  We will have ten years from the start of construction on the road in which to complete the additional enhancements.  However, we do not currently have any defined plans for the development of the adjacent property.

We estimate that the initial cost of construction of the road will be approximately $3,500,000 and that the cost of the additional enhancements will be approximately $1,200,000.  We will be required to fund the costs of this construction.  Based on the uncertainty of the timing of these contingencies, we have not included these costs in our current operating plans or budgets.  However, we will require additional project financing or other financing in order to fund the construction of the road and the additional enhancements.  There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.  The failure to complete the road and the additional enhancements in a timely manner under the development agreement would have a material adverse effect on the Clarkdale Slag Project and our operations.

The nature of mineral exploration and production activities involves a high degree of risk; we could incur a write-down on our investment in any project.

Exploration for minerals is highly speculative and involves greater risk than many other businesses.  Investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits.  If funding is not available, we may be forced to abandon our operations.

Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology.  Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as:

•	encountering unusual or unexpected formations;

•	environmental pollution;

•	personal injury and flooding;

•	decrease in recoverable reserves due to lower precious and base metal prices; and

•	changing environmental laws and regulations.

If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests on our financial statements.  Further, we may become subject to liability for such hazards, including pollution and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards.  Such a write-down or the payment of such liabilities may have a material adverse effect on our financial position.

Our industry is highly competitive, mineral lands are scarce and we may not be able to obtain quality properties.

In addition to us, many companies and individuals engage in the mining business, including large, established mining companies with substantial capabilities and long earnings records.  There is a limited supply of desirable mineral lands available for claim staking, lease, or acquisition in the United States and other areas where we may conduct exploration activities.  We may be at a competitive disadvantage in acquiring mining properties since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.  Mineral properties in specific areas which may be of interest or of strategic importance to us may be unavailable for exploration or acquisition due to their high cost or they may be controlled by other companies who may not want to sell or option their interests at reasonable prices.  In addition, the Clarkdale slag pile is a finite, depleting asset.  Therefore, the life of the Clarkdale Slag Project will be finite, if it is ever developed to the point of economic feasibility.  Our long-term viability depends upon finding and acquiring new resources from different sites or properties.  There can be no assurances that the Clarkdale Slag Project will become economically viable, and if so, that we will achieve or obtain additional successful economic opportunities.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration.  We will be subject to the laws of the State of Nevada and applicable federal laws as we carry out our exploration program on the Searchlight Gold Project.  We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  Further, the United States Congress is actively considering amendment of the federal mining laws.  Among the amendments being considered are imposition of significant royalties payable to the United States and more stringent environmental and reclamation standards, either of which would increase the cost of operations of mining projects.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater.  Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•	water discharge will have to meet drinking water standards;

•	dust generation will have to be minimal or otherwise remediated;

•	dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•	an assessment of all material to be left on the surface will need to be environmentally benign;

•	ground water will have to be monitored for any potential contaminants;

•	the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and

•	there will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.  We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits.  Reclamation is the process of bringing the land back to its natural state after completion of exploration activities.  Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused.  The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program.  If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

We must comply with complex environmental regulations which are increasing and costly.

Our exploration operations are regulated by both Federal and State environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation.  These regulations will impose operating costs on us.  If the regulatory environment for our operations changes in a manner that increases the costs of compliance and reclamation, then our operating expenses may increase.  This would result in an adverse effect our financial condition and operating results.

Compliance with environmental quality requirements and reclamation laws imposed by Federal, State and local governmental authorities may:

•	require significant capital outlays;

•	materially affect the economics of a given property;

•	cause material changes or delays in our intended activities; and

•	expose us to lawsuits.

These authorities may require us to prepare and present data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment.  The requirements imposed by any such authorities may be costly, time consuming, and may delay operations.  Future legislation and regulations designed to protect the environment, as well as future interpretations of existing laws and regulations, may require substantial increases in equipment and operating costs and delays, interruptions, or a termination of operations.  We cannot accurately predict or estimate the impact of any such future laws or regulations, or future interpretations of existing laws and regulations, on our operations.

Affiliates of our management and principal stockholders have conflicts of interest which may differ from those of ours and yours and we only have one independent board member.

We have ongoing business relationships with affiliates of our management and principal stockholders.  In particular, we have continuing obligations under the agreements under which we acquired the assets relating to our Clarkdale Slag Project.  We remain obligated to pay a royalty which may be generated from the operations of the Clarkdale Slag Project to Nanominerals Corp. (“Nanominerals”), one of our principal stockholders, which is an affiliate of two members of our executive management and board of directors, Carl S. Ager and Ian R. McNeil.  We also have engaged Nanominerals as a paid consultant to provide technical services to us.  In addition, we have a similar royalty arrangement with Verde River Iron Company (“VRIC”), an affiliate of another member of our board of directors, Harry B. Crockett.  Further, one of our board members, Robert D. McDougal, serves as the chief financial officer and a director of Ireland Inc., a publicly traded, mining related company, which is an affiliate of Nanominerals.  For these reasons, Martin B. Oring is the sole independent member of our board of directors.  We had negotiated the revenue sharing agreements with each of Nanominerals and VRIC prior to the time that Messrs. Ager, McNeil and Crockett, as applicable, became board members.  These persons are subject to a fiduciary duty to exercise good faith and integrity in handling our affairs.  However, the existence of these continuing obligations may create a conflict of interest between us and our board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  In addition, Nanominerals’ interest in Ireland Inc. and its other mining related business interests may create a conflict of interest between us and our board members and senior executive management who are affiliates of Nanominerals.  Further, the interests of K. Ian Matheson, one of our principal stockholders (and a former officer and director), in Royal Mines and Minerals Corp., a publicly traded mining company based in Nevada, of which Mr. Matheson is an affiliate, and other mining related business interests may create a conflict of interest between us and Mr. Matheson.

Although our management intends to avoid situations involving conflicts of interest and is subject to a Code of Ethics, there may be situations in which our interests may conflict with the interests of those of our management or their affiliates.  These could include:

•	competing for the time and attention of management;

•	potential interests of management in competing investment ventures; and

•	the lack of independent representation of the interests of the other stockholders in connection with potential disputes or negotiations over ongoing business relationships.

Although we only have one independent director, the Board of Directors has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.  There can be no assurance that the above conflicts will not result in adverse consequences to us and the interests of the other stockholders.

We may suffer adverse consequences as a result of our reliance on outside contractors to conduct our operations.

A significant portion of our operations are currently conducted by outside contractors.  As a result, our operations are subject to a number of risks, some of which are outside our control, including:

•	negotiating agreements with contractors on acceptable terms;

•	the inability to replace a contractor and its operating equipment in the event that either party terminates the agreement;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement with us;

•	interruption of operations in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

•	problems of a contractor with managing its workforce, labor unrest or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our contractors.  The occurrence of one or more of these risks could have a material adverse effect on our business, results of operations and financial condition.

Because our management does not have formal training specific to the technicalities of mineral exploration, there may be a higher risk that our business will fail.

Our executive officers and directors do not have any formal training as geologists or in the technical aspects of management of a mineral exploration company.  With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry.  Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Mineral, and base and precious metal prices are volatile and declines may have an adverse effect on our share price and business plan.

The market price of minerals is extremely volatile and beyond our control.  Basic supply/demand fundamentals generally influence gold prices.  The market dynamics of supply/demand can be heavily influenced by economic policy.  Fluctuating metal prices will have a significant impact on our results of operations and operating cash flow.  Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically and we might not be able to recover our investment in those properties.  The decision and investment necessary to put a mine into production must be made long before the first revenues from production will be received.  Price fluctuations between the time that we make such a decision and the commencement of production can completely change the economics of the mine.  Although it is possible for us to protect against some price fluctuations by entering into derivative contracts (hedging) in certain circumstances, the volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can eliminate.

If the price of base and precious metals declines, our financial condition and ability to obtain future financings will be impaired.

The price of base and precious metals is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of base and precious metals to decrease include the following:

•	sales or leasing of base and precious metals by governments and central banks;

•	a low rate of inflation and a strong U.S. dollar;

•	speculative trading;

•	decreased demand for base and precious metals in industrial, jewelry and investment uses;

•	high supply of base and precious metals from production, disinvestment, scrap and hedging;

•	sales by base and precious metals producers, foreign transactions and other hedging transactions; and

•
devaluing local currencies (relative to base and precious metals prices in U.S. dollars) leading to lower production costs and higher production in certain major base and precious metals producing regions.

Our business is dependent on the price of base and precious metals.  We have not undertaken hedging transactions in order to protect us from a decline in the price of base and precious metals.  A decline in the price of base and precious metals may also decrease our ability to obtain future financings to fund our planned exploration programs.

The restatement of certain of our historical consolidated financial statements may have an adverse effect on us.

We have restated certain items on our consolidated balance sheets and statements of operations.  On our consolidated balance sheets: (i) mineral properties have been restated to include the market value of certain shares issued by us under the terms of our option agreements for the acquisition of the mineral claims making up the Searchlight Gold Project and for the computation of deferred tax liability assumed in the acquisition; and (ii) the Clarkdale Slag Project has been restated to include revision of acquisition costs related to issuance of warrants, consideration of certain terms with respect to future payments that should have been recorded as contingent consideration and related deferred future income tax liability in connection with our acquisition of Transylvania International, Inc. (“Transylvania”).  Our statement of operations for the year ended December 31, 2005, has been restated to reclassify other comprehensive income as discontinued operations and to reflect income tax benefit related to the acquisition accounting for the Searchlight Claims and the Clarkdale Slag Project.  Our statement of operations for the year ended December 31, 2006 has been restated to reclassify foreign currency translation adjustments as general and administrative expenses and to reflect income tax benefit related to the acquisition accounting for Searchlight Claims.  Our consolidated statement of operations for the year ended December 31, 2007, has been restated to reflect the recomputation of the income tax benefit related to net operating losses as a result of changes to the purchase accounting for the Clarkdale Slag Project.  There was no other impact on the results of operations.  Our consolidated statement of operations for the period from inception to December 31, 2007 has been restated to reflect the cumulative totals impacted by the 2005, 2006 and 2007 restated amounts, as well as to reclassify net losses prior to January 1, 2005 as losses from discontinued operations.  Related to these issues, our balance sheets for the periods ended December 31, 2005, 2006 and consolidated balance sheet for 2007 have been restated to reclassify accumulated other comprehensive loss as accumulated deficit during the exploration stage.  Details regarding the restatement and its underlying circumstances are discussed in the Explanatory Notes in Notes 1, 3, 4 and 16 of the Notes to the consolidated financial statements included in this prospectus.  As a result of the events described above, we may become subject to a number of significant risks, which could have an adverse effect on our business, financial condition and results of operations, including: we may be subject to potential civil litigation, including shareholder class action lawsuits and derivative claims made on behalf of us, and regulatory proceedings or actions, the defense of which may require us to devote significant management attention and to incur significant legal expense and which litigation, proceedings or actions, if decided against us, could require us to pay substantial judgments, settlements or other penalties.

We identified material weaknesses in our internal control over financial reporting and concluded that such controls were not effective.  If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results.  We can provide no assurance that we will at all times in the future be able to report that our internal control is effective.

As a registrant under the Exchange Act and a public company, and under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include a management report of our internal controls over financial reporting in our annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  We are required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting.  A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or report a material weakness, we might be subject to regulatory sanction and investors may lose confidence in our financial statements, which may be inaccurate if we fail to remedy such material weakness.

Our independent registered public accounting firm is required to attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Based on the restatements described above, our management concluded that our system of internal control over financial reporting was not effective during the period from March 31, 2005 through September 30, 2008, which resulted in the restatements described above.  Management had identified internal control deficiencies which, in management’s judgment, represented material weakness in internal control over financial reporting.  The control deficiencies generally related to controls over the accounting for complex transactions to ensure such transactions are recorded as necessary to permit preparation of financial statements and disclosure in accordance with generally accepted accounting principles.  Such complex transactions included capital asset acquisitions and accounting for income taxes.  At this time, management has remediated all of our deficiencies in internal controls which, in management’s judgment, represented material weakness in internal control over financial reporting.  We can provide no assurance that we will at all times in the future be able to report that our internal control over financial reporting is effective.  If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Risks Relating to Our Securities

There has been a very limited public trading market for our securities, and the market for our securities may continue to be limited and be sporadic and highly volatile.

There is currently a limited public market for our common stock.  Our common stock is quoted on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (the “OTCBB”).  We cannot assure you that an active market for our shares will be established or maintained in the future.  The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system.  Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so.  In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss.  The market price of our shares, from time to time, may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline.  Securities markets experience significant price and volume fluctuations.  This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially.  Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

•	price and volume fluctuations in the stock markets;

•	changes in our earnings or variations in operating results;

•	any shortfall in revenue or increase in losses from levels expected by securities analysts;

•	changes in regulatory policies or law;

•	operating performance of companies comparable to us; and

•	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for the shares or might otherwise receive than if an active public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common stock without stockholder approval.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder.  In addition, such stock issuances might result in a reduction of the per share book value of our common stock.

We do not currently have an authorized class of preferred stock.  However, we intend to submit a proposal to our stockholders to authorize a class of up 40,000,000 shares of preferred stock, and have filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to that effect.  There can be no assurances that our stockholders will approve the proposed authorization of a class of preferred stock.

The proposed class of preferred stock is commonly known as “blank check” preferred stock.  The preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of our stockholders, would be authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of preferred stock.  Such shares of preferred stock, if and when issued, may have rights, powers and preferences superior to those of our common stock.  Although there are no current plans, commitments or understandings, written or oral, to issue any preferred stock, in the event of any issuances, the holders of common stock will not have any preemptive or similar rights to acquire any preferred stock.

The proposed class of preferred stock could, under certain circumstances, have an anti-takeover effect.  For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of preferred stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us.  The proposed class of preferred stock therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The proposed class of preferred stock may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

Our anti-takeover provisions or provisions of Nevada law could prevent or delay a change in control of us, even if a change of control would benefit our stockholders.

Provisions of our articles of incorporation and bylaws, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control of us, even if a change in control would benefit our stockholders. These provisions:

•
classify our board of directors so that only one-third of the directors are elected each year and require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend these provisions;

•	prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders; and

•
establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings and require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend these provisions,

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain publicly held Nevada corporations.  These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain publicly held Nevada corporations,  such as us, in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part.  These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors.  The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.  Our Bylaws provide that the provisions of the Nevada Revised Statutes, known as the “Control Share Acquisition Statute” apply to the acquisition of a controlling interest in us, irrespective of whether we have 200 or more stockholders of record, or whether at least 100 of our stockholders have addresses in the State of Nevada appearing on our stock ledger.  These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent sale of our securities.

Our common stock is subject to “penny stock” regulations that may affect the liquidity of our common stock.

Our common stock is subject to the rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, for which current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions, definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock if it is subject to the penny stock rules.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares issuable upon the exercise of our outstanding common stock purchase warrants by the selling stockholders pursuant to this prospectus.  We may receive proceeds from the issuance of shares of our common stock upon the exercise of common stock purchase warrants.  These warrants are exercisable at a weighted average exercise price of $2.40 per share.  We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.  These warrants and the exercise of these warrants by the selling stockholders are not being offered under this prospectus; however, the shares of our common stock, issuable upon exercise of these warrants, are being offered under this prospectus by the selling stockholders.

There is no assurance that any of the warrants will ever be exercised for cash, if at all.  If all of these outstanding warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $7,741,548.

SELLING STOCKHOLDERS

Pursuant to various registration rights agreements with the selling stockholders, we have agreed to file with the SEC a registration statement pursuant to the Securities Act covering the resale of our registrable securities owned by such selling stockholders that are subject to the registration rights agreements.  Accordingly, we have filed a registration statement on Form S-1, of which this prospectus forms a part, with respect to the resale of these securities from time to time.  In addition, we agreed in the registration rights agreements with the investors to register securities of ours they hold and to use our best efforts to keep the registration statement effective until the securities they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.  However, these agreements do not include contractual penalty provisions for failure to comply with these registration rights provisions.

All the shares beneficially underlying the warrants owned by the selling stockholders which are being offered for resale by the selling stockholders were acquired in connection with the following private placement transactions:

•
On February 23, 2007, we completed a private placement of 575,000 units of our securities resulting in aggregate gross proceeds of $1,725,000.  Each unit consisted of one share of our common stock and a purchase warrant to purchase one half of one share (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants issued to subscribers of the offering are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $111,100 and warrants (without call provisions) to purchase 12,300 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.

•
On February 23, 2007, we completed a private placement of 4,520,666 units of our securities resulting in aggregate gross proceeds of $13,562,002.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants issued to subscribers of the offering are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $381,990 and warrants (without call provisions) to purchase 90,870 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.

•
On March 22, 2007, we completed a private placement of 2,226,161 units of our securities resulting in gross proceeds of $6,678,483.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants issued to subscribers of the offering are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $525,386 and warrants (without call provisions) to purchase 75,175 shares of common stock at an exercise price of $4.50 per share for a period of two years from the closing of the private placement.

On December 29, 2008, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.

On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

We believe that the distribution of the new warrant certificates in connection with such unilateral modifications will not constitute a “sale” or “offer,” as defined in Section 2(3) of the Securities Act and that no investment decision has been made with respect to such unilateral modifications by the warrant holders.  Further, we believe that such a distribution is exempt from the registration provisions of the Securities Act pursuant to Section 3(a)(9) thereof because the modified warrants will be exchanged with existing warrant holders exclusively, and no commission or other remuneration will be paid or given, directly or indirectly, in connection with such exchange.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act.  Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities.  Subject to the restrictions described in this prospectus, the selling stockholders may offer our securities covered under this prospectus for resale from time to time.  In addition, subject to the restrictions described in this prospectus, the selling stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act.  See “Plan of Distribution.”

The table below presents information, as of July 23, 2009, regarding the selling stockholders and the securities that the selling stockholders (and their pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus.  More specifically, the following table sets forth as to the selling stockholders:

•
the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the selling stockholders’ account under this prospectus; and

•
the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale securities, assuming all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling stockholders.  We do not know when or in what amounts a selling stockholder may offer shares for sale.  Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their securities holdings.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders.  Information covering the selling stockholders may change from time to time and changed information will be presented in a post-effective amendment to this registration statement if and when necessary and required.  Except as described above, based on information provided to us by the selling stockholders and to our knowledge, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

Where applicable, we have indicated in the footnotes to the following table the name and title of the individuals which we have been advised have the power to vote or dispose of the securities listed in the following table.

	Shares Beneficially Owned Before Offering (1)		Number of Shares Being Offered (2)	Shares Beneficially Owned After Offering (1)
Name of Selling Security Holder	Number	Percent		Number	Percent
Andrew Adamson and Jone Panavas	12,792	*	4,264	8,528	*
AGF Canadian Growth Equity (3)	1,052,051	*	236,534	815,517	*
Avonlea Ventures #2 Inc. (4)	392,500	*	50,000	342,500	*
Mark Beychok	95,000	*	47,500	47,500	*
Kenneth L. and Sue A. Brush	122,760	*	17,500	105,260	*
Anthony David Bune	445,000	*	217,000	228,000	*
Bruce Burnam Trust of 1992(5)	150,000	*	50,000	100,000	*
Bush Family Trust (6)	83,000	*	25,000	58,000	*
William D. Corbett	8,167	*	8,167	0	*
Robert Crosbie	1,031,500	*	16,667	1,014,833	*
Crown Growth Partners II, L.P. (7)	122,500	*	122,500	0	*
Leigh S. Curry	21,250	*	5,000	16,250	*
Cutler Family Trust UTD 5/4/89 (8)	75,000	*	25,000	50,000	*
Kenneth G. Dallamora	536,557	*	50,000	486,667	*
D&D Securities Company(9)	1,071,175	*	72,675	998,500	*
Robert Edwards	313,750	*	33,333	280,417	*
EFG Eurofinanciere D'Investissements (10)	45,000	*	15,000	30,000	*
Fred Fialkow	7,500	*	5,000	2,500	*
T. Chen Fong	150,000	*	50,000	100,000	*
Robert M. Franklin	234,500	*	7,167	227,333	*
Gaia Resources Fund (11)	55,000	*	50,000	5,000	*
Galaxy Players Ltd. (12)	189,000	*	33,000	156,000	*
Giso Finance SA (13)	15,000	*	5,000	10,000	*
Gunther Family Trust (14)	411,000	*	100,000	311,000	*
GWL Canadian Resources (15)	262,500	*	59,200	203,600	*
Hebrides II Offshore Fund Ltd. (16)	820,800	*	20,000	800,800	*
Hebrides LP (17)	2,496,000	2.34	80,000	2,416,000	2.27
E. Franklin Hirsch	12,500	*	4,167	8,333	*
Paul R. Hobson	40,000	*	10,000	30,000	*
Robert Hover	3,000	*	2,500	500	*
Howard Rocket Holdings Ltd. (18)	17,000	*	5,000	12,000	*
Iroquois Master Fund Ltd. (19)	62,500	*	62,500	0	*
Sander Jacobs	114,583	*	29,167	85,416	*
Hayes Jackson	15,000	*	5,000	10,000	*
Jennifer Jackson	15,000	*	5,000	10,000	*
Barbara Jaffe TTE Barbara Jaffe Revocable Trust dtd 10/13/97 (20)	275,000	*	50,000	225,000	*
Fred and Lenore Kayne Family Trust Dated March 29, 2004 (21)	1,062,500	*	150,000	912,500	*
Brian W. Lawrence UDT 7/1/99 (22)	2,501,950	2.34	150,000	2,351,950	2.20
Bruce E. Lazier	1,258,500	1.18	35,000	1,223,500	1.15
Anthony C. Lisa II Revocable Trust (23)	52,500	*	17,500	35,000	*
London Life Canadian Resources (24)	153,900	*	37,600	116,300	*
Brenda Mackie	75,000	*	25,000	50,000	*
James Mackie	75,000	*	25,000	50,000	*
Sandra MacNaughton	4,200	*	1,400	2,800	*
Peter McRae	15,000	*	5,000	10,000	*
Midsouth Investor Fund LP (25)	150,000	*	50,000	100,000	*
Jeanelle Mitchell	370,500	*	15,500	355,000	*
Diwan Nesicolaci and Tracey Nesicolaci	25,000	*	8,333	16,777	*

E. Wayne Nordberg	90,000	*	30,000	60,000	*
Jayme Nozzi	3,000	*	2,500	500	*
Martin B. Oring (26)	843,793	*	62,500	781,293	*
Pinetree Resource Partnership (27)	125,000	*	125,000	0	*
James Pledger	5,000	*	2,500	2,500	*
Precious Capital Global Mining & Metals Fund (28)	50,000	*	50,000	0	*
Rahn & Bodner (29)	100,000	*	50,000	50,000	*
Michele I. Reis, Trust of 21 May 1993(30)	37,500	*	12,500	25,000	*
Ralph I. Reis Revocable Trust (31)	37,500	*	12,500	25,000	*
Rosalind M. Reis, Trust of 18 June 1993 (32)	37,500	*	12,500	25,000	*
Christoph Richter	20,000	*	5,000	15,000	*
Detlef Rostock	120,000	*	20,000	100,000	*
Robocheyne Consulting, Ltd. (33)	831,250	*	100,000	731,250	*
S&P Investors, Inc. (34)	66,420	*	36,420	30,000	*
SLP Investments Ltd. (35)	50,000	*	16,667	33,333	*
Cary Schwartz	30,500	*	12,500	18,000	*
Seneca Holdings Limited (36)	150,000	*	50,000	100,000	*
Stephen Sharpe	70,320	*	12,500	57,820	*
Bruce Shpiner	19,500	*	10,000	9,500	*
Signalta Capital Corporation (37)	284,500	*	16,667	267,833	*
Robert and Ellen Snyder	12,000	*	4,000	8,000	*
John H. Staab and Nancy Staab	7,500	*	2,500	5,000	*
Kenneth Sutherland	133,333	*	16,667	116,666	*
Synergy Asset Management Ltd. (38)	140,000	*	20,000	120,000	*
John C. Thompson	150,000	*	50,000	100,000	*
Glen Tobias	1,355,000	1.27	75,000	1,280,000	1.20
T.R.L. Investments Limited (39)	50,250	*	16,750	33,500	*
WES-TEX Drilling Company, L.P. (40)	537,500	*	50,000	487,500	*
Robert Allen White	51,000	*	17,000	34,000	*
Dagmar Wintersteller	120,000	*	20,000	100,000	*
Gregor Wintersteller	300,000	*	50,000	250,000	*
Jeremy A. Wise	7,500	*	2,500	5,000	*
Donald Wohl, TTE Donald Wohl Revocable Trust dtd. 6/8/05 (41)	702,000	*	50,000	652,000	*
Todd Wohl	38,500	*	12,500	26,000	*
Joe Wolfe	105,865	*	50,000	55,865	*
Yendor Investments Ltd. (42)	37,500	*	12,500	25,000	*
Zuri Invest Limited (43)	140,000	*	12,300	127,700	*
1471158 Ontario Ltd. (44)	35,000	*	25,000	10,000	*

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this  prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.  Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices.  Percentage of ownership is based on 106,468,637 shares of common stock outstanding as of the date of July 23, 2009.

(2)
The shares of common stock being offered by the selling stockholders include the number of shares underlying warrants set forth in this column which have an exercise price of $2.40 per share.  The warrants are fully vested and expire on March 1, 2010.

(3)	W.R. Farguharson has power to vote and dispose of the shares that this selling stockholder owns.

(4)	Michael A. Steele has power to vote and dispose of the shares that this selling stockholder owns.

(5)	Bruce Burnam has power to vote and dispose of the shares that this selling stockholder owns.

(6)	Irving M. Bush has power to vote and dispose of the shares that this selling stockholder owns.

(7)	Anthony C. Lisa II has power to vote and dispose of the shares that this selling stockholder owns.

(8)	Burton Cutler has power to vote and dispose of the shares that this selling stockholder owns.

(9)
D&D Securities Company acted as our agent with respect to our March 22, 2007 and September 2, 2005 private placements under Regulation S.  As a commission for the services provided by D&D in connection with the March 22, 2007 private placement, D&D received a cash commission of $526,224 and warrants to purchase 75,175 shares of our common stock at an exercise price of $4.50 per share (and which exercise price was reduced to $2.40 per share on December 29, 2008).  As a commission for the services provided by D&D in connection with the September 2, 2005 private placement, D&D received a commission of $205,250 and 639,000 broker unit warrants exercisable at a price of $0.25 per unit warrant.  Each broker unit consisted of one share of our common stock, one half of one share purchase warrant (with each whole warrant entitling D&D to purchase one additional share for a period of nine months from the closing of private placement at an exercise price equal to $0.625 per share).  Joe Pavao, President of D&D, has power to vote and dispose of the shares that this selling stockholder owns.

(10)	Each of Jean-Claude Gourrut and Philippe Ragaz has power to vote and dispose of the shares that this selling stockholder owns.

(11)	John Coast Sullenger has power to vote and dispose of the shares that this selling stockholder owns.

(12)	Each of Jerry Sapieha and Brian Lawrence has power to vote and dispose of the shares that this selling stockholder owns.

(13)	Each of Leo Frank Docsal and Roland Isler has power to vote and dispose of the shares that this selling stockholder owns.

(14)	Richard S. Gunther has shared power to vote and dispose of the shares that this selling stockholder owns.

(15)	W.R. Farguharson has power to vote and dispose of the shares that this selling stockholder owns.

(16)	Anthony Bune has power to vote and dispose of the shares that this selling stockholder owns.

(17)	Anthony Bune has power to vote and dispose of the shares that this selling stockholder owns.

(18)	Dr. Howard Rocket has power to vote and dispose of the shares that this selling stockholder owns.

(19)	Joshua Silverman has power to vote and dispose of the shares that this selling stockholder owns.

(20)	Barbara Jaffe has power to vote and dispose of the shares that this selling stockholder owns.

(21)	Each of Fred Kayne and Lenore Kayne has power to vote and dispose of the shares that this selling stockholder owns.

(22)	Brian W. Lawrence has power to vote and dispose of the shares that this selling stockholder owns.

(23)	Susan Vissers Lisa has power to vote and dispose of the shares that this selling stockholder owns.

(24)	W.R. Farguharson has power to vote and dispose of the shares that this selling stockholder owns.

(25)	Lyman O. Heidtke has power to vote and dispose of the shares that this selling stockholder owns.

(26)	Mr. Oring is a member of our board of directors. Mr. Oring has been a member of our board of directors since October 6, 2008.

(27)	Larry Goldberg has power to vote and dispose of the shares that this selling stockholder owns.

(28)	Patrick Michaels has power to vote and dispose of the shares that this selling stockholder owns.

(29)	Martin Bidermann has power to vote and dispose of the shares that this selling stockholder owns.

(30)	Michele I. Reis has power to vote and dispose of the shares that this selling stockholder owns.

(31)	Ralph I. Reis has power to vote and dispose of the shares that this selling stockholder owns.

(32)	Rosalind M. Reis has power to vote and dispose of the shares that this selling stockholder owns.

(33)	Each of Martin Cheyne and Robert Rose has power to vote and dispose of the shares that this selling stockholder owns.

(34)
S&P Investors, Inc. acted as our agent with respect to our January 18, 2006 and February 23, 2007 private placements under Regulation D.  As a commission for the services provided by S&P in connection with the January 18, 2006 private placement, S&P received a cash commission of $87,750 and warrants to purchase 390,000 shares of our common stock at a price of $0.65 per share.  As a commission for the services provided by S&P in connection with the February 23, 2007 private placement, S&P received a cash commission of $254,940 and warrants to purchase 36,420 shares of our common stock at an exercise price of $4.50 per share (and which exercise price was reduced to $2.40 per share on December 29, 2008).  Stuart G. Potter has power to vote and dispose of the shares that this selling stockholder owns.

(35)	Stuart G. Potter has power to vote and dispose of the shares that this selling stockholder owns.

(36)	Lord Reay has power to vote and dispose of the shares that this selling stockholder owns.

(37)	Robert M. Franklin has power to vote and dispose of the shares that this selling stockholder owns.

(38)	Majid El Solh has power to vote and dispose of the shares that this selling stockholder owns.

(39)	Richard M. Cooper has power to vote and dispose of the shares that this selling stockholder owns.

(40)	Dewayne Chitwood has power to vote and dispose of the shares that this selling stockholder owns.

(41)	Donald Wohl has power to vote and dispose of the shares that this selling stockholder owns.

(42)	Lisa Sharpe Ruscica has power to vote and dispose of the shares that this selling stockholder owns.

(43)
Zuri Invest Limited acted as our agent with respect to our February 23, 2007 private placement under Regulation S.  As a commission for the services provided by Zuri in connection with the February 23, 2007 private placement, Zuri received a cash commission of $111,100 and warrants to purchase 12,300 shares of our common stock at an exercise price of $4.50 per share (and which exercise price was reduced to $2.40 per share on December 29, 2008).  Andrew Michaels has power to vote and dispose of the shares that this selling stockholder owns.

(44)	Robert Calvent has power to vote and dispose of the shares that this selling stockholder owns.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  There is a limited public trading market for our common stock.  Our common stock is quoted under the symbol “SRCH” on the OTCBB.

The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Each of D&D Securities Company and S&P Investors, Inc., who are selling stockholders, has identified itself to us as a registered broker-dealer, and as a result, each is an underwriter within the meaning of Section 2(a)(11) of the Securities Act in connection with the sale of the shares registered hereunder underlying such warrants.  In addition, Paul R. Hobson, Bruce E. Lazier, Stuart G. Potter and Midsouth Investor Fund LP, who also are selling stockholders, have represented to us that they are affiliates of one or more registered broker-dealers.  Such persons also have represented to us that they purchased the warrants relating to the shares registered hereunder in the ordinary course of business, and at the time of the purchase of such securities, such persons had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.  In addition, Martin B. Oring is a member of our Board of Directors.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCBB under the symbol “SRCH.” Trading in our common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.  The following is a summary of the high and low closing prices of our common stock on the OTCBB during the periods presented, as reported on the website of the NASDAQ Stock Market.  Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions:

	Closing Sale Price
	High	Low
Year Ending December 31, 2009
Second Quarter	$2.75	$1.93
First Quarter	2.80	1.60
Year Ended December 31, 2008
Fourth Quarter	2.45	1.35
Third Quarter	3.00	1.72
Second Quarter	3.30	1.88
First Quarter	4.18	2.25
Year Ended December 31, 2007
Fourth Quarter	3.25	1.65
Third Quarter	3.40	2.60
Second Quarter	4.00	2.80
First Quarter	4.35	3.10

On July 23, 2009, the closing sales price on the OTCBB for the common stock was $1.98, as reported on the website of the NASDAQ Stock Market.  As of July 23, 2009, there were approximately 148 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 106,468,637 outstanding shares of common stock.

DIVIDEND POLICY

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.  There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our articles of incorporation.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2008, with respect to options outstanding and available under our equity compensation plans, other than any employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A (C)
Equity compensation plans approved by security holders	314,593	$1.61	3,685,407
Equity compensation plans not approved by security holders	3,245,700	$0.96	-
TOTAL	3,560,293	$1.02	3,685,407

SELECTED FINANCIAL DATA

The following statements of operations data for fiscal years 2006, and consolidated statement of operations for 2007 and 2008 and consolidated balance sheet data for fiscal years 2007 and 2008 have been derived from our consolidated financial statements and related notes which have been audited by Brown Armstrong, Paulden, McCown, Starbuck, Thornburgh & Keeter Accountancy Corporation for the years ended December 31, 2006, 2007 and 2008, and are included elsewhere in this document.  The statements of operations data for fiscal years 2005 and 2004, and the balance sheet data for fiscal years 2004, 2005 and 2006 have been derived from our financial statements and related notes not included in this prospectus.  The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus:

Statement of Operations Data	Year ended December 31,
	2008		2007		2006		2005			2004
Revenues	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil

Operating Expenses		5,141,957		3,650,734		3,736,079		1,721,777		-

Income tax benefit		1,777,458		1,080,375		1,122,457		399,645		-

Loss from continuing operations		(3,128,386)		(2,221,818)		(2,540,978)		(1,322,132)		-

Gain (loss) from discontinued operations		-		-		-		120,708		(700,444)

Net loss		(3,128,386)		(2,221,818)		(2,540,978)		(1,201,424)		(700,444)

Loss per share - Basic and diluted		-		-		-		-		-

Loss from continuing operations		(0.03)		(0.02)		(0.04)		(0.03)		-

Gain (loss) from discontinued operations		-		-		-		-		(0.01)

Balance Sheet Data	Year Ended December 31,
	2008	2007	2006	2005	2004
Cash	$7,055,591	$12,007,344	$3,684,248	$705,856	$295

Working capital (deficiency)	5,885,930	11,105,436	2,207,177	(472,267)	(1,685,366)

Total assets	167,479,633	160,132,878	12,243,481	4,329,415	1,644

Total liabilities	53,875,501	53,932,202	2,443,637	1,629,063	1,685,661

Total stockholders’ equity (deficit)	113,604,132	106,200,676	9,799,844	2,700,352	(1,684,017)

Long-term debt, including current portion	2,217,847	2,420,660	-	-	-

Selected Quarterly Financial Data			Three Months Ended
	3/31/09		12/31/08		9/30/08		6/30/08		3/31/08		12/31/07

Revenues	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil

Expenses		1,572,226		1,251,140		1,415,440		1,412,342		1,063,035		1,146,603

Loss from operations		(1,572,226)		(1,251,140)		(1,415,440)		(1,412,342)		(1,063,035)		(1,146,603)

Net loss		(980,055)		(765,055)		(910,900)		(859,735)		(592,696)		(801,291)

Basic and diluted loss per share		(0.01)		(0.01)		(0.01)		(0.01)		(0.01)		(0.01)

Selected Quarterly Financial Data			Three Months Ended
	9/30/07		6/30/07		3/31/07		12/31/06		9/30/06		6/30/06

Revenues	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil

Expenses		795,897		986,687		721,547		1,168,423		875,181		1,064,487

Loss from operations		(795,897)		(986,687)		(721,547)		(1,168,423)		(875,181)		(1,064,487)

Net loss		(423,757)		(586,835)		(409,935)		(834,872)		(570,461)		(788,271)

Basic and diluted loss per share		(0.01)		(0.01)		(0.01)		(0.01)		(0.01)		(0.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.  This discussion and analysis may contain forward-looking statements based on assumptions about our future business.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years in the three-year period ended December 31, 2008 and for each of the three-month periods ended March 31, 2009 and 2008.  The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this prospectus.

Executive Overview

We are an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects.  Our business is presently focused on our two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.

Clarkdale Slag Project.  Since our acquisition of 100% of the Clarkdale Slag Project in 2007, we have devoted considerable effort designing and engineering our first production module, which included finalizing the production flow sheet, sourcing and purchasing equipment as well as refurbishing the module building and constructing the electrowinning building.  The module and electrowinning buildings house the first production module, which has been designed to allow for the grinding, leaching, filtering and extraction of precious and base metals from the slag material and is expected to process between 100 and 250 tons of slag material per day.  During 2008, we completed the refurbishing and construction of the module and electrowinning buildings, respectively, and we installed all the necessary equipment in the two buildings for the operation of the first production module.  Also in  2008, we expended approximately $1,000,000 to immediately address Phase II long lead-time items such as grading 12 acres of land, drilling a well and preparing the architecture and engineering drawings for the proposed full-scale production facility.  In the first two quarters of 2009, we have been executing our plan of operation on the Clarkdale Slag Project, which includes the start-up and operation of the first production module, in an effort to achieve consistent levels of gold and silver extraction that would support the economic feasibility of a commercial production facility.

On June 17, 2008, we received a Certificate of Occupancy for the laboratory facilities located within the module building, allowing our chemists to conduct immediate, on-site analyses of leaching results to further optimize the metals extraction process.  On August 8, 2008, we received a Certificate of Occupancy for the module building, allowing us to operate the grinding, leaching, filtering and resin extraction equipment within the module building.  On December 30, 2008, we received a Certificate of Occupancy for the electrowinning building, allowing us to operate the copper and zinc electrowinning equipment within the electrowinning building.

We have completed the construction of the production module for the Clarkdale Slag Project and are now actively engaged in the testing and start-up phase of the project.  Since the start of 2009, the primary emphasis has been placed on the crushing and grinding circuits as well as the leaching and extraction of precious metals (gold and silver).  To date, our internal laboratory testing has reflected consistent levels of extractable precious metals in pregnant leach solutions from the Clarkdale slag material.  We believe that we can improve extraction rates further by optimizing the grind, the chemical characteristics of the leach solutions and the amount of residence time required for maximum grind and leach efficiency.  We have engaged Mountain States R&D International, Inc., an independent engineering firm, to analyze, in accordance with chain-of-custody standards, the internal operating results of the gold circuit, which we believe comprises the majority of the potential value of the entire Clarkdale Slag Project.

We incurred delays during the construction of our production module, including delays in receiving large pieces of equipment from manufacturers, engineering related delays due to the complexity of installing the production module equipment in a World War I era module building and the decision to construct a separate building to house the electrowinning equipment after it was determined that the electrowinning equipment would not adequately fit in the module building.  Consequently, the construction timeline for completing the production module was extended by approximately twelve months from what we originally anticipated and there was an approximately 55% increase in costs from what we had originally projected.

We anticipate that the operation of our production module will allow us to determine the economics of the project and serve as the basis for the final feasibility of the project.  If the feasibility of the project establishes economic viability, we expect to commence construction of a full-scale production facility where we intend to install subsequent modules in parallel where we expect that each subsequent module would be comparable in technology and scale  to the initial production module.  The number of subsequent modules required to attain full-production of 2,000 tons per day will be determined once the initial production module capacity is determined.  The cost of developing our initial production module was approximately $12,000,000.  We do not believe that the construction of subsequent modules will cost as much because: (i) of the knowledge we have developed in the construction of the initial production module, and (ii) any additional modules will be new construction, rather than rehabilitation of an older building.  However, the scope and size of our full-scale production facility, including the number of additional modules, the timing and cost of additional modules and the economies of scale of a production facility, will depend upon a number of factors, including the results of a feasibility study and the availability of funding.  A more thorough economic analysis of the full-scale production facility, including specific capital and operating costs, funding schedules and funding sources, is expected to occur during the feasibility evaluation of the initial production module.  The first stage of the feasibility evaluation began in the second quarter of 2009 when we engaged Mountain States to analyze, in accordance with chain-of-custody standards, the internal operating results of the gold circuit of the Clarkdale Slag Project.

We have budgeted $2,400,000 for our work program on the Clarkdale Slag Project over the next twelve months, which includes the operation of the production module and performing the feasibility study.  A decision on allocating approximately $6,000,000 of additional funds for the Phase II expansion and $4,700,000 to complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011 will be made once the first production module is operational and its results are analyzed.

We expect that there will be significant financing requirements in order to finance the construction of a full-scale production facility, and cannot assure you that such funding will be available at all or on terms that are reasonably acceptable to us.  If the results from our feasibility study and the results from the operation of the production module do not support a basis for us to proceed with the construction of our proposed, full-scale production facility or we cannot obtain funding at all or on terms that are reasonably acceptable to us, we will have to scale back or abandon our proposed operations on the Clarkdale Slag Project.  If management determines, based on any factors, including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

In January 2009, we submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road.  The purpose of the road is to provide us with the capability to enhance the flow of industrial traffic to and from the Clarkdale Slag Project.  The construction of the road is required infrastructure improvement under the terms of our conditional use permit with the Town of Clarkdale.  The Town of Clarkdale approved the development agreement on January 9, 2009.

The development agreement provides that its effective date will be the later of (i) 30 days from the approving resolution of the agreement by the Clarkdale Town Council; or (ii) the date on which the Town of Clarkdale obtains a connection dedication from separate property owners who have land that will be utilized in construction of the road; or (iii) the date on which the Town of Clarkdale receives the proper effluent permit.  The Town of Clarkdale has approved the development agreement, and the remaining two contingencies with respect to the effectiveness of the development agreement are beyond our control.

Under the development agreement, we are obligated to complete the development of the road within two years after the effective date of the agreement.  If we do not complete the road within the two year period, we may lose our conditional use permit from the Town of Clarkdale.  Further, as a condition of our developing any of our property that is adjacent to the Clarkdale Slag Project, we will be required to construct additional enhancements to the road.  We will have ten years from the start of construction on the road in which to complete the additional enhancements.  However, we do not currently have any defined plans for the development of the adjacent property.

We estimate that the initial cost of construction of the road will be approximately $3,500,000 and that the cost of the additional enhancements will be approximately $1,200,000.  We will be required to fund the costs of this construction.  Based on the uncertainty of the timing of these contingencies, we have not included these costs in our current operating plans or budgets.  However, we will require additional project financing or other financing in order to fund the construction of the road and the additional enhancements.  There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.  The failure to complete the road and the additional enhancements in a timely manner under the development agreement would have a material adverse effect on the Clarkdale Slag Project and our operations.

Searchlight Gold Project.  Since 2005, we have maintained an ongoing exploration program on our Searchlight Gold Project and have contracted with Arrakis, Inc. (“Arrakis”), an unaffiliated mining and environmental firm, to perform a number of metallurgical tests on surface and bulk samples taken from the project site under strict chain-of-custody protocols.  In 2007, results from these tests validated the presence of gold on the project site, and identified reliable and consistent metallurgical protocols for the analysis and extraction of gold, such as microwave digestion and autoclave leaching.  Autoclave methods typically carry high capital and operating costs on large scale projects, however, we were encouraged by these results and in the first quarter of 2008, and we approved a continuation of the metallurgical work program with Arrakis.  The goal of this work program is to attempt to further improve upon the extraction grades of gold from samples taken from the project and explore in more detail the potential capital and operating costs of implementing methods, such as autoclave leaching.

During the second quarter of 2008, we “double staked” the Searchlight property by filing, with the BLM and the Clark County, Nevada Recorder, 142 new and separate 20-acre placer claims overtop of the twenty existing 160-acre claims.  We were only able to “double stake” 2,840 acres out of the 3,200 acre site due to various regulatory restrictions on staking of certain of the smaller land parcels on the site.  We have maintained the twenty prior 160-acre claims to provide us with a basis to retain the priority of and defend our existing 160-acre mining claims.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim.  We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us.  Although we did not acquire the Searchlight Claims with a written agreement to purchase the Plan of Operations, the prior owners verbally agreed to cooperate with us in attempting to transfer their Plan of Operations into our name.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued the BLM Order for “Immediate Suspension of All Activities” notice on May 12, 2006 against Mr. Matheson and certain of his affiliates (Pass Minerals, Inc., Kiminco, Inc. and Pilot Plant Inc., which also were prior Searchlight Claim owners and are our stockholders) with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project.  The dispute between the BLM and Mr. Matheson arose due to the BLM’s determination that Mr. Matheson and his affiliates had engaged in willful mineral trespass for the unauthorized removal of sand and gravel from public lands by Mr. Matheson and his affiliates or their predecessors.  The BLM had demanded payment of approximately $2,530,000 for the willful trespass.  After failure by Mr. Matheson and his affiliates to pay the amount, the BLM issued the BLM Order.  The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations.  An appeal by Mr. Matheson of the BLM Order with the Interior Board of Land Appeals affirmed the BLM’s decision, keeping the BLM Order in effect.  The BLM Order effectively covered all projects tied to Mr. Matheson.

As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property.  However, we have anticipated that regulatory and other delays would take place, which are typical in our industry.  We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process.  In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

In the third quarter of 2008, we submitted a Plan of Operations to the BLM in our name, substantially similar to the original Plan of Operations, which included a request to drill eighteen holes on the project area and to mine a 36-acre mining pit.  On August 27, 2008, the BLM responded, in part, by advising that the previous bond that we posted of $180,500 for the previous Plan of Operations would not be transferrable to the new one and that a new bond would have to be posted.  At the time, we considered the recovery of the reclamation bond to be uncertain and, therefore, we have established a full allowance against the reclamation bond with the offsetting expense to project exploration costs.  Based on continued discussions with the BLM, we may be able to recover the bond upon request, however, we have not chosen to make such a request at this time.

In September 2008, we decided that we would only continue to pursue the permits to drill on the project area and forgo the 36-acre pit until a later date since we believed that by keeping the pit area in the Plan of Operations, it might delay the BLM’s approval process for our Plan of Operations.  Although the 36-acre pit had been part of the Plan of Operations obtained by the prior owners of the Searchlight Claims, we do not believe that digging and mining a 36-acre pit would be a material aspect of the Plan of Operations at this stage of the Searchlight Gold Project.  Therefore, we decided to remove the 36-acre pit from the Plan of Operations.  Further, by reducing the scope of the permit, we decided that we could submit the application in the form of a Notice of Intent, a shorter and less complex application form than a Plan of Operations.  Consequently, on September 24, 2008, we withdrew the Plan of Operations and submitted a Notice of Intent with the BLM, pursuant to which we sought permission to drill eighteen 500-foot drill holes on the Searchlight project area.

After a series of correspondence between us and the BLM, on December 15, 2008, we received a letter from the BLM advising us that the BLM had closed our Notice of Intent from consideration and that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby Area of Critical Environmental Concern (ACEC); and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.

On January 13, 2009, we filed a Notice of Appeal of the BLM’s decision regarding the closing of our Notice of Intent, and, thereafter, submitted a statement of reasons relating to the appeal, which supports our case that we should be allowed to obtain our desired drilling permits through a Notice of Intent, as opposed to a Plan of Operations, even considering the Searchlight Project’s proximity to the ACEC.

Although we are still following through with our appeal regarding the closing of our Notice of Intent, we determined that, due to the standard lengthy time required to have a Plan of Operations approved by the BLM and should we be unsuccessful with our appeal, it would be prudent to begin the approval process immediately by filing for our Plan of Operations.  Thus, on March 23, 2009, we submitted a new Plan of Operations to the BLM, taking into account the Desert Tortoise issue.  In our Plan of Operations, we have requested permission to drill eighteen drill holes on the project area.  In the event of the approval of our Plan of Operations, we will be required to post a new reclamation bond with the BLM, which we anticipate will be approximately $16,000.  After a further series of correspondence between us and the BLM, on June 3, 2009, we received a comment letter from the BLM regarding our Plan of Operations, which included requests to clarify issues related to the location of fuels and lubricants being used by us, the location of potential new disturbances in connection with new road construction, a map edit and our materials storage area.  We responded to the BLM’s questions by letter on July 2, 2009.

There is no regulatory time frame for the BLM to review our Plan of Operations.  We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months.  Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Whether we obtain an approved Notice of Intent or Plan of Operations, our work on the project site will be limited to the scope within the Notice of Intent or Plan of Operations.  However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time.  To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations. However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval.  Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM.  Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project.  If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

Further, although our ability to obtain drilling permits has been delayed, we have continued and intend to continue our current metallurgical program with Arrakis.

We have budgeted $200,000 to our twelve month work program for the Searchlight Gold Project.  Our work program is focused on continuing the testing program with Arrakis, including metallurgical tests, bulk sampling, milling, leaching and extraction tests to optimize recovery of precious metals from samples taken from the project and exploring in more detail the potential capital and operating costs of implementing methods, such as autoclave leaching.  We will also focus on our work with the BLM, our consultants and our attorneys to help us obtain approval of the Plan of Operations, containing the necessary permits to execute on our desired drilling program.  The drilling and pre-feasibility program, which we anticipate will include an eighteen-hole drill program, chain-of-custody sampling and assaying of drill hole material, pilot plant tests and a pre-feasibility report, is expected to commence shortly after receiving the BLM’s approval of the Plan of Operations.

Anticipated Cash Requirements

Our plan of operation calls for significant expenses in connection with the development of the Clarkdale Slag Project and the exploration of the Searchlight Gold Project.  Over the next twelve months, our management anticipates that the minimum cash requirements for funding our proposed exploration and development program and our continued operations will be approximately $5,300,000.  At June 30, 2009, we had cash reserves in the amount of approximately $2,850,000.  This amount is substantially less than the total expenditures that we have budgeted for the next 12 months by approximately $2,450,000.  We estimate that our current financial resources are sufficient to allow us to meet the anticipated costs of our exploration and development programs for the remaining two quarters of our 2009 fiscal year.  However, if actual costs are greater than we have anticipated, we will require additional financing in order to fund our exploration and development plans for 2009.  We do not currently have any financing arrangements in place, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Our estimated cash requirements for the next twelve months are as follows:

BUDGET

Administrative Expenses	$1,400,000
Legal and Accounting Expenses	$800,000
Consulting Services	$500,000

SUBTOTAL	$2,700,000

Clarkdale Slag Project
Production Module Operation	$1,900,000
Feasibility Study	$500,000

SUBTOTAL	$2,400,000

Searchlight Gold Project
Metallurgical Testing and Pre-Feasibility Program	$100,000
Permitting	$100,000

SUBTOTAL	$200,000

TOTAL	$5,300,000

Our current twelve month plan also includes anticipated expenditure of approximately $6,000,000 on Phase II of our Clarkdale Slag Project and $4,700,000 to complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011, subject to funding availability.  We will require additional funding to fulfill our entire anticipated plan of operations.  In addition, the actual costs of completing those activities may be greater than anticipated.

If the actual costs are significantly greater than anticipated, if we proceed with our development and exploration activities beyond what we currently have planned, or if we experience unforeseen delays during our activities over the next twelve months, we will need to obtain additional financing.  There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Obtaining additional financing is subject to a number of factors, including the market prices for the mineral property and base and precious metals.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.  If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations.  We cannot assure you that additional financing will be available on terms favorable to us, or at all. The failure to obtain such a financing would have a material, adverse effect on our business, results of operations and financial condition.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of current stockholders will be reduced and these securities may have rights and preferences superior to that of current stockholders.  If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

For these reasons, our financial statements filed herewith include a statement that these factors raise substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

Critical Accounting Policies

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Mineral rights – Costs of acquiring mining properties are capitalized upon acquisition.  Mine development costs incurred either to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property.  Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  Costs of abandoned projects are charged to operations upon abandonment.  The Company evaluates the carrying value of capitalized mining costs and related property and equipment costs, to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  The periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Capitalized interest cost - We capitalize interest cost related to acquisition, development and construction of property and equipment which is designed as integral parts of the manufacturing process.  The capitalized interest is recorded as part of the asset it relates to and will be amortized over the asset’s useful life once production commences.

Exploration costs – Mineral exploration costs are expensed as incurred.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation.  Depreciation is principally provided on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 39 years.  The cost of repairs and maintenance is charged to expense as incurred.  Expenditures for property betterments and renewals are capitalized.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment.  If events and circumstances warrant evaluation, we use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Impairment of long-lived assets – We review and evaluate long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under SFAS No. 144 if events or circumstances indicate that their carrying amount might not be recoverable.  As of March 31, 2009 exploration on these properties is progressing in accordance with our plan of operations and no events or circumstances have happened to indicate the related carrying values of the properties may not be recoverable.  When we determine that SFAS 144 impairment analysis should be done, the analysis will be performed using the rules of EITF 04-03, “Mining Assets: Impairment and Business Combinations.”

Weaknesses in Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining an adequate system of internal control over financial reporting.  Our system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  Our internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets;

•
provide reasonable assurance that our transactions are recorded as necessary to permit preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America, and that our receipts and expenditures are being made only in accordance with authorizations of our management and our directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements.  Further, because of changes in conditions, effectiveness of internal controls over financial reporting may vary over time.  Our system contains self monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

During the fourth quarter of 2008, in the course of preparing for our year end evaluation of effectiveness of our system of internal control over financial reporting based on the framework in Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission, our management concluded that our system of internal control over financial reporting was not effective as of the year ended December 31, 2007 and the three month period ended March 31, 2008, which resulted in the restatements described above.  Although management does not anticipate making any further restatements to the financial statements for the periods ended June 30, 2008 and September 30, 2008, management believes that our weakness in internal controls continued during such periods.

Management has identified internal control deficiencies which resulted in the material restatements described above, which, in management’s judgment, represented material weakness in internal control over financial reporting.  The control deficiencies related to controls over the accounting and disclosure for complex transactions to ensure such transactions were recorded as necessary to permit preparation of financial statements and disclosure in accordance with generally accepted accounting principles.  Specifically, the control deficiency which resulted in the restatements above, which has since been remediated, was management’s failure to consult an outside expert regarding the initial accounting for certain complex transactions.  Such complex transactions included:

•	capital asset acquisitions, and

•	accounting for income taxes.

The internal control deficiencies associated with capital asset acquisitions related to the acquisition accounting method used to record the 2007 acquisition of Transylvania, and the internal control deficiencies associated with accounting for income taxes related to the purchase accounting treatment of the acquisition of the Clarkdale Slag Project, and the resultant computation of future deferred income tax liability assumed.

A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis by us.

Management will continue to evaluate the effectiveness of our internal controls over financial reporting on an ongoing basis, and has taken action and implemented improvements as necessary.

Management has taken steps to remediate these deficiencies in our internal control over financial reporting.  To date, the board of directors has appointed an independent director who will participate in the review our internal controls and who has been appointed to our audit committee.  We also have consulted with a third party financial consultant who has assisted in our restatement regarding our capital acquisition and accounting for income taxes.  Further, management will periodically assess its disclosure controls and procedures.  Management has:

•	completed a review and updated risk assessment of all of our financial controls and procedures;

•	provided additional training of financial staff;

•	purchased additional research materials and services;

•	shortened the financial closing process to allow more time for a thorough review;

•	reviewed and instituted controls for each weakness; and

•	adopted a policy to consult outside experts on complex accounting issues.

Our registered public accounting firm has performed audit procedures and reported on our internal control over financial reporting concurrent with their annual 2008 financial statement audit.  Pursuant to temporary rules of the SEC, which only required a management’s report of internal controls beginning with the 2007 year-end report, our auditors were not required to report on our internal control over financial reporting for the 2007 year end.

In the course of our revised assessment of internal controls over financial reporting, we also re-assessed our disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act.  We have determined that our material weakness in its internal controls over financial reporting was also a weakness in our disclosure controls and procedures, since such weakness related to the disclosure controls which provide us with reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles.

As of December 31, 2008, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our “disclosure controls and procedures,” as such term is defined under Exchange Act Rules 13a-15(e) and 15d-15(e).

Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of December 31, 2008, such disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives and in reaching a reasonable level of assurance our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, our management concluded that our system of internal control over financial reporting was effective as of December 31, 2008.

Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation, an independent registered public accounting firm, has audited the effectiveness of our internal control over financial reporting and has issued a report on our internal control over financial reporting, which is included in their report, which is included herein:

To the Board of Directors and
Stockholders of Searchlight Minerals Corp.

We have audited Searchlight Minerals Corp.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Searchlight Minerals Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying report from management. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Searchlight Minerals Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, including inception cumulative data prospectively from January 1, 2006, stockholders’ equity and cash flows for each of the years ended in the three year period ended December 31 2008 of Searchlight Minerals Corp., and our report dated March 10, 2009 expressed an unqualified opinion.

BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

March 10, 2009
Bakersfield, California

Results of Operations

Three Months Ended March 31, 2009 and 2008

The following table illustrates a summary of our results of operations for the periods listed below:

	Three Months Ended March 31,
	2009	2008
Revenue	$-	$-
Operating Expenses	(1,572,226)	(1,063,035)
Rental Revenue	7,540	9,300
Interest and Dividend Income	5,774	98,360
Interest expense	(694)	(950)
Loss on equipment disposition	(1,542)	-
Income tax benefit	581,093	363,629
Net Loss	$(980,055)	$(592,696)

Revenue.  We are currently in the exploration stage of our business, and have not earned any revenues from our planned mineral operations to date.  We did not generate any revenues from inception in 2000 through the quarter ended March 31, 2009.  We do not anticipate earning revenues from our planned mineral operations until such time as we enter into commercial production of the Clarkdale Slag Project, the Searchlight Gold Project or other mineral properties we may acquire from time to time, and of which there are no assurances.

Operating Expenses.  The major components of our operating expenses are outlined in the table below:

	Three Months Ended March 31,
	2009	2008
Mineral exploration and evaluation expenses	$312,334	$114,518
Mineral exploration and evaluation expenses – related party	90,000	90,000
Administrative – Clarkdale site	232,688	235,140
General and administrative	733,043	591,851
General and administrative – related party	22,202	16,403
Depreciation	181,959	15,123
Total Operating Expenses	$1,572,226	$1,063,035

Operating expenses increased by 47.9% to $1,572,226 during the three month period ended March 31, 2009 from $1,063,035 during the three month period ended March 31, 2008.  Operating expense increased during the three month period ended March 31, 2009 compared to the corresponding period in 2008 primarily as a result of increases in general and administrative expenses, site administrative expenses for increased staffing during construction, increase in depreciation expense, and mineral exploration and evaluation expenses.

General and administrative expenses increased by 23.9% to $733,043 during the three month period ended March 31, 2009 from $591,851 during the three month period ended March 31, 2008.  General and administrative expenses increased primarily as a result of (i) increased professional and administrative expenses associated with the preparation of our 2008 annual report on Form 10-K, the preparation of our registration statement on Form S-1, and legal and accounting fees; (ii) increased expenses related to the administration of the Clarkdale Slag Project site during construction, which are expected to continue as construction progresses; and (iii) increased director compensation due to expansion of our board of directors. We anticipate operating expenses to continue to increase if we grow our business operations.

Included in general and administrative expenses for the three month period ended March 31, 2009 and 2008 were compensation expenses related to the option vesting and option grants of $27,159 and $859, respectively.

On April 30, 2007, we adopted our 2007 Stock Option Plan (the “2007 Plan”). Under the terms of the 2007 Plan, as amended May 8, 2007, options to purchase up to 4,000,000 shares of common stock may be granted to our employees, officers, directors, and eligible consultants under such plan. On June 15, 2007, our stockholders approved the 2007 Plan. As of March 31, 2009, 321,162 options have been granted under the 2007 Plan with an exercise price ranging from $1.45 to $2.74 per share.

In addition, we incurred $22,202 and $16,403 during the three month periods ended March 31, 2009 and 2008, respectively, for general and administrative expenses for accounting support services to Cupit, Milligan, Ogden & Williams, CPAs, an affiliate of Melvin L. Williams, our Chief Financial Officer.  These expenses increased during the three month period ended March 31, 2009 as compared to 2008 as a result of the preparation of our registration statement on Form S-1 and the completion of the first time filing of the Arizona Business Personal Property Statement.  These accounting support services included bookkeeping input for Clarkdale facility, assistance in preparing working papers for quarterly and annual reporting, and preparation of federal and state tax filings. These expenses do not include any fees for Mr. Williams’ time in directly supervising the support staff.  Mr. Williams’ compensation has been provided in the form of salary.  The approximate direct benefit to Mr. Williams was $5,995 and $4,405 of the above Cupit Milligan fees and expenses for the three months ended March 31, 2009 and 2008, respectively.

Mineral exploration and evaluation expenses increased to $312,334 during the three month period ended March 31, 2009 from $114,518 during the three month period ended March 31, 2008.  Mineral exploration and evaluation expenses increased primarily as a result of increased testing activity subsequent to receiving of Certificate of Occupancy for the demonstration module building.

Included in mineral exploration and evaluation expenses were the amounts of $90,000 and $90,000 paid during the three month period ended March 31, 2009 and 2008, respectively, to Nanominerals Corp. (one of our principal stockholders and an affiliate of Ian R. McNeil, our Chief Executive Officer and President and a director, and Carl S. Ager, our Vice President, Secretary and Treasurer and a director) for technical assistance, including providing us with the use of its laboratory, instrumentation, milling equipment and research facilities with respect to our Searchlight Gold Project and Clarkdale Slag Project and financing related activities, including providing assistance to us when potential financiers performed technical due diligence on our projects and made technical presentation to potential investors in connection with the exploration and development of our mineral projects, and reimbursement of expenses provided by Nanominerals in connection with the exploration and development of our mineral projects.

Depreciation expense increased to $181,959 during the three month period ended March 31, 2009 from $15,123 during the three month period ended March 31, 2008.  Depreciation expense increased primarily because a substantial portion of property and equipment that was previously reported as construction in progress was placed in service during the three month period ended March 31, 2009.

For the three month period ended March 31, 2009, we purchased services from two major vendors, Baker & Hostetler LLP, our legal counsel, and Cimetta Engineering, which exceeded more than 10% of total purchases and amounted to approximately $257,519 and $296,754, respectively.  For the three month period ended March 31, 2008, we purchased services from one major vendor, Talson Corporation, which exceeded more than 10% of total purchases and amounted to approximately $319,374.

Other Income and Expenses.  Total other income decreased to $11,078 during the three month period ended March 31, 2009 from $106,710 during the three month period ended March 31, 2008.  The decrease in total other income primarily resulted from a decrease in interest and dividend income. The decrease in interest and dividend income earned was attributable to lower interest rates and lower cash reserves earning interest.

During the three month period ended March 31, 2009, we received incidental rental revenue of $7,540 compared to $9,300 for the same period in 2008 from leases and rentals of our commercial buildings and certain facilities acquired in connection with our acquisition of Transylvania. The property leases consist of: (i) a rental agreement with Clarkdale Arizona Central Railroad for the use of certain facilities at a rate of $1,700 per month; and (ii) a lease of a commercial building space to two tenants at an average rate of $813 per month. The lease arrangements are on a month to month basis with no formal agreements.

Income Tax Benefit.  Income tax benefit increased to $581,093 for the three months period ended March 31, 2009 from $363,629 during the three month period ended March 31, 2008.  The increase in income tax benefit primarily resulted from the increase in exploration stage losses during the three month period ended March 31, 2009 from the three month period ended March 31, 2008.

Net Loss.  The aforementioned factors resulted in a net loss of $980,055, or $0.01 per common share, for the three month period ended March 31, 2009, as compared to a net loss of $592,696, or $0.01 per common share, for the three month period ended March 31, 2008.

As of March 31, 2009 and December 31, 2008, we had cumulative net operating loss carryforwards of approximately $13,902,796 and $12,483,860, respectively for federal income taxes.  The federal net operating loss carryforwards expire between 2025 and 2029.

We had cumulative state net operating losses of approximately $6,387,568 and $5,325,778 as of March 31, 2009 and December 31, 2008, respectively for state income tax purposes.  The state net operating loss carryforwards expire between 2013 and 2015.

Years Ended December 31, 2008, 2007 and 2006

The following table illustrates a summary of our results of operations for the periods set forth below:

	Year Ended December 31,
	2008	2007	2006

Revenue	$-	$-	$-
Operating Expenses	(5,141,957)	(3,650,734)	(3,736,079)
Rental Revenue	35,720	36,410	-
Interest and Dividend Income	203,821	314,331	77,032
Interest Expense	(3,428)	(2,062)	-
Loss on equipment disposition	-	(138)	(4,388)
Income tax benefit	1,777,458	1,080,375	1,122,457
Net Loss	$(3,128,386)	$(2,221,818)	$(2,540,978)

Revenue.  We are currently in the exploration stage of our business, and have not earned any revenues from our planned mineral operations to date.  We did not generate any revenues from inception in 2000 through the year ended December 31, 2008. We do not anticipate earning revenues from our planned mineral operations until such time as we enter into commercial production of the Clarkdale Slag Project, the Searchlight Gold Project or other mineral properties we may acquire from time to time, and of which there are no assurances.

Operating Expenses.  The major components of our operating expenses are outlined in the table below:

	Year Ended December 31,
	2008	2007	2006

Mineral exploration and evaluation expenses	$976,974	$1,149,755	$2,024,932
Mineral exploration and evaluation expenses – related party	360,000	360,000	495,000
Administrative – site	1,142,102	513,759	-
General and administrative	2,517,479	1,557,048	1,209,838
General and administrative – related party	83,333	32,421	-
Depreciation	62,069	37,751	6,309
Total Operating Expenses	$5,141,957	$3,650,734	$3,736,079

Operating expenses increased by 40.8% to $5,141,957 during the year ended December 31, 2008 from $3,650,734 during the year ended December 31, 2007 and decreased from $3,736,079 during the year ended December 31, 2006.  Operating expense increased in 2008 compared to the corresponding period in 2007 primarily as a result of increases in general and administrative expenses and site administrative expenses for increased staffing during construction, offset by decreases in mineral exploration and evaluation expenses.  Operating expenses decreased in 2007 compared to the corresponding period in 2006 primarily due to decreases in mineral exploration expenses offset by increases in our general and administrative expenses.  For fiscal 2007 and 2008, mineral exploration and evaluation expenses decreased primarily as a result of our focus on our construction efforts at the Clarkdale Slag Project site.

General and administrative expenses increased by 61.7% to $2,517,479 during the year ended December 31, 2008 from $1,557,048 during the year ended December 31, 2007 and 28.7% from $1,209,838 during the year ended December 31, 2006. General and administrative expenses increased during 2008 primarily as a result of (i) increased professional and administrative expenses associated with the completion of our equity financing, the preparation of our 2007 annual report on Form 10-KSB, the preparation of our registration statement on Form S-1, and legal and accounting fees; and (ii) increased expenses related to the administration of the Clarkdale Slag Project site during construction, which are expected to continue as construction progresses. We anticipate operating expenses to continue to increase if we grow our business operations. General and administrative expenses increased in 2007 primarily as a result of (i) increased professional and administrative expenses associated with holding our 2007 annual meeting of stockholders, the acquisition of Transylvania, the completion of our equity financings and the preparation of a registration statement on Form SB-2 and the related amendment on Form S-1; (ii) increased management fees related to the administration of the Clarkdale Slag Project site; and (iii) increased compensation paid to our executive officers and our directors.

Included in general and administrative expenses for the years ended December 31, 2008, 2007 and 2006 were compensation expenses related to stock based compensation of $136,342, $269,287 and $289,094, respectively.  On April 30, 2007, we adopted our 2007 Stock Option Plan (the “2007 Plan”).  Under the terms of the 2007 Plan, as amended on May 8, 2007, options to purchase up to 4,000,000 shares of common stock may be granted to our employees, officers, directors, and eligible consultants under such plan.  On June 15, 2007, our stockholders approved the 2007 Plan. As of December 31, 2008, 314,593 options have been granted under the 2007 Plan with an exercise price ranging from $1.45 to $3.45 per share.

In addition, we incurred $83,333 and $32,421 during the years ended December 31, 2008 and 2007, respectively for general and administrative expenses for accounting support services to Cupit, Milligan, Ogden & Williams, CPAs, an affiliate of Melvin L. Williams, our Chief Financial Officer.  These expenses increased during the year ended December 31, 2008 as compared to 2007 because we did not incur such expenses to such firm prior to the third quarter of 2007.  These accounting support services included bookkeeping input for the Clarkdale facility, assistance in preparing working papers for quarterly and annual reporting, and preparation of federal and state tax filings.  These expenses do not include any fees for Mr. Williams’ time in directly supervising the support staff. Mr. Williams’ compensation has been provided in the form of salary.  The approximate direct benefit to Mr. Williams was $22,468 and $11,260 of the above Cupit Milligan fees and expenses for the years ended December 31, 2008 and 2007, respectively.

Mineral exploration and evaluation expenses decreased by 15% to $976,974 during the year ended December 31, 2008 from $1,149,755 in the year ended December 31, 2007 and decreased by 43% from $2,024,932 during the year ended December 31, 2006.  Mineral exploration and evaluation expenses decreased primarily as a result of our focus on our construction efforts for the Clarkdale Slag Project during the years ended December 31, 2008 and 2007.

Included in mineral exploration and evaluation expenses were the amounts of $360,000, $360,000 and $495,000 paid in the years ended December 31, 2008, 2007 and 2006, respectively, to Nanominerals (one of our principal stockholders and an affiliate of Ian R. McNeil, our Chief Executive Officer and President and a director, and Carl S. Ager, our Vice President, Secretary and Treasurer and a director) for technical assistance, including providing us with the use of its laboratory, instrumentation, milling equipment and research facilities with respect to our Searchlight Gold Project and Clarkdale Slag Project and financing related activities, including providing assistance to us when potential financiers performed technical due diligence on our projects and made technical presentations to potential investors in connection with the exploration and development of our mineral projects, and reimbursement of expenses provided by Nanominerals in connection with the exploration and development of our mineral projects.

Further, we paid $1,142,102 and $513,759 for administrative expenses relating to the Clarkdale Slag Project during the years ended December 31, 2008 and 2007, respectively. The increase in these expenses was attributable to increased activity at the Clarkdale Slag Project site which commenced during the second quarter of 2007.  We did not pay such expenses during the year ended December 31, 2006.

For the year ended December 31, 2008, we purchased services from two major vendors, Talson Corporation and Cimetta Engineering, which exceeded more than 10% of total purchase and amounted to approximately $2,123,096 and $1,476,744, respectively. For the year ended December 31, 2007, we purchased services from one major vendor, Talson Corporation, which exceeded more than 10% of total purchases and amounted to approximately $2,123,833.  For the year ended December 31, 2006, we purchased services from one major vendor, Nanominerals, which exceeded more that 10% of total purchases and amounted to approximately $495,000.

Other Income and Expenses.  Total other income decreased to $236,113 during the year ended December 31, 2008 from $348,541 during the year ended December 31, 2007 and increased from $72,644 during the year ended December 31, 2006. The decrease in total other income during 2008 primarily resulted from a decrease in interest and dividend income. The decrease in interest and dividend income earned was attributable to lower interest rates and lower cash reserves earning interest. The increase in total other income during 2007 as compared to 2006 was primarily attributable to an increase in interest and dividend income.

During the year ended December 31, 2008, we received incidental rental revenue of $35,720 compared to $36,410 for the same period ended in 2007 from leases and rentals of our commercial buildings and certain facilities acquired in connection with our acquisition of Transylvania. The property leases consist of: (i) a rental agreement with Clarkdale Arizona Central Railroad for the use of certain facilities at a rate of $1,700 per month; and (ii) a lease of a commercial building space to two tenants at an average rate of $1,277 per month. The lease arrangements are on a month to month basis with no formal agreements. We did not receive rental revenue during the year ended December 31, 2006.

Income Tax Benefit.  Income tax benefit increased by 64.5% to $1,777,458 during the year ended December 31, 2008 from $1,080,375 during the year ended December 31, 2007 and decreased by 3.8% from $1,122,457 during the year ended December 31, 2006.  The increase in income tax benefit from 2007 to 2008 primarily resulted from the increase in exploration stage losses in 2008 from 2007 and the decrease in income tax benefit from 2006 to 2007 primarily resulted from the decrease in exploration stage losses in 2007 from 2006.

Net Loss.  The aforementioned factors resulted in a net loss of $3,128,386, or $0.03 per common share, for the year ended December 31, 2008, as compared to a net loss of $2,221,818, or $0.02 per common share, for the year ended December 31, 2007, and a net loss of $2,540,978, or $0.04 per common share, for the year ended December 31, 2006.

As of December 31, 2008, 2007 and 2006, we had cumulative net operating loss carryforwards of approximately $12,479,222, $7,801,699 and $4,779,806, respectively, for federal income tax purposes.  The federal net operating loss carryforwards expire between 2025 and 2028.

We had cumulative state net operating losses of approximately $5,292,772 and $1,795,792 as of December 31, 2008 and 2007, respectively and no material loss carryforwards as of December 31, 2006 for state income tax purposes.  The state net operating loss carryforwards will be expiring between 2013 and 2014.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through the sale of common stock and other convertible equity securities.  During 2008 and 2007, we conducted the following private placements of our securities:

•
On February 7, 2008, we completed two concurrent private placement offerings for gross proceeds of $5,250,000 to non-US persons and to US accredited investors.  A total of 3,281,250 units were issued at a price of $1.60 per unit.  Each unit sold consisted of one share of our common stock and one-half of one share common stock purchase warrants.  Each whole share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $2.40 per share for a period of two years from the date of issuance.  A total of 80,000 shares of our common stock were issued as commission to agents in connection with these offerings.

•
On January 30, 2008, we received gross proceeds of $2,528,500 and issued an aggregate of 3,890,000 shares of our common stock on the exercise of warrants we issued in January, 2006.  Each warrant entitled the holder to purchase one share of our common stock at a price of $0.65 per share on or before January 18, 2008.  The warrant holders delivered their notices of exercise, and paid the exercise price of $0.65 per share, prior to the January 18, 2008 expiration date.

•
On December 26, 2007, we completed a private placement to the Arlington Group Limited of a total of 3,125,000 units at a price of $1.60 per unit for total proceeds of $5,000,000.  Each unit is comprised of one share of our common stock and a purchase warrant to purchase one-half of one share of common stock.  Each whole share purchase warrant entitles the holder to purchase one additional share of common stock at a price of $2.40 per share for a period of two years from the date of issuance.  In addition to issuing the subscribed for units, we issued an additional 156,250 shares of common stock to the Arlington Group Limited, equal to 5% of the total number of units subscribed for by the Arlington Group Limited.  Including the shares issued as a commission, we issued an aggregate of 3,281,250 shares of common stock and 1,562,500 share purchase warrants under the private placement.  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.

•	On August 9, 2007, we issued 400,000 shares of common stock from the exercise of warrants, at an exercise price of $0.65 per share, resulting in cash proceeds of $260,000.

•
On March 22, 2007, we completed a private placement of 2,226,161 units of our securities resulting in gross proceeds of $6,678,483.  Each unit consisted of one share of our common stock and a purchase warrant to purchase one half of one share (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants issued to subscribers of the offering are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  In connection with the private placement, D&D Securities Company, the agent, received a fee of $525,386 and warrants to purchase 75,175 shares of common stock at an exercise price of $4.50 per share for a period of two years from the closing of the private placement.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

•
On February 23, 2007, we completed a private placement of 575,000 units of our securities resulting in aggregate gross proceeds of $1,725,000.  Each unit consisted of one share of our common stock and a purchase warrant to purchase one half of one share (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $111,100 and warrants to purchase 12,300 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

•
Also, on February 23, 2007, we completed a private placement of 4,520,666 units of our securities resulting in aggregate gross proceeds of $13,562,002.  Each unit consisted of one share of our common stock and a purchase warrant to purchase one half of one share (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $381,990 and warrants to purchase 90,870 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

These agreements do not include contractual penalty provisions for failure to comply with these registration rights provisions.  Further, we are not a party to any other agreements which require us to pay liquidated damages in the future for failure to register securities for sale.

Working Capital

The following is a summary of our working capital at the dates set forth below:

	At March 31, 2009	At December 31, 2008	At December 31, 2007
Current Assets	$4,896,884	$7,307,005	$12,200,133
Current Liabilities	(1,121,791)	(1,421,075)	(1,094,697)
Working Capital	$3,775,093	$5,885,930	$11,105,436

As of March 31, 2009, we had an accumulated deficit of $14,336,537. As of March 31, 2009, we had working capital of $3,775,093, compared to working capital of $5,885,930 as of December 31, 2008.  The decrease in our working capital was primarily attributable to our net loss and capital expenditures partially offset by the sales of our common stock in 2009.  Cash was $4,731,935 as of March 31, 2009, as compared to $7,055,591 as of December 31, 2008.  Property and equipment increased to $13,801,292 as of March 31, 2009 from $13,132,282 as of December 31, 2008.  The increase primarily resulted from site improvements and equipment acquisitions at the Clarkdale Slag Project.

As of December 31, 2008, we had an accumulated deficit of $13,356,482. As of December 31, 2008, we had working capital of $5,885,930, compared to working capital of $11,105,436 as of December 31, 2007.  The decrease in our working capital was primarily attributable to our net loss and capital expenditures partially offset by the completion of our private placements in 2008.  Cash was $7,055,591 as of December 31, 2008, as compared to $12,007,344 as of December 31, 2007.  Property and equipment increased to $13,132,282 as of December 31, 2008 from $5,064,460 as of December 31, 2007.  The increase primarily resulted from site improvements and equipment acquisitions at the Clarkdale Slag Project.

Included in long term liabilities in the accompanying consolidated financials statements is a balance of $49,874,268 for deferred tax liability relating to the Clarkdale Slag Project and Searchlight Gold Project.  A deferred income tax liability was recorded on the excess of fair market value for the asset acquired over income tax basis at a combined statutory federal and state rate of 38% with the corresponding increase in the purchase price allocation of the assets acquired.

Cash Flows

The following is a summary of our uses of cash for the periods set forth below:

	Three Months Ended March 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash Flows used in Operating Activities	$(1,548,896)	$(4,382,549)	$(3,358,558)
Cash Flows used in Investing Activities	(846,611)	(8,129,892)	(14,347,827)
Cash Flows provided by Financing Activities	71,851	7,560,688	26,029,481
Net (Decrease) Increase in Cash During Period	$(2,323,656)	$(4,951,753)	$8,323,096

Net Cash Used In Operating Activities.  Net cash used in operating activities increased to $1,548,896 during the three month period ended March 31, 2009 from $1,047,458 during the three month period ended March 31, 2008.  The increase in cash used in operating activities was primarily due to operating losses from our exploration activity and general and administrative expenses, offset by non-cash elements which were primarily related to change in deferred tax liability of $581,093.

Net cash used in operating activities increased to $4,382,549 during the year ended December 31, 2008 from $3,358,558 during the year ended December 31, 2007.  The increase in cash used in operating activities was primarily due to operating losses from our exploration activity and general and administrative expenses, offset by non-cash elements which were primarily related to change in deferred tax liability of $1,777,458.

Net Cash Used In Investing Activities.  We used $846,611 in investing activities during the three month period ended March 31, 2009, as compared to $1,439,962 during the three month period ended March 31, 2008.  The decrease in the three month period ended March 31, 2009 was primarily a result of decrease in purchases of property and equipment relating to the Clarkdale Slag Project which decreased primarily as a result of increased testing activity subsequent to receiving of Certificate of Occupancy for the demonstration module building.

We used $8,129,892 in investing activities during the year ended December 31, 2008, as compared to $14,347,827 during the year ended December 31, 2007.  The decrease in the year ended December 31, 2008 was primarily a result of the payment to Verde River Iron Company (“VRIC”), an affiliate of a member of our board of directors, Harry B. Crockett, of $9,900,000 in connection with the acquisition of VRIC’s wholly owned subsidiary, Transylvania, during the year ended December 31, 2007, offset by property and equipment purchases of $7,949,722 relating to the Clarkdale Slag Project during the year ended December 31, 2008.

Net Cash Provided By Financing Activities.  Net cash provided by financing activities was $71,851 for the three month period ended March 31, 2009 compared to $7,664,228 for the three month period ended March 31, 2008.  Net cash provided by financing activities during the three month period ended March 31, 2009 primarily resulted from the receipt of $125,000 from the exercise of stock options. Net cash provided by financing activities during the three month period ended March 31, 2008 primarily resulted from the receipt of $5,250,000 from the proceeds of private placements of our securities and $2,528,500 from the exercise of warrants.

Net cash provided by financing activities was $7,560,688 for the year ended December 31, 2008 compared to $26,029,481 for the year ended December 31, 2007.  Net cash provided by financing activities during the year ended December 31, 2008 primarily resulted from the receipt of $5,250,000 from the proceeds of private placements of our securities and $2,528,500 from the exercise of warrants, offset by $179,830 of cash paid to VRIC based on our $30,000 monthly obligation to VRIC under the terms of the Transylvania reorganization agreement. Net cash provided by financing activities during the year ended December 31, 2007 primarily resulted from the receipt of $26,813,817 from the gross proceeds of private placements of our securities.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation.  Our ability to achieve and maintain profitability and positive cash flow will be dependent upon, among other things:

•	our ability to locate a profitable mineral property;

•	positive results from our feasibility studies on the Searchlight Gold Project and the Clarkdale Slag Project;

•	positive results from the operation of our initial test module on the Clarkdale Slag Project; and

•	our ability to generate revenues.

We may not generate sufficient revenues from our proposed business plan in the future to achieve profitable operations.  If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion plans.  In addition, our losses may increase in the future as we expand our business plan.  These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity.  If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

Our plan of operation calls for significant expenses in connection with the development of the Clarkdale Slag Project and the exploration of the Searchlight Gold Project.  Over the next twelve months, our management anticipates that the minimum cash requirements for funding our proposed exploration and development program and our continued operations will be approximately $5,300,000.  As of June 30, 2009, we had cash reserves in the amount of approximately $2,850,000.

This amount is substantially less than the total expenditures that we have budgeted for the next 12 months by approximately $2,450,000.  We estimate that our current financial resources are sufficient to allow us to meet the anticipated costs of our exploration and development programs for the remaining two quarters of our 2009 fiscal year.  However, if actual costs are greater than we have anticipated, we will require additional financing in order to fund our exploration and development plans for 2009.  We do not currently have any financing arrangements in place, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Our current twelve month plan also includes anticipated expenditure of approximately $6,000,000 on Phase II of our Clarkdale Slag Project and $4,700,000 to complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011, subject to funding availability.  We will require additional funding to fulfill our entire anticipated plan of operations.  In addition, the actual costs of completing those activities may be greater than anticipated.

If the actual costs are significantly greater than anticipated, if we proceed with our development and exploration activities beyond what we currently have planned, or if we experience unforeseen delays during our activities over the next twelve months, we will need to obtain additional financing.  There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Obtaining additional financing is subject to a number of factors, including the market prices for the mineral property and base and precious metals.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.  If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations.  We cannot assure you that additional financing will be available on terms favorable to us, or at all. The failure to obtain such a financing would have a material, adverse effect on our business, results of operations and financial condition.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of current stockholders will be reduced and these securities may have rights and preferences superior to that of current stockholders.  If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

For these reasons, our financial statements filed herewith include a statement that these factors raise substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

Contractual Obligations

The following table represents our aggregate contractual obligations (principal and interest) to make future payments as of December 31, 2008:

	One Year or Less	Over One Year To Three Years	Over Three Years To Five Years	Over Five Years	Total

Long-term obligation	$360,000	$720,000	$720,000	$1,140,000	$2,940,000
Capital lease obligation	26,401	41,802	-	-	68,203

Total	$386,401	$761,802	$720,000	$1,140,000	$3,008,203

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosure About Market Risk

We had unrestricted cash totaling $4,731,935 at March 31, 2009 and $7,055,591 at December 31, 2008.  Our cash is invested primarily in money market funds and are not materially affected by fluctuations in interest rates.  The unrestricted cash is held for working capital purposes.  We do not enter into investments for trading or speculative purposes.  Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.  Declines in interest rates, however, would reduce future investment income.

Recent Accounting Pronouncements

In April 2009, FASB Staff Position (FSP) No. FAS 107-1 and APB 28-1 was issued to amend SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting period as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP No. 107-1 and APB 28-1 is effective for interim reporting period ending after June 15, 2009. Adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In April 2009, FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” was issued to provide additional guidance for estimating the fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. This FSP also provides guidance on identifying circumstances that indicate a transaction is not orderly. FSP No. FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In April 2009, FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” This FSP amends the guidance in FASB Statement No. 141 to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonable estimated. If fair value of such asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with FASB Statement No. 5, “Accounting for Contingencies,” and FASB Interpretation (FIN) No. 14, “Reasonable Estimation of the Amount of a Loss.” This FSP eliminates the requirements to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. This FSP also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value in accordance with Statement 141R. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Post-Retirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which amends FASB Statement No. 132 “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits” (“FAS 132”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. The objective of FSP FAS 132(R)-1 is to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for fiscal years beginning January 1, 2009 and is to be applied prospectively. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 is effective for fiscal years beginning January 1, 2009. Early adoption for an existing instrument is not permitted. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for fiscal years beginning January 1, 2009 and will be applied retrospectively to all periods presented.  The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for fiscal years beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

The FASB issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, “Accounting Changes and Error Corrections.” However, the disclosure provisions in Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation techniques or its application. The adoption of this statement has had no material effect on our consolidated financial position, results of operations, and disclosures.

On March 19, 2008 the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities.”  This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for fiscal years beginning January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree.  It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) is effective for our fiscal year beginning January 1, 2009 and is to be applied prospectively. The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for our fiscal year beginning January 1, 2009.  The adoption of this statement had little or no effect on our consolidated financial position, results of operations, and disclosures.

BUSINESS

General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects.  We hold interests in two mineral projects, our Clarkdale Slag Project and our Searchlight Gold Project.  Our business is presently focused on our two mineral projects:

•
the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and

•	the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.

Corporate History

We were incorporated on January 12, 1999 pursuant to the laws of the State of Nevada under the name L.C.M. Equity, Inc.  From 1999 to 2005, we operated primarily as a biotechnology research and development company with headquarters in Canada and an office in the United Kingdom.  On November 2, 2001, we acquired all of the outstanding shares of Regma Bio Technologies, Ltd., a corporation organized under the laws of the United Kingdom.  The share exchange transaction resulted in a change of control with the former principals of Regma Bio Limited owning approximately 80% of our outstanding shares of common stock (including Caisey Harlingten, who became the beneficial owner of approximately 66% of our outstanding shares).  In connection with this acquisition, on February 1, 2002, we changed our name to “Regma Bio Technologies Limited.”  On November 26, 2003, we changed our name from “Regma Bio Technologies Limited” to “Phage Genomics, Inc.”

In February 2005, we changed our business from a biotechnology research and development company to a company focused on the exploration and acquisition of mineral properties in the Searchlight, Nevada area.  Intangible assets of $173,234 and property and equipment of $20,002 related to the prior biotechnology research operations were fully written off and included in discontinued operations.  No sales proceeds were received from such discontinued operations.  In connection with the change of our business, we entered into option agreements with the owners of 20 contiguous placer mineral claims with respect to an approximately 3,200-acre site located on federal land administered by the BLM near Searchlight, Nevada (the “Searchlight Claims”).  Under the option agreements, we issued 1,400,000 shares of our common stock and agreed to issue an additional 4,200,000 shares of our common stock during the following three year period to the holders of the Searchlight Claims in consideration of an option to purchase the Searchlight Claims.

Further, on April 12, 2005, Mr. Harlingten and his affiliates transferred 95,400,000 shares of our common stock to Mr. Matheson in connection with Mr. Matheson’s bringing the business opportunity relating to the Searchlight Claims to us.  The 95,400,000 shares represented approximately 88% of the outstanding shares of common stock at the time of such transfer.  Subsequently, on April 29, 2005, Mr. Matheson cancelled 70,000,000 shares of our common stock held by him for no consideration for the purpose of making our capitalization more attractive to future equity investors.  Immediately following these transactions, Mr. Matheson became the beneficial owner of approximately 70% of our outstanding shares.

On June 23, 2005, we changed our name from “Phage Genomics, Inc.” to “Searchlight Minerals Corp.”

On September 30, 2005, we effected a forward split of our common stock on a two-for-one basis.  All per share amounts and number of shares outstanding in this prospectus have been retroactively adjusted and restated to give effect to the forward split.

Acquisition of Searchlight Gold Project Claims

On February 8, 2005, and as amended June 22, 2005, we entered into option agreements with the owners of the Searchlight Claims.  Each claim relates to a separate 160 acre parcel on the 3,200-acre site.  Prior to entering into the option agreements with us, the Searchlight Claim owners had optioned their respective interests in the claims to Searchlight Minerals, Inc. (“SMI”), a company controlled by Mr. Matheson.  Under the terms of the option agreements with us, each claim owner, SMI and we agreed, among other things, to:

•	the assignment to us of SMI’s rights in the Searchlight Claims under the prior option agreements with the claim owners;

•	our reimbursement of Mr. Matheson and his related companies for amounts advanced to SMI, for which we have reimbursed Mr. Matheson in the amount of $85,000;

•
the issuance of an aggregate of 5,600,000 shares of our common stock in four equal installments of 1,400,000 shares over a three year period to the claim owners, after which all of the claim owner’s rights and interests in the Searchlight Claims would be assigned to us;

•	the appointment of Mr. Matheson as our director and officer to proceed with a restructuring of our business;

•	during the term of the option agreement, our obligation to make all regulatory or government payments required to maintain the Searchlight Claims in good standing; and

•
during the term of the option agreement, our exclusive right to access the Searchlight Claims for all purposes, including the right to prospect, explore, develop, trench, strip, excavate, test pit, sample and conduct any and all exploration and development activities for the purpose of determining the mineral or metal content of the properties, to remove from the properties all such materials and minerals deemed necessary to properly test, explore or develop the properties (but not for sale), and to use all structures, tools and facilities located on the properties, and the right to place and use thereon, and to remove, all such equipment, vehicles, machinery, buildings, structures, and facilities as it may deem desirable from time to time.

We issued the initial 4,200,000 shares of the 5,600,000 shares in three installments of 1,400,000 shares on July 7, 2005, July 27, 2006 and June 29. 2007.  During the second quarter of 2008, the Searchlight Claim owners transferred title to the Searchlight Claims to us in consideration of our agreement to issue to the claim owners the remaining 1,400,000 shares of common stock by June 30, 2008.  We issued the remaining 1,400,000 shares to the Searchlight Claim owners in June 2008, and now have issued all 5,600,000 of the shares of our common stock required to be issued to the Searchlight Claim owners.

Acquisition of Clarkdale Slag Project

Assignment Agreement with Nanominerals.  Under the terms of an Assignment Agreement, dated June 1, 2005, and as amended on August 31, 2005 (for the purpose of extending the closing date of the transaction by requiring us to confirm receipt of $1.5 million in financing by September 15, 2005), and October 24, 2005, Nanominerals, a privately owned Nevada corporation (and one of our current principal stockholders, and an affiliate of Ian R. McNeil and Carl S. Ager, our current Chief Executive Officer and Vice President/Secretary/Treasurer, respectively, and each of whom is a current member of our board of directors), assigned to us its 50% financial interest and the related obligations arising under a Joint Venture Agreement, dated May 20, 2005, between Nanominerals and VRIC.  Each of the August 31, 2005 and October 24, 2005 amendments were negotiated on our behalf by K. Ian Matheson, who served as an executive officer and director at the time of the execution of the August 31, 2005 amendment and as a director at the time of the execution of the October 24, 2005 amendment.  The joint venture related to the development and funding of the Clarkdale Slag Project.

Pursuant to the terms of the Assignment Agreement, we:

•
paid Nanominerals $690,000 in respect of certain payments made by Nanominerals towards the acquisition of the Clarkdale Slag Project, including reimbursement of payments previously made by Nanominerals to VRIC under the Joint Venture Agreement, and reimbursement of other previously paid expenses incurred by Nanominerals relating to the Clarkdale Slag Project;

•
issued to Nanominerals warrants to purchase 12,000,000 shares of our common stock exercisable through June 1, 2015, at an exercise price of $0.375 per share (at the instruction of Nanominerals, we issued 2,000,000 of the warrants to Clarion Finanz AG, a designate of Nanominerals); and

•	appointed Ian R. McNeil, Carl S. Ager and Robert D. McDougal, as nominees of Nanominerals, to serve on our board of directors, thereby constituting a majority of the board members.

The value of the warrants issued to Nanominerals was computed using the binomial lattice method and was allocated to the acquisition cost of the project and was computed based on the following assumptions:

Dividend yield	—
Expected volatility	79%
Risk-free interest rate	3.91%
Expected life (years)	9.6

Further, under the terms of the Assignment Agreement, we have a continuing obligation to pay Nanominerals a royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project.  Under the agreements, we agreed to pay Nanominerals a 5% royalty on “net smelter returns” payable from our 50% joint venture interest in the production from the Clarkdale Slag Project.  The original June 1, 2005 assignment agreement did not include a specific definition of the term “net smelter returns.”  However, the parties agreed to a specific definition of the term “net smelter returns” in the October 24, 2005 amendment, which specific definition we believe conforms with the industry standard interpretation of such term.  Upon the assignment to us of VRIC’s 50% interest in the Joint Venture Agreement in connection with our reorganization with Transylvania International, Inc., we continue to have an obligation to pay Nanominerals a royalty consisting of 2.5% of the net smelter returns on any and all proceeds of production from the Clarkdale Slag Project.

For purposes of this agreement, the term “net smelter returns” means the actual proceeds received by us, from any mint, smelter or other purchaser for the sale of bullion, concentrates or ores produced from the Clarkdale Slag Project and sold, after deducting from such proceeds the following charges to the extent that they are not deducted by the smelter or purchaser in computing payment:

•	in the case of the sale of bullion, refining charges (including penalties) only;

•
in the case of the sale of concentrates, smelting and refining charges, penalties and the cost of transportation, including related insurance, of such concentrates from the Clarkdale Slag Project property to any smelter or other purchaser; and

•
in the case of any material containing a mineral or minerals of commercial economic value mined or processed from the Clarkdale Slag Project which may be shipped to a purchaser, refining charges for bullion and charges for smelting, refining and the cost of transportation, including related insurance, from the mill to any smelter or other purchaser for concentrates.

Further, under the terms of the Assignment Agreement, we assumed the obligations of Nanominerals under the Joint Venture Agreement relating to the Clarkdale Slag Project, including the funding of a four phase program:

•	drilling and ore reserve studies (Phase 1);

•
a report of the commercial, technical and environmental feasibility of the processing and smelting of metals and other mineral materials from a deposit that is prepared in such depth and detail as would be acceptable to lending institutions in the United States, or a “bankable feasibility study” (Phase 2);

•	the construction of a commercial production facility to process slag materials, as recommended by the bankable feasibility study (Phase 3); and

•	the expansion of additional commercial production capacity to process slag materials (Phase 4).

On January 17, 2006, Nanominerals acquired 16,000,000 shares of our common stock from K. Ian Matheson in consideration of a payment of $4,640.50, to Mr. Matheson, and, on the same date, Nanominerals sold 8,000,000 warrants to K. Ian Matheson in consideration of a payment of $5,000 from Mr. Matheson.  On January 31, 2006, Nanominerals transferred the remaining 2,000,000 warrants in the following transactions: (i) 1,000,000 warrants to Richard J. Werdesheim and Lynne Werdesheim, as trustees for the Werdesheim Family Trust, for a payment of $625, and (iii) 1,000,000 warrants to Craigen L.T. Maine, as trustee for the Maine Rev. Family Trust, for a payment of $625.

Following these transactions, Nanominerals and its affiliates became the beneficial owner of approximately 29% of our outstanding shares.

Reorganization with Transylvania International, Inc.  Under the terms of a letter agreement, dated November 22, 2006 and as amended on February 15, 2007, with VRIC, Harry B. Crockett and Gerald Lembas, and an Agreement and Plan of Merger with VRIC and Transylvania, dated and completed on February 15, 2007, we acquired all of the outstanding shares of Transylvania from VRIC through the merger of Transylvania into our wholly-owned subsidiary, Clarkdale Minerals LLC, a Nevada limited liability company.  As a result of the merger, we own title to the approximately 200 acre property underlying a slag pile located in Clarkdale, Arizona from which we are seeking to recover base and precious metals through the reprocessing of slag material, approximately 600 acres of additional land adjacent to the project property and a commercial building in the town of Clarkdale, Arizona.  In accordance with the terms of these agreements, we:

•	paid $200,000 in cash to VRIC on the execution of the Letter Agreement;

•	paid $9,900,000 in cash to VRIC on the Closing Date; and

•
issued 16,825,000 shares of our common stock , valued at $3.975 per share, using the average of the high and low prices of our common stock on the closing date, to Harry B. Crockett and Gerald Lembas, the equity owners of VRIC, and certain designates of VRIC under the agreements, who are not our affiliates.

In addition to the cash and equity consideration paid and issued at the closing, the acquisition agreement contains the following payment terms and conditions:

•
we agreed to continue to pay VRIC $30,000 per month until the earlier of: (i) the date that is 90 days after we receive a report of the commercial, technical and environmental feasibility of the processing and smelting of metals and other mineral materials from a deposit that is prepared in such depth and detail as would be acceptable to lending institutions in the United States, or a “bankable feasibility study,” or (ii) the tenth anniversary of the date of the execution of the letter agreement.

The acquisition agreement also contains additional contingent payment terms which are based on the Project Funding Date:

•	we have agreed to pay VRIC $6,400,000 within 90 days after we receive a bankable feasibility study;

•
we have agreed to pay VRIC a minimum annual royalty of $500,000, commencing 90 days after we receive a bankable feasibility study, and an additional royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project.  The minimum royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the percentage royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the minimum royalty remains payable, the combined minimum royalty and percentage royalty will not exceed $500,000; and

•
we have agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project after such time that we have constructed and are operating a processing plant or plants that are capable of processing approximately 2,000 tons of slag per day at the Clarkdale Slag Project.  The acquisition agreement does not include a specific provision with respect to the periods at the end of which “net cash flow” is measured, once the production threshold has been reached.  Therefore, the timing and measurement of specific payments may be subject to dispute.  The parties intend to negotiate a clarification of this provision in good faith before the production threshold has been reached.

We accounted for this as a contingent payment, and upon meeting the contingency requirements, the purchase price of the Clarkdale Slag Project will be adjusted to reflect the additional consideration.

Under the terms of these agreements, the parties terminated the Joint Venture Agreement.  However, we continue to have an obligation to pay Nanominerals a royalty consisting of 2.5% of the net smelter returns on any and all proceeds of production from the Clarkdale Slag Project.  Therefore, when added to VRIC’s 2.5% royalty, we have an obligation to pay an aggregate of 5% of the net smelters returns to Nanominerals and VRIC on any and all proceeds of production from the Clarkdale Slag Project.

Clarkdale Slag Project

Background and Plan of Operation.  In June 2005, we engaged Dr. Richard F. Hewlett as a consultant to serve as the technical project manager for the Clarkdale Slag Project.  Since that time, we have been working on the design and development of a production method for extracting precious and base metals from the slag material.  Dr. Hewlett initially conducted laboratory tests and analysis on the slag material at a metallurgical facility in Phoenix, Arizona.  We rented the facility from a third party in which Mr. Crockett had a minor financial interest, although our rental arrangement occurred prior to the time that we acquired Transylvania.

Initially, we conducted small-scale testing, including grinding, assaying, leaching and extraction of metals from samples of slag material taken from the project site.  In addition, recovery of metals was made using ion-exchange technology.  Concurrently, Nanominerals conducted mineralogical studies, including Scanning Electron Microscopy/Energy Dispersive Spectroscopy (SEM/EDS) analysis of samples of slag material to determine the presence of the metals and the form in which the metals are contained within the slag, as a potential guide for determining methods of potential liberation and extraction of the metals from the slag.  SEM/EDS was also used to evaluate the efficiency of the grinding methods in liberating the metals.

Although the technologies used by us and Nanominerals existed prior to 2005, Transylvania, the prior owner of the Clarkdale Slag Project from 1983 until 2007, did not possess the technical expertise or understanding to be able to perform the necessary analyses on the slag material in order to understand the extent of potential precious metal mineralization within the slag material and their potential recoverability.  Consequently, they were not aware that the slag material had a potential to possess a significant quantity of precious metals.  They also did not have the desire to expend the necessary funds, nor have an investment vehicle necessary to provide access to the required funds, in order to hire the specialized scientists, engineers and firms to perform the studies and analyses that were required to determine the presence, liberation and extraction of precious metals.  Their lack of technical expertise and access to financing served as the basis for entering into their joint venture agreement with Nanominerals in 2005 and, subsequently, agreeing to be acquired by us in 2007.  We do not have any specific information regarding efforts (or the lack of efforts) of owners of the Clarkdale Slag Pile prior to Transylvania and prior to 1983 with respect to attempts to extract metals from the slag material.

In 2005, we retained Mountain States R&D International Inc., an independent engineering consultant, to implement a drilling and sampling program under strict chain-of-custody sampling, at the Clarkdale Slag Project.  The drill hole samples were taken between the fourth quarter of 2005 and the third quarter of 2006.  Boart Longyear Company, a subcontractor under the chain-of-custody supervision of Mountain States, drilled a total of eighteen holes (SD 1-18) in the slag pile using sonic drills, comprising more than 1,700 feet on individual 2.5 foot intervals over the project site.  Mountain States had chain of custody over the samples from the time they were recovered from the drill through the analytical process.  In the third quarter of 2006, Mountain States also conducted chain-of-custody tests on bulk samples obtained from the slag pile.

In the first quarter of 2006, we began to conduct larger scale, pilot testing at the Phoenix facility on slag samples obtained from the Clarkdale site.  In connection with the testing, we purchased equipment, which we installed at the pilot plant and used in conjunction with leaching, filtering and metal recovery equipment already at the pilot plant.

In the second quarter of 2007, we received a report from Independent Mining Consultants, Inc. (“IMC”), an unaffiliated mining consultant located in Tucson, Arizona, which outlined the volume, tonnage and grade estimates of the slag pile at the Clarkdale site.  This report constituted the first independent analysis of the estimated tonnage and grade of slag at the project site.

Since 2006, we have been in the process of designing a production module with the intended purpose of processing and extracting precious and base metals from the slag pile in a commercially viable manner.  We retained Architecture Works Inc., an unaffiliated architectural firm, to perform the architecture work for the retrofitting of one of our existing structures at the Clarkdale site to house the proposed production module.  We then engaged Talson Corporation, an unaffiliated general contractor, to perform the construction work on the structure of the production module building, and additional site work in accordance with the site plan that was approved by the town of Clarkdale.  We also retained Cimetta Engineering and Construction Co., Inc., an unaffiliated engineering firm, to collaborate with Dr. Hewlett in the design, engineering and installation of the production module.  In February 2007, we moved our equipment from the Phoenix facility into an existing structure on the Clarkdale site, adjacent to the production module building, under the direction of Dr. Hewlett.

The process design and equipment selection for the initial production module was designed to process between 100 and 250 tons of slag material per day.  The results from its operation are anticipated to serve as the basis for a proposed full-scale production facility.  The full-scale production facility is intended to house a number of modules which will allow for a production capacity of 2,000 tons per day.  All required buildings and services are currently available at the site for the initial production module.  Buildings and services on site include office, lab and processing buildings, as well as road, rail, power, telephone, water, storm drain and sewage.  However, we will need to construct a larger building to house the full-scale production facility.

On June 17, 2008, we received a Certificate of Occupancy for the laboratory facilities located within the module building, allowing our chemists to conduct immediate, on-site analyses of leaching results to further optimize the metals extraction process.  On August 8, 2008, we received a Certificate of Occupancy for the module building, allowing us to operate the grinding, leaching, filtering and resin extraction equipment within the module building.  On December 30, 2008, we received a Certificate of Occupancy for the electrowinning building, allowing us to operate the copper and zinc electrowinning equipment within the electrowinning building.

We have completed the construction of the production module for the Clarkdale Slag Project and are now actively engaged in the testing and start-up phase of the project.  Since the start of 2009, the primary emphasis has been placed on the crushing and grinding circuits as well as the leaching and extraction of precious metals (gold and silver).  To date, our internal laboratory testing has reflected consistent levels of extractable precious metals in pregnant leach solutions from the Clarkdale slag material.  We believe that we can improve extraction rates further by optimizing the grind, the chemical characteristics of the leach solutions and the amount of residence time required for maximum grind and leach efficiency.

On May 6, 2009, we engaged Mountain States, an independent engineering firm to analyze, in accordance with chain-of-custody standards, the internal operating results of the gold circuit, which we believe comprises the majority of the potential value of the entire Clarkdale Slag Project.  The Mountain States study will analyze the process of the recovery of precious metals from the slag material by the production module, but will not address the economic feasibility of the Clarkdale Slag Project.  We believe that engaging an independent third party study will provide an independent level of analysis of our internal testing of the Clarkdale Slag Project.  We anticipate that the study will be completed in August 2009 and intend to release the results of the study when it is completed.

We incurred delays during the construction of our production module, including delays in receiving large pieces of equipment from manufacturers, engineering related delays due to the complexity of installing the production module equipment in a World War I era module building and the decision to construct a separate building to house the electrowinning equipment after it was determined that the electrowinning equipment would not adequately fit in the module building.  Consequently, the construction timeline for completing the production module was extended by approximately twelve months from what we originally anticipated and there was an approximately 55% increase in costs from what we had originally projected.

We anticipate that the operation of our production module will allow us to determine the economics of the project and serve as the basis for the final feasibility of the project.  If the feasibility of the project establishes economic viability, we expect to commence construction of a full-scale production facility where we intend to install subsequent modules in parallel where we expect that each subsequent module would be comparable in technology and scale  to the initial production module.  The number of subsequent modules required to attain full-production of 2,000 tons per day will be determined once the initial production module capacity is determined.  The cost of developing our initial production module was approximately $12,000,000.  We do not believe that the construction of subsequent modules will cost as much because: (i) of the knowledge we have developed in the construction of the initial production module, and (ii) any additional modules will be new construction, rather than rehabilitation of an older building.  However, the scope and size of our full-scale production facility, including the number of additional modules, the timing and cost of additional modules and the economies of scale of a production facility, will depend upon a number of factors, including the results of a feasibility study and the availability of funding.  A more thorough economic analysis of the full-scale production facility, including specific capital and operating costs, funding schedules and funding sources, is expected to occur during the feasibility evaluation of the initial production module.  The first stage of the feasibility evaluation began in the second quarter of 2009 when we engaged Mountain States to analyze, in accordance with chain-of-custody standards, the internal operating results of the gold circuit of the Clarkdale Slag Project.

We have budgeted $2,400,000 for our work program on the Clarkdale Slag Project over the next twelve months, which includes the operation of the production module and performing the feasibility study.  A decision on allocating approximately $6,000,000 of additional funds for the Phase II expansion and $4,700,000 to complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011 will be made once the first production module is operational and its results are analyzed.

We expect that there will be significant financing requirements in order to finance the construction of a full-scale production facility, and cannot assure you that such funding will be available at all or on terms that are reasonably acceptable to us.  If the results from our feasibility study and the results from the operation of the production module do not support a basis for us to proceed with the construction of our proposed, full-scale production facility or we cannot obtain funding at all or on terms that are reasonably acceptable to us, we will have to scale back or abandon our proposed operations on the Clarkdale Slag Project.  If management determines, based on any factors, including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

Estimate of Projected Expenditures.  Since our involvement in the Clarkdale Slag Project in June 2005, we have incurred project expenses of approximately $6,121,000, including metallurgical testing, mineralogical studies, drilling program, pilot plant operation and site administrative expenses.  In addition, as of December 31, 2008, we have recorded capital expenditures on the Clarkdale Slag Project of approximately $12,431,000, including building construction, production module equipment (grinding, leaching, filtering, extraction and lab equipment), site improvements and administration equipment.  The following is an outline of the proposed milestones and estimated costs for anticipated work on the Clarkdale Slag Project for the next twelve months (subject to funding availability, we also anticipate spending approximately $6,000,000 on Phase II of our Clarkdale Slag Project – preparation for expansion to 2,000 tons per day and $4,700,000 to complete the development of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011):

Work	Budget

1. Production Module Operation	$1,900,000

• Start-up and test module equipment
• Address start-up issues
• Optimize module operation

2. Feasibility Study	$500,000

• Third-party feasibility study performed on operating production module

SUBTOTAL	$2,400,000

These estimated costs are preliminary in nature, and actual costs may be significantly higher once we have completed the feasibility study and received results from production of our proposed production module.  Further, these estimated costs do not take into account possible delays that may arise.  If we experience any difficulties or delays during our plan of operation, it could take substantially longer and be more costly for us to complete construction of the production module or complete a feasibility study.  In addition, if our feasibility study establishes the project is economically viable and “bankable,” we will have to pay $6,400,000 to VRIC in connection with our Agreement and Plan of Merger with VRIC and Transylvania.  To satisfy this obligation, we will be required to obtain additional financing within 90 days of receipt of such a bankable feasibility study.

Location, Access and History.  The Clarkdale Slag Project is located in Clarkdale, Arizona, approximately 107 miles north of Phoenix, Arizona and about 50 miles southwest of Flagstaff, Arizona in Yavapai County (see Figure 1, below).  The project site is located at a 3,480 feet elevation on approximately 833 deeded acres of industrial zoned land near the town of Clarkdale.

Figure 1 - Clarkdale Project Site

Slag is the waste product of the smelting process.  The slag at the Clarkdale Slag Project originated from a large, copper ore smelting operation located on our property in Clarkdale.  The copper ore was mined in Jerome, Arizona during the period 1915-1952, when the Clarkdale smelter was one of the largest copper smelters in the world.  Jerome is a historic mining district, located approximately 6 miles west of Clarkdale at an elevation of 5,435 feet, which produced copper extracted from massive sulfide deposits mined at Jerome (1889-1952) and smelted at both Jerome (1889-1915) and Clarkdale (1915-1952).

Molten slag from the Clarkdale smelter was hauled by rail to the deposit site and poured onto the property, much like a lava flow.  The slag cooled and hardened into the large slag pile which now exists at the Clarkdale site.  The hardened slag has a glassy, volcanic lava-like appearance, and has a high iron and silica content.  It contains some thin layers of coarse material which appear to have been undigested from the smelter.  The hardening process causes fracturing at the surface and within the layers beneath the surface.  As a result, the slag pile consists of both solid sheets and coarse material deposited layer upon layer.

The slag pile currently occupies approximately 45 acres on the property and, as determined from the drilling and analysis programs, has a graduating thickness of between 60 and 130 feet and contains approximately 20 million tons of slag material.  The slag pile borders the Verde River and an active railroad track.  The track divides the pile into two sections located east and west of the track (See Figures 2A and 2B below).  The eastern portion of the slag pile is the larger of the two, as approximately 98% of the slag pile is located in the east section of the property.

Figure 2A –Clarkdale Project Aerial View

Figure 2B –Clarkdale Project Area Map

Mineralogy and Metallurgy.  Metallurgical testing between 2005 and 2007 by Dr. Richard F. Hewlett, the technical project manager of our Clarkdale Slag Project, on bench and bulk scale samples from the slag pile has indicated that gold, silver, copper and zinc exists in and may potentially be extractable from the slag pile.  The filtered byproduct remaining after slag has been processed is a ferrosilicate product (containing iron and silica).  Canadian Environmental & Metallurgical, Inc., an independent laboratory which we retained, reported to us the results of a leaching test they performed on a sample of the byproduct.  Based on these results, Dr. Hewlett concluded and reported to us that the byproduct may consist of relatively inert materials.  We do not currently know whether the byproduct will have any significant commercial value.  However, we intend to conduct testing and analysis in the future to explore this possibility.

Nanominerals conducted a SEM/EDS analysis of the slag pile, which was supported by a report by SGS Lakefield Research, an independent consultant, in October, 2005, which showed that there are three distinct ferrosilicate phases which form the bulk matrix of the slag pile and that:

•	copper-zinc is contained within small, irregular shaped particles of iron-copper-zinc sulfides of dimensions of less than 0.3-20 microns;

•	gold occurs as very fine particles (less than 1 micron) entombed within larger grains of iron sulphides (less than 30 microns);

•	zinc occurs as zinc-oxides and forms part of the slag matrix; and

•	iron occurs as iron-metal, iron-silicates, iron-sulfides and iron-oxide of dimensions of less than 5 microns.

The studies by SGS Lakefield and Nanominerals showed that all of these metal phases are contained in an amorphous, nano-crystalline matrix of calcium-iron-aluminum-silicate.  These studies also demonstrate the existence of the various metals that are not generally visible due to their extreme small size.  Studies of these SEM/EDS micrographs make possible the evaluation of the grinding and leaching efficiencies which aid in flow-sheet design and process optimization.

Drilling and Bulk Sampling Tests

Drilling Hole Tests.  In 2005, we retained Mountain States to implement a drilling and sampling program under strict chain-of-custody sampling at the Clarkdale Slag Project.  In the fourth quarter of 2005 and the first and second quarters of 2006, Boart Longyear Company, an unaffiliated drilling subcontractor under the chain-of-custody supervision of Mountain States, drilled a total of eighteen holes (SD 1-18) in the slag pile using sonic drills, comprising more than 1,700 feet on individual 2.5 foot intervals over the project site (See Figure 3 below – “plan view of drilling program”).  Mountain States had complete control over the samples from the time they were recovered from the drill through the analytical process.  Holes SD-1 to SD-6 were drilled by a mini-sonic drill and SD-7 to SD-18 were drilled by a large sonic drill.  Sonic drills produce sonic waves that are directed down a hollow drill-pipe to the bottom of the hole where the sonic waves perform the breaking of the slag material.  The broken slag cuttings were collected into a casing and discharged directly into buckets every 2.5 feet of vertical depth, and each bucket was marked by drill hole number and depth interval and then sealed in order to retain the integrity of the sample.  This drilling method provides highly representative, continuous core samples without the use of water or air.

Figure 3 – Clarkdale Project Plan View of Drilling Program

For drill holes SD-1 through SD-18, Mountain States performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption.  Arrakis, an unaffiliated mining and environmental technology firm, performed gold and silver analysis under chain of custody analysis of Mountain States, using an acid total digestion method followed by atomic absorption.  The composite footage referenced in the table below approximately reflects the base of the slag pile, and therefore, the relative thickness of the slag pile above the ground.  Mountain States reported the following analysis of the drill hole samples:

Summary of Results of Drill Hole Testing

	Gold	Silver	Copper	Zinc	Iron
	Au (opt)*	Ag (opt)*	Cu (%)	Zn (%)	Fe (%)
18 Drill Hole Average	0.46	0.13	0.37	2.47	33.1
Drill Hole Results
Drill Hole	Composite Footage	Gold	Silver	Copper	Zinc	Iron
		Au (opt)*	Ag (opt)*	Cu (%)	Zn (%)	Fe (%)
SD-1	0.0 – 55.0	0.210	-	0.70	2.10	32.1
SD-2	0.0 – 60.0	0.213	-	0.73	2.13	34.6
SD-3	0.0 – 109.0	0.228	-	0.37	2.99	33.4
SD-4	0.0 – 80.0	0.190	-	0.39	3.29	32.3
SD-5	0.0 – 89.0	0.229	-	0.39	2.29	30.2
SD-6	0.0 – 50.0	0.216	-	0.36	3.04	32.5
SD-7	0.0 – 111.5	0.667	0.249	0.26	3.10	36.2
SD-8	0.0 – 117.5	0.716	0.140	0.29	2.79	33.3
SD-9	0.0 – 114.0	0.633	0.153	0.34	2.43	32.7
SD-10	0.0 – 112.5	0.669	0.110	0.32	2.57	33.5
SD-11	0.0 – 131.0	0.571	0.127	0.32	2.18	33.4
SD-12	0.0 – 89.0	0.428	0.109	0.31	1.99	32.1
SD-13	0.0 – 127.5	0.590	0.114	0.39	2.86	33.3
SD-14	0.0 – 107.5	0.538	0.139	0.36	2.14	33.0
SD-15	0.0 – 89.0	0.483	0.143	0.33	1.96	32.8
SD-16	0.0 – 118.0	0.633	0.125	0.31	2.49	34.8
SD-17	0.0 – 116.0	0.657	0.116	0.30	2.36	35.0
SD-18	0.0 – 36.0	0.390	0.070	0.22	1.70	31.3
Average		0.46	0.13	0.37	2.47	33.1

*opt (ounces per ton)

Bulk Sampling Tests.  In the third quarter of 2006, Mountain States collected a 4,000 pound bulk sample, under chain of custody, comprised of material taken over the entire surface of the 45-acre slag pile.  Mountain States divided the 4,000 pound bulk sample into five approximately 750 pound lots and milled each 750 pound lot through our mill located at the leased pilot plant in Phoenix, Arizona.  Mountain States subsequently performed the copper, zinc, and iron analysis at its own facility using the fusion assay method, followed by atomic absorption.  Mountain States also preformed gold and silver analysis of the bulk sample using the fire assay method followed by atomic absorption.  Mountain States reported the following analysis of the bulk sample:

Summary of Bulk Sample Results

	Gold	Silver	Copper	Zinc	Iron
	Au (opt)*	Ag (opt)*	Cu (%)	Zn (%)	Fe (%)
750-pound Bulk Sample Average	0.42	0.06	0.35	2.88	31.0

Surface Bulk Sample Results
Sample	Composite	Gold	Silver		Copper	Zinc	Iron
	Detail	Au	Ag		Cu (%)	Zn (%)	Fe (%)
		(opt)*	(opt)*
SS1B-1	Surface Bulk Sample	0.361	0.285		0.36	3.00	33.8
SS1B-2	Surface Bulk Sample	0.422	ND	**	0.35	2.80	30.4
SS1B-3	Surface Bulk Sample	0.428	ND	**	0.33	2.90	30.4
SS1B-4	Surface Bulk Sample	0.444	ND	**	0.36	2.80	29.8
SS1B-5	Surface Bulk Sample	0.434	ND	**	0.34	2.90	30.6
Average		0.42	0.06		0.35	2.88	31.0

*opt (ounces per ton)
**ND (None Detected)

Volume, Tonnage and Grade Estimates.  On May 21, 2007, we received a report from IMC outlining the volume, tonnage and grade estimate of the slag pile in Clarkdale, Arizona.  In compiling the report, IMC relied on the drill hole depths and gold, silver, copper and zinc analysis provided by Mountain States and did not perform independent verification of such data.  Further, IMC calculated the volume of the east (larger) side of the slag pile based on the assumption that the depth of each drill hole (other than SD-18) conducted under the supervision of Mountain States reflected the thickness of the slag pile within the area of each drill hole.  Dr. Hewlett provided calculations for the volume of the west (smaller) side of the slag pile and topographic maps showing the present day surface of the slag pile and surrounding topography.

From the drill hole samples, IMC calculated the average bulk density of the slag to be 200.6 pounds per cubic foot which equates to an average tonnage factor of 9.97 cubic feet per ton.  With this analysis as well as the drill hole depths and the assay data provided by Mountain States, IMC produced a three dimensional computer model of the slag pile to estimate the volume, tonnage and average metal grades within the pile as follows:

Slag Pile	Volume Estimate	Tons in	Au (opt)*	Ag( opt)*	Cu (%)	Zn (%)	Fe (%)

	(million cubic feet)	Millions
East	198.0	19.86	0.50	0.10	0.34	2.47	33.18
West	3.4	0.34	0.39	0.07	0.22	1.70	31.30
Combined	201.4	20.20	0.50	0.10	0.34	2.46	33.15

*opt (ounces per ton)

Proposed Production Module.  Since 2006, we have been in the process of designing a production module with the intended purpose of processing and extracting precious and base metals from the slag pile in a commercially viable manner.  The flow-sheet and equipment selection for the initial production module was designed to process between 100 and 250 tons of slag material per day.  The results from its operation are anticipated to serve as the basis for a proposed full-scale production facility.  The production facility is intended to house a number of modules which will allow for a production capacity of 2,000 tons per day.

We have completed the construction of the production module for the Clarkdale Slag Project and are now actively engaged in the testing and start-up phase of the project.  Since the start of 2009, the primary emphasis has been placed on the crushing and grinding circuits as well as the leaching and extraction of precious metals (gold and silver).  To date, our internal laboratory testing has reflected consistent levels of extractable precious metals in pregnant leach solutions from the Clarkdale slag material.  We believe that we can improve extraction rates further by optimizing the grind, the chemical characteristics of the leach solutions and the amount of residence time required for maximum grind and leach efficiency.  We have engaged Mountain States, an independent engineering firm, to analyze, in accordance with chain-of-custody standards, the internal operating results of the gold circuit, which we believe comprises the majority of the potential value of the entire Clarkdale Slag Project.

Below is a basic flow chart of the intended operations of the proposed initial production module at the Clarkdale site (See Figure 4 below).

Figure 4 – Clarkdale Project Flow Chart

The following is a description of the anticipated operations of the four major sections of the production module:

Grinding.  The flow sheet begins with the slag being dug from the slag pile with an excavator and run through a jaw crusher (takes material down to roughly 5/8” material).  The output from the crusher is scooped into a dump truck, transported a short distance to be stockpiled on a storage pad near the processing building (roughly 2,800 feet from slag pile to the stockpile).  It is then run through an impact mill and fed into a vibratory mill, the final stage of grinding.  The vibratory mill is a “wet” mill, which means that water is added, along with the slag inside the mill.  The output from the vibratory mill is a black, wet slurry with paint-like consistency.

Leaching. After the grinding circuit, the slurry will be pumped into a series of leach tanks into which chemicals and water are added.

Filtration.  The contents from the leach tanks are then passed through pressure filters through which the solids are separated from the liquid.  The solids, or filtered “byproduct” are a ferrosilicate product and are stored for later removal.  The liquid, or “pregnant solution,” contains the gold, silver, copper and zinc in solution.

Extraction.  The extraction process starts by pumping the pregnant solution through a series of resin columns, also referred to as the ion exchange circuit.  Resins are manmade collectors (functionalized plastic), each specifically designed to selectively collect specific metals.  The first series of resin columns is designed to extract the gold and silver, followed by copper and zinc in the second and third series of resin columns, respectively.  At this stage, the metals are “loaded’ on their respective resins.  We expect that the resins will recover the metals (gold, silver, copper, and zinc) from the pregnant solution.  However, the exact recovery rates will not be known until data is analyzed from the operation of the production module.

Due to cost and efficiency, it is anticipated that the gold and silver loaded resins will be sold directly to a refinery instead of purifying the metal on site (the value of the gold and silver is anticipated to outweigh the value of the resins).  The copper and zinc will be dissolved from their respective resins and purified into copper and zinc metal through separate electrowinning systems.  The electrowinning process uses electrical current to extract metal from solution and is a widely used extraction method for copper and zinc.  The copper and zinc resins will then be recycled and reused (the relative value of the resins compared to the value of copper and zinc is significant and therefore the reason to “strip” and re-use the resins).

Permitting.  The site for the Clarkdale Slag Project is located in the Town of Clarkdale, Arizona and as a result, most of the operational permits are subject to their authority.  The environmental permits, however, are subject to the authority of the State of Arizona.

We were granted a Class II Synthetic Air Quality permit from the Arizona Department of Environmental Quality (“ADEQ”) for quarrying and metals recovery operations for the Clarkdale Slag Project.  A Class II permit is required because the ADEQ determined that our project is not a “major source” of air pollution after reviewing the description of our on-site activities, and the modeling done by us with the assistance of our consultant, an unaffiliated international engineering company, which shows the potential areas where the project could possibly emit substances into the air.  We received a “Synthetic” permit because we voluntarily worked with ADEQ to agree on limits of production, that would assure that we would not exceed the acceptable limits of regulated air pollutants.  The agreement permits us to operate the demonstration module at a maximum capacity of 240 tons per day.  The Class II permit is the only air quality permit required for us to operate the demonstration module.  During the operation of the module, we intend to collect data to demonstrate the actual amount of air pollutants generated by each process that we use.  We also intend to prepare a computer model of those activities with the assistance of our consultant.  We then intend to submit that data to ADEQ in support of our full production module.

We have obtained an approved use permit from the Town of Clarkdale to process up to 250 tons of slag per day for project operations, and a conditional use permit from Clarkdale for our planned activities for up to 2,000 tons per day on the Clarkdale Slag Project, subject to final approval of our plans and approval from ADEQ with respect to our air permit.  We have obtained a Determination of Non-Applicability from the ADEQ with regard to an aquifer protection permit for the proposed production module.  The effect of this determination will exempt us from requiring a water permit for the processing of up to 250 tons of slag per day for project operations.

On June 17, 2008, we received a Certificate of Occupancy for the laboratory facilities located within the module building, allowing our chemists to conduct immediate, on-site analyses of leaching results to further optimize the metals extraction process.  On August 8, 2008, we received a Certificate of Occupancy for the module building, allowing us to operate the grinding, leaching, filtering and resin extraction equipment within the module building.  On December 30, 2008, we received a Certificate of Occupancy for the electrowinning building, allowing us to operate the copper and zinc electrowinning equipment within the electrowinning building.

In January 2009, we submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road.  The purpose of the road is to provide us with the capability to enhance the flow of industrial traffic to and from the Clarkdale Slag Project.  The construction of the road is required infrastructure improvement under the terms of our conditional use permit with the Town of Clarkdale.  The Town of Clarkdale approved the development agreement on January 9, 2009.

The development agreement provides that its effective date will be the later of (i) 30 days from the approving resolution of the agreement by the Clarkdale Town Council; or (ii) the date on which the Town of Clarkdale obtains a connection dedication from separate property owners who have land that will be utilized in construction of the road; or (iii) the date on which the Town of Clarkdale receives the proper effluent permit.  The Town of Clarkdale has approved the development agreement, and the remaining two contingencies with respect to the effectiveness of the development agreement are beyond our control.

Under the development agreement, we are obligated to complete the development of the road within two years after the effective date of the agreement.  If we do not complete the road within the two year period, we may lose our conditional use permit from the Town of Clarkdale.  Further, as a condition of our developing any of our property that is adjacent to the Clarkdale Slag Project, we will be required to construct additional enhancements to the road.  We will have ten years from the start of construction on the road in which to complete the additional enhancements.  However, we do not currently have any defined plans for the development of the adjacent property.

We estimate that the initial cost of construction of the road will be approximately $3,500,000 and that the cost of the additional enhancements will be approximately $1,200,000.  We will be required to fund the costs of this construction.  Based on the uncertainty of the timing of these contingencies, we have not included these costs in our current operating plans or budgets.  However, we will require additional project financing or other financing in order to fund the construction of the road and the additional enhancements.  There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.  The failure to complete the road and the additional enhancements in a timely manner under the development agreement would have a material adverse effect on the Clarkdale Slag Project and our operations.

Searchlight Gold Project

Location, Access and History of Exploration.  The Searchlight Gold Project is a 3,200-acre placer gold project located about 50 miles south of Las Vegas and 2 miles south of Searchlight, Nevada.  (See Figure 5 below.)  Access is by vehicle from Highway 95.  The mining claims were staked in the period between 1998 and 2003 as 160-acre association placer mining claims on federal land administered by the BLM.  We own title to the Searchlight Claims.

Figure 5 – Searchlight Gold Project Location

The Searchlight Claims are located in parts of Sections 1, 12-13 and 24-25 of Township 29 South, Range 63 East and Sections 19 and 30 of Township 29 South, Range 64 East Clark County, Nevada.  The names of the 160-acre claims and their federal serial numbers are as described below:

Nevada Mining Claim	BLM Number
Rio Raga 300	600834
Rio Raga 301	600835
Rio Raga 302	600836
Rio Raga 303	600837
Rio Raga 304	600838
Rio Raga 305	600839
Rio Raga 306	715676
Rio Raga 307	600841
Rio Raga 308	600842
Rio Raga 309	600843
Rio Raga 310	699996
Rio Raga 311	699997
Rio Raga 312	600846
Rio Raga 313	600847
PV Brown 193	854993
PV Brown 301	854994
P V Red #11	791232
P V Red #12	791233
P V Red #13	791234
P V Red #14	791235

During the second quarter of 2008, we “double staked” the Searchlight property by filing, with the BLM and the Clark County, Nevada Recorder, 142 new and separate 20-acre placer claims overtop of the twenty existing 160-acre claims.  We were only able to “double stake” 2,840 acres out of the 3,200 acre site due to various regulatory restrictions on staking of certain of the smaller land parcels on the site.  We have maintained the twenty prior 160-acre claims to provide us with a basis to retain the priority of and defend our existing 160-acre mining claims.

The names of the 20-acre claims and their corresponding federal serial numbers are as described below:

Nevada Mining Claim		BLM Number	Nevada Mining Claim		BLM Number
SMC	001	0989708	SMC	047	0989748
SMC	002	0989709	SMC	048	0989749
SMC	003	0989710	SMC	050	0989750
SMC	004	0989711	SMC	052	0989751
SMC	005	0989712	SMC	054	0989752
SMC	006	0989713	SMC	056	0989753
SMC	007	0989714	SMC	057	0989754
SMC	008	0989715	SMC	058	0989755
SMC	009	0989716	SMC	059	0989756
SMC	010	0989717	SMC	060	0989757
SMC	011	0989718	SMC	061	0989758
SMC	012	0989719	SMC	062	0989759
SMC	013	0989720	SMC	063	0989760
SMC	014	0989721	SMC	064	0989761
SMC	015	0989722	SMC	065	0989762
SMC	016	0989723	SMC	066	0989763
SMC	017	0989724	SMC	067	0989764
SMC	018	0989725	SMC	068	0989765
SMC	019	0989726	SMC	069	0989766
SMC	020	0989727	SMC	070	0989767
SMC	021	0989728	SMC	071	0989768
SMC	022	0989729	SMC	072	0989769
SMC	023	0989730	SMC	073	0989770
SMC	024	0989731	SMC	074	0989771
SMC	025	0989732	SMC	075	0989772
SMC	026	0989733	SMC	076	0989773
SMC	027	0989734	SMC	077	0989774
SMC	028	0989735	SMC	078	0989775
SMC	029	0989736	SMC	079	0989776
SMC	030	0989737	SMC	080	0989777
SMC	031	0989738	SMC	081	0989778
SMC	032	0989739	SMC	082	0989779
SMC	033	0989740	SMC	083	0989780
SMC	035	0989741	SMC	084	0989781
SMC	037	0989742	SMC	085	0989782
SMC	039	0989743	SMC	086	0989783
SMC	041	0989744	SMC	087	0989784
SMC	043	0989745	SMC	088	0989785
SMC	045	0989746	SMC	089	0989786
SMC	046	0989747	SMC	090	0989787

Nevada Mining Claim		BLM Number	Nevada Mining Claim		BLM Number
SMC	091	0989788	SMC	126	0989819
SMC	092	0989789	SMC	127	0989820
SMC	093	0989790	SMC	128	0989821
SMC	094	0989791	SMC	129	0989822
SMC	095	0989792	SMC	130	0989823
SMC	096	0989793	SMC	131	0989824
SMC	097	0989794	SMC	132	0989825
SMC	098	0989795	SMC	133	0989826
SMC	099	0989796	SMC	134	0989827
SMC	100	0989797	SMC	135	0989828
SMC	101	0989798	SMC	136	0989829
SMC	102	0989799	SMC	141	0989830
SMC	103	0989800	SMC	142	0989831
SMC	104	0989801	SMC	143	0989832
SMC	105	0989802	SMC	144	0989833
SMC	106	0989803	SMC	145	0989834
SMC	107	0989804	SMC	146	0989835
SMC	108	0989805	SMC	147	0989836
SMC	109	0989806	SMC	148	0989837
SMC	110	0989807	SMC	149	0989838
SMC	111	0989808	SMC	150	0989839
SMC	112	0989809	SMC	151	0989840
SMC	117	0989810	SMC	152	0989841
SMC	118	0989811	SMC	153	0989842
SMC	119	0989812	SMC	154	0989843
SMC	120	0989813	SMC	155	0989844
SMC	121	0989814	SMC	156	0989845
SMC	122	0989815	SMC	157	0989846
SMC	123	0989816	SMC	158	0989847
SMC	124	0989817	SMC	159	0989848
SMC	125	0989818	SMC	160	0989849

The Searchlight District is a well known, historic gold camp.  Mining occurred in the area during the period 1900-1950, where some 250,000 ounces of gold were produced from quartz-sulphide-hematite veins to depths of greater than 1,000 feet with minor placer gold produced.  However, there has been no prior history of mining on the land related to the Searchlight Claims.

Since 2005, we have maintained an ongoing exploration program on our Searchlight Gold Project and have contracted with Arrakis, an unaffiliated mining and environmental firm, to perform a number of metallurgical tests on surface and bulk samples taken from the project site under strict chain-of-custody protocols.  In 2007, results from these tests validated the presence of gold on the project site, and identified reliable and consistent metallurgical protocols for the analysis and extraction of gold, such as microwave digestion and autoclave leaching.  Autoclave methods typically carry high capital and operating costs on large scale projects, however, we were encouraged by these results and in the first quarter of 2008, we approved a continuation of the metallurgical work program with Arrakis.  The goal of this work program is to attempt to further improve upon the extraction grades of gold from samples taken from the project and explore in more detail the potential capital and operating costs of implementing methods, such as autoclave leaching.

We have budgeted $200,000 to our twelve month work program for the Searchlight Gold Project.  Our work program is focused on continuing the testing program with Arrakis, including metallurgical tests, bulk sampling, milling, leaching and extraction tests to optimize recovery of precious metals from samples taken from the project and exploring in more detail the potential capital and operating costs of implementing methods, such as autoclave leaching.  We will also focus on our work with the BLM, our consultants and our attorneys to help us obtain approval of the Plan of Operations, containing the necessary permits to execute on our desired drilling program.  The drilling and pre-feasibility program, which we anticipate will include an eighteen-hole drill program, chain-of-custody sampling and assaying of drill hole material, pilot plant tests and a pre-feasibility report, is expected to commence shortly after receiving the BLM’s approval of the Plan of Operations.

Estimate of Projected Expenditures.  Since our involvement in the Searchlight Gold Project in February 2005, we have incurred project expenses of approximately $675,000 on metallurgical testing and mineralogical studies.  The following is an outline of the proposed milestones and expenditures on the Searchlight Gold Project for the next twelve months:

Work	Budget

1. Metallurgical Testing and Pre-Feasibility Program	$100,000
• Continue independent metallurgical testing program, bulk sampling, milling, leaching and extraction tests to optimize recovery of precious metals

• Update independent engineering report with results from metallurgical testing program

2. Permitting	$100,000
• Obtain permit to drill 18 holes

TOTAL	$200,000

Background of Metallurgical Testing at the Searchlight Gold Project.  In May 2005, we retained Arrakis to take preliminary chain of custody surface samples from the Searchlight site and test the samples for precious metals.  The results indicated that there was a presence of gold in the samples.  However, they represented only an “assay” of the sample and are not indicative of the potential extraction of gold from the material.  Results of the chain of custody surface samples are provided below:

Surface Sample I.D.	Feed Grade
Au
(opt)*
SS5	0.39
SS6	0.48
SS7	0.55
SS8	0.69
* opt (ounces per ton)

Following this initial testing, Arrakis tested a variety of bench scale leach methods in order to test for extraction of the gold from the samples.  The bench testing and optimization of leach conditions improved the extraction efficiency to 72% and outlined a protocol for bulk leach testing.  In September 2005, Arrakis collected a six-ton bulk sample from the project site.  Results from analyses of the bulk samples were as follows:

Bulk Test I.D.	Feed Grade	Extracted Grade Au
	Au	(opt)*
	(opt)*
BL1	0.58	0.25
BL2	0.58	0.22
BL3	0.90	0.21
* opt (ounces per ton)

Subsequent metallurgical testing in 2006 and 2007 by Arrakis using the process of total digestion has consistently revealed a feed grade of 0.37 ounces per ton (opt) gold or better in the Searchlight Gold Project samples.  Preliminary tests indicate that gravity concentration of the material does not improve on the extracted recovery of gold.

Arrakis performed a number of tests to examine pressure leaching via autoclave to enhance both the kinetics and extraction efficiency of gold from solution and conducted a series of 11 autoclave tests using 200-gram samples in a Parr 1 liter pressure reactor.  In January 2007, Arrakis reported the results of such tests, as are summarized in the following table:

Autoclave Test I.D.*	Feed Grade	Extracted Grade
	Au	Au
	(opt)**	(opt)**
TP2	0.37	0.07
TP3	0.39	0.08
TP4	0.38	0.03
TP5	0.37	0.15
TP6	0.34	0.19
TP7	0.37	0.03
TP8	0.37	0.16
TP9	0.37	0.14
TP10	0.37	0.23
TP11	0.37	0.26
TP12	0.37	0.15

*	All samples approximated 200 grams in 1 liter of solution. Leach time for all samples approximated 90 min. and the sample for TP7 was dead roasted prior to leaching.
**	opt (ounces per ton)

Metallurgical extraction, using autoclave leaching, has been successful in extracting 70% of the gold into solution. However, as seen from the table above, precipitation of gold from the leach solution has been challenging and work is continuing to better optimize this process.

The table below provides an overview of the results from metallurgical tests completed, to date, by Arrakis:

COC Tests(1)	Feed Grade*	Extracted Grade	Leach Method
	Gold (opt)**	Gold (opt)**
Bench Leach Tests
SP4 – 500grams	0.58	0.24 – 0.42	48 hr Leach
SP4 – 50lbs head	0.54
Con 1	1.56	0.36	96 hr leach
Con 2	0.93	0.75	96 hr leach
Bulk Leach Tests
BL1 - 1,000 lbs	0.58	0.25	48 hr Leach
BL2 - 1,000 lbs	0.58	0.22	48 hr Leach
BL3 – 9,000 lbs head
1,674 lbs cons	0.90	0.21	72 hr Leach
Autoclave Tests
TP2-12 – 200 grams	0.34 – 0.39	0.030 – 0.264	1.5 hr Autoclave
TP8 – 200 grams	0.37	0.158	1.5 hr Autoclave
TP9 (TP8 tails)		0.142	1.5 hr Autoclave
Total		0.300	3.0 hr Autoclave

*	Feed Grade is the initial gold content in the sample. Extracted Grade is the amount of gold leached into solution.
**	opt (ounces per ton)

(1) With respect to the results set forth in the table above, Arrakis performed gold analysis under chain-of-custody parameters. Analysis of all head ore samples was done by 3 acid digestion in a Milestone Ethos Plus microwave sample digester and analyzed by a Perkin Elmer 5100 graphite furnace atomic adsorption system with Zeeman background correction. Pregnant solutions from all bench and bulk tests were analyzed for gold using calibration blanks and standards corrected with matching sample matrix to the specific solution being read.

Permitting. Our Searchlight Claims are comprised of non-patented placer mining claims located on federal land administered by the BLM. Mining activities on the Searchlight Claims must be carried out in accordance with a Plan of Operations or permit issued by the BLM.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim. We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us. Although we did not acquire the Searchlight Claims with a written agreement to purchase the Plan of Operations, the prior owners verbally agreed to cooperate with us in attempting to transfer their Plan of Operations into our name.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued the BLM Order for “Immediate Suspension of All Activities” notice on May 12, 2006 against Mr. Matheson and certain of his affiliates (Pass Minerals, Inc., Kiminco, Inc. and Pilot Plant Inc., which also were prior Searchlight Claim owners and are our stockholders) with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project. The dispute between the BLM and Mr. Matheson arose due to the BLM’s determination that Mr. Matheson and his affiliates had engaged in willful mineral trespass for the unauthorized removal of sand and gravel from public lands by Mr. Matheson and his affiliates or their predecessors. The BLM had demanded payment of approximately $2,530,000 for the willful trespass. After failure by Mr. Matheson and his affiliates to pay the amount, the BLM issued the BLM Order. The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations. An appeal by Mr. Matheson of the BLM Order with the Interior Board of Land Appeals affirmed the BLM’s decision, keeping the BLM Order in effect. The BLM Order effectively covered all projects tied to Mr. Matheson.

 In late December 2007, we were verbally informed by the BLM that if we obtained title to the claims (without Mr. Matheson as a claim owner) and we applied for a Plan of Operations under our name, the BLM would cooperate with us in granting approval of our Plan of Operations. During the second quarter of 2008, the Searchlight Claim owners transferred title to the Searchlight Claims to us in consideration of our agreement to issue to the Searchlight Claim owners by June 30, 2008 the remaining 1,400,000 shares of common stock out of the 5,600,000 shares issuable under the 2005 agreement pursuant to which we had obtained an option to acquire the Searchlight Claims. On June 25, 2008, we issued the 1,400,000 shares of common stock to the Searchlight Claim owners.

 Double Staking. During the second quarter of 2008, we “double staked” the Searchlight property by filing, with the BLM and the Clark County, Nevada Recorder, 142 new and separate 20-acre placer claims overtop of the twenty existing 160-acre claims. We were only able to “double stake” 2,840 acres out of the 3,200 acre site due to various regulatory restrictions on staking of certain of the smaller land parcels on the site. We have maintained the twenty prior 160-acre claims to provide us with a basis to retain the priority of and defend our existing 160-acre mining claims. However, we are subject to the risk that when we, a single entity, acquire title to association placer claims from an association of prior, multiple locators, there could be potential problems for us in the future:

•
First, the validity of the association of the prior locators could always be challenged by the BLM if the BLM believed that the association was not properly assembled or if there were any “dummy locators” (place-holder locators who did not contribute to the association). A “properly assembled” placer association is comprised of 2–8 individuals or companies who each may claim 20 acres and each owns a full interest in the claim. The individuals may not be employees of one of the companies. These individuals and/or entities must be involved actively in the business of developing the claim. Use of an uninvolved individual or entity as a locator for the purpose of acquiring additional acreage may constitute fraud, and the entire claim could be declared void. A “dummy locator” is an individual or entity who is not actively involved with the development of the claims, and whose name has been used for the purpose of acquiring additional acreage. The action of using dummy locator(s) may constitute fraud, and under existing laws, the claim located by use of dummy locator(s) can be declared void from its inception.

•
Second, if there was deemed to be a discovery on any 160-acre claim following the transfer to us, the claims could implode to a 20-acre parcel surrounding the point of discovery of each claim and potentially leave the surrounding 140 acres unavailable for re-staking, and potentially to a 10-acre parcel and leave the surrounding 150 acres unavailable for re-staking.

•
Third, the location of the 20-acre claims may cause an implied abandonment of the older claims. Should a problem occur in the future with the 160-acre claims, we could revert to the 20-acre or 10-acre claims, if necessary. Also, we will incur additional costs because we have to maintain two sets of claims.

We believe that “double staking” the property enhances our existing claims because “double staking” with 20-acre claims provides a more secure basis for asserting our claim rights than our existing 160-acre claims because they were located and are held solely by us, as a single entity and not as an association of two or more entities. Holding 20-acre claims as a single entity reduces the likelihood that the BLM will challenge the validity of the claims based on the existence of “dummy locators.” If the BLM challenges the validity of the 160-acre claims or we are forced to abandon such claims, we would revert to the 20-acre claims covering only the 2,840 acres. Any regulatory permits that we have applied or may apply for (i.e., drilling, and mining) would have to be conducted within the related 2,840 acres. However, if the BLM was to determine that a discovery was not made on any of the 10-acre portions of the 20-acre association placer claims, any of such claims could implode to a 10-acre parcel and potentially result in the loss of our rights in the adjoining 10 acres of the particular claim.

Further, we are required to make annual rental payments to the Federal government in connection with our claims. If we fail to make our required payments in the future, the related claims would be void.

In addition, the BLM has been excluding significant amounts of land in southern Nevada from mining and development over the past few decades. The BLM has designated this excluded land as “Areas of Critical Environmental Concern (ACECs).” Any person that wishes to stake mining claims would not be able to do so in these affected areas. However, if a person already owns valid claims before the land is designated as an ACEC, the claimant would have those claims grandfathered in. In the case of the Searchlight Claims, the Searchlight Project has not been designated as an ACEC and our 160-acre claims were originally located between 1990 and 2003. The BLM has advised us, however, that due to the proximity of our claims to an ACEC we would be required to file a Plan of Operations for our desired drilling program. We do not believe these added requirements will have a material adverse impact on our Plan of Operations for the Searchlight Gold Project. However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time. If the BLM decides in the future to designate the Searchlight Project site as an ACEC, and also challenges our 160-acre claims, we would have to rely on our “double staked” claims to preserve the Searchlight Claims. Although we believe that, in such event, our “double staked” claims would survive a challenge by the BLM, there can be no assurances to that effect and the successful challenge of some or all of the Searchlight Claims would have a material adverse effect on the Searchlight Project and our operations.

Application for New Plan of Operations. As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property. However, we have anticipated that regulatory and other delays would take place, which are typical in our industry. We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process. In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

In the third quarter of 2008, we submitted a Plan of Operations to the BLM in our name, substantially similar to the original Plan of Operations, which included a request to drill eighteen holes on the project area and to mine a 36-acre mining pit. On August 27, 2008, the BLM responded, in part, by advising that the previous bond that we posted of $180,500 for the previous Plan of Operations would not be transferrable to the new one and that a new bond would have to be posted. At the time, we considered the recovery of the reclamation bond to be uncertain and, therefore, we have established a full allowance against the reclamation bond with the offsetting expense to project exploration costs. Based on continued discussions with the BLM, we may be able to recover the bond upon request, however, we have not chosen to make such a request at this time.

In September 2008, we decided that we would only continue to pursue the permits to drill on the project area and forgo the 36-acre pit until a later date since we believed that by keeping the pit area in the Plan of Operations, it might delay the BLM’s approval process for our Plan of Operations. Although the 36-acre pit had been part of the Plan of Operations obtained by the prior owners of the Searchlight Claims, we do not believe that digging and mining a 36-acre pit would be a material aspect of the Plan of Operations at this stage of the Searchlight Gold Project. Therefore, we decided to remove the 36-acre pit from the Plan of Operations. Further, by reducing the scope of the permit, we decided that we could submit the application in the form of a Notice of Intent, a shorter and less complex application form than a Plan of Operations. Consequently, on September 24, 2008, we withdrew the Plan of Operations and submitted a Notice of Intent with the BLM, pursuant to which we sought permission to drill eighteen 500-foot drill holes on the Searchlight project area.

After a series of correspondence between us and the BLM, on December 15, 2008, we received a letter from the BLM advising us that the BLM had closed our Notice of Intent from consideration and that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby ACEC; and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.

On January 13, 2009, we filed a Notice of Appeal of the BLM’s decision regarding the closing of our Notice of Intent, and, thereafter, submitted a statement of reasons relating to the appeal, which supports our case that we should be allowed to obtain our desired drilling permits through a Notice of Intent, as opposed to a Plan of Operations, even considering the Searchlight Project’s proximity to the ACEC.

Although we are still following through with our appeal regarding the closing of our Notice of Intent, we determined that, due to the standard lengthy time required to have a Plan of Operations approved by the BLM and should we be unsuccessful with our appeal, it would be prudent to begin the approval process immediately by filing for our Plan of Operations. Thus, on March 23, 2009, we submitted a new Plan of Operations to the BLM, taking into account the Desert Tortoise issue. In our Plan of Operations, we have requested permission to drill eighteen drill holes on the project area. In the event of the approval of our Plan of Operations, we will be required to post a new reclamation bond with the BLM, which we anticipate will be approximately $16,000. After a further series of correspondence between us and the BLM, on June 3, 2009, we received a comment letter from the BLM regarding our Plan of Operations, which included requests to clarify issues related to the location of fuels and lubricants being used by us, the location of potential new disturbances in connection with new road construction, a map edit and our materials storage area. We responded to the BLM’s questions by letter on July 2, 2009.

There is no regulatory time frame for the BLM to review our Plan of Operations. We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months. Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Whether we obtain an approved Notice of Intent or Plan of Operations, our work on the project site will be limited to the scope within the Notice of Intent or Plan of Operations. However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time. To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations. However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval. Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM. Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project. If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

Further, although our ability to obtain drilling permits has been delayed, we have continued and intend to continue our current metallurgical program with Arrakis.

In order to maintain our Searchlight Claims, we must pay an annual maintenance fee of $140 per claim to the Nevada State Office of the BLM. We have paid the required maintenance fees and filed the affidavits required in order to extend the claims to August 31, 2010.

Competition

We are an exploration stage company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration on our mineral properties.

Compliance With Government Regulation

The mining industry in the United States is highly regulated. We intend to secure all necessary permits for the development of the Clarkdale Slag Project and the exploration of the Searchlight Gold Project. The technical consultants that we hire are experienced in conducting mineral exploration and metallurgical activities and are familiar with the necessary governmental regulations and permits required to conduct such activities. As such, we expect that our consultants will inform us of any government permits that we will be required to obtain prior to conducting any planned activities on our two aforementioned projects. We are not able to estimate the full costs of complying with environmental laws at this time since the full nature and extent of our proposed processing and mining activities cannot be determined until we complete and operate our first production module on the Clarkdale Slag Project and complete our exploration program on the Searchlight Gold Project.

If we enter into full scale production on our Clarkdale Slag Project or the development of our Searchlight Gold Project, of which there are no assurances, the cost of complying with environment laws, regulations and permitting requirements will be substantially greater than in the exploration or preliminary development phases because the increase in the size of the project. Permits and regulations will control all aspects of any development or production program if the project continues to those stages because of the potential impact on the environment. Examples of regulatory requirements include:

•	water discharge will have to meet water standards;

•	dust generation will have to be minimal or otherwise remediated;

•	dumping of material on the surface will have to be re-contoured and re-vegetated;

•	an assessment of all material to be left on the surface will need to be environmentally benign;

•	ground water will have to be monitored for any potential contaminants;

•	the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and

•	there will have to be an impact report of the work on the local fauna and flora.

Employees

As of March 31, 2009, we had twenty full-time and five part-time employees. We also had three full-time consultants who provide services to our Clarkdale Slag Project operations. None of our employees are currently represented by a union or covered by a collective bargaining agreement. Management believes its employee relations are satisfactory.

Properties

We currently rent the office space for our corporate headquarters at the current rate of $4,900 on a month-to-month basis from Horizon View, LLC (formerly Burnett & Williams, LLC), a Nevada limited liability company. The office space, located at 2441 West Horizon Ridge Parkway, Suite 120, Henderson, Nevada 89052, consists of approximately 1,150 square feet.

We have a month-to month rental agreement with Clarkdale Arizona Central Railroad. We receive rental income of $1,700 per month.

We rent a commercial building space to two tenants. The rental arrangements for both tenants stem from expired leases and are currently on a month-to-month basis. We received rental income under these agreements totaling $1,277 per month in 2008 and currently receive rental income under these agreements totaling $813 per month.

We hold title to the following real properties located in Clarkdale, Arizona which constitute the Clarkdale Slag Project:

Yavapai County Assessor/
Location	Parcel No.	Description of Property
Clarkdale, Arizona	400-01-007E 400-02-001 400-01-007F 400-05-017D 400-06-001Y 400-05-006A 400-06-002C 400-05-013F 400-05-013G 400-05-001E 400-05-001F	Parcels of vacant land comprising approximately 600 acres
919 Main Street, Clarkdale, Arizona	400-03-158	Commercial building
Clarkdale, Arizona	Parcel I	Lots 1 and 2, Block 44, town of Clarkdale according to the plat of record in Book 5 of Maps, page 85, records of Yavapai County, Arizona.
Clarkdale, Arizona	Parcel II	A portion of the Northeast quarter of Section 20, Township 16 North, Range 3 East of the Gila and Salt River Base and Meridian, Yavapai County, Arizona
Clarkdale, Arizona	Parcel III
A parcel of land located in the Southeast quarter of Section 19, and the Southwest quarter of Section 20, Township 16 North, Range 3 East, Gila and Salt River Base and Meridian, Yavapai County, Arizona

Clarkdale, Arizona	Parcel IV	A parcel of land located in the North half of Section 20, Township 16 North, Range 3 East, Gila and Salt River Base and Meridian, Yavapai County, Arizona
Clarkdale, Arizona	Parcel V	A portion of Sections 17, 18, 19 and 20, Township 16 North, Range 3 East, Gila and Salt River Base and Meridian, Yavapai County, Arizona.

We entered into a lease on August 25, 2004 with the Town of Clarkdale, Arizona.  We provide approximately 60 acres of land to the Town of Clarkdale for disposal of Class B effluent.  We have a first right to purchase up to 46,000 gallons per day of the effluent for its use at 50% of the potable water rate.  In addition, if Class A effluent becomes available, we may purchase the Class A effluent at 75% of the potable water rate.  The term of the lease is five years with a one year extension available.  At such time as Clarkdale no longer uses the property for effluent disposal, and for a period of 25 years measured from the date of the lease, we have a continuing right to purchase Class B effluent, and if available, Class A effluent at then market rates.

Effluent is water that is reclaimed from a wastewater treatment process to remove toxins.  The classifications of reclaimed effluent ranging from A+ (the best) to C (the worst), are indicative of the level of treatment that has been performed on the effluent.  Treated effluents under all of these classifications may be reused, within defined parameters.  The classifications determine what direct reuse is permitted for that effluent.  Currently, no class of treated effluent may be used for direct human consumption.  Based on the classification, reclaimed water may be used for dust control, agricultural irrigation, livestock watering, landscape irrigation, and human contact.  Water quality criteria include standards regulating turbidity, fecal coliform bacteria, enteric viruses and other pathogenic organisms, and mean concentration of total nitrogen.  The Town of Clarkdale has obtained an Aquifer Protection Permit to discharge the Class B effluent on to our property.  The water is discharged through a sprinkler system onto the ground, where it percolates down through to the underlying aquifer.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is determinable and the loss is probable.

We believe that there are no material litigation matters at the current time.

MANAGEMENT

General

Our bylaws provide that the terms of office of the members of our board of directors be divided into three classes, Class I, Class II and Class III, the members of which serve for a staggered three-year term. The terms of the current Class I, Class II and Class III directors are set to expire at the next annual meeting of stockholders in 2010, 2009 and 2011, respectively.  At each annual meeting of stockholders, directors chosen to succeed those whose terms then expire are elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election or until their successors are elected and qualify, subject to their prior death, resignation or removal.  Our board presently consists of four directors.

Our board members are encouraged to attend meetings of the board of directors and the annual meeting of stockholders.  The board of directors held 12 meetings and adopted approximately 13 unanimous written consents in lieu of meetings in 2008.  Officers serve at the discretion of the board of directors.

Ian R. McNeil, our President, Chief Executive Officer and a member of our board of directors is the brother in law of Carl S. Ager, our Vice President, Secretary and Treasurer and a member of our board of directors.  Other than for these relationships, none of our directors or executive officers are related to one another.

The following table sets forth certain biographical information with respect to our directors and executive officers:

Name	Position	Age

Ian R. McNeil	Director (Class I), Chief Executive Officer and President	37
Carl S. Ager	Director (Class II), Vice President, Secretary and Treasurer	34
Melvin L. Williams	Chief Financial Officer	48
Harry B. Crockett	Director (Class II)	67
Robert D. McDougal	Director (Class III)	77
Martin B. Oring	Director (Class III)	63

Ian R. McNeil, Chief Executive Officer, President and Director.  Mr. McNeil has been a member of our board of directors since July 25, 2005 and our Chief Executive Officer and President since October 7, 2005.  Mr. McNeil has been involved in starting his own businesses and has worked in executive positions for both large and small companies. Mr. McNeil graduated with a Bachelor of Commerce degree from the University of Victoria in 1996.  In 1997, Mr. McNeil founded McNeil Enterprises, a British Columbia based small business consulting company that specialized in business plan creation and event management.  In 1998, Mr. McNeil co-founded a private furniture, manufacturing and retail company based in Langley, British Columbia.  From June 2003 until June 2007, Mr. McNeil served as president and a director of Nanominerals, one of our principal stockholders, which operates in the business of precious metal exploration and development.  During his time at Nanominerals, Mr. McNeil helped define much of the corporate strategy, raised money and ran the day to day operations.  Prior to joining Nanominerals, Mr. McNeil was the director of operations for the eSolutions division of Telus Corporation (2000-2003) a large telecommunications company based in Canada.  While at Telus, Mr. McNeil managed a team of over a 100 people spread over three geographical offices.  Telus provides a wide range of wireline and wireless telecommunications products and services including data, Internet Protocol (IP), voice, video and entertainment services.

Carl S. Ager, Vice President, Secretary and Treasurer.  Mr. Ager has been a member of our board of directors since July 25, 2005 and our Vice President, Secretary and Treasurer since October 7, 2005.  In 1997, Mr. Ager obtained his Bachelor of Applied Sciences – Engineering Geophysics degree from Queen’s University in Kingston, Ontario.  Since January, 2003, Mr. Ager has been President of CSA Management Corp, a private Nevada corporation which provides consulting services, including business planning and administration.  However, CSA has not had active operations since 2005.  Mr. Ager also served as Vice President and a director of Nanominerals from June 2003 until June 2007.  Prior to joining Nanominerals and CSA Management, Mr. Ager’s experience included working as an investment executive for Scotia McLeod, one of Canada’s leading full-service brokerage firms (2000-2002).

Melvin L. Williams, Chief Financial Officer.  Mr. Williams has been our Chief Financial Officer since June 14, 2006.  Mr. Williams is a certified public accountant with over 20 years' experience in the public accounting industry with the firm of Cupit, Milligan, Ogden and Williams in Reno, Nevada.  During this period, he provided auditing, consulting, merger/acquisition, valuation and tax services to private and publicly traded companies in the manufacturing, technology, mining, healthcare and service industries, as well as to various non-profit organizations.  From 1984 until 1987, Mr. Williams served on the accounting staff of the University of Oregon Foundation, a private fund raising entity that also maintains endowment and trust investments for the continuing support of the University.  Mr. Williams, a member of the American Institute of Certified Public Accountants since 1989, is also a member of the Nevada Society of CPAs and past president of the Reno, Nevada chapter of the Institute of Management Accountants.  He earned a Bachelor of Business Administration degree at the University of Oregon in 1983.

Harry B. Crockett, Director.  Mr. Crockett has been a member of our board of directors since February 16, 2007.  Mr. Crockett is the managing member of Verde River Iron Company, LLC, a private Nevada limited liability company, which was our prior joint venture partner on the Clarkdale Slag Project and the prior owner of the Clarkdale Slag Project.  Mr. Crockett serves as a court appointed receiver serving various Superior Courts throughout California having served in this capacity over the last 15 years.  Mr. Crockett has previously served as an Executive Vice President of American Savings, specializing in troubled debt and troubled assets, as well as serving as Chairman of the Make a Wish Foundation of San Joaquin County, a charitable foundation serving the needs of terminally ill children.  Mr. Crockett holds a Bachelor of Arts degree from Golden Gate University in San Francisco, California and a California Real Estate Brokers license.  Mr. Crockett also has a pilot license with a single and multi engine land and instrument ratings.

Robert D. McDougal, Director.  Mr. McDougal has been a member of our board of directors since July 25, 2005.  He is a Certified Public Accountant.  He began practicing public accounting in 1973 and established his own practice in 1981.  The major portion of the practice is with mining and mining related clients including public companies, private companies, partnerships and individuals.  He was a director and officer of GEXA Gold Corporation, a publicly traded mining company, from 1985 to 2001.  Mr. McDougal was one of the founders of Millennium Mining Corporation which has been merged into Gold Summit Corporation, a publicly traded company.  He is the managing partner of GM Squared, LLC, which holds numerous mining claims. He also serves as the chief financial officer and a director of Ireland Inc., a publicly traded exploration stage company primarily focused on the acquisition and exploration of mining properties, of which Nanominerals is the principal stockholder.  He served on the Nevada Society of Certified Public Accountants Committee on Natural Resources for seven years, four years as chairman.  Prior to this time, Mr. McDougal served 20 years in the United States Air Force, retiring with the rank of Major.  Following his retirement from the United States Air Force, Mr. McDougal obtained a Bachelor of Arts degree in accounting from the University of Nevada, Reno, graduating with distinction.

Martin B. Oring, Director.  Mr. Oring has been a member of our board of directors since October 6, 2008.  Mr. Oring, a senior financial/planning executive, has served as the President of Wealth Preservation, LLC, a financial advisory firm that serves high-net-worth individuals, since 2001.  Since the founding of Wealth Preservation, LLC in 2001, Mr. Oring has completed the financial engineering, structuring, and implementation of over $1 billion of proprietary tax and estate planning products in the capital markets and insurance areas for wealthy individuals and corporations.  From 1998 until 2001, Mr. Oring served as Managing Director, Executive Services at Prudential Securities, Inc., where he was responsible for advice, planning and execution of capital market and insurance products for high-net-worth individuals and corporations.  From 1996 to 1998, he served as Managing Director, Capital Markets, during which time he managed Prudential Securities’ capital market effort for large and medium-sized financial institutions.  From 1989 until 1996, he managed the Debt and Capital Management group at The Chase Manhattan Corporation as Manager of Capital Planning (Treasury).  Prior to joining Chase Manhattan, he spent approximately eighteen years in a variety of management positions with Mobil Corporation, one of the world’s leading energy companies.  When he left Mobil in 1986, he was Manager, Capital Markets & Investment Banking (Treasury).  Mr. Oring is also a director of PetroHunter Energy Corporation and Parallel Petroleum Corporation, each of which is a publicly traded oil and gas exploration and production company.  Mr. Oring has served as a Lecturer at Lehigh University, the New York Institute of Technology, New York University, Xerox Corporation, Salomon Brothers, Merrill Lynch, numerous Advanced Management Seminars, and numerous in-house management courses for a variety of corporations and organizations.  He has an MBA Degree in Production Management, Finance and Marketing from the Graduate School of Business at Columbia University; and a B.S. Degree in Mechanical Engineering from Carnegie Institute of Technology.

We are committed to having sound corporate governance principles.  Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace.

Consultants

Nanominerals Corp. is a private Nevada corporation principally engaged in the business of mineral exploration.  We have engaged Nanominerals as a consultant to provide us with the use of its laboratory, instrumentation, milling equipment and research facilities which has allowed us to perform tests and analysis both effectively and in a more timely manner than would otherwise be available from other such consultants.  Dr. Charles A. Ager performs the services for us in his authorized capacity with Nanominerals under our consulting arrangement with Nanominerals.  Dr. Ager currently is the sole officer and director of Nanominerals Corp., and controls its day to day operations.  The following sets forth certain biographical information with respect to Dr. Ager:

Dr. Charles A. Ager, is a geophysical engineer with approximately 40 years of experience in the areas of mining discovery and production.  He is a registered geophysicist in the State of California and a registered professional engineer and professional geoscientist in British Columbia, Canada.  Dr. Ager received a PhD degree in geophysics from the University of British Columbia in 1974 and a Masters of Science degree from the University of British Columbia in 1972.  He received his undergraduate degree in mathematics and physics from California State University, Sacramento in 1968.  Dr. Ager has been associated with Nanominerals from 1988 until present.  Dr. Ager was the Chairman of ABM Mining Group from 1979 until 1988, when it was acquired by Northgate Mining.  ABM Mining Group was involved in providing technical and financial assistance in building and operating medium sized mining companies.  Project duties included property acquisition, exploration, permitting, development, production and finance.  Dr. Ager also was the President of the Ager Group of Geotechnical Companies from 1968 to 1979.  The Ager Group of Geotechnical Companies was involved in providing technical and financial assistance for exploration and development projects in Canada, the United States, Africa and the Far East.  Project work included the use of water, ground and air surveys in the exploration for oil and gas, coal, industrial minerals and base and precious metals.  Dr. Ager is a member of the Association of Professional Engineers and Geoscientists of British Columbia, Canada, the Society of Exploration Geophysicists and the Society of Mining, Metallurgy and Exploration.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should have broad experience at the policy-making level in business or banking.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us.  Each director must represent the interests of all stockholders.  When considering potential director candidates, the board of directors also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the board of directors.

Independent Directors; Review, Approval or Ratification of Transactions with Related Persons

We currently have five members on our Board of Directors.  We believe that Martin B. Oring is independent under the criteria established by NASDAQ for director independence, but that none of the remaining four members are independent.  The NASDAQ criteria include various objective standards and a subjective test.  A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is employed by us.  Mr. McNeil and Mr. Ager are not independent because they are our employees.

The subjective test requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  We considered commercial, financial services, charitable, and other transactions and other relationships between us and each director and his or her family members and affiliated entities.

For Mr. Oring, we believe that he did not have any transactions or other relationships which would have exceeded the NASDAQ objective standards or would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

With respect to our other four directors, we believe that we have ongoing business relationships with these directors or their affiliates which would not satisfy the NASDAQ subjective standards regarding the exercise of independent judgment in carrying out the responsibilities of a director.

In particular, we have continuing obligations under the agreements under which we acquired the assets relating to our Clarkdale Slag Project.  We remain obligated to pay a royalty which may be generated from the operations of the Clarkdale Slag Project with Nanominerals Corp. (“Nanominerals”), one of our principal stockholders, which is an affiliate of two members of our executive management and board of directors, Carl S. Ager and Ian R. McNeil.  We also have engaged Nanominerals as a paid consultant to provide technical services to us.  In addition, we have a similar royalty arrangement with VRIC, an affiliate of another member of our board of directors, Harry B. Crockett.  Further, one of our board members, Robert D. McDougal, serves as the chief financial officer and a director of Ireland, Inc., a publicly traded, mining related company, which is an affiliate of Nanominerals.  For these reasons, Messrs. McNeil, Ager, McDougal and Crockett do not qualify as independent members of our board directors.  We had negotiated the revenue sharing agreements with each of Nanominerals and VRIC prior to the time that Messrs. Ager, McNeil and Crockett, as applicable, became board members.  These persons are subject to a fiduciary duty to exercise good faith and integrity in handling our affairs.  However, the existence of these continuing obligations may create a conflict of interest between us and all of our board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  In addition, Nanominerals’ interest in Ireland, Inc. and its other mining related business interests may create a conflict of interest between us and our board members and senior executive management who are affiliates of Nanominerals.

Further, the interests of K. Ian Matheson, one of our principal stockholders (and a former officer and director), in Royal Mines and Minerals Corp., a publicly traded mining company based in Nevada, of which Mr. Matheson is an affiliate, and other mining related business interests may create a conflict of interest between us and Mr. Matheson.

Because we currently only have one independent director, the existence of these continuing obligations to our affiliates may create a conflict of interest between us and our non-independent board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  We intend to make good faith efforts to recruit independent persons to our Board of Directors.

Although we only have one independent director, the Board of Directors has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.  There can be no assurance that the above conflicts will not result in adverse consequences to us and the interests of the other stockholders.

Although our management intends to avoid situations involving conflicts of interest and is subject to a Code of Ethics, there may be situations in which our interests may conflict with the interests of those of our management or their affiliates.  These could include:

•	competing for the time and attention of management;

•	potential interests of management in competing investment ventures; and

•	the lack of independent representation of the interests of the other stockholders in connection with potential disputes or negotiations over ongoing business relationships.

Committee Interlocks and Insider Participation

Robert D. McDougal, a member of our board of directors, serves as the chief financial officer and a director of Ireland Inc., a publicly traded exploration stage company primarily focused on the acquisition and exploration of mining properties.  Nanominerals, one of our principal stockholders and an affiliate of Ian R. McNeil and Carl S. Ager, two of our executive directors and officers, is the principal stockholder of Ireland Inc.

Except as set forth above, no interlocking relationship exists between any member of our board of directors and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Committees of the Board Of Directors

Audit Committee.  We have an audit committee and an audit committee charter.  Our audit committee is presently comprised of Robert D. McDougal, Martin B. Oring and Harry B. Crockett.  Mr. Oring is an independent director.  Mr. Crockett is not an independent director.  Mr. McDougal is not an independent director, but we believe that he qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act.  On September 8, 2006, we adopted a revised audit committee charter and a whistle blower policy.  The purpose of the amendments to the audit committee charter is to expand on the role of the audit committee’s relationship with external auditors and the primary committee responsibilities.  The purpose of the whistle blower policy is to encourage all employees to disclose any wrongdoing that may adversely impact us, our stockholders, employees, investors, or the public at large.  The policy also sets forth (i) an investigative process of reported acts of wrongdoing and retaliation, and (ii) procedures for reports of questionable auditing, accounting and internal control matters from employees on a confidential and anonymous basis and from other interested third parties.  A copy of our audit committee charter was filed as an exhibit with to our Current Report on Form 8-K filed with the SEC on September 27, 2006.  Our audit committee is responsible for:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters;

•	reviewing with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations;

•	preparing the audit committee report that the SEC requires in our annual proxy statement;

•	engaging outside advisors; and

•	funding for the outside auditor and any outside advisors engagement by the audit committee.

Compensation Committee.  Our Compensation Committee assists our board of directors in determining and developing plans for the compensation of our officers, directors and employees.  Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

Our Compensation Committee is comprised of Robert D. McDougal, Harry B. Crockett and Martin B. Oring.  Mr. Oring is an independent director.  However, neither Mr. McDougal nor Mr. Crockett is an independent director.

Disclosure Committee and Charter.  We have a Disclosure Committee and a disclosure committee charter.  Our disclosure committee is presently comprised of Carl S. Ager, Ian R. McNeil, Robert D. McDougal and Martin B. Oring.  A copy of the disclosure committee charter was filed as an exhibit to our Form 10-KSB filed with the SEC on April 13, 2004.  The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of its financial reports.  Mr. Oring is an independent director.  However, neither Mr. McDougal, Mr. Ager nor Mr. McNeil is an independent director.

Related Person Transactions Policy

On March 17, 2009, the Board of Directors adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.  Related party transactions, which are limited to those described in this policy, are subject to the approval or ratification by the Audit Committee in accordance with this policy.

Our Code of Ethics, which applies to our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer and all senior financial officers, provides that all conflicts of interest should be avoided.  Pursuant to Item 404 of Regulation S-K of the SEC, certain transactions between the issuer and certain related persons need to be disclosed in our filings with the SEC.  In addition, under Section 78.140 of the Nevada Revised Statutes, certain transactions between us and our directors and officers may need to be approved by our Board of Directors or a duly authorized committee of the Board.  Finally, SEC rules require our Board to assess whether relationships or transactions exist that may impair the independence of our outside directors.  The policy is intended to provide guidance and direction on related party transactions.

A “related party transaction” is any transaction directly or indirectly involving any related party that would need to be disclosed under Item 404(a) of Regulation S-K.  Under Item 404(a), we are required to disclose any transaction occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving us where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.  “Related party transaction” also includes any material amendment or modification to an existing related party transaction.

For purposes of the policy, “related party” means any of the following:

•	a director (which term when used therein includes any director nominee);

•	an executive officer;

•	a person known by us to be the beneficial owner of more than 5% of our common stock (a “5% stockholder”);

•	an entity which is owned or controlled by a person listed above, or an entity in which a person listed above has a substantial ownership interest or control of such entity; or

•	a person who is an immediate family member of any of the foregoing.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

All related party transactions are required to be disclosed to the Audit Committee of the Board and any material related party transaction are required to be disclosed to the full Board of Directors.  Related party transactions will be brought to management’s and the Board’s attention in a number of ways.  Each of our directors and executive officers is instructed and periodically reminded to inform the Office of the Secretary of any potential related party transactions.  In addition, each such director and executive officer completes a questionnaire on an annual basis designed to elicit information about any potential related party transactions.  Any potential related party transactions that are brought to our attention are analyzed by our legal department, or if none exists, our outside counsel, in consultation with management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction requiring compliance with the policy.

At each of its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to us and to the relevant related party.  In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the following factors to the extent relevant to the related party transaction:

•	whether the terms of the related party transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for us to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•
whether the related party transaction would present an improper conflict of interests for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship, and

•	any other factors the Audit Committee deems relevant.

The Audit Committee will apply these factors, and any other factors it deems relevant to its determination, in a manner that is consistent with the rules and regulations promulgated by the Commission and the objectives of the policy.  Given that this list of factors is non-exclusive and, further, that the factors have not been assigned any particular level of importance with respect the other factors, the Audit Committee will have a certain amount of discretion in applying these factors.  The members of the Audit Committee, however, must exercise their reasonable business judgment in making a determination regarding the transaction at issue.

As a result, the specific application of these factors will be determined by the Audit Committee on a case-by-case basis.  The Audit Committee will examine each factor, both individually and collectively, in the context of our overall business and financial position, as well as our short-term and long-term strategic objectives.  In doing so, the Audit Committee will look at the particular facts and circumstances of the transaction at issue, as well as the totality of the circumstances surrounding the transaction as a whole.  The Audit Committee will examine the relationship of the facts and circumstances with our overall business and financial position and strategic objectives.  If, as and when special or unique concerns must be addressed, the Audit Committee will take such concerns into account.

For example, regarding transactions that would impair independence, if our securities become listed on a national securities exchange that requires a certain percentage of the board of directors to be independent, and the Audit Committee determines that a particular transaction will impair the independence of an outside director, potentially causing us to contradict the exchange mandated independence requirement, that particular transaction may be rejected.  However, there could arise a situation where, due to the importance of the transaction to our overall business and financial position and strategic objectives and our ability to appoint another independent director, such a transaction might be approved by the Audit Committee.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may, if so requested by the Chairperson of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related party transaction.  Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the related party transaction.

A related party transaction entered into without pre-approval of the Audit Committee will not be deemed to violate the policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy.

Under the policy, any “related party transaction” will be consummated or will continue only if:

•
the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	if the transaction involves compensation, that such transaction is approved of by our Compensation Committee.

Code of Ethics

Our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer and all senior financial officers, are bound by a Code of Ethics that complies with Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A Code of Ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Stockholder Communication with Our Board of Directors

Our Board of Directors has established a process for stockholders to communicate with the Board of Directors or with individual directors.  Stockholders who wish to communicate with our Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 2441 West Horizon Ridge Pkwy., Suite 120, Henderson, Nevada, 89052.  Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

The Corporate Secretary will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership and reports of changes in ownership of our equity securities.  As of the date of this prospectus, and based solely on our review of the copies of such reports furnished to us and written representations from the directors and executive officers, we believe that all reports needed to be filed by current Section 16 reporting persons have been filed in a timely manner for the year ended December 31, 2008, with the exception of the following:

•
Nanominerals, one of our principal stockholders and an affiliate of Ian R. McNeil and Carl S. Ager, who are our executive officers and members of our board of directors, was delinquent in: (a) the filing of a Form 3 (Initial Statement of Beneficial Ownership of Securities) relating to an event occurring prior to 2008 and which was reported on a delinquent basis on a report filed in 2008 and thereafter amended in 2009, and (b) the reporting of three transactions on Form 4 (Statement of Changes in Beneficial Ownership of Securities) relating to transactions occurring prior to 2008 and which were reported on a delinquent basis on two reports;

•	Harry B. Crockett, one of our directors, was delinquent in the reporting of four transactions in 2008 on Form 4 which were reported on a delinquent basis on two reports;

•	Martin B. Oring, one of our directors, was delinquent in the reporting of two transactions in 2008 on Form 4 which were reported on a delinquent basis on two reports;

•	Robert D. McDougal, one of our directors, was delinquent in the reporting of four transactions in 2008 on Form 4 which were reported on a delinquent basis on two reports; and

•	K. Ian Matheson, one of our principal stockholders, was delinquent in the reporting of fifteen transactions in 2008 on Form 4 which were reported on a delinquent basis on ten reports.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Process Overview.  The Compensation Committee of the Board of Directors discharges the Board of Directors’ responsibilities relating to compensation of all of our executive officers.  The Compensation Committee is comprised of three non-employee directors.

The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of Ian R. McNeil, our President and Chief Executive Officer, and Melvin L. Williams, our Chief Financial Officer.  Compensation Committee meetings are regularly attended by one or more of our officers.  However, they do not attend the portion of meetings during which their own performance or compensation is being discussed.  Mr. Williams and Mr. Ager support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data.  In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Compensation Committee has not delegated its authority to grant equity awards to any of our employees, including the executive officers.

Compensation Philosophy and Objectives.  The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

The Compensation Committee’s philosophy is to link the named executive officers’ compensation to corporate performance.  The base salary, bonuses and stock option grants of the named executive officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable companies with whom we compete for executive talent, and evaluating such information in connection with our corporate goals and compensation practices.

Our current compensation arrangements for several of our executive officers, including our Chief Executive Officer, are below average compensation levels for similar positions at comparable companies.  As we continue to grow, we may need to increase our recruiting of new executives from outside of the Company.  This in turn may require us to pay higher compensation which may be closer to or in excess of comparable company averages.

Finally, we believe that creating stockholder value requires not only managerial talent, but active participation by all employees.  In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to all of our executive officers.  We currently provide base salary, bonuses and long-term equity incentive compensation to a number of our employees.

Because we are an exploration company, we are in the process of refining our compensation policies and anticipate that this will be an ongoing process as our company develops.  We are engaged in the evaluation, acquisition, exploration and advancement of gold exploration and development projects in Nevada and Arizona.

In light of the above, since our company could develop in a number of directions, such as exploration only, or exploration with a producing mine, we have looked at a broad range of mining companies to establish our  compensation packages.  In general, these companies consisted of a mix of smaller to medium-sized public mining companies.  Most are at late stages of a mine development project or have either one or two operating mines.  Although many companies were considered for comparative purposes by our Compensation Committee, initially the Compensation Committee focused on the following companies as likely to be more relevant to our own as we develop: Apex Silver Mines Ltd., Canyon Resources Corp., Goldenstar Resources, Mines Management Inc., US Gold Corp. and Vista Gold Corp.  Canyon Resources has merged with ATNA Resources and is now a foreign reporting company and therefore has been dropped from the peer group.  Each company’s publicly-disclosed information was compiled to provide data on executive compensation, including base pay, other cash compensation and stock-based compensation.  It is our intent to formulate executive compensation packages that are both representative of industry practices and are sufficient to attract and retain capable and experienced people.  In addition to industry comparables, the Compensation Committee reviewed the National Association of Corporate Directors “Report of the Blue Ribbon Commission on Executive Compensation and the Role of the Compensation Committee” for 2007.

The Board believes that the comparison companies noted above are a representative list of comparison companies currently, but expects the list to change to reflect developments in the mining industry and related markets.  As we develop, the comparison companies will be selected to be comparative to our size and complexity at the time of the comparison.  In addition, the comparison companies will also develop over time, which will necessarily result in changes in the composition of the comparison group.  Future comparison groups may include some, none or all of the companies in the current group.  For example, exploration companies may begin to operate mines or may be acquired in a merger or acquisition.

Our compensation policies and programs are designed to make us competitive with similar mining companies, to recognize and reward executive performance consistent with the success of our business and to attract and retain capable and experienced people.  The Compensation Committee’s role and philosophy is to ensure that our compensation goals and objectives, as applied to the actual compensation paid to our executive officers, are aligned with our overall business objectives and with stockholder interests.

In addition to industry comparables, the Compensation Committee considers a variety of factors when determining both compensation policies and programs and individual compensation levels, including the stockholder interests, our overall financial and operating performance and the Compensation Committee’s assessment of each executive’s individual performance and contribution toward meeting our corporate objectives.  As we develop, we will place increasing importance on the incentive-based component of compensation because we believe that a significant portion of an executive’s compensation should depend upon our overall corporate performance, including share price performance relative to our peer group.

2008 Executive Officer Compensation Components.  For the year ended December 31, 2008, the principal components of compensation for our executive officers were:

•	base salary;

•	bonus; and

•	equity-based incentive compensation.

Base Salary.  Base salaries for our executive officers, other than the Chief Executive Officer (CEO), are determined by the Compensation Committee based upon recommendations by our Chief Executive Officer, taking into account such factors as salary norms in comparable companies, individual responsibilities, performance and experience of the executive officer.

The Compensation Committee, after review of compensation paid by peer group companies, supplemented by published compensation surveys of public companies and a review of the CEO’s responsibilities, performance, and experience, sets the CEO’s salary.  A review of the salaries of our executive officers is conducted at least annually.

During 2007, the Compensation Committee approved increases in base salaries for our executive officers from 2006 to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  The Compensation Committee determined that in connection with the closing of the acquisition of 100% of the Clarkdale Slag Project and as a result of the increase in the scope of responsibilities of our executives during 2007, it was appropriate to review the compensation of salaries for comparable executives in the peer group.  The increase in the scope of responsibilities during 2007 included the additional work performed and to be performed by the executives to acquire 100% of the Clarkdale Slag Project, design and engineer our first production module, conduct multiple financings, and supervise an increased number of employees.  During its review of the peer group, the Compensation Committee decided to increase the salaries of the executive officers to reduce the size of the disparity between the compensation paid to our executive officers and the compensation paid to the executive officers in the peer group.  The realignment resulted in different changes in percentage increases among our executive officers because not all of the executives required the same percentage increase to narrow the gap between our officers’ salaries and the salaries for comparable executives in the peer group.  The Compensation Committee was focused on bringing the dollar amount of our executives’ salaries closer to the peer group, not on increasing the salaries at the same rate as the percentage increase of  market salaries.  As such, market salaries increased at a lower percentage rate than our executives’ salaries.  The Compensation Committee did not have a specific formula to determine the amount of the executive compensation or the specific increases for each individual executive.  Our executives’ salaries were subjectively determined in the discretion of the Compensation Committee, taking into account the foregoing factors.

The Compensation Committee considered the lack of formal training of Mr. McNeil and Mr. Ager in the specific technicalities of mineral exploration, but determined that their general business management experience merited their compensation levels, and that we could engage technical mineral exploration specialists, as necessary and appropriate.  Mr. Williams’ increase reflects a change in his contract, increasing his time commitment to us from a range of 300-600 hours per year to 600-800 hours per year.  The Compensation Committee did not have a specific formula to determine the amount of the executive compensation.

The 2008 salaries for our executive officers were not increased by mutual agreement between the Board and the individual executives.

The following charts reflect changes in the base salaries of our executive officers between from 2006 to 2008:

Name	Principal Position	2006 Salary	2007 Salary	Base Salary % Change
Ian R. McNeil	President, Chief Executive Officer and Chairman of the Board	$108,000	$190,000	76%

Melvin L. Williams	Chief Financial Officer	$60,000	$130,000	117%

Carl S. Ager	Vice President, Treasurer, and Director	$80,000	$160,000	100%

Name	Principal Position	2007 Salary	2008 Salary	Base Salary % Change
Ian R. McNeil	President, Chief Executive Officer and Chairman of the Board	$190,000	$190,000	0%

Melvin L. Williams	Chief Financial Officer	$130,000	$130,000	0%

Carl S. Ager	Vice President, Treasurer, and Director	$160,000	$160,000	0%

Bonuses.  Our cash bonus program seeks to motivate executive officers to work effectively to achieve our financial performance objectives and to reward them when such objectives are met. Bonuses for executive officers are subject to approval by the Compensation Committee.  For the year ended December 31, 2008, bonuses for executive officers were not authorized per their request.

Equity-Based Incentive Compensation.  Stock options are an important component of the total compensation of executive officers.  We believe that stock options align the interests of each executive with those of the stockholders.  They also provide executive officers a significant, long-term interest in our success and help retain key executive officers in a competitive market for executive talent.  Our 2007 Stock Option Plan authorizes the Compensation Committee to grant stock options to executive officers.  The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executive officers.  The option grants generally expire no later than five years from the date of grant.

Further, on June 11, 2008, our Board of Directors adopted a 2008 Stock Incentive Award Plan for Employees and Service Providers (“2008 Incentive Plan”), subject to approval by our stockholders.  The 2008 Incentive Plan provides for grants to our employees and service providers of options to purchase shares of our common stock, rights to receive the appreciation in value of common shares, awards of common shares subject to vesting and other restrictions on transfer, and other awards based on common shares.  We intend to submit a proposal to our stockholders to authorize the issuance of up 3,250,000 shares of common stock under the 2008 Incentive Plan, and have filed a preliminary proxy statement with the SEC to that effect.  However, we will not grant any awards under the 2008 Incentive Plan until such plan has been approved by our stockholders.

Stock Ownership Guidelines.  We currently do not require our directors or executive officers to own a particular amount of our common stock.  The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Other Benefits

Health and Welfare Benefits. Our executive officers receive the same health and welfare benefits offered to other employees, including medical, and holiday pay.

Retirement Program. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations.  We do not have any defined benefit retirement plans.

Perquisites.  We do not provide special benefits or other perquisites to any of our executive officers.

Employment Arrangements, Severance and Change of Control Benefits.  Other than as described below, we are not party to any employment contracts with our officers and directors.

Ian R. McNeil.  We entered into an employment agreement with Ian R. McNeil, our President and Chief Executive Officer, effective January 1, 2006 and as amended February 16, 2007.  Pursuant to the terms of the employment agreement, we have agreed to pay Mr. McNeil an annual salary of $190,000.  On December 30, 2005, Mr. McNeil received a one time bonus of $36,000 on execution of the agreement.  In addition to his annual salary, Mr. McNeil may be granted a discretionary bonus and stock options, to the extent authorized by our board of directors.  The term of the agreement is for an indefinite period, unless otherwise terminated by either party pursuant to the terms of the agreement.  In the event that the agreement is terminated by us, other than for cause, we will provide Mr. McNeil with six months written notice or payment equal to six months of his monthly salary.

Carl S. Ager.  We entered into an employment agreement with Carl S. Ager, our Vice President, Secretary and Treasurer, effective January 1, 2006 and as amended February 16, 2007.  Pursuant to the terms of the employment agreement, we have agreed to pay Mr. Ager an annual salary of $160,000.  On December 30, 2005, Mr. Ager received a one time bonus of $26,666 on execution of the agreement.  In addition to his annual salary, Mr. Ager may be granted a discretionary bonus and stock options, to the extent authorized by our Board. The term of the agreement is for an indefinite period, unless otherwise terminated by either party pursuant to the terms of the agreement.  In the event that the agreement is terminated by us, other than for cause, we will provide Mr. Ager with six months written notice or payment equal to six months of his monthly salary.

Melvin L. Williams.  We entered into an employment agreement with Melvin L. Williams, our Chief Financial Officer, effective June 14, 2006 and as amended February 16, 2007.  Pursuant to the terms of the employment agreement, we have agreed to pay Mr. Williams an annualized salary of $130,000 based on an increase in time commitment from 300-600 hours worked to 600-800 hours worked.  On June 14, 2006, we issued 50,000 restricted shares of our common stock, as a one time bonus, and granted options to purchase 100,000 shares of our common stock at an exercise price of $2.06 per share, exercisable for a period of five years until June 14, 2011.  The options vested 50% on each of the first and second anniversaries of the execution of the agreement.  The price of the shares issued and the exercise price of the options granted were valued based on the closing price of the common stock on the OTCBB on June 14, 2006.  In the event the employment agreement is terminated by us without cause, we have agreed to pay Mr. Williams an amount equal to three months’ salary in a lump sum as full and final payment of all amounts payable under the agreement.

Tax and Accounting Treatment of Compensation.  In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs on us and our executive officers.  While we may consider accounting and tax treatment, these factors alone are not dispositive.  Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Our Compensation Committee and our Board have considered the potential future effects of Internal Revenue Code Section 162(m), Trade or Business Expense, Certain excessive employee remuneration (“Section 162(m)”) on the compensation paid to our executive officers.  Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of our executive officers.  There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements.  In approving the amount and form of compensation for our executive officers, our compensation committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

In order to qualify certain forms of equity based compensation, such as stock options, as performance-based compensation, our 2007 Stock Option Plan was submitted to and approved by our stockholders at our 2007 annual meeting of stockholders and is structured to provide 162(m) qualification to stock options and other forms of performance-based awards.  Grants of equity based compensation under our 2007 Stock Option Plan may qualify for the exemption if vesting is contingent on the attainment of objectives based on performance criteria set forth by our compensation committee, and if certain other requirements are satisfied as set forth under Section 162(m).  The compensation paid to any of our executive officers in 2008 did not exceed the $1 million threshold under Section 162(m). Thus, at the present time, neither we nor any of our executives are impacted by Section 162(m).

We monitor whether it might be in our best interest to comply with Section 162(m) of the Code, but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concludes that it is in our best interest to do so.  We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible.  The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees under the rules of Financial Accounting Standard No. 123R (“FAS 123(R)”), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  We have not tailored our executive compensation program to achieve particular accounting results.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Internal Revenue Code Section 409A, Inclusion in gross income of deferred compensation under nonqualified deferred compensation plans (“Section 409A”).  Participation in, and compensation paid under our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A.  If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Section 409A requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters.  Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans.  Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including the named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Our current compensation and benefit plans are not subject to Section 409A.  We have reviewed our compensation arrangements with our executives and employees, and have determined that they are excepted from the requirements of Section 409A.  The severance provisions and discretionary bonus provisions under our Employment Agreements fall within the short-term deferral rules of Treasury Regulations Section1.409A-1(b)(4). The equity awards issued under our 2007 Stock Option Plan (both statutory and nonstatutory stock options) are excepted from Section 409A.  Statutory options under Internal Revenue Code Section 422 are not subject to Section 409A.  Likewise, the nonstatutory options are excepted from Section 409A under Treasury Regulations Section 1.409A-1(b)(5)(i)(A) because the exercise prices for all awards issued thereunder are the fair market value of the underlying stock on the date the option was granted and the options do not include any feature for the deferral of compensation other than deferral of recognition of income until the later of the exercise or disposition of the option or the date the options become substantially vested.  The underlying stock for all the options constitutes "service recipient stock" within the meaning of Treasury Regulation Section 1.409-A-1(b)(5)(iii).  If we adopt new compensation plans that constitute non-qualified deferred compensation, they will be operated in compliance with Section 409A and regulatory guidance issued by the Internal Revenue Service.

Summary Compensation Table

The following table sets forth all compensation received during the three years ended December 31, 2008 by our Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers whose total compensation exceeded $100,000 in such fiscal year.  These officers are referred to as the Named Executive Officers in this prospectus:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Non- qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Ian R.	2008	190,000	-	-	-	-	-	-	190,000
McNeil,	2007	179,750	-	-	40,643	-	-	-	220,393
Director,	2006	108,000	-	-	71,642	-	-	-	179,642
President and CEO (2)
Carl S. Ager,	2008	160,000	-	-	-	-	-	-	160,000
Director,	2007	150,000	-	-	40,643	-	-	-	190,643
Vice	2006	80,000	-	-	71,642	-	-	-	151,642
President and
Secretary (3)
Melvin L.	2008	130,000	-	-	-	-	-	22,468	152,468
Williams,	2007	121,250	-	-	40,958	-	-	11,260	173,468
Chief	2006	32,500	-	103,000	9,163	-	-	-	144,663
Financial Officer (4)

(1)	The dollar value of stock awards and option awards are calculated in accordance with Statement of Financial Account Standard (“SFAS”) 123R, Share Based Payments.

(2)
Mr. McNeil was appointed as our President and Chief Executive Officer on October 7, 2005.  Mr. McNeil entered into an employment agreement on January 1, 2006 for an annual salary of $108,000.  On February 16, 2007, we increased the salary of Mr. McNeil under this agreement to $190,000.

(3)
Mr. Ager was appointed as our Secretary, Treasurer and Chief Financial Officer on October 7, 2005. Mr. Ager
entered into an employment agreement on January 1, 2006 pursuant to which he receives an annual salary of $80,000.
On June 14, 2006, Mr. Ager resigned as Chief Financial Officer. On February 16, 2007, we increased the salary of Mr. Ager under this agreement to $160,000.

(4)
Mr. Williams was appointed as our Chief Financial Officer on June 14, 2006.  Mr. Williams entered into an employment agreement on June 14, 2006 pursuant to which he is paid an annual salary of $60,000. On February 16, 2007, we increased the salary of Mr. Williams to $130,000.  Other compensation includes direct benefit to Mr. Williams of $11,260 and $22,468 from fees incurred in 2007 and 2008, respectively, with Cupit, Milligan, Ogden & Williams, an affiliate of Mr. Williams, to provide accounting support services.

Outstanding Equity Awards At Fiscal Year-End

The following table provides information concerning unexercised options for each of our Named Executive Officers outstanding as of December 31, 2008:

		Option Awards				Stock Awards
Name and Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)
Ian R. McNeil	500,000	-	-	$0.44	11/11/10	-
Director, President	60,000	-	-	$1.70	4/7/11	-
and CEO	250,000	-	-	$2.40	6/6/11	-
	24,800	-	-	$4.04	2/16/12	_
Carl S. Ager	500,000	-	-	$0.44	11/11/10	-
Director, Vice	60,000	-	-	$1.70	4/7/11	-
President,	250,000	-	-	$2.40	6/6/11	-
Treasurer and	24,800	-	-	$4.04	2/16/12	-
Secretary
Melvin L. Williams	100,000	-	-	$2.06	6/14/11	-
Chief Financial	18,600	-	-	$4.04	2/16/12	-
Officer

None of our Named Executives acquired shares of common stock by the exercise of stock options during the year ended December 31, 2008.

Potential Payments upon Termination of Employment or a Change of Control

We have entered into change in control agreements with Ian R. McNeil, our President and Chief Executive Officer, Carl S. Ager, our Vice President, Secretary and Treasurer, and Melvin L. Williams, our Chief Financial Officer, in connection with their respective employment agreements.  These agreements provide for payments to be made to each named executive officer upon termination of employment.

In the event that the agreement with Mr. McNeil or Mr. Ager is terminated by us, other than for cause, we will provide Mr. McNeil or Mr. Ager, as applicable, with six months written notice or payment equal to six months of their respective monthly salaries.  In the event the employment agreement with Mr. Williams is terminated by us without cause, we have agreed to pay Mr. Williams an amount equal to three months’ salary in a lump sum as full and final payment of all amounts payable under the agreement.

The severance amounts are payable in cash, in a lump sum.  As of December 31, 2008, in the event of a qualifying termination, Mr. McNeil would have been entitled to cash payments totaling $95,000, Mr. Ager would have been entitled to cash payments totaling $80,000, and Mr. Williams would have been entitled to cash payments totaling $32,500.

Director Compensation

This section provides information regarding the compensation policies for our directors and amounts paid and securities awarded to these directors in the fiscal year ended December 31, 2008.

From January 2007 until July 1, 2007 we paid non-employee directors a fee of $1,000 per meeting in cash.  During that period, we paid an aggregate of $5,000 to our non-employee directors for meeting attendance.  Effective July 1, 2007, we pay non-employee directors compensation of $3,000 per month in cash and $9,000 value of our common stock per quarter, where the appropriate number of shares to equal $9,000 is determined by the closing price of our stock on the last trading day of each quarter.  We may also periodically grant additional stock options to our directors in consideration for their providing services to us as directors.

Further, on June 11, 2008, our Board of Directors adopted a 2008 Stock Incentive Plan for Directors (“2008 Directors Plan”), subject to approval by our stockholders.  The 2008 Directors Plan provides for grants to our directors of options to purchase shares of our common stock, rights to receive the appreciation in value of common shares, awards of common shares subject to vesting and other restrictions on transfer, and other awards based on common shares.  We intend to submit a proposal to our stockholders to authorize the issuance of up 750,000 shares of common stock under the 2008 Directors Plan, and have filed a preliminary proxy statement with the SEC to that effect.  However, we will not grant any awards under the 2008 Directors Plan until such plan has been approved by our stockholders.

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Martin B. Oring (2)	9,000	-	27,026	-	-	36,026
Robert D. McDougal (3)	36,000	36,000	-	-	-	72,000
Harry B. Crockett (4)	36,000	36,000	-	-	-	72,000

(1)	The dollar value of stock awards and options awards are calculated in accordance with Statement of Financial Accounts (“SFAS”) 123R, Share Based Payments.

(2)
Mr. Oring joined our Board of Directors on October 10, 2008.  Mr. Oring held 207,347 stock options and no unvested shares as stock awards, of December 31, 2008.  We granted 207,347 stock options and no stock awards to Mr. Oring in 2008.

(3)
Mr. McDougal held 550,000 stock options and no unvested shares as stock awards, of December 31, 2008.  We granted no stock options and 15,811 shares as stock awards to Mr. McDougal in 2008.  In addition, 3,214 shares were issued to Mr. McDougal in 2008 which are noted in our Consolidated Statement of Stockholders' Equity included in the financial statements filed herewith as subscribed for on December 31, 2007 and issued in 2008.

(4)
Mr. Crockett held no stock options and no unvested shares as stock awards, of December 31, 2008.  We granted no stock options and 15,811 shares as stock awards to Mr. Crockett in 2008.  In addition, 3,214 shares were issued to Mr. Crockett l in 2008 which are noted in our Consolidated Statement of Stockholders' Equity included in the financial statements filed herewith as subscribed for on December 31, 2007 and issued in 2008.

Limitation of Liability of Directors

Nevada Revised Statutes provide that, subject to certain exceptions, or unless the articles of incorporation or an amendment thereto, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  Our articles of incorporation do not contain a provision which provides for greater individual liability of our directors and officers.

We have filed a preliminary proxy statement with the SEC to amend our articles of incorporation for the purpose of adding provisions for limiting liability of our directors and officers under certain circumstances and for permitting indemnification of directors, officers and certain other persons, to the maximum extent permitted by applicable Nevada law, including that:

•
no director or officer will be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer, provided, that the foregoing clause will not apply to any liability of a director or officer for any act or failure to act for which Nevada law proscribes this limitation and then only to the extent that this limitation is specifically proscribed;

•	any repeal or modification of the foregoing provision will not adversely affect any right or protection of a director existing at the time of such repeal or modification;

•
we will be permitted to indemnify our directors, officers and such other persons to the fullest extent permitted under Nevada law.  Our current Bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law; and

•
with respect to the limitation of liability of our directors and officers or indemnification of our directors, officers and such other persons, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation, will eliminate or reduce the effect of these provisions, in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

We have ongoing business relationships with affiliates of our management and principal stockholders.  In particular, we have continuing obligations under the agreements under which we acquired the assets relating to our Clarkdale Slag Project.  We remain obligated to pay a royalty which may be generated from the operations of the Clarkdale Slag Project to Nanominerals Corp. (“Nanominerals”), one of our principal stockholders, which is an affiliate of two members of our executive management and board of directors, Carl S. Ager and Ian R. McNeil.  We also have engaged Nanominerals as a paid consultant to provide technical services to us.  In addition, we have a similar royalty arrangement with Verde River Iron Company (“VRIC”), an affiliate of another member of our board of directors, Harry B. Crockett.  Further, one of our board members, Robert D. McDougal, serves as the chief financial officer and a director of Ireland Inc., a publicly traded, mining related company, which is an affiliate of Nanominerals.  For these reasons, Martin B. Oring is the sole independent members of our board of directors.  We had negotiated the revenue sharing agreements with each of Nanominerals and VRIC prior to the time that Messrs. Ager, McNeil and Crockett, as applicable, became board members.  These persons are subject to a fiduciary duty to exercise good faith and integrity in handling our affairs.  However, the existence of these continuing obligations may create a conflict of interest between us and our board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  In addition, Nanominerals’ interest in Ireland Inc. and its other mining related business interests may create a conflict of interest between us and our board members and senior executive management who are affiliates of Nanominerals.  Further, the interests of K. Ian Matheson, one of our principal stockholders (and a former officer and director), in Royal Mines and Minerals Corp., a publicly traded mining company based in Nevada, of which Mr. Matheson is an affiliate, and other mining related business interests may create a conflict of interest between us and Mr. Matheson.

Although our management intends to avoid situations involving conflicts of interest and is subject to a Code of Ethics, there may be situations in which our interests may conflict with the interests of those of our management or their affiliates.  These could include:

•	competing for the time and attention of management;

•	potential interests of management in competing investment ventures; and

•	the lack of independent representation of the interests of the other stockholders in connection with potential disputes or negotiations over ongoing business relationships.

Although we only have one independent director, the Board of Directors has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.  There can be no assurance that the above conflicts will not result in adverse consequences to us and the interests of the other stockholders.

Prior to the adoption of the Related Person Transactions Policy on March 17, 2009, related party transactions were subject to our Code of Ethics, which was adopted July 18, 2006, and an unwritten policy that any transactions with related persons would be approved of by a majority of our independent, disinterested directors, and would comply with the Sarbanes Oxley Act and other securities laws and regulations.  However, we did not have any independent directors until October 2008.  At any point at which we did not have independent directors on our Board, any transactions with related persons were approved of by a majority of our then disinterested directors.

The following is a description of related party transactions in the three most recent fiscal years ended December 31, 2008 and the three months ended March 31, 2009:

Transactions with Certain Former Members of Management

On February 10, 2005, in connection with our change of business from a biotechnology research and development company to a company focused on the acquisition of mineral properties, we approved the discharging of the convertible debt of Searchlight to Caisey Harlingten, our former Chief Executive Officer and director, in the amount of $300,000, in return for the grant of an irrevocable stock option to Mr. Harlingten to purchase 500,000 shares of our common stock for $0.25 per share, such option expiring February 10, 2010.  Prior to discharging the convertible debt, on July 23, 2002, we had issued $300,000 of convertible debt to Mr. Harlingten.  The convertible debt had accrued interest at 8% per year and was payable on demand of the holder.  The debt was convertible into common stock at $0.25 per share for a total of 1,200,000 shares.  In connection with the debt, Mr. Harlingten was granted warrants to purchase 1,200,000 shares of our common stock at an exercise price of $0.35 per share.  The $300,000 debt owed by us to Mr. Harlingten related to prior advances made by Mr. Harlingten to us in the form of loans.  The loan was interest free without any fixed repayment date, based on a verbal agreement between the parties.

As of December 31, 2006, we had a related party loan payable of $382,792, which consisted of borrowings from an affiliate of our former officers and directors.  In addition, $360,056 was included in accounts payable that was an intercompany payable to a former subsidiary dating back to 2002.  We recorded the removal of these items at December 31, 2007 as capital transactions of related parties and increased paid-in capital by $742,848 based upon our internal review of the status of these items and determination that, based on the failure of any potential claimants to make demand for payment of such amounts, these items had been canceled by such affiliates and should be treated as capital contributions related to our restructuring.

Transactions with Searchlight Claim Owners and Affiliates of K. Ian Matheson

In connection with our February 2005 change of business, on February 8, 2005, we entered into mineral option agreements with the Searchlight Claim owners to acquire 20 mineral claims representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada.  The acquisition of the Searchlight Claims was valued at a negotiated price between us and the claim owners of $2,000 per claim for a total of $40,000 plus actual costs incurred in maintaining the claims of $87,134.  Further, on April 12, 2005, Mr. Harlingten and his affiliates transferred 95,400,000 shares of our common stock to Mr. Matheson in connection with Mr. Matheson’s bringing the business opportunity relating to the Searchlight Claims to us.  Prior to entering into the option agreements with us, the Searchlight Claim owners had optioned their respective interests in the claims to Searchlight Minerals Inc. (“SMI”), a company controlled by Mr. Matheson.  In connection with our acquisition of the Searchlight Claims, SMI assigned to us SMI’s rights in the Searchlight Claims under the prior option agreements with the Searchlight Claim owners.  The 95,400,000 shares represented approximately 88% of the outstanding shares of common stock at the time of such transfer.  Subsequently, on April 29, 2005, Mr. Matheson cancelled 70,000,000 shares of our common stock held by him for no consideration for the purpose of making our capitalization more attractive to future equity investors.

Mr. Matheson was appointed as our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer and as a member of our Board of Directors on February 10, 2005.  He resigned as Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer on October 7, 2005, and resigned from our Board of Directors on February 16, 2007.

Under the option agreement with the Searchlight Claim owners, we had agreed to issue an aggregate of 5,600,000 shares of our common stock in four equal installments of 1,400,000 shares over a three year period to the claim owners, after which all of the claim owner’s rights and interests in the Searchlight Claims would be assigned to us.  We issued the initial 4,200,000 shares of the 5,600,000 shares in three installments of 1,400,000 shares on July 7, 2005, July 27, 2006 and June 29, 2007.  During the second quarter of 2008, the Searchlight Claim owners transferred title to the Searchlight Claims to us in consideration of our agreement to issue to the claim owners the balance of the 1,400,000 shares of common stock by June 30, 2008.  We issued the 1,400,000 shares to the remaining Searchlight Claim owners in June 2008, and now have issued all 5,600,000 of the shares of our common stock required to be issued to the Searchlight Claim owners.  Pursuant to EITF 98-11, “Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations”, we valued the shares issued to obtain the Searchlight Claims at their market price at the date of the issue.  In connection with this transaction, K. Ian Matheson (one of our principal stockholders and a former member of the board of directors) and his wife, Debra Matheson, and his affiliated companies (including Pass Minerals Inc., Gold Crown Minerals Inc. and Kiminco Inc.), have received 1,050,000 shares of common stock.  Mr. Matheson may be considered a promoter of the Company by virtue of his positions in the Company and with certain of the Searchlight Claim owners.  Also, in connection with the acquisition of the Searchlight Claims in February 2005, Geotech Mining Inc. and Geosearch Mining Inc., which are affiliates of Dr. Charles A. Ager and his wife, Carol Ager, who were Searchlight Claim owners, have each received 140,000 shares of common stock with respect to the transfer of title to their interests in the Searchlight Claims under the option agreements for the Searchlight Gold Project.  Dr. Ager and his affiliate, Nanominerals Corp., were also our affiliates at the time of the final three stock issuances in connection with the option agreement to acquire the Searchlight Claims.  Mr. Matheson was one of our officers and/or directors at the time of the initial two stock issuances in connection with the option agreement to acquire the Searchlight Claims, and has been one of our principal stockholders at the time of all such issuances.

In connection with our change of business in fiscal 2005, we had agreed to pay a management fee of $3,500 per month to Pass Minerals for management services provided by Mr. Matheson relating to the change of our business.  In September 2006, the parties terminated this arrangement.  We paid a total of $24,500 to Pass Minerals for consulting services in 2006.

Transactions with Nanominerals Corp. and Affiliates

General.  Nanominerals is a private Nevada corporation principally engaged in the business of mineral exploration.  Nanominerals does not have any employees and relies on third party consultants for the provision of services. Nanominerals owns approximately 15.13% of our issued and outstanding shares of common stock.  Dr. Ager and Mrs. Ager, collectively own 35% of the outstanding common stock of Nanominerals.  Two of our executive officers and directors, Carl S. Ager and Ian R. McNeil, are stockholders of Nanominerals, but neither currently serves as an officer, director or employee of Nanominerals.  Messrs. Ager and McNeil each own 17.5% of the issued and outstanding shares of common stock of Nanominerals, representing an aggregate of 35% of the outstanding common stock of Nanominerals.  Messrs. Ager and McNeil are the son and son-in-law, respectively, of Dr. Ager and Mrs. Ager.  Dr. Ager, Mr. Ager and Mr. McNeil may be considered promoters of the Company by virtue of their positions in the Company and Nanominerals.  Nanominerals is the principal stockholder of another publicly traded mining company (Ireland Inc.) and has other mining related business interests which may create a conflict of interest between us and our board members and senior executive management who are affiliates of Nanominerals.

Acquisition of Searchlight Claims.  In connection with the acquisition of the Searchlight Claims in February 2005, Geotech Mining Inc. and Geosearch Mining Inc., which are affiliates of Dr. Ager and Mrs. Ager, who were Searchlight Claim owners, have each received 140,000 shares of common stock with respect to the transfer of title to their interests in the Searchlight Claims under the option agreements for the Searchlight Gold Project.

Acquisition of Interest of Joint Venture in Clarkdale Slag Project.  Under the terms of an Assignment Agreement, dated June 1, 2005, and as amended on August 31, 2005 (for the purpose of extending the closing date of the transaction by requiring us to confirm receipt of $1.5 million in financing by September 15, 2005), and October 24, 2005, Nanominerals assigned to us its 50% financial interest and the related obligations arising under a Joint Venture Agreement, dated May 20, 2005, between Nanominerals and VRIC.  The joint venture related to the development and funding of the Clarkdale Slag Project.

On October 24, 2005, in connection with the terms of the Assignment Agreement with Nanominerals, we issued to Nanominerals and its designates warrants to purchase 12,000,000 shares of our common stock exercisable through May 31, 2015, at an exercise price of $0.375 per share.  At the instruction of Nanominerals, we issued 2,000,000 of the 12,000,000 warrants to Clarion Finanz AG, a designate of Nanominerals.

In addition, in connection with the Assignment Agreement, we paid Nanominerals $690,000 in respect of certain payments made by Nanominerals towards the acquisition of the Clarkdale Slag Project, including reimbursement of payments previously made by Nanominerals to VRIC under the Joint Venture Agreement, and reimbursement of other previously paid expenses incurred by Nanominerals relating to the Clarkdale Slag Project.

Further, under the terms of the Assignment Agreement, we assumed the obligations of Nanominerals under the Joint Venture Agreement relating to the Clarkdale Slag Project, including the funding of a four phase program:

•	drilling and ore reserve studies (Phase 1);

•
a report of the commercial, technical and environmental feasibility of the processing and smelting of metals and other mineral materials from a deposit that is prepared in such depth and detail as would be acceptable to lending institutions in the United States, or a “bankable feasibility study” (Phase 2);

•	the construction of a commercial production facility to process slag materials, as recommended by the bankable feasibility study (Phase 3); and

•	the expansion of additional commercial production capacity to process slag materials (Phase 4).

In addition, we appointed Ian R. McNeil, Carl S. Ager and Robert D. McDougal, as nominees of Nanominerals, to serve on our board of directors, thereby constituting a majority of the board members.

Further, under the terms of the Assignment Agreement, we have a continuing obligation to pay Nanominerals a royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project.  Under the agreements, we agreed to pay Nanominerals a 5% royalty on “net smelter returns” payable from our 50% joint venture interest in the production from the Clarkdale Slag Project.  The original June 1, 2005 assignment agreement did not include a specific definition of the term “net smelter returns.”  However, the parties agreed to a specific definition of the term “net smelter returns” in the October 24, 2005 amendment, which specific definition we believe conforms with the industry standard interpretation of such term.  Upon the assignment of the assignment to us of VRIC’s 50% interest in the Joint Venture Agreement in connection with our reorganization with Transylvania International, Inc., we continue to have an obligation to pay Nanominerals a royalty consisting of 2.5% of the net smelter returns on any and all proceeds of production from the Clarkdale Slag Project.

The following sets forth certain information regarding the acquisition of the 50% financial interest in the Joint Venture Agreement with respect to the Clarkdale Slag Project from Nanominerals, as such information relates to Dr. Charles A. Ager, Carl S. Ager and Ian R. McNeil, who may be considered promoters of the Company by virtue of their positions in the Company and Nanominerals:

•	We acquired the assets consisting of the 50% financial interest in the Joint Venture Agreement with respect to the Clarkdale Slag Project from Nanominerals.

•
We applied EITF 98-03 with regard to the acquisition of the joint venture interest in the Clarkdale Slag Project from Nanominerals.  We determined that the acquisition of the joint venture interest in the Clarkdale Slag Project did not constitute an acquisition of a business, as that term is defined in EITF 98-03, and we recorded the acquisition as a purchase of assets.

•
The Assignment Agreement and each of the August 31, 2005 and October 24, 2005 amendments, including the determination of the amount at which we acquired such assets, were negotiated on our behalf by K. Ian Matheson, who served as an executive officer and director at the time of the execution of the Assignment Agreement and the August 31, 2005 amendment and as a director at the time of the execution of the October 24, 2005 amendment.

•
The $690,000 which we paid to Nanominerals in respect of the acquisition of the Clarkdale Slag Project represents the cost to Nanominerals of the assets consisting of the rights in the Joint Venture Agreement assigned by Nanominerals in connection with the Assignment Agreement.

Certain Transactions Between Nanominerals and Other Stockholders.  On January 17, 2006, Nanominerals acquired 16,000,000 shares of our common stock from K. Ian Matheson in consideration of a payment of $4,640.50, to Mr. Matheson, and, on the same date, Nanominerals sold 8,000,000 of the 10,000,000 warrants which Nanominerals acquired from us in connection with the Assignment Agreement to K. Ian Matheson in consideration of a payment of $5,000 from Mr. Matheson.

On January 31, 2006, Nanominerals transferred the remaining 2,000,000 warrants in the following transactions: (i) 1,000,000 warrants to Richard J. Werdesheim and Lynne Werdesheim, as trustees for the Werdesheim Family Trust, for a payment of $625, and (iii) 1,000,000 warrants to Craigen L.T. Maine, as trustee for the Maine Rev. Family Trust, for a payment of $625.

Consulting Arrangement with Nanominerals.  Nanominerals provides us with the use of its laboratory, instrumentation, milling equipment and research facilities which has allowed us to perform tests and analysis both effectively and in a more timely manner than would otherwise be available from other such consultants.  We believe that Nanominerals’ knowledge and understanding of the science and technology in our business, along with its understanding of how to implement our business plan in a practical manner, has made Nanominerals an important part of our technical team.  Dr. Ager performs the services for us in his authorized capacity with Nanominerals under our consulting arrangement with Nanominerals.  Nanominerals also engages the services of outside technical consultants to perform the services for us, depending on the specific goal of a particular project.  Some of our consultants, such as Dr. Hewlett, have worked directly with Nanominerals in an ongoing manner and performed day-to-day work and tests.  The consulting services provided by Nanominerals are highly specialized and unique to the mineral exploration industry, and there is a limited number of experts that can perform these types of services.  We currently do not rely solely on Nanominerals to provide us with technical expertise to guide the project technically.  However, Nanominerals continues to be an important consultant to assist us with our technical challenges.

We pay Nanominerals a $30,000 per month fee, together with expense reimbursement and some expenses, to cover their services.  The services provided by Nanominerals include:

•
SEM/EDS Studies:  Nanominerals uses SEM/EDS to identify the minerals (gold, silver, copper and zinc) in the slag material and understand the physical make-up of the slag.  This information has provided us with an understanding how to potentially liberate the minerals from the slag material by mechanical methods (grinding).  This type of work is highly specialized and very unique to the mineral exploration industry.

•
Grinding Studies:  Looking at the ground material again using SEM/EDS, Nanominerals has assisted us in testing a number of different grinders and variables (size of material fed to grinder, grinding time, etc.) to find the best way to mechanically liberate and expose the minerals within the slag material.  Without mechanical liberation, the chemicals used in the extraction process (leaching) cannot perform.  Therefore, grinding is a crucial step in the overall processing of the slag material.  The unique nature of the slag material (i.e. it is very hard and abrasive and the minerals are entombed within the slag) makes the proper grinding of the slag material very difficult.  Grinding and crushing are commonly used in the mining industry.

•
Analytical and Extraction Studies: Nanominerals has provided us the use of its laboratory, instrumentation, milling equipment and research facilities and has performed (and continues to perform) analytical and extraction studies for the presence of gold, silver, copper and zinc in the slag material.  Nanominerals has tested different variables (chemicals, pH, ORP, machines, instruments, etc.) to attempt to determine the most effective methods to analyze and extract the desired metals.

•
Flow-Sheet Development:  Nanominerals, in conjunction with Dr. Hewlett, has developed a flow sheet for the Clarkdale Project to attempt to determine methods to process the slag material on a large scale.  The flow-sheet for the first production module has been designed with the intention to allow for the most effective and economic extraction of metals from the slag material with the least environmental impact.  Nanominerals assisted us in: (i) building the pilot plant, where the grinding, leaching, filtering and extraction of the metals was performed, (ii) gathering information from the pilot plant, and (iii) making changes to the design, equipment and chemicals used in the process of extracting metals from the slag material.  Nanominerals continues to assist us in determining the most effective methods used in the process of extracting metals from the slag material.

•
Financings:  Nanominerals has introduced us to investors and potential investors which have led to participation in our previous financings.  Nanominerals has also provided assistance to us when potential financiers performed technical due diligence on our projects, including making technical presentations to potential investors.  We have not provided special fees to Nanominerals in connection with such financings.

We commenced our consulting arrangement with Nanominerals in 2005 following the completion of the Assignment Agreement relating to the Clarkdale Slag Project.  In 2005, we only reimbursed Nanominerals for technical expenses.  However, in 2006, we began to pay Nanominerals the $30,000 monthly fee, plus expense reimbursement due to the significant amount of work that Nanominerals was performing for us.  This consulting arrangement was approved by the Board, including by K. Ian Matheson, who has never had a direct or indirect financial interest in Nanominerals.

The Board initially determined that $30,000 per month fee was a reasonable rate for Nanominerals based on several factors:

•	the technical services provided by Nanominerals were highly specialized and required scientists with significant experience in mining, metallurgy and chemistry.

•	we required a significant amount of time to be devoted to our projects (most importantly at Clarkdale). Nanominerals was available to us nearly every day (at least 100 hours per month).

•
Nanominerals had available resources, such as outside scientific contacts whom the consultant could use to perform specific work (i.e. SEM specialists, metallurgists in certain specialized fields, etc.).

•
Nanominerals had instrumentation and laboratory facilities at its disposal, either to be able to prepare or provide technical presentations and coordinate technical due-diligence presentations to prospective investors.

•	Nanominerals was willing to provide the services to us on a month-to-month with the ability to terminate at any time.

Given the time commitment that we required and the general market rate for qualified consultants of approximately $500 per hour, anticipated monthly fees for the services that Nanominerals was to perform were estimated to be a minimum of $50,000.  Given these criteria, we believe that engaging Nanominerals to perform these services at the $30,000 monthly rate, plus expense reimbursement, has provided an advantage to us over other technical consultants.

During the years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2009, we utilized the services of Nanominerals to provide technical assistance and financing related activities primarily to the Clarkdale Slag Project and Searchlight Gold Project.  In addition, Nanominerals provided us with the use of its laboratory, instrumentation, milling equipment and research facilities.  In 2006, Nanominerals began to invoice us for technical assistance, financing related activities and reimbursement of expenses.  For the year ended December 31, 2006, we incurred total fees and reimbursement of expenses to Nanominerals of $495,000 and $271,103, respectively.  For the year ended December 31, 2007, we incurred total fees and reimbursement of expenses to Nanominerals of $360,000 and $105,346, respectively.  For the year ended December 31, 2008, we incurred total fees and reimbursement of expenses to Nanominerals of $360,000 and $104,269, respectively.  For the three months ended March 31, 2009, we incurred total fees and reimbursement of expenses to Nanominerals of $90,000 and $31,782, respectively.  At March 31, 2009, we had an outstanding balance due to Nanominerals of $34,855.

Other Agreements with Nanominerals.  We currently have a verbal understanding with Nanominerals which provides us with the use of a patented halide leach (comprised of chloride and bromide) technology at the Clarkdale Slag Project site without a royalty.  The expiration date of the patent would have been October 28, 2014.  However, the US Patent and Trademark Office website indicates that the patent has expired for failure to pay maintenance fees on the patent, and, therefore, the patent is now in the public domain.  As a result of the expiration of the patent, we do not believe that we will need a formal agreement to use the technology at the Clarkdale Slag Project site.

Transactions with Verde River Iron Company and Harry B. Crockett

Under the terms of a letter agreement, dated November 22, 2006 and as amended on February 15, 2007, with VRIC, Harry B. Crockett and Gerald Lembas, and an Agreement and Plan of Merger with VRIC and Transylvania, dated and completed on February 15, 2007, we acquired all of the outstanding shares of Transylvania from VRIC through the merger of Transylvania into our wholly-owned subsidiary, Clarkdale Minerals LLC, a Nevada limited liability company.  VRIC is an affiliate of our director, Harry B. Crockett.  As a result of the merger, we own title to the approximately 200 acre property underlying a slag pile located in Clarkdale, Arizona from which we are seeking to recover base and precious metals through the reprocessing of slag material, approximately 600 acres of additional land adjacent to the project property and a commercial building in the town of Clarkdale, Arizona.  In accordance with the terms of these agreements, we: (i) paid $10,100,000 in cash to VRIC; and (ii) issued 16,825,000 shares of our common stock to Harry B. Crockett and Gerald Lembas, the equity owners of VRIC, and certain designates of VRIC under the agreements, who are not our affiliates.  The $10,100,000 cash payment to VRIC consisted of (i) $9,900,000 in connection with the acquisition of Transylvania and (ii) $200,000 paid to VRIC for an option to enter into the reorganization with Transylvania.

Under the terms of our 2007 agreements to acquire Transylvania with VRIC, we have the following continuing obligations:

•
we agreed to continue to pay VRIC $30,000 per month (which amount we had previously paid to VRIC under the Joint Venture Agreement since June 2005) until the earlier of: (i) the date that is 90 days after we receive a bankable feasibility study, or (ii) the tenth anniversary of the date of the execution of the letter agreement;

•	we have agreed to pay VRIC $6,400,000 within 90 days after we receive a bankable feasibility study;

•
we have agreed to pay VRIC a minimum annual royalty of $500,000, commencing 90 days after we receive a bankable feasibility study, and an additional royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project.  The minimum royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the percentage royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the minimum royalty remains payable, the combined minimum royalty and percentage royalty will not exceed $500,000; and

•
we have agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project after such time that we have constructed and are operating a processing plant or plants that are capable of processing approximately 2,000 tons of slag per day at the Clarkdale Slag Project.  The acquisition agreement does not include a specific provision with respect to the periods at the end of which “net cash flow” is measured, once the production threshold has been reached.  Therefore, the timing and measurement of specific payments may be subject to dispute.  The parties intend to negotiate a clarification of this provision in good faith before the production threshold has been reached.

We have recorded a liability for the $30,000 monthly payment commitment using imputed interest based on our best estimate of future cash flows.  The effective interest rate used was 8.00%, resulting in an initial present value of $2,501,187 and imputed interest of $1,128,813.  The expected term used was ten years, which represents the maximum term the VRIC liability is payable if the Project Funding Date does not occur by the tenth anniversary of the date of the execution of the letter agreement.  Actual payments made under the letter agreement subsequent to the acquisition have been made as follows:

	Total Payments	Amount Applied to Interest	Amount Applied to Principal	Balance

2/15/07 Discounted Acquisition Liability				$2,501,187

Quarter Ended 3/31/07	$60,000	$17,942	$42,058	2,459,129
Quarter Ended 6/30/07	90,000	48,910	41,090	2,418,039
Quarter Ended 9/30/07	90,000	48,082	41,918	2,376,121
Quarter Ended 12/31/07	90,000	47,239	42,761	2,333,360

2007 Totals	330,000	162,173	167,827	2,333,360

Quarter Ended 3/31/08	90,000	46,378	43,622	2,289,738
Quarter Ended 6/30/08	90,000	45,499	44,501	2,245,237
Quarter Ended 9/30/08	90,000	44,603	45,397	2,199,840
Quarter Ended 12/31/08	90,000	43,690	46,310	2,153,530

2008 Totals	$270,000	$136,480	$133,520	$2,153,530

Quarter Ended 3/31/09	$90,000	$42,757	$47,243	$2,106,287

Other than the total $30,000 monthly payment, which includes imputed interest as set forth in the table above, we have accounted for the payments that are dependent upon future events as contingent payments.  Upon meeting the contingency requirements described above, the purchase price of the Clarkdale Slag Project will be adjusted to reflect the additional consideration.

Transactions with Affiliate of our Chief Financial Officer

During the years ended December 31, 2008 and 2007, we utilized the accounting firm of Cupit, Milligan, Ogden & Williams, an affiliate of Melvin L. Williams, our Chief Financial Officer, to provide accounting support services.  For the year ended December 31, 2008 we incurred total fees and reimbursement of expenses to the firm of $83,213 and $120, respectively.  For the year ended December 31, 2007 we incurred total fees and reimbursement of expenses of $31,277 and $1,144, respectively.  For the three months ended March 31, 2009 we incurred total fees and reimbursement of expenses of $22,202 and $0, respectively.  At March 31, 2009, we had an outstanding balance due to the firm of $22,202.  These accounting support services included bookkeeping input for Clarkdale facility, assistance in preparing working papers for quarterly and annual reporting, and preparation of federal and state tax filings.  These expenses do not include any fees for Mr. Williams’ time in directly supervising the support staff.  Mr. Williams’s compensation has been provided in the form of salary.  The approximate direct benefit to Mr. Williams of the above Cupit, Milligan fees and expenses was $5,995 for the quarter ended March 31, 2009, $22,468 and $11,260 for the years ended December 31, 2008 and 2007, respectively.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties.  We intend that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to us than could be obtained from independent third parties.

We currently only have one independent director and the existence of these continuing obligations to our affiliates may create a conflict of interest between us and all of our board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  We intend to make good faith efforts to recruit additional independent persons to our Board of Directors.  We intend that any transactions with our affiliates will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes Oxley Act and other securities laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 23, 2009 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers, and (iii) officers and directors as a group.  Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown and the officers, directors and stockholders can be reached at our principal offices at 2441 West Horizon Ridge Parkway, Suite 120, Henderson, Nevada 89052.

	Name And Address	Amount And Nature Of		Percentage Of
	Of Beneficial Owner	Beneficial Ownership		Common Stock(1)
DIRECTORS AND OFFICERS
	Ian R. McNeil	17,242,394	(2)(8)	16.07%
	Carl S. Ager	17,242,394	(3)(8)	16.07%
	Melvin L. Williams	174,600	(4)	*
	Robert D. McDougal	808,269	(5)	*
	Harry B. Crockett	7,638,037	(6)	7.17%
	Martin B. Oring	843,793	(7)	*
	All officers and directors as a group (6 persons)	27,949,487		25.62%
HOLDERS OF MORE THAN 5% OF OUR COMMON STOCK
	Nanominerals Corp. 3500 Lakeside Court, Suite 206 Reno, Nevada 89509	16,000,000	(8)	15.03%

	K. Ian Matheson 2215 Lucerne Circle Henderson, Nevada 89014	11,162,004	(9)	9.75%

	Dr. Charles A. Ager 17146 – 20th Avenue Surrey, British Columbia, Canada V3S 9N4	17,045,190	(8)(10)	16.01%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.  Percentage of ownership is based on 106,468,637 shares of common stock outstanding as of July 23, 2009.

(2)
Consists of 407,594 shares and options to acquire an additional 834,800 shares of our common stock held directly by Ian R. McNeil, our Chief Executive Officer and a member of our board of directors.  In addition, Mr. McNeil is a 17.5% stockholder of Nanominerals, a company that owns 16,000,000 of our outstanding shares of common stock.  For purposes of Rule 13d-3 of the Exchange Act, Mr. McNeil may be deemed to be a beneficial owner of the 16,000,000 shares owned by Nanominerals by virtue of his ownership interest in Nanominerals.  However, Mr. McNeil disclaims ownership of all but 2,800,000 of the shares owned by Nanominerals, which reflects his 17.5% ownership interest in Nanominerals.  See footnote (8) below.

(3)
Consists of 407,594 shares and options to acquire an additional 834,800 shares of our common stock held directly by Carl S. Ager, our Vice President, Secretary and Treasurer and a member of our board of directors.  In addition Mr. Ager is a 17.5% stockholder of Nanominerals.  For purposes of Rule 13d-3 of the Exchange Act, Mr. Ager may be deemed to be a beneficial owner of the 16,000,000 shares owned by Nanominerals by virtue of his ownership interest in Nanominerals.  However, Mr. Ager disclaims ownership of all but 2,800,000 of the shares owned by Nanominerals, which reflects his 17.5% ownership interest in Nanominerals.  See footnote (8) below.

(4)	Consists of 56,000 shares held directly by Melvin L. Williams and options to acquire an additional 118,600 shares of our common stock.

(5)
Consists of 238,155 shares held directly by Robert D. McDougal, 20,114 shares held by Robert D. McDougal as Trustee of the Robert D. McDougal and Edna D. McDougal Family Trust Dated December 13, 2007 and options to acquire an additional 550,000 shares of our common stock.

(6)	Consists of 7,612,571 shares held by Harry B. Crockett, as Trustee of the Marcia and Harry Crockett 2004 Family Trust UA dated April 24, 2004 and 25,466 shares held directly by Mr. Crockett.

(7)
Consists of 455,000 shares held directly by Martin B. Oring, 105,000 shares held by Martin Oring Financial Trust dated December 20, 2006, a family trust of which Mr. Oring’s wife serves as a trustee, and options and warrants to acquire an additional 283,793 shares of common stock held by Mr. Oring and his affiliated entities.  The shares underlying 62,500 warrants are being registered in this Registration Statement.

(8)
Pursuant to a Schedule 13D filed by Dr. Charles A. Ager, Nanominerals is a privately held Nevada corporation which owns 16,000,000 shares of our common stock.  Ian R. McNeil and Carl S. Ager, who are our officers and directors, each own 17.5% of the issued and outstanding shares of Nanominerals.  Dr. Charles A. Ager, the sole director and officer of Nanominerals, and his wife, Carol Ager, collectively own 35% of the issued and outstanding shares of Nanominerals.  A group of additional shareholders of Nanominerals, none of who is an officer or director of Searchlight or Nanominerals, collectively own 30% of the outstanding shares of Nanominerals.

(9)
Mr. Matheson beneficially owns 11,162,004 shares of common stock.  These shares include 1,817,002 shares held directly by K. Ian Matheson, 1,345,002 shares held by Mr. Matheson’s wife and related companies, warrants to purchase an additional 8,000,000 shares held directly by Mr. Matheson.

(10)
These shares include the 16,000,000 shares owned by Nanominerals.  Dr. Ager and his wife, Carol Ager, collectively own 35% of the outstanding shares of Nanominerals.  Dr. Ager is the sole director and officer of Nanominerals.  See footnote (8) above.  In addition, Dr. Ager’s affiliate, Geotech Mining Inc., owns 140,000 shares of common stock.  Further Mrs. Ager owns 765,190 shares in her own name, and her affiliate, Geosearch Inc., owns an additional 140,000 shares.

DESCRIPTION OF OUR SECURITIES

We have the authority to issue 400,000,000 shares of common stock, $0.001 par value.  As of July 23, 2009, there were 106,468,637 shares of common stock outstanding.

The following description of our capital stock does not purport to be complete and is subject to, and is qualified by, our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding.  At present, we have no plans to issue dividends.  See “Dividend Policy” for additional information.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  There is a limited public market for our common stock.

Preferred Stock

We do not currently have an authorized class of preferred stock.  However, we intend to submit a proposal to our stockholders to authorize a class of up 40,000,000 shares of preferred stock, and have filed a preliminary proxy statement with the SEC to that effect.  There can be no assurances that our stockholders will approve the proposed of authorization of a class of our preferred stock.

The proposed class of preferred stock is commonly known as “blank check” preferred stock.  The preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of our stockholders, would be authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of preferred stock.  Such shares of preferred stock, if and when issued, may have rights, powers and preferences superior to those of our common stock.  Although there are no current plans, commitments or understandings, written or oral, to issue any preferred stock, in the event of any issuances, the holders of common stock will not have any preemptive or similar rights to acquire any preferred stock.

The proposed class of preferred stock could, under certain circumstances, have an anti-takeover effect.  For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of preferred stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us.  The proposed class of preferred stock therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The proposed class of preferred stock may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

The proposed class of preferred stock is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of us by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person.

Options and Warrants

As of July 23, 2009, we had outstanding options and warrants to purchase an aggregate of 22,001,880 shares of our common stock, with a range of exercise prices from $0.25 to $4.04.  The options and warrants expire at various dates between 2009 and 2017.  We have outstanding options to purchase up to 2,959,493 shares of common stock at a weighted average exercise price of $1.10 per share, 321,293 of which were granted pursuant to our 2007 Stock Option Plan and 2,638,200 of which were granted outside of the 2007 Stock Option Plan.  We have outstanding warrants to purchase up to 19,042,387 shares of common stock at a weighted average exercise price of $1.12 per share.

SHARES ELIGIBLE FOR FUTURE SALE

There is a limited public market for our common stock.  We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.  Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of July 23, 2009, there were 106,468,637 shares of common stock outstanding.  The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act.  All remaining outstanding shares were issued and sold by us in private transactions and those shares, as well as shares issuable on exercise of currently outstanding options and warrants are, or will be eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act.  These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which would equal approximately 1,064,686 shares, as of July 23, 2009.  However, because our common stock is quoted only over the OTC Bulletin Board, which is not considered to be an “automated quotation system” for purposes of Rule 144(e), the market-based volume resale limitation under Rule 144(e) is unavailable.  The market-based volume resale limitation permits resale volumes under Rule 144 based on the average weekly reported volume of trading in a security on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.  Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors.  These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Classified Board.  Our board of directors is divided into three classes.  As a result of this provision, at least two annual meetings of stockholders may be required for stockholders to change a majority of the board of directors.  The classification of directors will make it more difficult to change the board of directors, and will promote the continuity of existing management.  Our Bylaws also provide that any vote of the stockholders to alter, amend or repeal this Bylaw provision in any respect shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of our outstanding voting power, voting together as a single class.

No Action By Written Consent.  Our Bylaws provide that any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may not be taken without a meeting, prior notice and a vote, and stockholders may not act by written consent.

Advance Notice Procedures.  Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board.  Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.  Although our by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.  Our Bylaws also provide that any vote of the stockholders to alter, amend or repeal this Bylaw provision in any respect shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of our outstanding voting power, voting together as a single class.

Business Combinations.  As a Nevada corporation, we are also subject to certain provisions of the Nevada General Corporation Law that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction.  However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares.  As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.  Our Bylaws provide that the provisions of the Nevada Revised Statutes, known as the “Control Share Acquisition Statute” apply to the acquisition of a controlling interest in us, irrespective of whether we have 200 or more stockholders of record, or whether at least 100 of our stockholders have addresses in the State of Nevada appearing on our stock ledger.

This statute generally provides that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the disinterested stockholders of the corporation at a special or annual meeting.  A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors.  Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”  In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Transfer Agent

We have engaged Empire Stock Transfer, Inc, Henderson, Nevada, to act as our registrar and transfer agent.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements included in the prospectus and elsewhere in the registration statement, have been included in reliance on the reports of Brown Armstrong, Paulden, McCown, Starbuck, Thornburgh & Keeter Accountancy Corporation and Kyle L. Tingle, CPA, LLC, independent registered public accountants, to the extent and for the periods indicated in their respective reports, given on each of such firm’s authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

On February 16, 2007, we appointed Brown Armstrong, Paulden, McCown, Starbuck, Thornburgh & Keeter Accountancy Corporation (“Brown Armstrong”) as our new independent registered public accounting firm following the dismissal of our prior independent registered public accounting firm Kyle L. Tingle CPA, LLC (“KLT”), which occurred on February 16, 2007.  The decision to change accountants was recommended by our Audit Committee and approved by our board of directors on February 16, 2007.

KLT performed the audit of our financial statements for the year ended December 31, 2005.  During this period and the subsequent interim period through February 16, 2007, there were no disagreements with KLT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to KLT’s satisfaction would have caused KLT to make reference to the subject matter of the disagreements in connection with KLT’s report, nor were there any “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

The audit report of KLT for our year ended December 31, 2005 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, other than the uncertainty that we might not be able to operate as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the site is www.sec.gov.

This prospectus includes statistical data obtained from industry publications.  These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information.  While we believe these industry publications to be reliable, we have not independently verified their data.

INDEX TO FINANCIAL STATEMENTS

Searchlight Minerals Corp. Financial Statements

December 31, 2008, 2007 and 2006

Searchlight Minerals Corp. Financial Statements

March 31, 2009 and 2008

BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Searchlight Minerals Corp.

We have audited the accompanying consolidated balance sheets of Searchlight Minerals Corp. (An Exploration Stage Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, including inception cumulative data prospectively from January 1, 2006, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. Searchlight Minerals Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Searchlight Minerals Corp. (An Exploration Stage Company) as of December 31, 2008 and 2007, and the results of its operations, stockholders’ equity, including inception cumulative data, and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As described in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Searchlight Minerals Corp.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2009 expressed an unqualified opinion.

BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

March 10, 2009
Bakersfield, California

Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Searchlight Minerals, Corp.
Henderson, Nevada

We have audited the accompanying balance sheet of Searchlight Minerals, Corp. (an Exploration Stage Enterprise) as of December 31, 2005 and the related statements of operations, stockholders' equity, and cash flows, for the year then ended and the period January 14, 2000 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Searchlight Minerals, Corp. as of December 31, 2004 and for the year ended December 31, 2004 and the period from January 14, 2000 (date of inception) to December 31, 2004 , were audited by other auditors whose report dated April 11, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations since inception, has not generated any revenue and has a significant working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments, which might result from the outcome of this uncertainty.

As discussed in Note 1 and 13 to the financial statements, the accompanying 2005 financial statements have been restated.

Kyle L. Tingle, CPA, LLC

April 10, 2006, except for Note 2 which is October 23, 2006
and Notes 1,3,4 and 13 which is July 7, 2008.
Las Vegas, Nevada

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007

ASSETS

Current assets
Cash	$7,055,591	$12,007,344
Prepaid expenses	251,414	192,789

Total current assets	7,307,005	12,200,133

Property and equipment, net	13,132,282	5,064,460
Mineral properties	16,947,419	12,702,258
Slag project	120,766,877	120,766,877
Land - smelter site and slag pile	5,916,150	5,916,150
Land	3,300,000	3,300,000
Reclamation bond and deposits, net	109,900	183,000

Total non-current assets	160,172,628	147,932,745

Total assets	$167,479,633	$160,132,878

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,093,778	$849,910
Accounts payable - related party	108,515	41,974
VRIC payable, current portion - related party	194,756	179,830
Capital lease payable, current portion	24,026	22,983

Total current liabilities	1,421,075	1,094,697

Long-term liabilities
VRIC payable, net of current portion - related party	1,958,774	2,153,530
Capital lease payable, net of current portion	40,291	64,317
Deferred tax liability	50,455,361	50,619,658

Total long-term liabilities	52,454,426	52,837,505

Total liabilities	53,875,501	53,932,202

Commitments and contingencies - Note 11	-	-

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares authorized, 105,854,691 and 96,865,391 shares, respectively, issued and outstanding	105,854	96,865
Additional paid-in capital	126,854,760	116,223,907
Common stock subscribed	-	108,000
Accumulated deficit during exploration stage	(13,356,482)	(10,228,096)

Total stockholders' equity	113,604,132	106,200,676

Total liabilities and stockholders' equity	$167,479,633	$160,132,878

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS

				For the period from
				January 14, 2000
				(Date of Inception)
	For the Year Ended	For the Year Ended	For the Year Ended	Through
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008

Revenue	$-	$-	$-	$-

Operating expenses
Mineral exploration and evaluation expenses	976,974	1,149,755	2,024,932	5,038,684
Mineral exploration and evaluation expenses - related party	360,000	360,000	495,000	1,215,000
Administrative - Clarkdale site	1,142,102	513,759	-	1,655,861
General and administrative	2,517,479	1,557,048	1,209,838	6,118,169
General and administrative - related party	83,333	32,421	-	115,754
Depreciation	62,069	37,751	6,309	107,079

Total operating expenses	5,141,957	3,650,734	3,736,079	14,250,547

Loss from operations	(5,141,957)	(3,650,734)	(3,736,079)	(14,250,547)

Other income (expense):
Rental revenue	35,720	36,410	-	72,130
Loss on equipment disposition	-	(138)	(4,388)	(4,526)
Interest expense	(3,428)	(2,062)	-	(5,490)
Interest and dividend income	203,821	314,331	77,032	595,184

Total other income (expense)	236,113	348,541	72,644	657,298

Loss before income taxes	(4,905,844)	(3,302,193)	(3,663,435)	(13,593,249)

Income tax benefit	1,777,458	1,080,375	1,122,457	4,379,935

Loss from continuing operations	(3,128,386)	(2,221,818)	(2,540,978)	(9,213,314)

Discontinued operations:
Loss from discontinued operations	-	-	-	(4,143,168)

Net loss	$(3,128,386)	$(2,221,818)	$(2,540,978)	$(13,356,482)

Loss per common share - basic and diluted
Loss from continuing operations	$(0.03)	$(0.02)	$(0.04)

Net loss	$(0.03)	$(0.02)	$(0.04)

Weighted average common shares outstanding -Basic and diluted	104,338,284	88,942,414	62,075,707

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
				Common	Deficit During	Total
	Common Stock		Additional	Stock	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Stage	Equity

Balance, January 14, 2000	-	$-	$-	$-	$-	$-

Issuance of common stock (recapitalized)	50,000,000	50,000	(25,000)	-	(24,999)	1

Net loss	-	-	-	-	(231,969)	(231,969)

Balance, December 31, 2000	50,000,000	50,000	(25,000)	-	(256,968)	(231,968)

Issuance of common stock in reverse merger	10,300,000	10,300	(5,150)	-	(5,150)	-

Net loss	-	-	-	-	(767,798)	(767,798)

Balance, December 31, 2001	60,300,000	60,300	(30,150)	-	(1,029,916)	(999,766)

Capital contribution	-	-	1,037,126	-	-	1,037,126

Beneficial conversion feature associated with debt	-	-	300,000	-	-	300,000

Net loss	-	-	-	-	(1,249,644)	(1,249,644)

Balance, December 31, 2002	60,300,000	60,300	1,306,976	-	(2,279,560)	(912,284)

Debt exchanged for common stock	48,000,000	48,000	1,152,000	-	-	1,200,000

Deferred compensation	-	-	12,583	-	-	-

Amortization of deferred compensation	-	-	-	-	-	10,387
Loss from discontinued operations
Net loss	-	-	-	-	(1,283,872)	(1,283,872)

Balance, December 31, 2003	108,300,000	108,300	2,471,559	-	(3,563,432)	(985,769)

Amortization of deferred compensation	-	-	-	-	-	2,196

Net loss	-	-	-	-	(700,444)	(700,444)

Balance, December 31, 2004	108,300,000	108,300	2,471,559	-	(4,263,876)	(1,684,017)

Issuance of stock options for 1,000,000 shares of common stock to two officers	-	-	133,062	-	-	133,062

Issuance of stock options for 500,000 shares of common stock in satisfaction of debt	-	-	300,000	-	-	300,000

Return and cancellation of 70,000,000 shares of common stock	(70,000,000)	(70,000)	70,000	-	-	-

Issuance of 12,000,000 warrants in consideration of joint venture option	-	-	1,310,204	-	-	1,310,204

Issuance of common stock for 20 mining claims	1,400,000	1,400	488,600	-	-	490,000

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
				Common	Deficit During	Total
	Common Stock		Additional	Stock	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Stage	Equity
Issuance of common stock in satisfaction of debt, $0.625 per share	200,000	200	124,800	-	-	125,000

Issuance of common stock for cash, Reg. S - Private Placement, $0.25 per share, net of $205,250 commissions	6,390,000	6,390	1,369,070	-	-	1,375,460

Issuance of common stock for cash, Reg. S - Private Placement, $0.25 per share, net of $135,000 commission	5,400,000	5,400	1,194,947	-	-	1,200,347

Issuance of common stock for cash, Reg. D 506 - Private Placement, $0.25 per share	460,000	460	114,540	-	-	115,000

Issuance of stock options for 1,500,000 shares of common stock to three officers	-	-	266,720	-	-	266,720

Common stock subscribed	-	-	-	270,000	-	270,000

Net loss	-	-	-	-	(1,201,424)	(1,201,424)

Balance, December 31, 2005	52,150,000	52,150	7,843,502	270,000	(5,465,300)	2,700,352

Issuance of common stock for cash, Reg. D - Private Placement, $0.45 per share, net of $87,750 commission	3,900,000	3,900	1,663,350	(270,000)	-	1,397,250

Issuance of common stock related to exercise of warrants	1,225,000	1,225	(1,225)	-	-	-

Issuance of stock options for 120,000 shares of common stock to two officers	-	-	20,864	-	-	20,864

Issuance of stock options for 500,000 shares of common stock to two directors	-	-	122,420	-	-	122,420

Issuance of stock options for 100,000 shares of common stock to two directors	-	-	24,484	-	-	24,484

Issuance of common stock for cash Reg. S - Private Placement, $0.625 per share from exercise of warrants	6,125,000	6,125	3,822,000	-	-	3,828,125

Issuance of common stock for cash Reg. S - Private Placement, $0.375 per share from exercise of warrants	1,768,500	1,768	661,420	-	-	663,188

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
				Common	Deficit During	Total
	Common Stock		Additional	Stock	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Stage	Equity
Issuance of common stock for cash Reg. S - Private Placement, $0.625 per share from exercise of warrants	612,500	613	382,200	-	-	382,813

Issuance of stock options for 100,000 shares of common stock to officer for recruitment amortized over vesting period.	-	-	1,309	-	-	1,309

Issuance of common stock to officer for recruitment	50,000	50	102,950	-	-	103,000

Issuance of stock options for 50,000 shares of common stock to employee for recruitment amortized over vesting period.	-	-	1,309	-	-	1,309

Issuance of common stock for mining claims	1,400,000	1,400	3,078,600	-	-	3,080,000

Amortization of stock options issued to employee and officer over vesting period	-	-	15,708	-	-	15,708

Net loss December 31, 2006	-	-	-	-	(2,540,978)	(2,540,978)

Balance, December 31, 2006	67,231,000	67,231	17,738,891	-	(8,006,278)	9,799,844

Issuance of common stock in connection with the acquisition to five investors, $3.975 per share	16,825,000	16,825	66,862,550	-	-	66,879,375

Issuance of stock options for 182,946 shares of common stock to three officers, two employees and a consultant	-	-	220,194	-	-	220,194

Issuance of common stock for cash Reg. D - Private Placement, $3.00 per share, net of $381,990 commission and $79,513 issuance costs	4,520,666	4,521	13,095,978	-	-	13,100,499

Issuance of common stock for cash Reg. S - Private Placement, $3.00 per share, net of $111,100 commission and $8,842 issuance costs	575,000	575	1,604,483	-	-	1,605,058

Issuance of common stock for cash Reg. S - Private Placement, $3.00 per share, net of $525,386 commission and $85,513 issuance costs	2,226,161	2,226	6,065,358	-	-	6,067,584

Amortization of stock options issued to employee and officer over vesting period	-	-	13,092	-	-	13,092

Issuance of common stock for mining claims	1,400,000	1,400	4,506,600	-	-	4,508,000

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
				Common	Deficit During	Total
	Common Stock		Additional	Stock	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Stage	Equity
Issuance of common stock related to exercise of warrants	400,000	400	259,600	-	-	260,000

Common stock subscribed for exercise of warrants and options	-	-	-	90,000	-	90,000

Issuance of common stock for directors' compensation	6,314	6	17,994	-	-	18,000

Issuance of common stock related to exercise of options	400,000	400	99,600	-	-	100,000

Issuance of common stock for cash Reg. S - Private Placement, $1.60 per share	3,125,000	3,125	4,996,875	-	-	5,000,000

Issuance of common stock as commission in connection with foreign offering	156,250	156	(156)	-	-	-

Common stock subscribed for directors' compensation	-	-	-	18,000	-	18,000

Capitalization of Phage related party liability to equity	-	-	742,848	-	-	742,848

Net loss December 31, 2007	-	-	-	-	(2,221,818)	(2,221,818)

Balance, December 31, 2007	96,865,391	96,865	116,223,907	108,000	(10,228,096)	106,200,676

Issuance of common stock for cash, $0.65 per share from exercise of warrants	3,890,000	3,890	2,524,610	(65,000)	-	2,463,500

Issuance of common stock for cash Reg. S - Private Placement, $1.60 per share	1,637,500	1,638	2,618,362	-	-	2,620,000

Issuance of common stock for cash Reg. D - Private Placement, $1.60 per share	1,643,750	1,644	2,628,356	-	-	2,630,000

Issuance of common stock as commission in connection with foreign offering	80,000	80	(80)	-	-	-

Amortization of stock options issued to officer over vesting period	-	-	859	-	-	859

Issuance of common stock for cash, $0.25 per share exercise of nonemployee stock options	200,000	200	49,800	(25,000)	-	25,000

Issuance of common stock for directors' compensation	11,768	11	35,989	(18,000)	-	18,000

Issuance of common stock for mining claims	1,400,000	1,400	2,630,600	-	-	2,632,000

Effect of modification of stock options issued to an employee	-	-	36,457	-	-	36,457

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
				Common	Deficit During	Total
	Common Stock		Additional	Stock	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Subscribed	Stage	Equity
Common stock subscribed for directors' compensation	-	-	-	18,000	-	18,000

Issuance of common stock for cash, $0.25 per share from exercise of nonemployee stock options	100,000	100	24,900	-	-	25,000

Issuance of common stock for directors' compensation	18,936	19	35,981	(18,000)	-	18,000

Amortization of stock options issued to director over vesting period	-	-	19,149	-	-	19,149

Issuance of common stock for directors' compensation	7,346	7	17,993	-	-	18,000

Issuance of stock options for directors' compensation	-	-	7,877	-	-	7,877

Net loss December 31, 2008	-	-	-	-	(3,128,386)	(3,128,386)

Balance, December 31, 2008	105,854,691	$105,854	$126,854,760	$-	$(13,356,482)	$113,604,132

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
				January 14, 2000
				(Date of inception)
	For the Year Ended			through
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,128,386)	$(2,221,818)	$(2,540,978)	$(13,356,482)
Deduct: Loss from discontinued operations	-	-	-	(4,143,168)
Loss from continuing operations	(3,128,386)	(2,221,818)	(2,540,978)	(9,213,314)

Adjustments to reconcile loss from operating to net cash used in operating activities:
Depreciation	62,069	37,751	6,309	107,079
Stock based expenses	136,342	269,287	289,094	1,094,505
Loss on disposition of fixed assets	-	138	4,388	5,875
Amortization of prepaid expense	183,913	170,413	-	354,326
Allowance for bond deposit recovery	180,500	-	-	180,500
Changes in operating assets and liabilities:
Other current assets	(242,538)	(256,967)	(106,235)	(605,740)
Other assets	(107,400)	40	(2,540)	(290,400)
Accounts payable and accrued liabilities	310,409	(277,026)	420,183	476,735
Deferred income taxes	(1,777,458)	(1,080,375)	(1,122,457)	(4,379,935)

Net cash used in operating activities	(4,382,549)	(3,358,557)	(3,052,236)	(12,270,369)
Net cash used in operating activities from discontinued operations	-	-	-	(2,931,324)

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid on mineral property claims	-	-	-	(87,134)
Cash paid for joint venture and merger option	-	-	(200,000)	(890,000)
Cash paid to VRIC on closing date	-	(9,900,000)	-	(9,900,000)
Cash paid for additional acquisition costs	-	(130,105)	-	(130,105)
Capitalized interest	(180,170)	(162,173)	-	(342,343)
Purchase of property and equipment	(7,949,722)	(4,155,549)	(25,748)	(12,147,104)

Net cash used in investing activities	(8,129,892)	(14,347,827)	(225,748)	(23,496,686)
Net cash used in investing activities from discontinued operations	-	-	-	(452,618)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from stock issuance	7,763,500	26,813,817	6,271,376	43,539,500
Stock issuance costs	-	(677,570)	-	(677,570)
Principal payments on capital lease payable	(22,982)	(28,939)	(15,000)	(51,921)
Principal payments on deferred purchase liability	(179,830)	(167,828)	-	(347,658)
Proceeds from subscribed stock	-	90,000	-	360,000

Net cash provided by financing activities	7,560,688	26,029,480	6,256,376	42,822,351
Net cash provided by financing activities from discontinued operations	-	-	-	3,384,237

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,951,753)	8,323,096	2,978,392	7,055,591

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,007,344	3,684,248	705,856	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,055,591	$12,007,344	$3,684,248	$7,055,591

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
				January 14, 2000
				(Date of inception)
	For the Year Ended			through
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

SUPPLEMENTAL INFORMATION

Interest Paid, net of capitalized amounts	$3,428	$2,062	$-	$56,241

Income Taxes Paid	$-	$-	$-	$-

Non-cash investing and financing activities:
Capital equipment purchased through accounts payable and financing	$-	$444,690	$-	$444,690

Assets acquired for common stock issued for the acquisition	$-	$66,879,375	$-	$66,879,375

Assets acquired for common stock issued for mineral properties	$2,632,000	$4,508,000	$3,530,000	$10,220,000

Assets acquired for liabilities incurred in the acquisition	$-	$2,628,188	$-	$2,628,188

Net deferred tax liability assumed	$1,613,161	$50,839,702	$1,614,147	$55,197,465

Merger option payment applied to the acquisition	$-	$200,000	$-	$200,000

Reclassify joint venture option agreement to slag project	$-	$690,000	$-	$690,000

Warrants issued in connection with joint venture option agreement related to slag project	$-	$-	$-	$1,310,204

Stock options for common stock issued in satisfaction of debt	$-	$-	$-	$1,500,000

Capitalization of related party liability to equity	$-	$742,848	$-	$742,848

Stock issued for conversion of accounts payable, 200,000 shares at $0.625	$-	$-	$-	$125,000

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Basis of presentation – These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year-end is December 31.

Description of business – Searchlight Minerals Corp. is considered an exploration stage company since its formation and the Company has not yet realized any revenues from its planned operations.  The Company is primarily focused on the exploration, acquisition and development of mining and mineral properties.  Upon the location of commercially minable reserves, the Company plans to prepare for mineral extraction and enter the development stage.

History - The Company was incorporated on January 12, 1999 pursuant to the laws of the State of Nevada under the name L.C.M. Equity, Inc.  From 1999 to 2005, the Company operated primarily as a biotechnology research and development company with its headquarters in Canada and an office in the UK.  On November 2, 2001, the Company entered into an acquisition agreement with Regma Bio Technologies, Ltd. pursuant to which Regma Bio Technologies, Ltd. entered into a reverse merger with us with the surviving entity named “Regma Bio Technologies Limited”. On November 26, 2003, the Company changed its name from “Regma Bio Technologies Limited” to “Phage Genomics, Inc.”

In February, 2005, the Company announced its reorganization from a biotechnology research and development company to a company focused on the development and acquisition of mineral properties. In connection with its reorganization the Company entered into mineral option agreements to acquire an interest in the Searchlight Claims. The Company has consequently been considered an exploration stage enterprise. Also in connection with its corporate restructuring, its board of directors approved a change in its name from “Phage Genomics, Inc.” (Phage) to "Searchlight Minerals Corp.” effective June 23, 2005.

Going concern - The Company incurred cumulative net losses of $13,356,482 from operations as of December 31, 2008 and has not commenced its mining and mineral processing operations, rather, still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern.

The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Clarkdale Minerals, LLC (CML) and Clarkdale Metals Corp. (CMC).  Significant intercompany accounts and transactions have been eliminated.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Mineral rights - The Company capitalizes acquisition and option costs of mineral property rights.  The amount capitalized represents fair value of the mineral rights acquired.

The Company capitalizes acquisition and option costs of mineral rights as tangible assets in accordance with Emerging Issues Task Force abstract 04-02 (“EITF 04-02”), “Whether Mineral Rights are Tangible or Intangible Assets and Related Issues”.  Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights.  If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. The Company evaluates the carrying value of capitalized mining costs and related property and equipment costs, to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Capitalized interest cost - The Company capitalizes interest cost related to acquisition, development and construction of property and equipment which is designed as integral parts of the manufacturing process.  The capitalized interest is recorded as part of the asset it relates to and will be amortized over the asset’s useful life once production commences.  Interest cost capitalized from imputed interest on acquisition indebtedness was $180,170 and $162,173 for the years ended December 31, 2008 and 2007, respectively.

Exploration costs – Mineral exploration costs are expensed as incurred.

Property and equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment. If events and circumstances warrant evaluation, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in measuring their recoverability.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Impairment of long-lived assets – The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under SFAS No. 144 if events or circumstances indicate that their carrying amount might not be recoverable.  As of December 31, 2008 exploration progress is on target with the Company’s exploration and evaluation plan and no events or circumstances have happened to indicate the related carrying values of the properties may not be recoverable. When the Company determines that a SFAS 144 impairment analysis should be done, the analysis will be performed using the rules of EITF 04-03, “Mining Assets: Impairment and Business Combinations.”

Various factors could impact our ability to achieve forecasted production schedules. Additionally, commodity prices, capital expenditure requirements and reclamation costs could differ from the assumptions the Company may use in cash flow models used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material can ultimately be mined economically.

Material changes to any of these factors or assumptions discussed above could result in future impairment charges to operations.

Reclassifications – Certain amounts in the prior period financial statements have been reclassified to conform to current period presentation.

Asset retirement obligation - The Company has adopted Statement of Financial Accounting Standard No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate.  To date, no significant asset retirement obligation exists due to the early stage of exploration.  Accordingly, no liability has been recorded.

Fair value of financial instruments - The Company’s financial instruments consist of accounts payable, accrued liabilities, capital lease payable and mineral property purchase obligations. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.  The Company is not exposed to significant interest or credit risk arising from these financial instruments.

Revenue recognition - Revenues are recognized during the period in which the revenues are earned. Costs and expenses are recognized during the period in which they are incurred.

Research and development - All research and development expenditures are expensed as incurred.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Earnings (loss) per share - The Company follows Statement of Financial Accounting Standard No. 128 (“SFAS 128”), “Earnings Per Share” and Statement of Financial Accounting Standard No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establish standards for the computation, presentation and disclosure requirements for basic and diluted earnings per share for entities with publicly-held common shares and potential common stock issuances. Basic earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding.  In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities, such as stock options and warrants.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive. Weighted average of common stock equivalents, which include stock options and warrants to purchase common stock, on December 31, 2008, 2007 and 2006 that were not included in the computation of diluted EPS because the effect would be antidilutive were, 23,418,739, 25,352,207 and 23,666,088, respectively.

Expenses of Offering – The Company accounts for specific incremental costs directly to a proposed or actual offering of securities as a direct charge against the gross proceeds of the offering.

Income taxes - The Company accounts for its income taxes in accordance with the Statement of Financial Accounting No. 109 (“SFAS 109”), “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than 50% likelihood of being sustained.  Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provision of FIN 48 on January 1, 2007, which did not have any impact on the consolidated financial statements.

For acquired properties that do not constitute a business as defined in Emerging Issues Task Force Issue No. 98-03 (“EITF 98-03”), “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, deferred income tax liability is recorded on GAAP basis over income tax basis using statutory federal and state rates. The resulting estimated future federal and state income tax liability associated with the temporary difference between the acquisition consideration and the tax basis is computed in accordance with EITF 98-11 “Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations” and SFAS 109, and is reflected as an increase to the total purchase price which is then applied to the underlying acquired assets in the absence of there being a goodwill component associated with the acquisition transactions.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Stock-based compensation - On December 16, 2004, the FASB issued Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), “Share-Based Payment”, which replaces Statement of Financial Accounting Standard No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption option. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company adopted the requirements of SFAS No. 123R for the fiscal year beginning after December 31, 2004.

New accounting pronouncements – In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Post-Retirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which amends FASB Statement No. 132 “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits” (“FAS 132”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. The objective of FSP FAS 132(R)-1 is to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for the Company’s fiscal year beginning January 1, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. The Company does not currently have a benefit pension or any post-retirement benefit plans and the Company has determined that the adoption of this statement will have little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting this statement on the Company’s consolidated financial position or results of operations.

 In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 is effective for the Company’s fiscal years beginning January 1, 2009. Early adoption for an existing instrument is not permitted. The Company does not expect the adoption of EITF 07-5 to have a material impact on the Company’s consolidated financial position or results of operations.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied retrospectively to all periods presented.  The Company does not currently have convertible debt instruments and the Company has determined that the adoption of this statement will have little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the adoption of FSP 142-3 to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

The FASB issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active”. The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, “Accounting Changes and Error Corrections”. However, the disclosure provisions in Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation techniques or its application. The adoption of this statement has had no material effect on the Company’s consolidated financial position, results of operations, and disclosures.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

In May 2008, the FASB issued SFAS No. 162, “Hierarchy of Generally Accepted Accounting Principles”. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements of nongovernmental entities that are presented in conformity with GAAP. This statement will be effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendment to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its consolidated financial statements.

On March 19, 2008, the FASB issued Statement of Financial Accounting Standard No. 161 (“SFAS 161”), “Disclosures about Derivative Instruments and Hedging Activities.”  This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact that SFAS 161 will have on the consolidated financial statements.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R) (“SFAS 141(R)”), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. This statement will impact how the Company accounts for future business combinations and the Company’s future consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standard  No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51” which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the potential impact of adopting this statement on the Company’s consolidated financial position, results of operations or cash flows.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

In September 2007, the FASB published Proposed FASB Staff Position (“FSP”) No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing APB 14. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method.  FSP No. APB 14-a is effective for the Company’s fiscal year beginning January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the impact that Proposed FSP may have on the consolidated financial statements of the Company.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value, nor eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statement of Financial Accounting No. 157 (“SFAS 157”), “Fair Value Measurements,” and SFAS 107.  SFAS 159 is effective for our fiscal year beginning after November 15, 2007.  The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007

Furniture and fixtures	$35,813	$34,694
Lab equipment	2,804	2,804
Computers and equipment	50,253	32,594
Income property	309,750	309,750
Construction in progress	12,289,996	4,408,796
Capitalized interest	342,343	162,173
Vehicles	38,175	38,175
Site equipment	168,949	119,203
	13,238,083	5,108,189
Less accumulated depreciation	105,801	43,729

	$13,132,282	$5,064,460

Depreciation expense was $62,069, $37,751 and $6,309 for the years ended December 31, 2008, 2007 and 2006, respectively.

3.	CLARKDALE SLAG PROJECT

On February 15, 2007, the Company completed a merger with Transylvania International, Inc. (TI) which provided the Company with 100% ownership of the Clarkdale Slag Project in Clarkdale Arizona, through its wholly owned subsidiary CML.  This acquisition superseded the joint venture option agreement to acquire a 50% ownership interest as a joint venture partner pursuant to Nanominerals Corp. (“NMC”) interest in a joint venture agreement (“JV Agreement”) dated May 20, 2005 between NMC and Verde River Iron Company, LLC (“VRIC”). Subsequent to the acquisition, Mr. Harry Crockett joined the Company’s board of directors. VRIC is an affiliate of Mr. Crockett.

The Company believes the acquisition of the Clarkdale Slag Project was beneficial because it provides for 100% ownership of the properties, thereby eliminating the need to finance and further develop the projects in a joint venture environment.

This merger was treated as a statutory merger for tax purposes whereby, CML was the surviving merger entity.

The Company applied EITF 98-03 with regard to the acquisition of the Clarkdale Slag Project. The Company determined that the acquisition of the Clarkdale Slag Project did not constitute an acquisition of a business, as that term is defined in EITF 98-03, and the Company recorded the acquisition as a purchase of assets.

The Company also formed a second wholly owned subsidiary CMC, for the purpose of developing a processing plant at the Clarkdale Slag Project.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	CLARKDALE SLAG PROJECT (continued)

The $130 million purchase price was comprised of a combination of the cash paid, the deferred tax liability assumed in connection with the acquisition, and the fair value of our common shares issued, based on the closing market price of our common stock, using the average of the high and low prices of our common stock on the closing date of the acquisition. The Clarkdale Slag Project is without known reserves and the project is exploratory in nature in accordance with Industry Guides promulgated by the Commission, Guide 7 paragraph (a)(4)(i). As required by EITF 04-03 paragraph 2 and EITF 98-11, the Company then allocated the purchase price among the assets as follows (and also further described in this Note 3 to the financial statements): $5,916,150 of the purchase price was allocated to the slag pile site, $3,300,000 to the remaining land acquired, and $309,750 to income property and improvements. The purchase price allocation to the real properties was based on fair market values determined using an independent real estate appraisal firm (Scott W. Lindsay, Arizona Certified General Real Estate Appraiser No. 30292). The remaining $120,766,877 of the purchase price was allocated to the Slag Project, which has been capitalized as a tangible asset in accordance with EITF 04-02. Upon commencement of commercial production, the material will be amortized using the unit-of-production method over the life of the Slag Project.

Closing of the TI acquisition occurred on February 15, 2007, (the “Closing Date”) and was subject to, among other things, the following terms and conditions:

a)	The Company paid $200,000 in cash to VRIC on the execution of the Letter Agreement;

b)	The Company paid $9,900,000 in cash to VRIC on the Closing Date;

c)
The Company issued 16,825,000 shares of its common stock, valued at $3.975 per share using the average of the high and low on the Closing Date, to the designates of VRIC pursuant to Section 4(2) and Regulation D of the Securities Act of 1933;

In addition to the cash and equity consideration paid and issued upon closing, the acquisition agreement contains the following payment terms and conditions:

d)
The Company agreed to continue to pay VRIC $30,000 per month until the earlier of: (i) the date that is 90 days after receipt of a bankable feasibility study by the Company (the “Project Funding Date”), or (ii) the tenth anniversary of the date of the execution of the letter agreement;

The acquisition agreement also contains additional contingent payment terms which are based on the Project Funding Date as defined in the agreement.

e)	The Company has agreed to pay VRIC $6,400,000 on the Project Funding Date;

f)
The Company has agreed to pay VRIC a minimum annual royalty of $500,000, commencing on the Project Funding Date (the “Advance Royalty”), and an additional royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project (the “Project Royalty”).  The Advance Royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the Project Royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the Advance Royalty remains payable, the combined Advance Royalty and Project Royalty will not exceed $500,000 in any calendar year; and,

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	CLARKDALE SLAG PROJECT (continued)

g)	The Company has agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project.

The Company has accounted for this as a contingent payment and upon meeting the contingency requirements, the purchase price of the Clarkdale Slag Project will be adjusted to reflect the additional consideration.

The following table reflects the recorded purchase consideration for the Slag Project:

Purchase price:
Cash payments	$10,100,000
Joint venture option acquired in 2005 for cash	690,000
Warrants issued for joint venture option	1,918,481
Common stock issued	66,879,375
Monthly payments, current portion	167,827
Monthly payments, net of current portion	2,333,360
Acquisition costs	127,000

Total purchase price	82,216,043

Net deferred income tax liability assumed - slag project	48,076,734

$130,292,777

The following table reflects the components of the Slag Project:

Allocation of acquisition cost:
Slag project (including net deferred tax liability assumed of $48,076,734)	$120,766,877
Land - slag pile site	5,916,150
Land	3,300,000
Income property and improvements	309,750

Net assets acquired	$130,292,777

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	MINERAL PROPERTIES - MINING CLAIMS

As of December 31, 2008 mining claims consisted of 3,200 acres located near Searchlight, Nevada. The 3,200 acre property is staked as twenty 160 acre claims, most of which are also double-staked as 142 twenty acre claims.

The mining claims were acquired during 2005 with issuance of 1,400,000 shares of the Company’s common stock and the provision that the Company, at its option, issue an additional 1,400,000 shares each year in June for three remaining years.  On June 25, 2008, the Company issued the remaining 1,400,000 shares and received the title to the mining claims in consideration of the satisfaction of the option agreement.

On August 26, 2005, the Company paid $180,500 to the Bureau of Land Management as a bond for future reclamation work in Searchlight, Nevada. As of December 31, 2008, the recovery of the reclamation bond is uncertain, therefore the Company has established a full allowance against the reclamation bond with the offsetting expense to project exploration costs.

The mining claims are capitalized as tangible assets in accordance with EITF 04-02.  Upon commencement of commercial production, the claims will be amortized using the unit-of-production method over the life of the claims.  If the Company does not continue with exploration after the completion of the feasibility study, the claims will be expensed at that time.

The following table summarizes the changes of mineral properties for the years ended December 31, 2007 and 2008:

Total mineral properties balance, December 31, 2006	$5,431,290

Share issuance to obtain mineral properties, June 29, 2007	4,508,000
Net deferred income tax liability assumed	2,762,968

Total mineral properties balance, December 31, 2007	12,702,258

Share issuance to obtain mineral properties, June 25, 2008	2,632,000
Net deferred income tax liability assumed	1,613,161

Total mineral properties balance, December 31, 2008	$16,947,419

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	CAPITAL LEASE PAYABLE

The Company leases equipment under a capital lease. The capital lease payable consisted of the following at December 31, 2008 and 2007,

Lender	Collateral	Monthly Payment	Interest Rate	Maturity	December 31, 2008	December 31, 2007
Caterpillar Financial Services
Corporation	Equipment	$2,200	4.45%	Jul-11	$64,317	$87,300

					64,317	87,300
Capital lease payable, current portion					(24,026)	(22,983)

Capital lease payable, net of current portion					$40,291	$64,317

The following table represents future minimum lease payments on the capital lease for the years ending December 31,

2009	$26,401
2010	26,401
2011	15,401
2012	—
Thereafter	—

Total future minimum lease payments	$68,203
Imputed interest	(3,886)

Present value of future minimum lease payments	$64,317

The following assets acquired under the capital lease and the related amortization were included in property, plant and equipment at December 31, 2008 and 2007,

	December 31, 2008	December 31, 2007

Site Equipment	$116,239	$116,239
Accumulated amortization	(46,011)	(16,952)

	$70,228	$99,287

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	CLARKDALE ACQUISITION PAYABLE

Pursuant to the Clarkdale acquisition agreement the Company agreed to pay VRIC $30,000 per month until the Project Funding Date.

The Company has recorded a liability for this commitment using imputed interest based on its best estimate of future cash flows. The effective interest rate used was 8.00%, resulting in an initial present value of $2,501,187 and imputed interest of $1,128,813. The expected term used was 10 years which represents the maximum term the VRIC liability is payable if the Company does not obtain Project Funding.

The following table represents future principal payments on VRIC payable for the years ending December 31,

2009	$194,756
2010	210,921
2011	228,427
2012	247,386
2013	267,919
Thereafter	1,004,121

2,153,530

VRIC payable, current portion	194,756

VRIC payable, net of current portion	$1,958,774

The acquisition agreement also contains payment terms which are based on the Project Funding Date as defined in the agreement. The terms of and conditions of these payments are discussed in more detail in Note 3 and 11.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY

During the year ended December 31, 2008 the Company’s stockholders’ equity activity consisted of the following:

a)
On December 31, 2008, the Company awarded and issued 3,673 shares each to its two non officer directors pursuant to its directors’ compensation policy. The share award was priced at $2.45 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital.

b)
On December 29, 2008, the Company amended the private placement warrants from the February 23, 2007 and March 22, 2007 private placement offerings. The following material amendments to the private placement warrants were adopted: (i) the expiration date of the private placement warrants has been extended to March 1, 2010; (ii) the exercise price of the private placement warrants has been decreased to $2.40 per share; (iii) the call provision in the investor warrants is now included in the broker warrants; and (iv) the call provision in the private placement warrants has been amended so that all of such private placement warrants callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the private placement warrants at the time of the call of the private placement warrants.

Subsequent to December 31, 2008, on April 30, 2009, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders to amend and restate the call provisions in the private placement warrants further so that the terms of such amended and restated call provisions are identical to the terms of the private placement warrants on their original  dates of issuance.  As a result: (v) all of the investor warrants are callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the investor warrants at the time of the call of the investor warrants, (vi) the broker warrants will not have call provision, (vii) the previously adopted amendments with respect to the extension of the expiration dates and the reduction of the exercise price for the private placement warrants will remain unchanged.

The Company  determined that the amendment to extend the expiration date of the private placement warrants which were originally issued as part of equity transactions, did not result in an expense to the Company.  The warrants were not a component to any debt transaction, registration agreement or services rendered to the Company.

c)
On September 30, 2008, the Company awarded and issued 5,142 shares each to its two non officer directors pursuant to its directors’ compensation policy. The share award was priced at $1.75 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

d)
On August 26, 2008, the Company issued 100,000 shares of common stock from the exercise of nonemployee stock options resulting in cash proceeds of $25,000. Options exercised were for 100,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of November 22, 2010.

e)
On June 30, 2008, the Company awarded 4,326 shares each to its two non officer directors pursuant to its directors’ compensation policy. The share award was priced at $2.08 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital. The Company issued the shares on September 30, 2008.

f)
On June 25, 2008, the Company issued 1,400,000 million shares to the owners of the Searchlight Claims. This issuance is the final of four required share payments to complete the acquisition of the mining claims totaling 5,600,000 million shares.

g)
On June 16, 2008, the Company issued 100,000 shares of common stock from the exercise of nonemployee stock options resulting in cash proceeds of $25,000. Options exercised were for 100,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of November 23, 2010.

h)
On May 5, 2008, the Company issued 100,000 shares of common stock from the exercise of nonemployee stock options resulting in cash proceeds of $25,000, which were received on August 16, 2007. Options exercised were for 100,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of February 16, 2009.

i)
On March 31, 2008, the Company awarded 2,670 shares each to its two non officer directors pursuant to its directors’ compensation policy.  The share award was priced at $3.37 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital. The Company issued the shares on May 15, 2008.

j)
On February 7, 2008, the Company completed a private placement offering for gross proceeds of $2,620,000 to non-US persons in reliance of Regulation S promulgated under the Securities Act of 1933. A total of 1,637,500 units were issued at a price of $1.60. Each unit sold consisted of one share of the Company’s common stock and one-half of one share purchase warrants.  Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $2.40 per share for a period of two years from the date of issuance. A total of 80,000 shares of the Company’s common stock were issued by the Company as commission to agents in connection with the offering.

k)
On February 7, 2008, the Company completed a private placement offering for gross proceeds of $2,630,000 to US accredited investors pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. A total of 1,643,750 units were issued at a price of $1.60. Each unit sold consisted of one share of the Company’s common stock and one-half of one share purchase warrants.  Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $2.40 per share for a period of two years from the date of issuance.  There was no commission paid or payable to agents in connection with this offering.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

l)
On January 30, 2008, the Company received gross proceeds of $2,528,500 by issuing an aggregate of 3,890,000 shares of its common stock on the exercise of warrants issued by the Company in January, 2006.  Each warrant entitled the holder to purchase one share of the Company’s common stock at a price of $0.65 per share on or before January 18, 2008.  The warrant holders delivered their notices of exercise, and paid the exercise price of $0.65 per share, prior to January 18, 2008 expiration date. A total of 3,690,000 shares were issued to US accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.  An additional 200,000 shares were issued to one non-US person as defined in Regulation S of the Securities Act.

During the year ended December 31, 2007, the Company’s stockholders’ equity activity consisted of the following:

a)
On December 31, 2007, the Company awarded 3,214 shares each to its two non officer directors pursuant to its directors’ compensation policy.  The share award was priced at $2.80 per share and has been recorded as directors’ compensation expense of $18,000 and common stock subscribed as of December 31, 2007.

b)
On December 26, 2007, the Company completed a private placement to the Arlington Group Limited of a total of 3,125,000 units at a $1.60 per unit for total proceeds of $5,000,000.  Each unit is comprised of one share of the Company’s common stock and one-half of one share purchase warrant.  Each whole share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $2.40 per share for a period of two years from the date of issuance.  In addition, the Company has issued an additional 156,250 shares of its common stock to the Arlington Group Limited, equal to 5% of the total number of units subscribed for by the Arlington Group Limited.  Including the shares issued as a commission, the Company has issued an aggregate of 3,281,250 shares of its common stock and 1,562,500 share purchase warrants to the Arlington Group Limited under the private placement.  The private placement was completed pursuant to the provisions of Regulation S under the Securities Act of 1933.

c)
On December 13, 2007, the Company issued 400,000 shares of common stock from the exercise of stock options resulting in cash proceeds of $100,000. Stock options exercised were for 400,000 shares at $0.25 per share. Each of the stock options was set to expire on November 23, 2010.

d)
On December 12, 2007, the Company received $65,000 for exercise of warrants to purchase 100,000 shares at $0.65 per share.  The transaction was recorded as common stock subscribed as of December 31, 2007 pending execution of documents and issuance of shares.

e)
On September 30, 2007, the Company awarded 3,157 shares each to its two non officer directors pursuant to its directors’ compensation policy.  The share award was priced at the nearest closing date to quarter end of $2.85 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital.  The Company issued the shares on November 13, 2007.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

f)
On August 16, 2007, the Company received $25,000 for exercise of options to purchase 100,000 shares at $0.25 per share.  The transaction was recorded as common stock subscribed as of December 31, 2007 pending execution of documents and issuance of shares.

g)
On August 9, 2007, the Company issued 400,000 shares of common stock from the exercise of warrants resulting in cash proceeds of $260,000. Warrants exercised were for 400,000 shares at $0.65 per share. Each of the warrants was set to expire on January 18, 2008.

h)
On June 29, 2007, the Company issued 1,400,000 shares to the owners of the Searchlight Claims.  This issuance is the third of four required share payments to complete the acquisition of the mining claims totaling 5,600,000 shares.

i)
On March 22, 2007, the Company closed a private placement offering for gross proceeds of $6,678,483 (the "March Offering"). The securities sold pursuant to the March Offering were issued to non-US investors in accordance with the terms of Regulation S of the Securities Act of 1933. In connection with the March Offering, the Company entered into an Agency Agreement dated March 21, 2007 (the "Agency Agreement"). The securities were sold to subscribers on a best efforts agency basis. Pursuant to the terms of the Agency Agreement, the Company sold an aggregate of 2,226,161 units for gross proceeds of $6,678,483, with each unit consisting of one share of its common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share. The warrants are callable by Searchlight if its common stock trades above $6.50 per share for 20 consecutive trading days. Also under the terms of the March Offering the Company agreed to use its best efforts to file with the Securities and Exchange Commission a registration statement on Form SB-2, or on such other form as is available, registering the offered securities within four months after the closing of the March Offering. The Company agreed not to exercise its call rights until the registration statement registering the securities underlying the units sold has been declared effective by the SEC.  An aggregate commission and corporate finance fee totaling $525,386 was paid by the company to the Agent in connection with the March Offering and the Agent also received warrants to purchase 75,175 shares of its common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date. On December 29, 2008, the Company made the following material amendments to the private placement warrants: (i) the expiration date of the private placement warrants has been extended to March 1, 2010; (ii) the exercise price of the private placement warrants has been decreased to $2.40 per share; (iii) the call provision in the investor warrants is now included in the broker warrants; and (iv) the call provision in the private placement warrants has been amended so that all of such private placement warrants callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the private placement warrants at the time of the call of the private placement warrants.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

j)
On February 23, 2007, the Company closed a private placement offering and issued 4,520,666 units for aggregate gross proceeds of $13,562,002 to accredited investors resident in the United States pursuant to Regulation D of the Securities Act (the “US Offering”).  Each unit consisted of one share of its common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share.  The warrants are callable by the Company if its common stock trades above $6.50 per share for 20 consecutive trading days.  Pursuant to the terms of the US Offering, the Company agreed to use its best efforts to file a registration statement declared effective by the SEC within four months of the closing date of the US Offering.  The Company agreed not to exercise its call rights until the registration statement registering the securities underlying the units sold has been declared effective by the SEC.  The Company further agreed to keep the registration statement effective pursuant to Rule 415 of the Securities Act for a period of eighteen months following the date the registration statement is declared effective by the SEC.  A portion of the US Offering was sold on a best efforts agency basis.  Commissions paid to agents in connection with the US Offering totaled $381,990 and the agents also received warrants to purchase 90,870 shares of its common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.  On December 29, 2008, the Company made the following material amendments to the private placement warrants: (i) the expiration date of the private placement warrants has been extended to March 1, 2010; (ii) the exercise price of the private placement warrants has been decreased to $2.40 per share; (iii) the call provision in the investor warrants is now included in the broker warrants; and (iv) the call provision in the private placement warrants has been amended so that all of such private placement warrants callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the private placement warrants at the time of the call of the private placement warrants.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

k)
Also on February 23, 2007, the Company closed a private placement offering and issued 575,000 units for aggregate gross proceeds of $1,725,000 to non-US investors pursuant to Regulation S of the Securities Act (the “February Offering”).  Each unit consisted of one share of its common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share.  The warrants are callable by us if its common stock trades above $6.50 per share for 20 consecutive trading days.  Pursuant to the terms of the Non-US Offering, the Company agreed to use its best efforts to file a registration statement declared effective by the SEC within four months of the closing date of the February Offering.  The Company agreed not to exercise its call rights until the registration statement registering the securities underlying the units sold has been declared effective by the SEC.  The Company further agreed to keep the registration statement effective pursuant to Rule 415 of the Securities Act for a period of eighteen months following the date the registration statement is declared effective by the SEC.  Commissions paid to agents in connection with the February Offering totaled $111,100 and the agents also received warrants to purchase 12,300 shares of its common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date. On December 29, 2008, the Company made the following material amendments to the private placement warrants: (i) the expiration date of the private placement warrants has been extended to March 1, 2010; (ii) the exercise price of the private placement warrants has been decreased to $2.40 per share; (iii) the call provision in the investor warrants is now included in the broker warrants; and (iv) the call provision in the private placement warrants has been amended so that all of such private placement warrants callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the private placement warrants at the time of the call of the private placement warrants.

l)
On February 15, 2007, the Company approved the issuance of 16,825,000 shares of its common stock to five investors in connection with the Agreement and Plan of Merger dated February 15, 2007.  The issuance was completed pursuant to Section 4(2) and Regulation D of the Securities Act on the basis that each investor was a sophisticated investor and was in a position of access to relevant material information regarding its operations.  Each investor delivered appropriate investment representations satisfactory to us with respect to this transaction and consented to the imposition of restrictive legends upon the certificates evidencing such share certificates.

During the year ended December 31, 2006, the Company’s stockholders’ equity activity consisted of the following:

a)
On July 27, 2006, the Company issued 1,400,000 shares to the owners of the Searchlight Claims. This issuance is the second of four required share payments to complete the acquisition of the searchlight claims totaling 5,600,000 shares.

b)
On June 21, 2006, the Company issued 8,506,000 shares of common stock from the exercise of warrants resulting in cash proceeds of $4,874,126.  Warrants exercised were for 7,327,000 shares at $0.625 per share and 1,179,000 shares at $0.25 per share.  Each of the warrants was set to expire between June 2 and June 7, 2006 and all were exercised.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

c)
On June 14, 2006, the Company issued 50,000 shares at $2.06 per share as consideration for an employment contract entered into on June 14, 2006 with a new Chief Financial Officer.  In addition, the Company advanced $33,084 for withholding taxes required to be paid on total compensation of $103,000.  The advance was repaid in full on December 31, 2006.

d)
On February 9, 2006, the Company issued 1,225,000 shares of common stock and warrants to purchase an additional 612,500 shares of common stock with an exercise price of $0.625 expiring between June 2 and June 7, 2006. These are related to the penalty shares and warrants for the late registration of shares with the Securities and Exchange Commission pursuant to the private placements completed in September 2005.  Pursuant to the private placements, subscribers received penalty units consisting of one share and one half of one share purchase warrant.  The penalty units were exercisable into 1/10th of the total number of units issued in the private placement if a registration statement on Form SB-2 was not declared effective within four months and one day of the closing date of the private placements.  The Registration Statement was not effective prior to the filing deadline resulting in the issuance of the penalty units.

e)
On January 18, 2006, the Company issued 39 units for $45,000 per unit where each unit consisted of 100,000 shares and 100,000 purchase warrants. Each purchase warrant is exercisable into one share at a price of $0.65 expiring on January 18, 2008. Total gross proceeds for this offering were $1,775,000.

Warrants associated with the 2008, 2007 and 2006 equity issuances do not constitute a registration payment arrangement.

During 2005, the Company’s stockholders’ activities consisted of the following:

a)
On September 30, 2005, the Company effectuated a two-for-one forward stock split on its common stock. As a result of the stock split, the Company’s authorized number of common stock increased from 200,000,000 shares to 400,000,000 shares. Accordingly, the accompanying financial statements have been adjusted on a retroactive basis for the forward stock split to the Company’s date of inception.

b)
On September 7, 2005, the Company issued 5,400,000 Units for $0.25 per Unit, where each Unit consisted of one common share and one half of one purchase warrant and one nontransferable warrant exercisable into one tenth (1/10) of one unit for no additional consideration if registration requirements are not met within four months after the closing.  Each purchase warrant was exercisable into one share at a price of $0.625 and expired on June 7, 2006.  Total gross proceeds of this offering were $1,350,000. In connection with this brokered offering, 540,000 Brokers Warrants, exercisable at $0.25 and expiring on June 7, 2006, were issued.  Each Broker Warrant was exercisable into one common share and one half of one purchase warrant.  Each purchase warrant was exercisable into one common share at $0.625 and expired on June 7, 2006.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY (continued)

c)
On September 6, 2005, the Company issued 460,000 Units for $0.25 per Unit, where each Unit consisted of one common share and one half of one purchase warrant and one nontransferable warrant exercisable into one tenth (1/10) of one unit for no additional consideration if registration requirements are not met within four months after the closing.  Each purchase warrant was exercisable into one share at a price of $0.625 and expired on June 6, 2006.  Total gross proceeds of this offering were $115,000.

d)
On September 2, 2005, the Company issued 6,390,000 Units for $0.25 per Unit, where each Unit consisted of one common share and one half of one purchase warrant and one nontransferable warrant exercisable into one tenth (1/10) of one unit for no additional consideration if registration requirements were not met within four months after the closing.  Each purchase warrant was exercisable into one share at a price of $0.625 and expired on June 2, 2006.  Total gross proceeds of this offering were $1,597,500.  In connection with this brokered offering, 639,000 Brokers Warrants, exercisable at $0.25 and expiring on June 2, 2006, were issued.  Each Broker Warrant was exercisable into one common share and one half of one purchase warrant. Each purchase warrant was exercisable into one common share at $0.625 and expired on June 2, 2006.

e)
On July 7, 2005, the Company issued 1,400,000 shares (post stock split) of common stock for the purchase of 20 mineral claims. The Company initially valued the total transaction based on actual costs incurred by the former owner of $87,134, plus $40,000, represented by $2,000 per claim, for a total acquisition price of $127,134. This issuance has been restated to reflect payments made by issuance of 1,400,000 shares at the market value on the date of issuance of $0.35.

f)	On July 6, 2005, the Company issued 200,000 shares (post stock split) of common stock at $0.625 per share for reduction of debt at $125,000 as negotiated with the debtor.

g)
On June 1, 2005, the Company approved the issuance of stock warrants for 12,000,000 shares of common stock with a strike price of $0.375 per share in connection with the Clarkdale Slag Project option. Satisfaction of the financing related closing conditions of the assignment agreement were met on September 7, 2005.  On October 24, 2005 the issuance of the warrants was completed. The warrants contain an expiration date of June 1, 2015.

h)	On February 14, 2005, the Company cancelled all of the stock options that were outstanding as at December 31, 2004.

i)	On February 11, 2005, 70,000,000 shares (post stock split) of the Company were returned to the Company and cancelled at its par value of $0.001 per share.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS

On April 30, 2007, the Board of Directors adopted the 2007 Stock Option Plan (the “2007 Plan”) and determined to cease granting any further options under the Company’s 2006 Stock Option Plan. Under the terms of the 2007 Plan, options to purchase up to 40,000,000 shares of common stock of the Company may be granted to eligible Participants.  On May 8, 2007, the Board of Directors determined to cease granting any further options under the Company’s 2003 Nonqualified Stock Option Plan and amended the number of shares of the Company’s common stock available for issuance under the 2007 Plan to a maximum of 4,000,000. On June 15, 2007, shareholders of the Company approved the 2007 Plan.

The 2007 Plan provides that the option price for incentive stock options be the fair market value of the stock at the date of the grant and the option price for non-qualified stock options be no less than 85% of the fair market value of the stock at the date of the grant.  The maximum term of an option shall be established for that option by the Board of Directors or, if not so established, shall be ten years from the grant date. Options granted under the 2007 Plan become exercisable and expire as determined by the Board of Directors.

During the year ended December 31, 2008, the Company granted stock options as follows:

a)
On December 31, 2008, the Company granted nonqualified stock options under the 2007 Plan for the purchase of 7,347 shares of common stock at $2.45 per share. The options ware granted to an independent director for directors’ compensation are fully vested and expire on December 31, 2013.

b)
On October 6, 2008, the Company granted nonqualified stock options under the 2007 Plan for the purchase of 200,000 shares of common stock at $1.45 per share. The options were granted to an independent director, vest 25% each year over a four year period with each tranche expiring five years after the respective vesting period.

During the year ended December 31, 2007, the Company granted stock options as follows:

a)
On December 14, 2007, the Company granted incentive stock options under the 2007 Plan for the purchase of 50,000 shares of common stock at $1.75 per share. The incentive stock options were granted to an employee, are fully vested and expire on December 14, 2009.

b)
On December 14, 2007, the Company granted nonqualified stock options under the 2007 Plan for the purchase of 50,000 shares of common stock at $1.75 per share. The nonqualified stock options were granted to a consultant, are fully vested and expire on December 14, 2009.

c)
On June 15, 2007, the Company granted incentive stock options under the 2007 Plan for the purchase of 7,246 shares of common stock at $3.45 per share. The options were granted to an employee, are fully vested and expire on June 15, 2009.

d)
On February 16, 2007, the Company granted nonqualified stock options under the 2006 Plan for the purchase of 75,700 shares of common stock at $4.04 per share. The options were granted to three officers and employee, are fully vested and expire on February 16, 2012.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

During the year ended December 31, 2006, the Company issued granted stock options as follows:

a)
On June 14, 2006, the Company granted nonqualified stock options for the purchase of 50,000 shares of common stock at $2.06 per share.  The options were granted as a recruitment incentive to an employee and vest 50% on December 14, 2006 and the remaining 50% on June 14, 2007.  The options contained an original expiration date of June 14, 2008 and were subsequently extended on May 30, 2008 to expire on June 14, 2011.

b)
On June 14, 2006, the Company granted nonqualified stock options for the purchase of 100,000 shares of common stock at $2.06 per share.  The options were granted as a recruitment incentive to the Chief Financial Officer and vest 50% on June 14, 2007 and the remaining 50% on June 14, 2008.  The options contain an expiration date of June 14, 2011.

c)
On June 6, 2006, the Company granted nonqualified stock options for the purchase of 100,000 shares of common stock at $2.40 per share.  The options were granted to equally to two directors, are fully vested and expire on June 6, 2011.

d)
On June 6, 2006, the Company granted nonqualified stock options for the purchase of 500,000 shares of common stock at $2.40 per share.  The options were granted to equally to two officer/directors, are fully vested and expire on June 6, 2011.

e)
On April 7, 2006, the Company granted stock options for the purchase of 120,000 shares of common stock at $1.70 per share.  The options were granted equally to two officers, are fully vested and expire on April 7, 2011.

Expenses for the years ended December 31, 2008, 2007 and 2006 related to vesting and granting of stock options were $27,885, $233,286 and $186,094, respectively and are included in general and administrative expense.  The Company recorded $36,457 in stock option modification expense for one employee during the year ended December 31, 2008. No such stock option modifications occurred before.

Stock options – During the years ended December 31, 2008, 2007 and 2006, the Company granted stock options to employees and directors totaling 207,347, 182,946 and 870,000, respectively, with a weighted average exercise price of $1.49, $2.76 and $2.25 per share, respectively.  As of December 31, 2008 stock options outstanding totaled 3,560,293 with a weighted average exercise price of $1.02 per share.

On May 30, 2008, the Company extended the term of stock options previously issued to an employee for 50,000 shares of common stock for an additional 3 years. The Company accounted for the impact of the amended stock option grant as a stock option modification under SFAS 123R. As a result of the modification, the Company recognized $36,457 of additional stock-based compensation expense due to the increase in the fair market value of this stock option grant that is recorded in general and administrative expense.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

The following table summarizes the Company’s stock option activity for the years ended December 31, 2008, 2007 and 2006:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2005	3,000,000	$0.35
Options granted and assumed	870,000	2.25
Options expired	—	—
Options cancelled	—	—
Options exercised	—	—

Balance, December 31, 2006	3,870,000	0.77
Options granted and assumed	182,946	2.76
Options expired	—	—
Options cancelled	—	—
Options exercised	(400,000)	0.25

Balance, December 31, 2007	3,652,946	0.93
Options granted and assumed	207,347	1.49
Options expired	—	—
Options cancelled	—	—
Options exercised	(300,000)	0.25

Balance, December 31, 2008	3,560,293	$1.02

The Company estimates the fair value of these options granted by using the Binomial Lattice option pricing-model with the following assumptions used for grants:

	2008	2007	2006

Dividend yield	—	—	—
Expected volatility	76.59%	76.6%	85%
Risk-free interest rate	1.55% to 3.48%	2.88% to 4.68%	4.89% to 5.08%
Expected life (years)	4.25 to 9	2 to 4.25	4.25

The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

For stock options awarded during 2008, the expected volatility is based on the historical volatility levels on our common stock. For stock options awarded prior to 2008, the Company estimated expected volatility using a representative peer group average, because of limited historical equity transactions of the Company.  The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues over equivalent lives of the options.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the Binomial Lattice model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of the Company’s model. The Binomial Lattice model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made by the Company.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

The following table summarizes the changes of the Company’s stock options subject to vesting for the years ended December 31, 2008, 2007 and 2006:

	Number of Shares Subject to Vesting	Weighted Average Grant Date Fair Value
Unvested, December 31, 2005	—	$—
Options granted	150,000	0.21
Options vested	(25,000)	0.21
Options cancelled	—	—

Unvested, December 31, 2006	125,000	0.21
Options granted	—	—
Options vested	(75,000)	0.21
Options cancelled	—	—

Unvested, December 31, 2007	50,000	0.21
Options granted	200,000	0.79
Options vested	(50,000)	0.21
Options cancelled	—	—

Unvested, December 31, 2008	200,000	$0.79

As of December 31, 2008, there was $138,154 total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized as follows: 2009 - $68,640, 2010 - $39,873, 2011 - $21,598, and 2012 - $8,043.

The following table summarizes information about options granted during the year ended December 31, 2008:

Number of Options Granted During 2008	Exercise Price Equals, Exceeds Or Is Less than Mkt. Price of Stock On Grant Date	Weighted Average Exercise Price	Range of Exercise Price		Weighted Average Fair Value
207,347	Equals	$1.49		$1.45 to $2.45	$0.80
—	Exceeds	$—	$	— to $ —	$—
—	Less Than	$—	$	— to $ —	$—

207,347	Equals	$1.49		$ 1.45	$0.80

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

The following table summarizes information about options granted during the year ended December 31, 2007:

Number of Options Granted During 2007	Exercise Price Equals, Exceeds Or Is Less than Mkt. Price of Stock On Grant Date	Weighted Average Exercise Price	Range of Exercise Price		Weighted Average Fair Value
182,946	Equals	$2.76		$1.75 to $4.04	$0.44
—	Exceeds	$—	$	— to $ —	$—
—	Less Than	$—	$	— to $ —	$—

182,946	Equals	$2.76		$1.75 to $4.04	$0.44

The following table summarizes information about options granted during the year ended December 31, 2006:

Number of Options Granted During 2006	Exercise Price Equals, Exceeds Or Is Less than Mkt. Price of Stock On Grant Date	Weighted Average Exercise Price	Range of Exercise Price		Weighted Average Fair Value
—	Equals	$—	$	— to $ —	$—
—	Exceeds	$—	$	— to $ —	—
870,000	Less Than	$2.25		$1.70 to $2.40	$0.10

870,000	Less Than	$2.25		$1.70 to $2.40	$0.10

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

Stock options/warrants – During the year ended December 31, 2008 the Company granted stock warrants related to common stock issued through a private placement totaling 1,640,625 with a strike price of $2.40 per share.

The value of the warrants was allocated against additional paid in capital as part of the overall offering cost of the private placement.

During the year ended December 31, 2008 the Company issued stock options for 207,347 shares of common stock to a director with an exercise price ranging from $1.45 to $2.45 per share.

Stock options/warrants – During the year ended December 31, 2007 the Company granted stock warrants related to common stock issued through a private placement totaling 3,660,913 with a strike price of $4.50 per share and 1,562,500 with a strike price of $2.40 per share and stock warrants totaling 178,345 were issued to underwriters of the private placement with a strike price of $4.50 per share.

The value of the warrants was allocated against additional paid in capital as part of the overall offering cost of the private placement.

During the year ended December 31, 2007 the Company issued stock options for 182,946 shares of common stock to three officers, two employees and a consultant with a strike price ranging from $1.75 to $4.04 per share.

Stock options/warrants - During the year ended December 31, 2006 the Company granted stock warrants related to common stock issued through a private placement totaling 3,900,000 with a strike price of $0.65 per share and stock warrants totaling 390,000 were issued to underwriters of the private placement with a strike price of $0.65 per share.

The Company also granted warrants related to common stock totaling 612,500 which were granted in accordance with registration provisions of the September 2005 financing with a strike price of $0.625 per share.

The value of the warrants was allocated against additional paid in capital as part of the overall offering cost of the private placement.

During the year ending December 31, 2006 the Company issued stock options for 870,000 shares of common stock to directors, officers and an employee with strike price ranging from $1.70 to $2.40 per share.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCK OPTION PLAN AND WARRANTS (continued)

The following table summarizes information about options/warrants granted during the years ended December 31, 2008, 2007 and 2006:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2005	24,118,500	$0.42
Options/warrants granted and assumed	5,772,500	0.55
Options/warrants expired	—	—
Options/warrants cancelled	—	—
Options/warrants exercised	(9,731,000)	0.50

Balance, December 31, 2006	20,160,000	0.51
Options/warrants granted and assumed	5,584,704	3.86
Options/warrants expired	—	—
Options/warrants cancelled	—	—
Options/warrants exercised	(800,000)	0.45

Balance, December 31, 2007	24,944,704	1.26
Options/warrants granted and assumed	1,847,972	2.30
Options/warrants expired	—	—
Options/warrants cancelled	—	—
Options/warrants exercised	(4,190,000)	0.62

Balance, December 31, 2008	22,602,680	$1.11

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	PROPERTY RENTAL AGREEMENTS AND LEASES

The Company, through its subsidiary CML, has the following lease and rental agreements as lessor:

Clarkdale Arizona Central Railroad – Lease

CML has a month-to-month rental agreement with Clarkdale Arizona Central Railroad. The rental payment is $1,700 per month.

Commercial Building – Lease

CML rents commercial building space to two tenants. The rental arrangements for both tenants stem from expired leases and are month-to-month. Rent under these agreements was on average $1,277 per month.

Land Lease – Wastewater Effluent

CML assumed a lease as lessor on February 15, 2007 that was entered into by TI on August 25, 2004 with the Town of Clarkdale, AZ (Clarkdale). The Company provides approximately 60 acres of land to Clarkdale for disposal of Class B effluent. In return, the Company has first right to purchase up to 46,000 gallons per day of the effluent for its use at fifty percent (50%) of the potable water rate. In addition, if Class A effluent becomes available, the Company may purchase that at seventy five percent (75%) of the potable water rate.

The term of the lease is 5 years with a one year extension available. At such time as Clarkdale no longer uses the property for effluent disposal, and for a period of twenty five (25) years measured from the date of the lease, the Company has a continuing right to purchase Class B, and if available, Class A at then market rates.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	INCOME TAXES

The Company is a Nevada corporation and is subject to federal and Arizona income taxes.  Nevada does not impose a corporate income tax.

The income tax benefit consisted of the following at December 31, 2008, 2007 and 2006,

	December 31, 2008	December 31, 2007	December 31, 2006

Income tax benefit per financial statements	$(1,864,221)	$(1,254,833)	$(1,278,083)
Non-deductible and other	6,460	4,807	3,294
Change in valuation allowance	80,303	119,193	64,694
Release of valuation allowance related to acquisition	—	—	82,299
Rate change	—	50,458	5,339

Income tax benefit	$(1,777,458)	$(1,080,375)	$(1,122,457)

Significant components of the Company’s net deferred income tax assets and liabilities at December 31, 2008 and 2007 were as follows:

	December 31, 2008	December 31, 2007
Deferred income tax assets

Net operating loss carryforward	$4,742,104	$2,964,646
Option compensation	349,412	324,962
Reclamation bond	68,590	—

Gross deferred income tax asset	5,160,106	3,289,608
Valuation allowance	(403,501)	(323,198)
	4,756,605	2,966,410
Deferred income tax liabilities

Property, plant & equipment	14,501	1,764
Acquisition related liabilities	55,197,465	53,584,304

Net deferred income tax liability	$50,455,361	$50,619,658

A valuation allowance for deferred tax related to option compensation and the reclamation bond was established for net deferred tax assets not allocated to offset acquisition related deferred tax liabilities due to the uncertainty of realizing these deferred tax assets based on conditions existing at December 31, 2008 and 2007.

Deferred income tax liability was recorded on GAAP basis over income tax basis using statutory federal and state rates with the corresponding increase in the purchase price allocation to the assets acquired.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	INCOME TAXES (continued)

The resulting estimated future federal and state income tax liability associated with the temporary difference between the acquisition consideration and the tax basis as computed in accordance with EITF 98-11 and SFAS 109, is reflected as an increase to the total purchase price which has been applied to the underlying mineral and slag project assets in the absence of there being a goodwill component associated with the acquisition transactions.

The Company had cumulative net operating losses of approximately $12,479,222 and $7,801,699 as of December 31, 2008 and 2007, respectively for federal income tax purposes. The federal net operating loss carryforwards will be expiring between 2025 and 2028.

The Company had cumulative net operating losses of approximately $5,292,772 and $1,795,792 as of December 31, 2008 and 2007, respectively for state income tax purposes. The state net operating loss carryforwards will be expiring between 2013 and 2014.

As of January 1, 2007, the Company did not have any unrecognized tax benefits.  The adoption of FIN 48 did not result in any cumulative effect adjustment to the January 1, 2007 balance of the Company’s accumulated deficit.  Upon adoption of FIN 48, the Company did not accrue for interest and penalties as there were no unrecognized tax benefits.  If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to general and administrative expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

The Company and its subsidiary file income tax returns in the United States.  These tax returns are subject to examination by taxation authorities provided the years remain open under the relevant statutes of limitations, which may result in the payment of income taxes and/or decrease its net operating losses available for carryforwards.  The Company is no longer subject to income tax examinations by US federal and state tax authorities for years prior to 2005. While the Company believes its tax filings do not include uncertain tax positions, the results of potential examinations or the effect of changes in tax law cannot be ascertained at this time.  The Company currently has no tax years under examination.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	COMMITMENTS AND CONTINGENCIES

Lease obligations – The Company rents office space in Henderson, Nevada.  The lease terms expired in November 2006 and the Company continues to rent the existing space under month-to-month terms for $4,900 per month.

Rental expense, resulting from this operating lease agreement, approximated $58,800, $46,700 and $43,613 for the years ended December 31, 2008, 2007 and 2006, respectively.

Employment contracts – Ian R. McNeil, President and Chief Executive Officer. The Company has an employment agreement with Mr. McNeil effective since January 1, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. McNeil is paid a salary of $190,000. Mr. McNeil is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. McNeil with six months written notice or payment equal to six months of his monthly remuneration.

Carl S. Ager, Treasurer and Secretary. The Company has an employment agreement with Mr. Ager effective since January 1, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. Ager is paid a salary of $160,000. Mr. Ager is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Ager with six months written notice or payment equal to six months of his monthly remuneration.

Melvin L. Williams, Chief Financial Officer. The Company has an employment agreement with Mr. Williams effective since June 14, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. Williams is paid a salary of $130,000, based on 600-800 hours worked.  Mr. Williams is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Williams with thirty days written notice or payment equal to three months of his monthly remuneration.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	COMMITMENTS AND CONTINGENCIES (continued)

Purchase consideration Clarkdale Slag Project – In consideration of the acquisition of the Clarkdale Slag Project from VRIC, the Company has agreed to certain additional contingent payments. The acquisition agreement contains payment terms which are based on Project Funding Date as defined in the agreement:

a)	The Company has agreed to pay VRIC $6,400,000 on the Project Funding Date;

b)
The Company has agreed to pay VRIC a minimum annual royalty of $500,000, commencing on the Project Funding Date (the “Advance Royalty”), and an additional royalty consisting of 2.5% of the net smelter returns (“NSR”) on any and all proceeds of production from the Clarkdale Slag Project (the “Project Royalty”).  The Advance Royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the Project Royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the Advance Royalty remains payable, the combined Advance Royalty and Project Royalty will not exceed $500,000; and,

c)	The Company has agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project.

The Advance Royalty shall continue for a period of ten (10) years from the Agreement Date or until such time that the Project Royalty shall exceed $500,000 in any calendar year, at which time the Advance Royalty requirement shall end forever.

Industrial development agreement – Road - In January 2009, the Company submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road (the “Road”). The purpose of the Road is to provide the Company the capability to transport supplies, equipment and products to and from the Slag Project site efficiently and to meet stipulations of the Conditional Use Permit (CUP) for the full production facility at the Clarkdale Slag Project.

The timing of the development of the Road is to be within two years of the effective date of the agreement.  The effective date shall be the later of (i) 30 days from the approving resolution of the agreement by the Council; or (ii) the date on which the Town obtains a connection dedication from separate property owners who have land that will be utilized in construction of the Road; or (iii) the date on which the Town receives the proper effluent permit.  The contingencies outlined in (i), (ii), and (iii) above are beyond control of the Company.

The Company estimates construction of the Road to cost approximately $3,500,000 which will be required to be funded by the Company.  Based on the uncertainty of the contingencies, this cost is not included in the Company’s current operating plans.  Funding for construction of the Road will require obtaining project financing or other significant financing.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash accounts in two financial institutions. Cash accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per financial institution. To date, the Company has not experienced a material loss or lack of access to its cash accounts; however no assurance can be provided that access to the Company’s cash accounts will not be impacted by adverse conditions in the financial markets. At December 31, 2008, the Company had deposits in excess of FDIC insured limits in the amount of $6,642,418. Subsequent to year end, the Company placed substantial portion of its cash balances in United States Treasury instruments.

13.	CONCENTRATION OF ACTIVITY

For the year ended December 31, 2008, the Company purchased services from two major vendors, Talson Corporation and Cimetta Engineering, which exceeded more than 10% of total purchases and amounted to approximately $2,123,096 and $1,476,744, respectively.

For the year ended December 31, 2007, the Company purchased services from one major vendor, Talson Corporation, which exceeded more than 10% of total purchases and amounted to approximately $2,123,833.

14.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2008, 2007 and 2006, the Company utilized the services of NMC to provide technical assistance and financing related activities.  These services related primarily to the Clarkdale Slag Project and the Searchlight Claims Project.  Mr. McNeil and Mr. Ager are affiliated with NMC.

In addition to the above services, NMC provided dedicated use of its laboratory, instrumentation, milling equipment and research facilities.  NMC provided invoices for these fees plus expenses.

For the year ended December 31, 2008, the Company incurred total fees and reimbursement of expenses to NMC of $360,000 and $104,269, respectively. At December 31, 2008, the Company had an outstanding balance due to NMC of $93,940.

For the year ended December 31, 2007, the Company incurred total fees and reimbursement of expenses to NMC of $360,000 and $105,346, respectively. At December 31, 2007, the Company had an outstanding balance due to NMC of $39,730.

For the year ended December 31, 2006, the Company incurred total fees and reimbursements of expenses to NMC of $495,000 and $271,103, respectively. At December 31, 2006, the Company had an outstanding balance due to NMC of $311,863.

During the years ended December 31, 2008 and 2007, the Company utilized Cupit, Milligan, Ogden & Williams, CPAs (CMOW) to provide accounting support services.  Mr. Williams is affiliated with CMOW.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS (continued)

The Company incurred total fees to CMOW of $83,213 and $31,277 for the years ended December 31, 2008 and 2007, respectively. The Company also reimbursed expenses to CMOW of $120 and $1,144 for the years ended December 31, 2008 and 2007, respectively. Fees for services provided by CMOW do not include any charges for Mr. Williams’ time.  Mr. Williams is compensated for his time under his salary agreement. The approximate direct benefit to Mr. Williams was $22,468 and $11,260 of the above CMOW fees and expenses for the years ended December 31 2008 and 2007, respectively. The Company had an outstanding balance due to CMOW of $14,575 and $2,244 as of December 31, 2008 and 2007, respectively.

During 2006, the Company did not utilize services of CMOW.

15.	SUBSEQUENT EVENTS

Industrial development agreement – Road - In January 2009, the Company submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road (the “Road”). Details of the agreement are discussed further in Note 11.

Stock option activity - On January 12, 2009, the Company issued 400,000 shares of common stock from the exercise of non-employee stock options resulting in cash proceeds of $100,000. Options exercised were for 400,000 shares of common stock at $0.25 per share. These stock options were subject to an expiration date of February 16, 2009.

On January 30, 2009, the Company issued 100,000 shares of common stock from the exercise of non-employee stock options resulting in cash proceeds of $25,000. Options exercised were for 100,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of November 23, 2010.

On February 16, 2009, stock options for the purchase of 50,000 shares of common stock expired.

Amendment and revision to warrant provisions – On April 30, 2009 the Company further amended its warrant call provisions.  See Note 7, for further discussion.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	UNAUDITED SUPPLEMENTARY DATA

The following is a summary of selected quarterly financial information (unaudited):

	Q1	Q2	Q3	Q4
Year Ended December 31, 2008
Expenses	$1,063,985	$1,412,342	$1,415,440	$1,250,190
Loss from operations	(1,063,985)	(1,412,342)	(1,415,440)	(1,250,190)
Net loss	(592,696)	(859,735)	(910,900)	(765,055)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Year Ended December 31, 2007
Expenses	$721,547	$986,687	$795,897	$1,146,603
Loss from operations	(721,547)	(986,687)	(795,897)	(1,146,603)
Net loss	(409,935)	(586,835)	(423,757)	(801,291)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

SEARCHLIGHT INERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2009	December 31, 2008

ASSETS

Current assets
Cash	$4,731,935	$7,055,591
Prepaid expenses	164,949	251,414

Total current assets	4,896,884	7,307,005

Property and equipment, net	13,801,292	13,132,282
Mineral properties	16,947,419	16,947,419
Slag project	120,766,877	120,766,877
Land - smelter site and slag pile	5,916,150	5,916,150
Land	3,300,000	3,300,000
Reclamation bond and deposits, net	103,400	109,900

Total non-current assets	160,835,138	160,172,628

Total assets	$165,732,022	$167,479,633

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$841,763	$1,093,778
Accounts payable - related party	57,057	108,515
VRIC payable, current portion - related party	198,677	194,756
Capital lease payable, current portion	24,294	24,026

Total current liabilities	1,121,791	1,421,075

Long-term liabilities
VRIC payable, net of current portion - related party	1,907,610	1,958,774
Capital lease payable, net of current portion	34,117	40,291
Deferred tax liability	49,874,268	50,455,361

Total long-term liabilities	51,815,995	52,454,426

Total liabilities	52,937,786	53,875,501

Commitments and contingencies - Note 12	-	-

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares
authorized, 106,361,259 and 105,854,691 shares,
respectively, issued and outstanding	106,361	105,854
Additional paid-in capital	127,024,412	126,854,760
Accumulated deficit during exploration stage	(14,336,537)	(13,356,482)

Total stockholders' equity	112,794,236	113,604,132

Total liabilities and stockholders' equity	$165,732,022	$167,479,633

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

			For the period from
			January 14, 2000
			(Date of Inception)
	For the three months ended		Through
	March 31, 2009	March 31, 2008	March 31, 2009

Revenue	$-	$-	$-

Operating expenses
Mineral exploration and evaluation expenses	312,334	114,518	5,351,018
Mineral exploration and evaluation
expenses - related party	90,000	90,000	1,305,000
Administrative - Clarkdale site	232,688	235,140	1,888,549
General and administrative	733,043	591,851	6,851,212
General and administrative - related party	22,202	16,403	137,956
Depreciation	181,959	15,123	289,038

Total operating expenses	1,572,226	1,063,035	15,822,773

Loss from operations	(1,572,226)	(1,063,035)	(15,822,773)

Other income (expense):
Rental revenue	7,540	9,300	79,670
Loss on equipment disposition	(1,542)	-	(6,068)
Interest expense	(694)	(950)	(6,184)
Interest and dividend income	5,774	98,360	600,958

Total other income (expense)	11,078	106,710	668,376

Loss before income taxes	(1,561,148)	(956,325)	(15,154,397)

Income tax benefit	581,093	363,629	4,961,028

Loss from continuing operations	(980,055)	(592,696)	(10,193,369)

Discontinued operations:
Loss from discontinued operations	-	-	(4,143,168)

Net loss	$(980,055)	$(592,696)	$(14,336,537)

Loss per common share - basic and diluted
Loss from continuing operations	$(0.01)	$(0.01)

Net loss	$(0.01)	$(0.01)

Weighted average common shares outstanding -
Basic and diluted	106,268,024	101,430,625

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

				Accumulated
				Deficit During	Total
	Common Stock		Additional	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Stage	Equity

Balance, December 31, 2008	105,854,691	$105,854	$126,854,760	$(13,356,482)	$113,604,132

Issuance of common stock
for cash, $0.25 per share
exercise of nonemployee stock options	400,000	400	99,600	-	100,000

Issuance of common stock
for cash, $0.25 per share
exercise of nonemployee stock options	100,000	100	24,900	-	25,000

Amortization of stock options
issued to director over
vesting period	-	-	19,149	-	19,149

Issuance of common stock
for directors' compensation	6,568	7	17,993	-	18,000

Issuance of stock options
for directors' compensation	-	-	8,010	-	8,010

Net loss March 31, 2009	-	-	-	(980,055)	(980,055)

Balance, March 31, 2009	106,361,259	$106,361	$127,024,412	$(14,336,537)	$112,794,236

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

			Period from
			January 14, 2000
			(Date of inception)
	For the three months ended		through
	March 31, 2009	March 31, 2008	March 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(980,055)	$(592,696)	$(14,336,537)
Deduct: Loss from discontinued operations	-	-	(4,143,168)
Loss from continuing operations	(980,055)	(592,696)	(10,193,369)

Adjustments to reconcile loss from operating
to net cash used in operating activities:
Depreciation	181,959	15,123	289,038
Stock based expenses	45,159	18,859	1,139,664
Loss on disposition of fixed assets	1,542	-	7,417
Amortization of prepaid expense	57,413	43,222	411,739
Allowance for bond deposit recovery	-	-	180,500
Changes in operating assets and liabilities:
Other current assets	29,052	(24,062)	(576,688)
Other assets	600	-	(289,800)
Accounts payable and accrued liabilities	(303,473)	(144,275)	173,262
Deferred income taxes	(581,093)	(363,629)	(4,961,028)

Net cash used in operating activities	(1,548,896)	(1,047,458)	(13,819,265)
Net cash used in operating activities from discontinued operations	-	-	(2,931,324)

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid on mineral property claims	-	-	(87,134)
Cash paid for joint venture and merger option	-	-	(890,000)
Cash paid to VRIC on closing date	-	-	(9,900,000)
Cash paid for additional acquisition costs	-	-	(130,105)
Capitalized interest	(42,757)	(46,378)	(385,100)
Purchase of property and equipment	(803,854)	(1,393,584)	(12,950,958)

Net cash used in investing activities	(846,611)	(1,439,962)	(24,343,297)
Net cash used in investing activities from discontinued operations	-	-	(452,618)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from stock issuance	125,000	7,713,500	43,664,500
Stock issuance costs	-	-	(677,570)
Principal payments on capital lease payable	(5,906)	(5,650)	(57,827)
Principal payments on deferred purchase liability	(47,243)	(43,622)	(394,901)
Proceeds from subscribed stock	-	-	360,000

Net cash provided by financing activities	71,851	7,664,228	42,894,202
Net cash provided by financing activities from discontinued operations	-	-	3,384,237

NET CHANGE IN CASH	(2,323,656)	5,176,808	4,731,935

CASH AT BEGINNING OF PERIOD	7,055,591	12,007,344	-

CASH AT END OF PERIOD	$4,731,935	$17,184,152	$4,731,935

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

			Period from
			January 14, 2000
			(Date of inception)
	For the three months ended		through
	March 31, 2009	March 31, 2008	March 31, 2009

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

SUPPLEMENTAL INFORMATION

Interest Paid, net of capitalized amounts	$694	$950	$56,935

Income Taxes Paid	$-	$-	$-

Non-cash investing and financing activities:
Capital equipment purchased through
accounts payable and financing	$-	$84,727	$444,690

Assets acquired for common stock issued for the acquisition	$-	$-	$66,879,375

Assets acquired for common stock issued for mineral properties	$-	$-	$10,220,000

Assets acquired for liabilities incurred in the acquisition	$-	$-	$2,628,188

Net deferred tax liability assumed	$-	$-	$55,197,465

Merger option payment applied to the acquisition	$-	$-	$200,000

Reclassify joint venture option agreement to slag project	$-	$-	$690,000

Warrants issued in connection with joint venture option
agreement related to slag project	$-	$-	$1,310,204

Stock options for common stock issued in satisfaction of debt	$-	$-	$1,500,000

Capitalization of related party liability to equity	$-	$-	$742,848

Stock issued for conversion of
accounts payable, 200,000 shares at $0.625	$-	$-	$125,000

See Accompanying Notes to these Consolidated Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Basis of presentation – The accompanying unaudited financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-K for the year ended December 31, 2008 of Searchlight Minerals Corp. (the “Company”).

The interim financial statements present the balance sheets, statements of operations, stockholders’ equity, and cash flows of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

These financial statements have been prepared by the Company without audit, and include all adjustments (which consist solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of financial position and results of operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2008.

Description of business – Searchlight Minerals Corp. is considered an exploration stage company since its formation and the Company has not yet realized any revenues from its planned operations.  The Company is primarily focused on the exploration, acquisition and development of mining and mineral properties.  Upon the location of commercially minable reserves, the Company plans to prepare for mineral extraction and enter the development stage.

History - The Company was incorporated on January 12, 1999 pursuant to the laws of the State of Nevada under the name L.C.M. Equity, Inc.  From 1999 to 2005, the Company operated primarily as a biotechnology research and development company with its headquarters in Canada and an office in the UK.  On November 2, 2001, the Company entered into an acquisition agreement with Regma Bio Technologies, Ltd. pursuant to which Regma Bio Technologies, Ltd. entered into a reverse merger with us with the surviving entity named “Regma Bio Technologies Limited”. On November 26, 2003, the Company changed its name from “Regma Bio Technologies Limited” to “Phage Genomics, Inc.”

In February, 2005, the Company announced its reorganization from a biotechnology research and development company to a company focused on the development and acquisition of mineral properties. In connection with its reorganization the Company entered into mineral option agreements to acquire an interest in the Searchlight Claims. The Company has consequently been considered an exploration stage enterprise. Also in connection with its corporate restructuring, its board of directors approved a change in its name from “Phage Genomics, Inc.” (Phage) to "Searchlight Minerals Corp.” effective June 23, 2005.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Going concern - The Company incurred cumulative net losses of $14,336,537 from operations as of March 31, 2009 and has not commenced its mining and mineral processing operations, rather, still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern.  The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Clarkdale Minerals, LLC (CML) and Clarkdale Metals Corp. (CMC).  Significant intercompany accounts and transactions have been eliminated.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Mineral rights - Costs of acquiring mining properties are capitalized upon acquisition.  Mine development costs incurred either to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  Costs of abandoned projects are charged to operations upon abandonment.  The Company evaluates the carrying value of capitalized mining costs and related property and equipment costs, to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  The periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Capitalized interest cost - The Company capitalizes interest cost related to acquisition, development and construction of property and equipment which is designed as integral parts of the manufacturing process.  The capitalized interest is recorded as part of the asset it relates to and will be amortized over the asset’s useful life once production commences.  Interest cost capitalized from imputed interest on acquisition indebtedness was $42,757 and $46,378 for the three months ended March 31, 2009 and 2008, respectively.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Exploration costs – Mineral exploration costs are expensed as incurred.

Property and equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment. If events and circumstances warrant evaluation, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in measuring their recoverability.

Impairment of long-lived assets – The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under SFAS No. 144 if events or circumstances indicate that their carrying amount might not be recoverable.  As of March 31, 2009 exploration is progressing in accordance with the Company’s plan of operations and no events or circumstances have happened to indicate the related carrying values of the properties may not be recoverable. When the Company determines SFAS 144 impairment analysis should be done, the analysis will be performed using the rules of EITF 04-03, “Mining Assets: Impairment and Business Combinations.”

Various factors could impact our ability to achieve forecasted production schedules. Additionally, commodity prices, capital expenditure requirements and reclamation costs could differ from the assumptions the Company may use in cash flow models used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material can ultimately be mined economically.

Material changes to any of these factors or assumptions discussed above could result in future impairment charges to operations.

Reclassifications – Certain amounts in the prior period financial statements have been reclassified to conform to current period presentation.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Asset retirement obligation - The Company has adopted Statement of Financial Accounting Standard No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate.  To date, no significant asset retirement obligation exists due to the early stage of exploration.  Accordingly, no liability has been recorded.

Fair value of financial instruments - The Company’s financial instruments consist of accounts payable, accrued liabilities, capital lease payable and mineral property purchase obligations. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.  The Company is not exposed to significant interest or credit risk arising from these financial instruments.

Revenue recognition - Revenues are recognized during the period in which the revenues are earned. Costs and expenses are recognized during the period in which they are incurred.

Research and development - All research and development expenditures are expensed as incurred.

Earnings (loss) per share - The Company follows Statement of Financial Accounting Standard No. 128 (“SFAS 128”), “Earnings Per Share” and Statement of Financial Accounting Standard No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establish standards for the computation, presentation and disclosure requirements for basic and diluted earnings per share for entities with publicly-held common shares and potential common stock issuances. Basic earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding.  In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities, such as stock options and warrants.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive. Weighted average of common stock equivalents, which include stock options and warrants to purchase common stock, on March 31, 2009 and 2008 that were not included in the computation of diluted EPS because the effect would be antidilutive were, 22,165,458 and 24,430,625, respectively.

Expenses of offering – The Company accounts for specific incremental costs directly to a proposed or actual offering of securities as a direct charge against the gross proceeds of the offering.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Income taxes - The Company accounts for its income taxes in accordance with the Statement of Financial Accounting No. 109 (“SFAS 109”), “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than 50% likelihood of being sustained.  Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provision of FIN 48 on January 1, 2007, which did not have any impact on the consolidated financial statements.

For acquired properties that do not constitute a business as defined in Emerging Issues Task Force Issue No. 98-03 (“EITF 98-03”), “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, deferred income tax liability is recorded on GAAP basis over income tax basis using statutory federal and state rates. The resulting estimated future federal and state income tax liability associated with the temporary difference between the acquisition consideration and the tax basis is computed in accordance with EITF 98-11 “Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations” and SFAS 109, and is reflected as an increase to the total purchase price which is then applied to the underlying acquired assets in the absence of there being a goodwill component associated with the acquisition transactions.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Stock-based compensation - On December 16, 2004, the FASB issued Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), “Share-Based Payment”, which replaces Statement of Financial Accounting Standard No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption option. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company adopted the requirements of SFAS No. 123R for the fiscal year beginning after December 31, 2004.

New accounting pronouncements – In April 2009, FASB Staff Position (FSP) No. FAS 107-1 and APB 28-1 was issued to amend SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments for interim reporting period as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP No. 107-1 and APB 28-1 is effective for interim reporting period ending after June 15, 2009. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2009, FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, was issued to provide additional guidance for estimating the fair value in accordance with SFAS No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also provides guidance on identifying circumstances that indicate a transaction is not orderly. FSP No. FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

In April 2009, FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”. This FSP amends the guidance in FASB Statement No. 141 to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with FASB Statement No. 5, “Accounting for Contingencies”, and FASB Interpretation (FIN) No. 14, “Reasonable Estimation of the Amount of a Loss”. This FSP eliminates the requirements to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. This FSP also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value in accordance with Statement 141R. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Post-Retirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which amends FASB Statement No. 132 “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits” (“FAS 132”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. The objective of FSP FAS 132(R)-1 is to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS 132(R)-1 is effective for the Company’s fiscal year ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

 In June 2008, the EITF reached consensus on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). EITF 07-5 is effective for the Company’s fiscal years beginning January 1, 2009. Early adoption for an existing instrument is not permitted. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied retrospectively to all periods presented.  The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“FAS 141”). FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

The FASB issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active”. The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, “Accounting Changes and Error Corrections”. However, the disclosure provisions in Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation techniques or its application. The adoption of this statement had no material effect on the Company’s consolidated financial position, results of operations, and disclosures.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

On March 19, 2008, the FASB issued Statement of Financial Accounting Standard No. 161 (“SFAS 161”), “Disclosures about Derivative Instruments and Hedging Activities.”  This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R) (“SFAS 141(R)”), “Business Combinations,” which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 and is to be applied prospectively. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standard  No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for the Company’s fiscal year beginning January 1, 2009. The adoption of this statement had little or no effect on the Company’s consolidated financial position, results of operations, and disclosures.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008

Furniture and fixtures	$36,740	$35,813
Lab equipment	216,012	2,804
Computers and equipment	51,866	50,253
Income property	309,750	309,750
Construction in progress	5,268,205	12,289,996
Capitalized interest	385,100	342,343
Vehicles	38,175	38,175
Demo module building	6,495,881	—
Site improvements	1,082,819	—
Site equipment	203,242	168,949
	14,087,790	13,238,083
Less accumulated depreciation	286,498	105,801

	$13,801,292	$13,132,282
Depreciation expense was $181,959 and $15,123 for the three months ended March 31, 2009 and 2008, respectively.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	CLARKDALE SLAG PROJECT

On February 15, 2007, the Company completed a merger with Transylvania International, Inc. (TI) which provided the Company with 100% ownership of the Clarkdale Slag Project in Clarkdale Arizona, through its wholly owned subsidiary CML.  This acquisition superseded the joint venture option agreement to acquire a 50% ownership interest as a joint venture partner pursuant to Nanominerals Corp. (“NMC”) interest in a joint venture agreement (“JV Agreement”) dated May 20, 2005 between NMC and Verde River Iron Company, LLC (“VRIC”). Subsequent to the acquisition, Mr. Harry Crockett joined the Company’s board of directors. VRIC is an affiliate of Mr. Crockett.

The Company believes the acquisition of the Clarkdale Slag Project was beneficial because it provides for 100% ownership of the properties, thereby eliminating the need to finance and further develop the projects in a joint venture environment.

This merger was treated as a statutory merger for tax purposes whereby, CML was surviving merger entity.

The Company applied EITF 98-03 with regard to the acquisition of the Clarkdale Slag Project. The Company determined that the acquisition of the Clarkdale Slag Project did not constitute an acquisition of a business, as that term is defined in EITF 98-03, and the Company recorded the acquisition as a purchase of assets.

The $130 million purchase price was comprised of a combination of the cash paid, the deferred tax liability assumed in connection with the acquisition, and the fair value of our common shares issued, based on the closing market price of our common stock, using the average of the high and low prices of our common stock on the closing date of the acquisition. The Clarkdale Slag Project is without known reserves and the project is exploratory in nature in accordance with Industry Guides promulgated by the Commission, Guide 7 paragraph (a)(4)(i). As required by EITF 04-03 paragraph 2 and EITF 98-11, the Company then allocated the purchase price among the assets as follows (and also further described in this Note 3 to the financial statements): $5,916,150 of the purchase price was allocated to the slag pile site, $3,300,000 to the remaining land acquired, and $309,750 to income property and improvements. The purchase price allocation to the real properties was based on fair market values determined using an independent real estate appraisal firm (Scott W. Lindsay, Arizona Certified General Real Estate Appraiser No. 30292). The remaining $120,766,877 of the purchase price was allocated to the Slag Project, which has been capitalized as a tangible asset in accordance with EITF 04-02. Upon commencement of commercial production, the material will be amortized using the unit-of-production method over the life of the Slag Project.

The Company also formed a second wholly owned subsidiary CMC, for the purpose of developing a processing plant at the Clarkdale Slag Project.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	CLARKDALE SLAG PROJECT (continued)

Closing of the TI acquisition occurred on February 15, 2007, (the “Closing Date”) and was subject to, among other things, the following terms and conditions:

a)	The Company paid $200,000 in cash to VRIC on the execution of the Letter Agreement;

b)	The Company paid $9,900,000 in cash to VRIC on the Closing Date;

c)
The Company issued 16,825,000 shares of its common stock, valued at $3.975 per share using the average of the high and low on the Closing Date, to the designates of VRIC pursuant to Section 4(2) and Regulation D of the Securities Act of 1933;

In addition to the cash and equity consideration paid and issued upon closing, the acquisition agreement contains the following payment terms and conditions:

d)
The Company agreed to continue to pay VRIC $30,000 per month until the earlier of: (i) the date that is 90 days after receipt of a bankable feasibility study by the Company (the “Project Funding Date”), or (ii) the tenth anniversary of the date of the execution of the letter agreement;

The acquisition agreement also contains additional contingent payment terms which are based on the Project Funding Date as defined in the agreement.

e)	The Company has agreed to pay VRIC $6,400,000 on the Project Funding Date;

f)
The Company has agreed to pay VRIC a minimum annual royalty of $500,000, commencing on the Project Funding Date (the “Advance Royalty”), and an additional royalty consisting of 2.5% of the “net smelter returns” on any and all proceeds of production from the Clarkdale Slag Project (the “Project Royalty”).  The Advance Royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the Project Royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the Advance Royalty remains payable, the combined Advance Royalty and Project Royalty will not exceed $500,000 in any calendar year; and,

g)	The Company has agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project.

The Company has accounted for this as a contingent payment and upon meeting the contingency requirements, the purchase price of the Clarkdale Slag Project will be adjusted to reflect the additional consideration.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	CLARKDALE SLAG PROJECT (continued)

The following table reflects the recorded purchase consideration for the Slag Project:

Purchase price:
Cash payments	$10,100,000
Joint venture option acquired in 2005 for cash	690,000
Warrants issued for joint venture option	1,918,481
Common stock issued	66,879,375
Monthly payments, current portion	167,827
Monthly payments, net of current portion	2,333,360
Acquisition costs	127,000

Total purchase price	82,216,043

Net deferred income tax liability assumed - slag project	48,076,734

$130,292,777

The following table reflects the components of the Slag Project:

Allocation of acquisition cost:
Slag project (including net deferred tax liability assumed of $48,076,734)	$120,766,877
Land - slag pile site	5,916,150
Land	3,300,000
Income property and improvements	309,750

Total	$130,292,777

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4.	MINERAL PROPERTIES - MINING CLAIMS

As of March 31, 2009 mining claims consisted of 3,200 acres located near Searchlight, Nevada. The 3,200 acre property is staked as twenty 160 acre claims, most of which are also double-staked as 142 twenty acre claims. At March 31, 2009 mineral properties balance was $16,947,419.

The mining claims were acquired during 2005 with issuance of 1,400,000 shares of the Company’s common stock and the provision that the Company, at its option, issue an additional 1,400,000 shares each year in June for three remaining years.  On June 25, 2008, the Company issued the remaining 1,400,000 shares and received the title to the mining claims in consideration of the satisfaction of the option agreement.

The mining claims were capitalized as tangible assets in accordance with EITF 04-02.  Upon commencement of commercial production, the claims will be amortized using the unit-of-production method over the life of the claims.  If the Company does not continue with exploration after the completion of the feasibility study, the claims will be expensed at that time.

On August 26, 2005, the Company paid $180,500 to the Bureau of Land Management as a bond for future reclamation work in Searchlight, Nevada. As of March 31, 2009, the recovery of the reclamation bond is uncertain, therefore the Company has established a full allowance against the reclamation bond with the offsetting expense to project exploration costs.

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amount may not be recoverable. The assets are subject to impairment consideration under SFAS No. 144 if events or circumstances indicate that their carrying amount might not be recoverable. As of March 31, 2009 exploration on these properties is progressing in accordance with the Company’s plan of operations and no events or circumstances have happened to indicate the related carrying values of the properties may not be recoverable. When the Company determines that a SFAS 144 impairment analysis should be done, the analysis will be performed using the rules of EITF 04-03, “Mining Assets: Impairment and Business Combinations.”

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31, 2009	December 31, 2008

Trade accounts payable	$801,106	$1,080,115
Accrued compensation and related taxes	24,090	7,546
Accrued property taxes	13,250	—
Other	3,317	6,117
	$841,763	$1,093,778

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6.	CAPITAL LEASE PAYABLE

The Company leases equipment under a capital lease. The capital lease payable consisted of the following at March 31, 2009 and December 31, 2008,

Lender	Collateral	Monthly Payment	Interest Rate	Maturity	March 31, 2009	December 31, 2008
Caterpillar Financial Services
Corporation	Equipment	$2,200	4.45%	Jul-11	$58,411	$64,317

					58,411	64,317
Capital lease payable, current portion					(24,294)	(24,026)

Capital lease payable, net of current portion					$34,117	$40,291

The following table represents future minimum lease payments on the capital lease payable for each of the twelve month periods ending March 31,

2010	$26,401
2011	26,401
2012	8,800
2013	—
Thereafter	—

Total future minimum lease payments	$61,602
Imputed interest	(3,191)

Present value of future minimum lease payments	$58,411

The following assets acquired under the capital lease and the related amortization were included in property, plant and equipment at March 31, 2009 and December 31, 2008,

	March 31, 2009	December 31, 2008

Site Equipment	$116,239	$116,239
Accumulated amortization	(53,276)	(46,011)

	$62,963	$70,228

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	CLARKDALE ACQUISITION PAYABLE

Pursuant to the Clarkdale acquisition agreement the Company agreed to pay VRIC $30,000 per month until the Project Funding Date.

The Company has recorded a liability for this commitment using imputed interest based on its best estimate of future cash flows. The effective interest rate used was 8.00%, resulting in an initial present value of $2,501,187 and imputed interest of $1,128,813. The expected term used was 10 years which represents the maximum term the VRIC liability is payable if the Company does not obtain Project Funding.

The following table represents future principal payments on VRIC payable for each of the twelve month periods ending March 31,

2010	$198,677
2011	215,167
2012	233,026
2013	252,367
2014	273,313
Thereafter	933,737

2,106,287

VRIC payable, current portion	198,677

VRIC payable, net of current portion	$1,907,610

The acquisition agreement also contains payment terms which are based on the Project Funding Date as defined in the agreement. The terms of and conditions of these payments are discussed in more detail in Note 3 and 12.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8.	STOCKHOLDERS’ EQUITY

During the three months ended March 31, 2009 the Company’s stockholders’ equity activity consisted of the following:

a)
On March 31, 2009, the Company awarded and issued 3,284 shares each to its two non officer directors pursuant to its directors’ compensation policy. The share award was priced at $2.74 per share and has been recorded as directors’ compensation expense of $18,000 and additional paid-in capital.

b)
On January 30, 2009, the Company issued 100,000 shares of common stock from the exercise of nonemployee stock options resulting in cash proceeds of $25,000. Options exercised were for 100,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of November 23, 2010.

c)
On January 12, 2009, the Company issued 400,000 shares of common stock from the exercise of nonemployee stock options resulting in cash proceeds of $100,000. Options exercised were for 400,000 shares of common stock at $0.25 per share.  These stock options were subject to an expiration date of February 16, 2009.

9.    STOCK OPTION PLAN AND WARRANTS

On April 30, 2007, the Board of Directors adopted the 2007 Stock Option Plan (the “2007 Plan”) and determined to cease granting any further options under the Company’s 2006 Stock Option Plan. Under the terms of the 2007 Plan, options to purchase up to 40,000,000 shares of common stock of the Company may be granted to eligible Participants.  On May 8, 2007, the Board of Directors determined to cease granting any further options under the Company’s 2003 Nonqualified Stock Option Plan and amended the number of shares of the Company’s common stock available for issuance under the 2007 Plan to a maximum of 4,000,000. On June 15, 2007, shareholders of the Company approved the 2007 Plan.

The 2007 Plan provides that the option price for incentive stock options be the fair market value of the stock at the date of the grant and the option price for non-qualified stock options be no less than 85% of the fair market value of the stock at the date of the grant.  The maximum term of an option shall be established for that option by the Board of Directors or, if not so established, shall be ten years from the grant date. Options granted under the 2007 Plan become exercisable and expire as determined by the Board of Directors.

During the three months ended March 31, 2009, the Company granted stock options as follows:

a)
On March 31, 2009, the Company granted nonqualified stock options under the 2007 Plan for the purchase of 6,569 shares of common stock at $2.74 per share. The options were granted to an independent director for directors’ compensation are fully vested and expire on March 31, 2014.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.	STOCK OPTION PLAN AND WARRANTS (continued)

Expenses for the three months ended March 31, 2009 and 2008 related to vesting and granting of stock options were $27,159 and $859, respectively and are included in general and administrative expense.

Stock options – During the three months ended March 31, 2009 the Company granted stock options to a director totaling 6,569, with a weighted average exercise price of $2.74 per share. As of March 31, 2009 stock options outstanding totaled 3,016,862 with a weighted average exercise price of $1.13 per share.

The following table summarizes the Company’s stock option activity for the three months ended March 31, 2009:
	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2008	3,560,293	$1.02
Options granted and assumed	6,569	2.74
Options expired	(50,000)	2.40
Options cancelled	—	—
Options exercised	(500,000)	0.25

Balance, March 31, 2009	3,016,862	$1.13

The Company estimates the fair value of these options granted by using the Binomial Lattice option pricing-model with the following assumptions used for grants:

2009

Dividend yield	—
Expected volatility	72.67%
Risk-free interest rate	1.67%
Expected life (years)	4.25

The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

The Company estimated expected volatility using the historical volatility levels of the Company’s common stock.  The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues over equivalent lives of the options.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the Binomial Lattice model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of the Company’s model. The Binomial Lattice model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made by the Company.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.	STOCK OPTION PLAN AND WARRANTS (continued)

The following table summarizes the changes of the Company’s stock options subject to vesting for the three months ended March 31, 2009:

	Number of Shares Subject to Vesting	Weighted Average Grant Date Fair Value
Unvested, December 31, 2008	200,000	$0.79
Options granted	—	—
Options vested	—	—
Options cancelled	—	—

Unvested, March 31, 2009	200,000	$0.79

As of March 31, 2009, there was $119,005 total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized as follows: 2009 - $49,491, 2010 - $39,873, 2011 - $21,598, and 2012 - $8,043.

The following table summarizes information about options granted during the three months ended March 31, 2009:

Number of Options Granted During 2009	Exercise Price Equals, Exceeds Or Is Less than Mkt. Price of Stock On Grant Date	Weighted Average Exercise Price	Range of Exercise Price	Weighted Average Fair Value
6,569	Equals	$2.74	$2.74	$1.22
—	Exceeds	$—	$ — to $ —	$—
—	Less Than	$—	$ — to $ —	$—

6,569	Equals	$2.74	$2.74	$1.22

Stock options/warrants – During the three months ended March 31, 2009 the Company did not grant any stock warrants.

On December 29, 2008, the Company amended the private placement warrants from the February 23, 2007 and March 22, 2007 private placement offerings. The following material amendments to the private placement warrants were adopted: (i) the expiration date of the private placement warrants has been extended to March 1, 2010; (ii) the exercise price of the private placement warrants has been decreased to $2.40 per share; (iii) the call provision in the investor warrants is now included in the broker warrants; and (iv) the call provision in the private placement warrants has been amended so that all of such private placement warrants callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the private placement warrants at the time of the call of the private placement warrants.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.	STOCK OPTION PLAN AND WARRANTS (continued)

Subsequent to March 31, 2009, on April 30, 2009, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders to amend and restate the call provisions in the private placement warrants further so that the terms of such amended and restated call provisions are identical to the terms of the private placement warrants on their original  dates of issuance.  As a result: (v) all of the investor warrants are callable for cancellation by the Company if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the investor warrants at the time of the call of the investor warrants, (vi) the broker warrants will not have call provision, (vii) the previously adopted amendments with respect to the extension of the expiration dates and the reduction of the exercise price for the private placement warrants will remain unchanged.

The Company determined that the amendment to extend the expiration date of the private placement warrants which were originally issued as part of equity transactions, did not result in an expense to the company.  The warrants were not a component to any debt transaction, registration agreement or services rendered to the company.

During the three months ended March 31, 2009 the Company issued stock options for 6,569 shares of common stock to a director with an exercise price of $2.74 per share.

The following table summarizes information about options/warrants granted during the three months ended March 31, 2009:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2008	22,602,680	$1.11
Options/warrants granted and assumed	6,569	2.74
Options/warrants expired	(50,000)	2.40
Options/warrants cancelled	—	—
Options/warrants exercised	(500,000)	0.25

Balance, March 31, 2009	22,059,249	$1.12

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.	PROPERTY RENTAL AGREEMENTS AND LEASES

The Company, through its subsidiary CML, has the following lease and rental agreements as lessor:

Clarkdale Arizona Central Railroad – Lease

CML has a month-to-month rental agreement with Clarkdale Arizona Central Railroad. The rental payment is $1,700 per month.

Commercial Building – Lease

CML rents commercial building space to two tenants. The rental arrangements for both tenants stem from expired leases and are month-to-month. Rent under these agreements was on average $813 per month.

Land Lease – Wastewater Effluent

CML assumed a lease as lessor on February 15, 2007 that was entered into by TI on August 25, 2004 with the Town of Clarkdale, AZ (Clarkdale). The Company provides approximately 60 acres of land to Clarkdale for disposal of Class B effluent. In return, the Company has first right to purchase up to 46,000 gallons per day of the effluent for its use at fifty percent (50%) of the potable water rate. In addition, if Class A effluent becomes available, the Company may purchase that at seventy five percent (75%) of the potable water rate.

The term of the lease is 5 years with a one year extension available. At such time as Clarkdale no longer uses the property for effluent disposal, and for a period of twenty five (25) years measured from the date of the lease, the Company has a continuing right to purchase Class B, and if available, Class A at then market rates.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11.	INCOME TAXES

The Company is a Nevada corporation and is subject to federal and Arizona income taxes.  Nevada does not impose a corporate income tax.

The income tax benefit consisted of the following at March 31, 2009 and 2008,

	March 31, 2009	March 31, 2008

Income tax benefit based on statutory tax rate	$(606,916)	$(363,406)
Non-deductible and other	1,002	661
Change in valuation allowance	24,821	(884)

Income tax benefit	$(581,093)	$(363,629)

Significant components of the Company’s net deferred income tax assets and liabilities at March 31, 2009 and December 31, 2008 were as follows:

	March 31, 2009	December 31, 2008
Deferred income tax assets

Net operating loss carryforward	$5,283,062	$4,742,104
Option compensation	359,732	349,412
Reclamation bond	68,590	68,590
Property, plant & equipment	40,135	—

Gross deferred income tax asset	5,751,519	5,160,106
Valuation allowance	(428,322)	(403,501)
	5,323,197	4,756,605
Deferred income tax liabilities

Property, plant & equipment	—	14,501
Acquisition related liabilities	55,197,465	55,197,465

Net deferred income tax liability	$49,874,268	$50,455,361

A valuation allowance for deferred tax related to option compensation and reclamation bond was established for net deferred tax assets not allocated to offset acquisition related deferred tax liabilities due to the uncertainty of realizing these deferred tax assets based on conditions existing at March 31, 2009 and December 31, 2008.

Deferred income tax liability was recorded on GAAP basis over income tax basis using statutory federal and state rates with the corresponding increase in the purchase price allocation to the assets acquired.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11.	INCOME TAXES (continued)

The resulting estimated future federal and state income tax liability associated with the temporary difference between the acquisition consideration and the tax basis as computed in accordance with EITF 98-11 and SFAS 109, is reflected as an increase to the total purchase price which has been applied to the underlying mineral and slag project assets in the absence of there being a goodwill component associated with the acquisition transactions.

The Company had cumulative net operating losses of approximately $13,902,796 and $12,483,860 as of March 31, 2009 and December 31, 2008, respectively for federal income tax purposes. The federal net operating loss carryforwards will be expiring between 2025 and 2029.

The Company had cumulative net operating losses of approximately $6,387,568 and $5,325,778 as of March 31, 2009 and December 31, 2008, respectively for state income tax purposes. The state net operating loss carryforwards will be expiring between 2013 and 2015.

As of January 1, 2007, the Company did not have any unrecognized tax benefits.  The adoption of FIN 48 did not result in any cumulative effect adjustment to the January 1, 2007 balance of the Company’s accumulated deficit.  Upon adoption of FIN 48, the Company did not accrue for interest and penalties as there were no unrecognized tax benefits.  If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to general and administrative expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

The Company and its subsidiary file income tax returns in the United States.  These tax returns are subject to examination by taxation authorities provided the years remain open under the relevant statutes of limitations, which may result in the payment of income taxes and/or decrease its net operating losses available for carryforwards.  The Company is no longer subject to income tax examinations by US federal and state tax authorities for years prior to 2005. While the Company believes its tax filings do not include uncertain tax positions, the results of potential examinations or the effect of changes in tax law cannot be ascertained at this time.  The Company currently has no tax years under examination.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12.	COMMITMENTS AND CONTINGENCIES

Lease obligations – The Company rents office space in Henderson, Nevada.  The lease terms expired in November 2006 and the Company continues to rent the existing space under month-to-month terms for $4,900 per month.

Rental expense, resulting from this operating lease agreement, approximated $14,700 for each of the three months ended March 31, 2009 and 2008, respectively.

Employment contracts – Ian R. McNeil, President and Chief Executive Officer. The Company has an employment agreement with Mr. McNeil effective since January 1, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. McNeil is paid a salary of $190,000. Mr. McNeil is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. McNeil with six months written notice or payment equal to six months of his monthly remuneration.

Carl S. Ager, Treasurer and Secretary. The Company has an employment agreement with Mr. Ager effective since January 1, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. Ager is paid a salary of $160,000. Mr. Ager is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Ager with six months written notice or payment equal to six months of his monthly remuneration.

Melvin L. Williams, Chief Financial Officer. The Company has an employment agreement with Mr. Williams effective since June 14, 2006. Under the terms of the agreement, as updated February 16, 2007, Mr. Williams is paid a salary of $130,000, based on 600-800 hours worked.  Mr. Williams is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine.  The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.  In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Williams with thirty days written notice or payment equal to three months of his monthly remuneration.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12.	COMMITMENTS AND CONTINGENCIES (continued)

Purchase consideration Clarkdale Slag Project – In consideration of the acquisition of the Clarkdale Slag Project from VRIC, the Company has agreed to certain additional contingent payments. The acquisition agreement contains payment terms which are based on Project Funding Date as defined in the agreement:

a)	The Company has agreed to pay VRIC $6,400,000 on the Project Funding Date;

b)
The Company has agreed to pay VRIC a minimum annual royalty of $500,000, commencing on the Project Funding Date (the “Advance Royalty”), and an additional royalty consisting of 2.5% of the net smelter returns (“NSR”) on any and all proceeds of production from the Clarkdale Slag Project (the “Project Royalty”).  The Advance Royalty remains payable until the first to occur of: (1) the end of the first calendar year in which the Project Royalty equals or exceeds $500,000; or (2) February 15, 2017.  In any calendar year in which the Advance Royalty remains payable, the combined Advance Royalty and Project Royalty will not exceed $500,000; and,

c)	The Company has agreed to pay VRIC an additional amount of $3,500,000 from the net cash flow of the Clarkdale Slag Project.

The Advance Royalty shall continue for a period of ten (10) years from the Agreement Date or until such time that the Project Royalty shall exceed $500,000 in any calendar year, at which time the Advance Royalty requirement shall end forever.

Development agreement – In January 2009, the Company submitted a development agreement to the Town of Clarkdale for development of an Industrial Collector Road.  The purpose of the road is to provide the Company with the capability to enhance the flow of industrial traffic to and from the Clarkdale Slag Project.  The construction of the road is a required infrastructure improvement under the terms of the Company’s conditional use permit with the Town of Clarkdale.  The Town of Clarkdale approved the development agreement on January 9, 2009.

The development agreement provides that its effective date will be the later of (i) 30 days from the approving resolution of the agreement by the Clarkdale Town Council; or (ii) the date on which the Town of Clarkdale obtains a connection dedication from separate property owners who have land that will be utilized in construction of the road; or (iii) the date on which the Town of Clarkdale receives the proper effluent permit.  The Town of Clarkdale has approved the development agreement, and the remaining two contingencies with respect to the effectiveness of the development agreement are beyond the Company’s control.

Under the development agreement, the Company is obligated to complete the development of the road within two years after the effective date of the agreement.  If the Company does not complete the road within the two year period, the Company may lose the conditional use permit from the Town of Clarkdale.  Further, as a condition of the Company’s developing any of the Company’s property that is adjacent to the Clarkdale Slag Project, the Company will be required to construct additional enhancements to the road. The Company will have ten years from the start of construction on the road in which to complete the additional enhancements.  However, the Company does not currently have any defined plans for the development of the adjacent property.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12.	COMMITMENTS AND CONTINGENCIES (continued)

The Company estimates that the initial cost of construction of the road will be approximately $3,500,000 and that the cost of the additional enhancements will be approximately $1,200,000.  The Company will be required to fund the costs of this construction.  Based on the uncertainty of the timing of these contingencies, the Company has not included these costs in current operating plans or budgets.  However, the Company will require additional project financing or other financing in order to fund the construction of the road and the additional enhancements.  There are no assurances that the Company will be able to obtain additional financing in an amount sufficient to meet the Company’s needs or on terms that are acceptable to the Company.  The failure to complete the road and the additional enhancements in a timely manner under the development agreement would have a material adverse effect on the Clarkdale Slag Project and operations.

13.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash accounts in two financial institutions. Cash accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per financial institution. To date, the Company has not experienced a material loss or lack of access to its cash accounts; however no assurance can be provided that access to the Company’s cash accounts will not be impacted by adverse conditions in the financial markets. At March 31, 2009, the Company had deposits in excess of FDIC insured limits in the amount of $4,273,191. Subsequent to quarter end, the Company placed substantial portion of its cash balances in a checking account fully guaranteed by the FDIC for the entire amount in the account.

14.	CONCENTRATION OF ACTIVITY

For the three months ended March 31, 2009, the Company purchased services from two major vendors, Baker & Hostetler LLP and Cimetta Engineering, which exceeded more than 10% of total purchases and amounted to approximately $257,519 and $296,754, respectively.

15.	RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2009, the Company utilized the services of NMC to provide technical assistance and financing related activities.  These services related primarily to the Clarkdale Slag Project and the Searchlight Claims Project.  Mr. McNeil and Mr. Ager are affiliated with NMC.

In addition to the above services, NMC provided dedicated use of its laboratory, instrumentation, milling equipment and research facilities.  NMC provided invoices for these fees plus expenses.

For the three months ended March 31, 2009, the Company incurred total fees and reimbursement of expenses to NMC of $90,000 and $31,782, respectively. At March 31, 2009, the Company had an outstanding balance due to NMC of $34,855.

During the three months ended March 31, 2009, the Company utilized Cupit, Milligan, Ogden & Williams, CPAs (CMOW) to provide accounting support services.  Mr. Williams is affiliated with CMOW.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

15.	RELATED PARTY TRANSACTIONS (continued)

The Company incurred total fees to CMOW of $22,202 and $16,303 for the three months ended March 31, 2009 and 2008, respectively. The Company also reimbursed expenses to CMOW of $0 and $90 for the three months ended March 31, 2009 and 2008, respectively. Fees for services provided by CMOW do not include any charges for Mr. Williams’ time.  Mr. Williams is compensated for his time under his salary agreement. The approximate direct benefit to Mr. Williams was $5,995 and $4,405 of the above CMOW fees and expenses for the three months ended March 31, 2009 and 2008, respectively. The Company had an outstanding balance due to CMOW of $22,202 and $2,244 as of March 31, 2009 and 2008, respectively.

You should rely only on the information contained in this document.  We have not authorized anyone to give any information that is different.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

SEARCHLIGHT MINERALS CORP.

3,225,645 SHARES

Common Stock

PROSPECTUS

____________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is a schedule of the estimated expenses (all of which will be borne by us) incurred in connection with the offering of the securities registered hereby, other than underwriter commissions.

Description	Amount to be Paid

SEC registration fee	$341.64
Legal fees	702,812.00
Accounting fees	88,730.00
Printing and related expenses	5,000.00

TOTAL	$796,883.64

Item 14.  Indemnification of Directors and Officers

Our Bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•	is not liable pursuant to Nevada Revised Statues 78.138; or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Nevada Revised Statutes 78.138; or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders;

•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We have liability insurance coverage for our directors and officers in the aggregate amount of $15 million.  We also intend to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Nevada Revised Statutes and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements which we may enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

The following sets forth information regarding unregistered securities sold by us since January 1, 2005:

On July 6, 2005, we issued 200,000 shares of common stock to a consultant for payment of accounts payable related to consulting services provided to us in January 2002.  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.

On July 7, 2005, we issued 1,400,000 shares of our common stock to the Searchlight Claim owners in connection with the option agreements dated February 8, 2005 with the Searchlight Claim owners.  The shares were issued pursuant to Section 4(2) of the Securities Act.

On September 2, 2005, we completed a private placement of 6,390,000 units of our securities resulting in aggregate gross proceeds of $1,597,500.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to $0.625 per share).  We also agreed to issue one additional non- transferable warrant exercisable into one-tenth (1/10) of one unit for no additional consideration if a registration statement covering the resale of the shares underlying the units was not declared effective by the SEC within four months and one day after the closing of the private placement.  In connection with the private placement, D&D Securities Company, the agent, received an aggregate commission of $205,250 and 639,000 broker unit warrants exercisable at a price of $0.25 per unit warrant.  Each broker unit consisted of one share of our common stock, one half of one share purchase warrant (with each whole warrant entitling D&D to purchase one additional share for a period of nine months from the closing of private placement at an exercise price equal to $0.625 per share).  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.

On September 6, 2005, we completed a private placement of 460,000 units of our securities resulting in aggregate gross proceeds of $115,000.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to $0.625 per share).  We also agreed to issue one additional non- transferable warrant exercisable into one-tenth (1/10) of one unit for no additional consideration if a registration statement covering the resale of the shares underlying the units was not declared effective by the SEC within four months and one day after the closing of the private placement.  These securities were issued pursuant to the provisions of Regulation D of the Securities Act.

On September 7, 2005, we completed a private placement of 5,400,000 units of our securities resulting in aggregate gross proceeds of $1,350,000.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to $0.625 per share).  We also agreed to issue one additional non- transferable warrant exercisable into one-tenth (1/10) of one unit for no additional consideration if a registration statement covering the resale of the shares underlying the units was not declared effective by the SEC within four months and one day after the closing of the private placement.  In connection with the private placement, Clarion Finanz AG, the agent, received a commission of $135,000 and 540,000 broker unit warrants exercisable at a price of $0.25 per unit warrant.  Each broker unit consisted of one share of our common stock, one half of one share purchase warrant (with each whole warrant entitling Clarion to purchase one additional share for a period of nine months from the closing of private placement at an exercise price equal to $0.625 per share).  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.

On October 24, 2005, in connection with the acquisition of our interest in the Clarkdale Slag Project and in accordance with the terms of the assignment agreement, we completed the following issuances of our securities: (i) we issued to Nanominerals Corp. a warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to the provisions of Section 4(2) of the Securities Act; and (ii) we issued to Clarion Finanz AG, the designate of Nanominerals Corp., a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to the provisions of Regulation S of the Securities Act.

On January 18, 2006, we completed a private placement of 39 units of our securities at a price of $45,000 per unit resulting in aggregate gross proceeds of $1,755,000.  Each unit consisted of 100,000 shares of our common stock and 100,000 share purchase warrants (with each warrant entitling the subscriber to purchase one additional share for a period of two years from the closing of the private placement at an exercise price equal to $0.65 per share).  In connection with the private placement, S&P Investors, Inc., the agent, received a fee of $87,750 and warrants to purchase 390,000 shares at a price of $0.65 per share for a period of two years from the closing of the private placement.  These securities were issued pursuant to the provisions of Regulation D of the Securities Act.

On February 9, 2006, as a result of our inability to meet the deadline with respect to the filing of a registration statement for the shares underlying the securities issued in the September 2005 private placements, we issued an aggregate of 1,225,000 penalty units, consisting of 1,225,000 shares of common stock and 612,500 warrants to acquire an additional share at a price of $0.625, which expired between June 2 and 7, 2006.  These securities were issued pursuant to the provisions of Regulation D and Regulation S of the Securities Act.

On June 14, 2006, we issued 50,000 restricted shares of our common stock to Melvin L. Williams, our Chief Financial Officer, pursuant to an employment agreement with Mr. Williams.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On June 21, 2006, we issued 8,506,000 shares of our common stock to certain of the selling stockholders on the exercise of all of the warrants issued in our September, 2005 private placements, as follows: (i) 3,195,000 shares issued to subscribers in connection with the exercise of the warrants issued in the September 2, 2005 private placement, (ii) 230,000 shares issued to subscribers in connection with the exercise of the warrants issued in the September 6, 2005 private placement, (iii) 2,700,000 shares issued to subscribers in connection with the exercise of the warrants issued in the September 7, 2005 private placement, (iv) 958,500 shares issued on exercise of the broker unit warrants issued to D&D Securities Company in connection with the September 2, 2005 private placement, (v) 810,000 shares issued on exercise of the broker unit warrants issued to Clarion Finanz AG in connection with the September 7, 2005 private placement, and (vi) 612,500 shares issued on exercise of the penalty warrants issued to subscribers of the September 2005 private placements.  We received an aggregate of $4.87 million from the exercise of the warrants  These securities were issued pursuant to the provisions of Regulation D and Regulation S of the Securities Act.

On July 27, 2006, we issued 1,400,000 shares of our common stock to the Searchlight Claim owners in connection with the option agreements dated February 8, 2005 with the Searchlight Claim owners.  The shares were issued pursuant to Section 4(2) of the Securities Act.

On February 15, 2007, we issued 16,825,000 shares of our common stock to five investors in connection with the agreement to acquire Transylvania International, Inc.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On February 23, 2007, we completed a private placement of 575,000 units of our securities at a price of $3.00 per unit resulting in aggregate gross proceeds of $1,725,000.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $111,100 and warrants to purchase 12,300 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

Also, on February 23, 2007, we completed a private placement of 4,520,666 units of our securities at a price of $3.00 per unit resulting in aggregate gross proceeds of $13,562,002.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  We paid commissions to the agents in connection with the private placement of $381,990 and warrants to purchase 90,870 shares of our common stock at a price of $4.50 per share, exercisable for a period of two years from the closing date.  These securities were issued pursuant to the provisions of Regulation D of the Securities Act.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

On March 22, 2007, we completed a private placement of 2,226,161 units of our securities at a price of $3.00 per unit resulting in gross proceeds of $6,678,483.  Each unit consisted of one share of our common stock and one half of one share purchase warrant (with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of $4.50 per share).  The warrants issued to subscribers of the offering are callable by us if our common stock trades above $6.50 per share for 20 consecutive trading days.  We have agreed to file a registration statement to cover the shares underlying the units and not to exercise our call rights until the registration statement has been declared effective by the SEC.  In connection with the private placement, D&D Securities Company, the agent, received a fee of $525,386 and warrants to purchase 75,175 shares of common stock at an exercise price of $4.50 per share for a period of two years from the closing of the private placement.  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.  On December 29, 2008, our Board of Directors unilaterally determined to: (i) extend the expiration date of all of the warrants in this private placement to March 1, 2010, (ii) reduce the exercise price of the warrants to $2.40 per share, and (iii) revise the call provision in the warrants so that all of such warrants are callable for cancellation by us if the volume weighted average price of the common stock exceeds $4.40 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants.  On April 30, 2009, after further consideration by us in response to comments from the SEC’s staff with respect to this Registration Statement, our Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend and restate the call provisions in the warrants further so that the terms of such amended and restated call provisions are identical to the terms of the warrants on their original dates of issuance.  As a result: (i) all of the warrants issued to subscribers of the offerings are callable for cancellation by us if the volume weighted average price of the common stock exceeds $6.50 per share for 20 consecutive trading days and there is an effective registration statement registering the shares of common stock underlying the warrants at the time of the call of the warrants, and (ii) the warrants issued to brokers for the offerings will not have a call provision.

On June 29, 2007, we issued 1,400,000 shares of our common stock to the Searchlight Claim owners in connection with the option agreements dated February 8, 2005 with the Searchlight Claim owners.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On August 9, 2007, we issued 400,000 shares of common stock from the exercise of warrants, at an exercise price of $0.65 per share, resulting in cash proceeds of $260,000.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On September 30, 2007, we issued 6,314 shares of our common stock to our non-management directors. These shares were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.85 per share, being the closing price of our common stock on September 28, 2007, the last trading day of the third quarter of 2007.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On December 12, 2007, we issued 100,000 shares of common stock from the exercise of warrants, at an exercise price of $0.65 per share, resulting in cash proceeds of $65,000.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On December 13, 2007, we issued 400,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On December 26, 2007, we completed a private placement to the Arlington Group Limited of a total of 3,125,000 units at a price of $1.60 per unit for total proceeds of $5,000,000.  Each unit is comprised of one share of our common stock and one-half of one share purchase warrant.  Each whole share purchase warrant entitles the holder to purchase one additional share of common stock at a price of $2.40 per share for a period of two years from the date of issuance.  In addition to issuing the subscribed for units, we issued an additional 156,250 shares of common stock to the Arlington Group Limited, equal to 5% of the total number of units subscribed for by the Arlington Group Limited.  Including the shares issued as a commission, we issued an aggregate of 3,281,250 shares of common stock and 1,562,500 share purchase warrants under the private placement.  These securities were issued pursuant to the provisions of Regulation S of the Securities Act.

On December 31, 2007, we issued 6,428 shares of our common stock to our non-management directors.  These shares were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.80 per share with respect to 6,428 shares, being the closing price of our common stock on December 31, 2007, the last trading day of the fourth quarter of 2007.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On January 30, 2008, we received gross proceeds of $2,528,500 and issued an aggregate of 3,890,000 shares of our common stock on the exercise of warrants we issued in January, 2006.  Each warrant entitled the holder to purchase one share of our common stock at a price of $0.65 per share on or before January 18, 2008.  The warrant holders delivered their notices of exercise, and paid the exercise price of $0.65 per share, prior to January 18, 2008 expiration date.  These securities were issued pursuant to the provisions of Regulation D and Regulation S of the Securities Act.

On February 7, 2008, we completed two concurrent private placement offerings for gross proceeds of $5,250,000 to non-US persons and to US accredited investors.  A total of 3,281,250 units were issued at a price of $1.60 per unit.  Each unit sold consisted of one share of our common stock and one-half of one share purchase warrants.  Each whole share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $2.40 per share for a period of two years from the date of issuance.  A total of 80,000 shares of our common stock were issued as commission to agents in connection with these offerings.  These securities were issued pursuant to the provisions of Regulation D and Regulation S of the Securities Act.

On March 31, 2008, we issued 5,340 shares of our common stock to our non-management directors.  These shares were issued pursuant to the director compensation policy for our non-management directors based on a price of $3.37 per share with respect to 5,340 shares, being the closing price of our common stock on March 31, 2008, the last trading day of the first quarter of 2008.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On May 5, 2008, we issued 100,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share, by K. Ian Matheson, one of our principal stockholders.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On June 16, 2008, we issued 100,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On June 25, 2008, we issued 1,400,000 shares of our common stock to the Searchlight Claim owners in connection with the option agreements dated February 8, 2005 with the Searchlight Claim owners.  The shares were issued pursuant to Section 4(2) of the Securities Act.

On June 30, 2008, we issued 8,652 shares of our common stock to our non-management directors.  These shares were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.08 per share with respect to 8,652 shares, being the closing price of our common stock on June 30, 2008, the last trading day of the second quarter of 2008.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On August 26, 2008, we issued 100,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On September 30, 2008, we issued 10,284 shares of our common stock to our non-management directors.  These shares were issued pursuant to the director compensation policy for our non-management directors based on a price of $1.75 per share with respect to 10,284 shares, being the closing price of our common stock on September 30, 2008, the last trading day of the third quarter of 2008.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On December 31, 2008, we issued 7,346 shares of our common stock and options to purchase up to 7,347 shares of common stock to our non-management directors.  These shares and options were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.45 per share with respect to the 7,346 shares, and an exercise price of $2.45 per share with respect to the 7,347 stock options, each being the closing price of our common stock on December 31, 2008, the last trading day of the fourth quarter of 2008.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On January 12, 2009, we issued 400,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On January 30, 2009, we issued 100,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On March 31, 2009, we issued 6,568 shares of our common stock and options to purchase up to 6,569 shares of common stock to our non-management directors.  These shares and options were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.74 per share with respect to the 6,568 shares, and an exercise price of $2.74 per share with respect to the 6,569 stock options, each being the closing price of our common stock on March 31, 2009, the last trading day of the first quarter of 2009.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On April 14, 2009, we issued 100,000 shares of common stock upon the exercise of stock options at an exercise price of $0.25 per share.  These securities were issued pursuant to Section 4(2) of the Securities Act.

On June 30, 2009, we issued 7,378 shares of our common stock and options to purchase up to 7,377 shares of common stock to our non-management directors.  These shares and options were issued pursuant to the director compensation policy for our non-management directors based on a price of $2.44 per share with respect to the 7,378 shares, and an exercise price of $2.74 per share with respect to the 7,377 stock options, each being the closing price of our common stock on June 30, 2009, the last trading day of the second quarter of 2009.  These securities were issued pursuant to Section 4(2) of the Securities Act.

Item 16.  Exhibits

EXHIBIT INDEX

  The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Reference Number	Item

3.1	Articles of Incorporation, as amended and restated to date (1)
3.2	Amended and Restated Bylaws (2)
4.1	Specimen Stock Certificate (3)
4.2	Form of US Warrant Certificate dated February 23, 2007, as amended (4)
4.3	Form of US Broker’s Warrant Certificate dated February 23, 2007, as amended (4)
4.4	Form of Non-US Warrant Certificate dated February 23, 2007, as amended (4)
4.5	Form of Non-US Broker’s Warrant Certificate dated February 23, 2007, as amended (4)
4.6	Form of Warrant Certificate dated March 21, 2007, as amended (4)
4.7	Form of Broker’s Warrant Certificate dated March 21, 2007, as amended (4)
4.8	Form of subscription agreement for February 2007 private placement (US investors) (5)
4.9	Form of subscription agreement for February 2007 private placement (non-US investors) (5)
4.10	Form of subscription agreement for March 2007 private placement (non-US investors) (5)
5.1	Legal opinion of Baker & Hostetler LLP (5)
10.1	2002 Nonqualified Stock Option Plan (6)
10.2	2003 Nonqualified Stock Option Plan (7)
10.3	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals Inc., Kiminco Inc., Pass Minerals Inc., Debra L. Matheson, and Pilot Plant Inc. dated February 8, 2005 (8)
10.4	Letter Agreement between Phage Genomics Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Pilot Plant Inc. dated February 8, 2005 (8)
10.5	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Bear Dog Mines Inc. dated February 8, 2005 (8)
10.6	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Gold Hunter Inc. dated February 8, 2005 (8)
10.7
Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd, Michael I. Matheson, and Pass Minerals Inc. dated February 8, 2005 (8)

10.8	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Britti Gold Inc. dated February 8, 2005 (8)
10.9
Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Geosearch Inc., Patrick I. Matheson, and Geotech Mining Inc. dated February 8, 2005 (8)

10.10	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., and Gold Crown Inc. dated February 8, 2005 (8)
10.11	Engagement Letter dated June 17, 2005 between Searchlight Minerals Corp. and Clarion Finanz AG (9)
10.11	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Pilot Plant Inc. (9)
10.12	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Bear Dog Mines Inc. (9)
10.13	Extension Agreement dated effective June 22, 2005 among Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Gold Hunter Inc. (9)
10.14
Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp.,, K. Ian Matheson, Searchlight Minerals, Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd and Michael I. Matheson (9)

10.15	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Britti Gold Inc. (9)
10.16
Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc., Geotech Mining Inc., Michael D. Anderson, Geosearch Inc. and Patrick B. Matheson (9)

10.17	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Gold Crown Minerals Inc. (9)
10.18	Assignment Agreement dated for reference June 1, 2005 between Searchlight Minerals Corp. and Nanominerals Corp. (10)
10.19	First Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated August 31, 2005 (11)
10.20	Second Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated October 24, 2005 (12)
10.21	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated September 6, 2005 (11)
10.22	Employment Agreement between Searchlight Minerals Corp. and Carl S. Ager dated as of January 1, 2006 (12)
10.23	Employment Agreement between Searchlight Minerals Corp. and Ian R. McNeil dated as of January 1, 2006 (13)
10.24	Employment Agreement between Searchlight Minerals Corp. and Melvin L. Williams dated as of June 14, 2006 (14)
10.25	2007 Stock Option Plan (15)
10.26	Engineering Services Agreement dated as of May 1, 2006 with Cimetta Engineering and Construction Co. (16)
10.27	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated July 20, 2006 (17)
10.28	Contract for Engineering Services dated March 21, 2005 (17)
10.29
Contract for Drilling Services dated May 23, 2006 between Boart Longyear Company and Searchlight Minerals Corp. and Contact for Services dated October 17, 2005 between Boart Longyear Company and Searchlight Minerals Corp. (17)

10.30	Letter Agreement dated November 22, 2006 among Verde River Iron Company, LLC, Harry B. Crockett, Gerald Lembas and Searchlight Minerals Corp. (18)
10.31	Notice of Exercise Option (19)
10.32	Amendment No. 1 to Letter Agreement dated February 15, 2007 (20)
10.33	Agreement and Plan of Merger dated February 15, 2007 between Verde River Iron Company, LLC, Transylvania International, Inc., Clarkdale Minerals LLC and Searchlight Minerals Corp. (21)
10.34	Special Warranty Deed dated February 15, 2007 (21)
10.35	Bill of Sale dated February 15, 2007 (21)
10.36	Agreement between Transylvania International, Inc. and Architecture Works Inc. (Reynold P. Radoccia, Architect) dated November 14, 2005 (21)
10.38	Effluent lease dated August 25, 2004 between Town of Clarkdale, Transylvania International, Inc. and Verde River Iron Company, LLC (21)
10.39	Articles of Merger between Transylvania International, Inc. and Clarkdale Minerals LLC dated February 15, 2007 (21)
10.40	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Ian R. McNeil. (22)

10.41	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Carl S. Ager. (22)
10.42	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Melvin L. Williams. (22)
10.43	Non-Exclusive Agency Agreement dated February 9, 2007 between Empire Financial Group, Inc. and Searchlight Minerals Corp. (23)
10.44	Agency Agreement dated January 30, 2007 between S&P Investors, Inc. and Searchlight Minerals Corp.(23)
10.45	Agency Agreement dated January 31, 2007 between Zuri Invest Limited and Searchlight Minerals Corp.(23)
10.46	Agency Agreement dated March 21, 2007 between D&D Securities Company and Searchlight Minerals Corp.(24)
10.47	Consulting Agreement dated January 31, 2008 between Searchlight Minerals Corp. and RJ Falkner and Company, Inc. (25)
10.48	Letter of Engagement with DCM Structured Finance dated September 6, 2007 (26)
10.49	General Contractor Agreement, dated May 4, 2007 (and addendums thereto) between the Company and Talson Corporation (27)
10.50	Engineering Services Agreement, dated April 4, 2006 (and addendum thereto) between the Company and Cimetta Engineering and Construction Co., Inc. (27)
10.51	Agreement for Architectural Services, dated November 14, 2005 (and addendum thereto) between the Company and Architecture Works Inc. (27)
10.52	Mining Claim Purchase Agreements regarding transfer of title to Searchlight Claims (1)
10.53	Independent Contractor Agreement with Donald Wohl, dated May 1, 2008 (1)
10.54	General Contractor Agreement, dated August, 2008 (and addendums thereto) between the Company and Talson Corporation (1)
10.55	Development Agreement, dated as of January 9, 2009, between Clarkdale Minerals, LLC and the Town of Clarkdale, Arizona (5)
14.1	Code of Ethics (28)
16.1	Letter re change in certifying accountant (20)
21.1	List of Wholly Owned Subsidiaries (1)
23.1	Consent of Dr. Richard F. Hewlett
23.2	Consent of Nanominerals Corp.
23.3	Consent of Mountain States R&D International Inc.
23.4	Consent of Independent Mining Consultants, Inc.
23.5	Consent of Arrakis, Inc.
23.6	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1) (5)
23.7	Consent of Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation
23.8	Consent of Scott W. Lindsay
23.9	Consent of Canadian Environmental & Metallurgical Inc.
23.10	Consent of SGS Lakefield Research Limited
23.11	Consent of Kyle L. Tingle, CPA, LLC
24.1	Power of Attorney (included in the signature page to the Registration Statement)
99.1	Audit Committee Charter (28)
99.2	Disclosure Committee Charter (29)
99.3	Related Party Transactions Policy (5)

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on December 23, 2008.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 29, 2009.
(3)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 11, 2000.
(4)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on May 6, 2009.
(5)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on May 7, 2009.

(6)	Filed with the SEC as an exhibit to our Form S-8 Registration Statement filed on April 10, 2002.
(7)	Filed with the SEC as an exhibit to our Form S-8 filed on June 30, 2003.
(8)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 15, 2005.
(9)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 24, 2005.
(10)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 16, 2005.
(11)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on November 21, 2005.
(12)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 28, 2005.
(13)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 2, 2006.
(14)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 20, 2006.
(15)	Filed with the SEC as an exhibit to our proxy statement on Schedule 14A filed on May 22, 2007.
(16)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on August 14, 2006.
(17)	Filed with the SEC as an exhibit to our Registration Statement on Form SB-2/A (No. 333-133929) filed on October 30, 2006.
(18)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 28, 2006.
(19)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on January 16, 2007.
(20)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on February 12, 2009.
(21)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 22, 2007.
(22)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 23, 2007.
(23)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 5, 2007.
(24)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 29, 2007.
(25)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 21, 2008.
(26)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 10, 2007.
(27)	Filed with the SEC as an exhibit to our registration statement on Form S-1/A (No. 333-132929) filed on July 17, 2008.
(28)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on September 27, 2006.
(29)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 13, 2004.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability under the Securities Act to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on July 24, 2009.

SEARCHLIGHT MINERALS CORP.

By:	/s/ Ian R. McNeil
Ian R. McNeil
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian R. McNeil and Carl S. Ager, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IAN R. MCNEIL	Chief Executive Officer, President and Director	July 24, 2009
Ian R. McNeil	(Principal Executive Officer)

/s/ CARL S. AGER	Vice President, Secretary, Treasurer and Director	July 24, 2009
Carl S. Ager

/s/ MELVIN L. WILLIAMS	Chief Financial Officer	July 24, 2009
Melvin L. Williams	(Principal Accounting Officer)

Director
Harry B. Crockett

/s/ ROBERT D. MCDOUGAL	Director	July 24, 2009
Robert D. McDougal

/s/ MARTIN B. ORING	Director	July 24, 2009
Martin B. Oring

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Reference Number	Item

3.1	Articles of Incorporation, as amended and restated to date (1)
3.2	Amended and Restated Bylaws (2)
4.1	Specimen Stock Certificate (3)
4.2	Form of US Warrant Certificate dated February 23, 2007, as amended (4)
4.3	Form of US Broker’s Warrant Certificate dated February 23, 2007, as amended (4)
4.4	Form of Non-US Warrant Certificate dated February 23, 2007, as amended (4)
4.5	Form of Non-US Broker’s Warrant Certificate dated February 23, 2007, as amended (4)
4.6	Form of Warrant Certificate dated March 21, 2007, as amended (4)
4.7	Form of Broker’s Warrant Certificate dated March 21, 2007, as amended (4)
4.8	Form of subscription agreement for February 2007 private placement (US investors) (5)
4.9	Form of subscription agreement for February 2007 private placement (non-US investors) (5)
4.10	Form of subscription agreement for March 2007 private placement (non-US investors) (5)
5.1	Legal opinion of Baker & Hostetler LLP (5)
10.1	2002 Nonqualified Stock Option Plan (6)
10.2	2003 Nonqualified Stock Option Plan (7)
10.3	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals Inc., Kiminco Inc., Pass Minerals Inc., Debra L. Matheson, and Pilot Plant Inc. dated February 8, 2005 (8)
10.4	Letter Agreement between Phage Genomics Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Pilot Plant Inc. dated February 8, 2005 (8)
10.5	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Bear Dog Mines Inc. dated February 8, 2005 (8)
10.6	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Gold Hunter Inc. dated February 8, 2005 (8)
10.7
Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd, Michael I. Matheson, and Pass Minerals Inc. dated February 8, 2005 (8)

10.8	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Britti Gold Inc. dated February 8, 2005 (8)
10.9
Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Geosearch Inc., Patrick I. Matheson, and Geotech Mining Inc. dated February 8, 2005 (8)

10.10	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., and Gold Crown Inc. dated February 8, 2005 (8)
10.11	Engagement Letter dated June 17, 2005 between Searchlight Minerals Corp. and Clarion Finanz AG (9)
10.11	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Pilot Plant Inc. (9)
10.12	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Bear Dog Mines Inc. (9)
10.13	Extension Agreement dated effective June 22, 2005 among Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Gold Hunter Inc. (9)
10.14
Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp.,, K. Ian Matheson, Searchlight Minerals, Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd and Michael I. Matheson (9)

10.15	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Britti Gold Inc. (9)

10.16
Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc., Geotech Mining Inc., Michael D. Anderson, Geosearch Inc. and Patrick B. Matheson (9)

10.17	Extension Agreement dated effective June 22, 2005 among Searchlight Minerals Corp., K. Ian Matheson, Searchlight Minerals, Inc. and Gold Crown Minerals Inc. (9)
10.18	Assignment Agreement dated for reference June 1, 2005 between Searchlight Minerals Corp. and Nanominerals Corp. (10)
10.19	First Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated August 31, 2005 (11)
10.20	Second Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated October 24, 2005 (12)
10.21	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated September 6, 2005 (11)
10.22	Employment Agreement between Searchlight Minerals Corp. and Carl S. Ager dated as of January 1, 2006 (12)
10.23	Employment Agreement between Searchlight Minerals Corp. and Ian R. McNeil dated as of January 1, 2006 (13)
10.24	Employment Agreement between Searchlight Minerals Corp. and Melvin L. Williams dated as of June 14, 2006 (14)
10.25	2007 Stock Option Plan (15)
10.26	Engineering Services Agreement dated as of May 1, 2006 with Cimetta Engineering and Construction Co. (16)
10.27	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated July 20, 2006 (17)
10.28	Contract for Engineering Services dated March 21, 2005 (17)
10.29
Contract for Drilling Services dated May 23, 2006 between Boart Longyear Company and Searchlight Minerals Corp. and Contact for Services dated October 17, 2005 between Boart Longyear Company and Searchlight Minerals Corp. (17)

10.30	Letter Agreement dated November 22, 2006 among Verde River Iron Company, LLC, Harry B. Crockett, Gerald Lembas and Searchlight Minerals Corp. (18)
10.31	Notice of Exercise Option (19)
10.32	Amendment No. 1 to Letter Agreement dated February 15, 2007 (20)
10.33	Agreement and Plan of Merger dated February 15, 2007 between Verde River Iron Company, LLC, Transylvania International, Inc., Clarkdale Minerals LLC and Searchlight Minerals Corp. (21)
10.34	Special Warranty Deed dated February 15, 2007 (21)
10.35	Bill of Sale dated February 15, 2007 (21)
10.36	Agreement between Transylvania International, Inc. and Architecture Works Inc. (Reynold P. Radoccia, Architect) dated November 14, 2005 (21)
10.38	Effluent lease dated August 25, 2004 between Town of Clarkdale, Transylvania International, Inc. and Verde River Iron Company, LLC (21)
10.39	Articles of Merger between Transylvania International, Inc. and Clarkdale Minerals LLC dated February 15, 2007 (21)
10.40	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Ian R. McNeil. (22)
10.41	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Carl S. Ager. (22)
10.42	First Amendment to Employment Agreement dated February 16, 2007 between Searchlight Minerals Corp. and Melvin L. Williams. (22)
10.43	Non-Exclusive Agency Agreement dated February 9, 2007 between Empire Financial Group, Inc. and Searchlight Minerals Corp. (23)
10.44	Agency Agreement dated January 30, 2007 between S&P Investors, Inc. and Searchlight Minerals Corp.(23)
10.45	Agency Agreement dated January 31, 2007 between Zuri Invest Limited and Searchlight Minerals Corp.(23)
10.46	Agency Agreement dated March 21, 2007 between D&D Securities Company and Searchlight Minerals Corp.(24)
10.47	Consulting Agreement dated January 31, 2008 between Searchlight Minerals Corp. and RJ Falkner and Company, Inc. (25)
10.48	Letter of Engagement with DCM Structured Finance dated September 6, 2007 (26)
10.49	General Contractor Agreement, dated May 4, 2007 (and addendums thereto) between the Company and Talson Corporation (27)
10.50	Engineering Services Agreement, dated April 4, 2006 (and addendum thereto) between the Company and Cimetta Engineering and Construction Co., Inc. (27)
10.51	Agreement for Architectural Services, dated November 14, 2005 (and addendum thereto) between the Company and Architecture Works Inc. (27)

10.52	Mining Claim Purchase Agreements regarding transfer of title to Searchlight Claims (1)
10.53	Independent Contractor Agreement with Donald Wohl, dated May 1, 2008 (1)
10.54	General Contractor Agreement, dated August, 2008 (and addendums thereto) between the Company and Talson Corporation (1)
10.55	Development Agreement, dated as of January 9, 2009, between Clarkdale Minerals, LLC and the Town of Clarkdale, Arizona (5)
14.1	Code of Ethics (28)
16.1	Letter re change in certifying accountant (20)
21.1	List of Wholly Owned Subsidiaries (1)
23.1	Consent of Dr. Richard F. Hewlett
23.2	Consent of Nanominerals Corp.
23.3	Consent of Mountain States R&D International Inc.
23.4	Consent of Independent Mining Consultants, Inc.
23.5	Consent of Arrakis, Inc.
23.6	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1) (5)
23.7	Consent of Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation
23.8	Consent of Scott W. Lindsay
23.9	Consent of Canadian Environmental & Metallurgical Inc.
23.10	Consent of SGS Lakefield Research Limited
23.11	Consent of Kyle L. Tingle, CPA, LLC
24.1	Power of Attorney (included in the signature page to the Registration Statement)
99.1	Audit Committee Charter (28)
99.2	Disclosure Committee Charter (29)
99.3	Related Party Transactions Policy (5)

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on December 23, 2008.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 29, 2009.
(3)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 11, 2000.
(4)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on May 6, 2009.
(5)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on May 7, 2009.
(6)	Filed with the SEC as an exhibit to our Form S-8 Registration Statement filed on April 10, 2002.
(7)	Filed with the SEC as an exhibit to our Form S-8 filed on June 30, 2003.
(8)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 15, 2005.
(9)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 24, 2005.
(10)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 16, 2005.
(11)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on November 21, 2005.
(12)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 28, 2005.
(13)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 2, 2006.
(14)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 20, 2006.
(15)	Filed with the SEC as an exhibit to our proxy statement on Schedule 14A filed on May 22, 2007.
(16)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on August 14, 2006.
(17)	Filed with the SEC as an exhibit to our Registration Statement on Form SB-2/A (No. 333-133929) filed on October 30, 2006.
(18)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 28, 2006.
(19)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on January 16, 2007.
(20)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on February 12, 2009.
(21)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 22, 2007.

(22)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 23, 2007.
(23)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 5, 2007.
(24)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 29, 2007.
(25)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 21, 2008.
(26)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 10, 2007.
(27)	Filed with the SEC as an exhibit to our registration statement on Form S-1/A (No. 333-132929) filed on July 17, 2008.
(28)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on September 27, 2006.
(29)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 13, 2004.